    As filed with the Securities and Exchange Commission on March 19, 1999

                                                    Registration No. [333-    ]
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                                Radio One, Inc.
            (Exact name of Registrant as specified in its charter)

                                ---------------

         Delaware                52-1166660                   4832
      (State or other         (I.R.S. Employer     (Primary Standard Industry
      jurisdiction of        Identification No.)      Classification Number)
     incorporation of
       organization)

                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            ALFRED C. LIGGINS, III
                     Chief Executive Officer and President
                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

      RICHARD L. PERKAL, ESQ.            ANTOINETTE COOK BUSH, ESQ.
          Kirkland & Ellis               STEPHEN W. HAMILTON, ESQ.
     655 Fifteenth Street, N.W.       Skadden, Arps, Slate, Meagher &
       Washington, D.C. 20005                     Flom LLP
     Telephone: (202) 879-5000           1440 New York Avenue, N.W.
                                           Washington, D.C. 20005
                                         Telephone: (202) 371-7000

                                ---------------
  Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier ef-fective Registration Statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) un-der the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

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                                                      Proposed
                                                       Maximum
  Title of each Class of     Amount      Proposed     Aggregate   Amount of
     Securities to be        to be       Maximum      Offering   Registration
        Registered         Registered Offering Price Price(/1/)      Fee
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 % Senior Cumulative
 Exchangeable Preferred
 Stock, par value $0.01
 per share...............      Shares     $          $50,000,000   $13,900
 % Subordinated Exchange
 Debentures..............                   N/A              N/A       N/A
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (o) of Rule 457 of the Securities Act.
                                ---------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pur-suant to said Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED     , 1999

                                        Shares

                        [LOGO OF RADIO ONE APPEARS HERE]

            % Senior Cumulative Exchangeable Preferred Stock Due 2011

                                   --------

    We will pay dividends on the  % Senior Cumulative Exchangeable Preferred
           Stock Due 2011 each      and      , commencing     , 1999.

  We may redeem the  % Senior Cumulative Exchangeable Preferred Stock Due 2011
    on and after    . There is no sinking fund for the  % Senior Cumulative
                     Exchangeable Preferred Stock Due 2011.

  Investing in our % Senior Cumulative Exchangeable Preferred Stock Due 2011 involves risks. See "Risk Factors" on page 13.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                              Public (1)    Commissions     Radio One
                                            -------------- -------------- --------------
Per Share..................................       $              $              $
Total...................................... $              $              $

(1) Plus accrued dividends, if any from        .

  Delivery of the shares in book-entry form only will be made through The
Depository Trust Company on or about    , 1999, against payment in immediately
available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                 NationsBanc Montgomery Securities LLC
                                                     First Union Capital Markets

                          Prospectus dated    , 1999.

[Map of Eastern U.S. with ROI radio station logos, call signs and frequencies.]

                                 ------------
                               TABLE OF CONTENTS



                                 ------------


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  13
Use of Proceeds..........................................................  21
Capitalization...........................................................  22
Recent and Pending Transactions..........................................  24
Unaudited Pro Forma Consolidated Financial Information...................  27
Selected Historical Consolidated Financial Data..........................  34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  36
Business.................................................................  45
Management...............................................................  73

                                                                            Page
                                                                            ----
Certain Relationships and Related Transactions.............................  77
Principal Stockholders.....................................................  79
Description of Capital Stock...............................................  81
Description of the Exchange Debentures.....................................  98
Description of Indebtedness................................................ 128
Certain United States Federal Income Tax Consequences...................... 130
Underwriting............................................................... 137
Notice to Canadian Residents............................................... 139
Legal Matters.............................................................. 140
Experts.................................................................... 140
Additional Information..................................................... 140
Index to Financial Statements.............................................. F-1

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Radio One's principal executive offices are located at 5900 Princess Garden Parkway, 8th Floor, Lanham, MD 20706, and our telephone number is (301) 306-1111.

                               PROSPECTUS SUMMARY

   In this prospectus, unless otherwise noted, the terms "Radio One," "we," "our" and "us" refer to Radio One, Inc. and our subsidiaries Radio One Licenses, Inc., WYCB Acquisition Corporation, Broadcast Holdings, Inc., Bell Broadcasting Company, Radio One of Detroit, Inc., Allur-Detroit, Inc., Allur Licenses, Inc., Radio One of Atlanta, Inc., ROA Licenses, Inc., Dogwood Communications, Inc. and Dogwood Licenses, Inc., from the time of their respective acquisitions. This summary contains a general discussion of our business, this offering and summary financial information. We encourage you to read the entire prospectus for a more complete understanding of Radio One and this offering. Except where otherwise noted, all share numbers and per share data in this prospectus give effect to the capitalization transactions described in "Capitalization."

                                RADIO ONE, INC.

Introduction

   Radio One was founded in 1980 and is the largest radio broadcasting company in the United States primarily targeting African-Americans. After we complete our pending acquisitions, we will own and operate 26 radio stations. Twenty-five of these stations (eighteen FM and seven AM) are in nine of the top 20 African-American radio markets: Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, St. Louis, Cleveland, Richmond and an East Coast market. Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market, and the radio industry in general, due to our primary focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.

   We have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all of the FM stations we have owned or managed for at least one year. The radio station clusters that we owned as of December 31, 1998, were ranked first or second in all of their markets in combined audience and revenue share among radio stations primarily targeting African-Americans. Our net broadcast revenue and broadcast cash flow have grown significantly on both a total and same station basis:

  . Net broadcast revenue grew at a compound annual rate of 60.2% from an actual $23.7 million in 1996 to $60.8 million in 1998, pro forma for completed transactions.

  . Broadcast cash flow grew at a compound annual rate of 66.0% from an actual $9.8 million in 1996 to $27.0 million in 1998, pro forma for completed transactions.

  . Same station net broadcast revenue and broadcast cash flow grew at average annual rates of 28.0% and 42.1%, respectively, from 1996 through 1998, pro forma for Radio One of Atlanta, Inc., which was managed by us during this period.

  . After-tax cash flow grew at a compound annual rate of 206.2% from an actual $0.8 million in 1996 to $7.5 million in 1998, pro forma for completed transactions.

   Radio One is led by our Chairperson and co-founder, Ms. Catherine L. Hughes, and her son, Mr. Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. We believe that we are well positioned to apply our proven operating strategy to our recently or soon to be acquired stations in Detroit, St. Louis, Cleveland, Richmond and an East Coast market, and to other radio stations in existing and new markets as attractive acquisition opportunities arise.

The African-American Market Opportunity

     We believe that operating urban formatted radio stations primarily targeting African-Americans has significant growth potential for the following reasons:

  . Rapid Population Growth. The African-American population is growing more quickly than the population as a whole, and is expected to exceed 40 million by 2010. (Source: 1996 U.S. Census Bureau Current Population Report)

  . Higher Income Growth. African-Americans' household income is increasing more quickly than the household income of the population as a whole, and is estimated to reach $533 billion, or 8.2% of total buying power, in 1999. (Source: "African-American Buying Power by Place of Residence:
     1990-1999" Dr. Jeffrey M. Humphreys)

  . Growth in Advertising Targeting the African-American Market. In a recent study, it was estimated that major national advertisers spent $881 million on advertising targeting African-American consumers in 1997, up from $463 million in 1985. (Source: Target Market News - 1997)

  . Urbanization of American Culture and Society. We believe that there is an ongoing "urbanization" of many facets of American society as evidenced by the influence of African-American culture in the areas of music, film, fashion, sports and urban-oriented television shows.

  . Growing Popularity of Urban Formats. In 1998, urban formats were one of the top three formats in nine of the top ten radio markets nationwide and the top format in five of these markets. (Source: INTEREP, Research Division, 1998 Urban Radio Study)

  . Concentrated Presence in Urban Markets. In 1996, approximately 58.0% of the African-American population was located in the top 30 African-American markets. (Source: BIA Fourth Edition 1998)

  . Strong Audience Listenership and Loyalty. In 1996, African-Americans spent more time listening to radio broadcasts than did other segments of the population in the ten largest markets, and we believe African-Americans exhibit greater loyalty to radio stations that target the African-American community. (Source: INTEREP, Research Division, 1998 Urban Radio Study)

                         Radio One and Our Markets(/1/)

                               Pro Forma Radio One Data(/2/)                             Market Data(/3/)
                       ------------------------------------------------- ------------------------------------------------
                       Number of      African-American
                       Stations            Market        Entire Market                             1996 MSA Population
                       ---------     ------------------ ----------------                         ------------------------
                                                                                      Ranking by
                                                                         1998 Annual   Size of
                                                                            Radio      African-
                                      Audience  Revenue Audience Revenue   Revenue     American      Total      African-
Market                  FM   AM      Share Rank  Rank    Share    Share  ($ millions) Population (in millions) American %
------                 ---- ----     ---------- ------- -------- ------- ------------ ---------- ------------- ----------
Washington, D.C.......    2  2            1         1     12.0     9.5%     $257.0         3          4.2         27.2%
Detroit...............    2  2(/4/)       2         2      4.7     3.6       211.5         5          4.5         22.5
Philadelphia..........    1  --           2         2      3.3     2.2       249.1         6          4.9         19.9
Atlanta...............    2  --           2         3      6.3     4.6       257.7         7          3.6         25.7
Baltimore.............    2  2            1         1     17.0    19.1       100.2        11          2.5         26.0
St. Louis.............    1  --         n/a       n/a      n/a     n/a       114.4        16          2.6         17.2
Cleveland.............    1  1          n/a       n/a      n/a     n/a        97.0        17          2.1         18.7
Richmond..............    6  1          n/a       n/a      n/a     n/a        43.1        19          0.9         30.0

--------
(1) This table summarizes more detailed information provided under "Business." "n/a" means not applicable because we did not own or manage stations in these markets at the end of 1998. This table does not include information with respect to our pending acquisition of a radio station in an East Coast market.
(2) Audience Share Rank and Audience Share data are from the Fall 1998 Arbitron Survey. Revenue Rank and Revenue Share data are from Hungerford or Miller Kaplan, adjusted to include WYCB-AM, which does not report to Hungerford or Miller Kaplan.
(3) Annual Radio Revenue data are from Hungerford or Miller Kaplan. Population data are from BIA (Fourth Edition 1998).
(4) Includes WJZZ-AM, which is located in Kingsley, Michigan.

Acquisition Strategy

   Our acquisition strategy is to acquire and turn around underperforming radio stations principally in the top 30 African-American markets. We consider acquisitions in existing markets where expanded coverage is desirable and in new markets where we believe it is advantageous to establish a presence. For strategic reasons, or as a result of a station cluster purchase, we may also acquire and operate stations with formats that target non-African-American segments of the population.

Turnaround Expertise

   We typically enter a market by acquiring a station or stations that have little or negative broadcast cash flow. Additional stations we have acquired in existing markets have often been, in our opinion, substantially underperforming. By implementing our operating strategy, we have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all the FM stations we have owned or managed for at least one year. We have achieved these improvements while operating against much larger competitors. Some of these successful turnarounds are described below by market:

  . Washington, D.C. In 1995, we acquired WKYS-FM for approximately $34.0 million. At the time, WKYS-FM was ranked number 12 by Arbitron in the 12-plus age demographic. Over a two-year period, we repositioned WKYS-FM, improved its programming and enhanced the station's community involvement and image. In the Fall 1998 Arbitron Survey, the station was ranked number one in the 18-34 age demographic (with a 10.2 share) and number two in the 12-plus age demographic (with a 5.4 share), behind two stations tied for number one (each with a 5.6 share).

    In 1987, we acquired WMMJ-FM for approximately $7.5 million. At the time, WMMJ-FM was being programmed in a general market Adult Contemporary format, and had a 1.2 share of the 12-plus age demographic. After extensive research, we changed the station's format, making WMMJ-FM the first FM radio station on the East Coast to introduce an Urban Adult Contemporary programming format. In the Fall 1998 Arbitron Survey, the station was ranked number three in the 25-54 age demographic (with a 5.8 share) and number five in the 12-plus age demographic (with a 5.0 share).

  . Baltimore. In 1993, we acquired WERQ-FM and WOLB-AM (formerly WERQ-AM) for approximately $9.0 million. At the time, these stations had mediocre ratings. We converted WERQ-FM's programming to a more focused Young Urban Contemporary format and began aggressively marketing the station. WERQ-FM is now Baltimore's dominant station, ranked number one in the 12-plus, 18-34 and 25-54 age demographics in the Fall 1998 Arbitron Survey, a position it first achieved in the Spring 1997 Arbitron Survey.

    In 1992, we acquired WWIN-FM and its sister station, WWIN-AM, for approximately $4.7 million. At the time, WWIN-FM was a distant second in ratings to its in-format direct competitor, WXYV-FM. We repositioned WWIN-FM towards the 25-54 age demographic, and in the Fall 1998 Arbitron Survey the station was ranked number two in that age demographic (with a 7.5 share) behind two stations tied for number one (each with a 7.7 share), including Radio One's WERQ-FM.

  . Atlanta. In 1995, Radio One of Atlanta, Inc., then an affiliate of Radio One, acquired WHTA-FM (formerly WQUL-FM), a Class A radio station located approximately 40 miles from Atlanta, for approximately $5.0 million. Prior to that acquisition, the previous owners, together with our management, upgraded and moved the station approximately 20 miles closer to Atlanta. The result was the introduction of a new, Young Urban Contemporary radio station in the Atlanta market. The station's ratings increased quickly to an approximate 5.0 share in the 12-plus age demographic. In the Fall 1998 Arbitron Survey, the station was ranked number four in the 18-34 age demographic (with an 8.3 share).

  . Philadelphia. In 1997, we acquired WPHI-FM (formerly WDRE-FM) for approximately $20.0 million. At the time, WDRE-FM was being programmed in a Modern Rock format and had a 2.0 share in the 12-plus age demographic. We changed the station's format to Young Urban Contemporary and, in the Fall 1998 Arbitron Survey, the station was ranked number 14 in the 12-plus age demographic (with a 3.3 share) and number five in the 18-34 age demographic (with a 6.0 share).

Operating Strategy

   In order to maximize net broadcast revenue and broadcast cash flow at our radio stations, we strive to achieve the largest audience share of African-American listeners in each market, convert these audience share ratings to advertising revenue, and control operating expenses.

                        Recent and Pending Acquisitions

   We have acquired or agreed to acquire 18 radio stations since January 1, 1998. These acquisitions diversify our net broadcast revenue, broadcast cash flow and asset bases and increase the number of top 20 African-American markets in which we operate from three to nine. The table below sets forth information regarding each of our recently completed or pending acquisitions as of March 31, 1999.

                          No. of                Approximate
Market                   Stations Call Letters Purchase Price       Date Completed
------                   -------- ------------ --------------       --------------
                                               (in millions)
Completed Transactions
  Washington, D.C.
   (Broadcast Holdings,
   Inc.)................     1      WYCB-AM        $  3.8                3/98
  Detroit/Kingsley (Bell
   Broadcasting
   Company).............     3      WDTJ-FM          34.2                6/98
                                    WCHB-AM
                                    WJZZ-AM
  Detroit (Allur-
   Detroit, Inc.).......     1      WWBR-FM          26.5               12/98
  Atlanta (Radio One of
   Atlanta, Inc. and
   Dogwood
   Communications,
   Inc.)................     2      WHTA-FM          (1)                 3/99
                                    WAMJ-FM
                           ---                     ------
    Subtotal............     7                       64.5(/2/)
                           ---                     ------
Pending Transactions
  St. Louis.............     1      WFUN-FM          13.6                 --
  Cleveland.............     2      WENZ-FM          20.0                 --
                                    WERE-AM
  Richmond I............     1      WDYL-FM           4.6                 --
  Richmond II...........     2      WKJS-FM          12.0                 --
                                    WSOJ-FM
  Richmond III..........     4      WJRV-FM          34.0                 --
                                    WCDX-FM
                                    WPLZ-FM
                                    WGCV-AM
  East Coast market.....     1          --            --                  --
                           ---                     ------
    Subtotal............    11                       84.2(/3/)
                           ---                     ------
      Total.............    18                     $148.7(/2/)(/3/)
                           ===                     ======

--------
(1) Radio One issued        shares of our Common Stock and assumed
    approximately $16.3 million of net debt in this transaction.
(2) Excludes Radio One of Atlanta, Inc. and Dogwood Communications, Inc.
(3)  Excludes our pending acquisistion in an East Coast market.

                             Common Stock Offering

   Concurrent with this offering, we and our selling stockholders intend to sell $100 million of Class A Common Stock. The Common Stock Offering is being made by a separate prospectus. We intend to use the net proceeds to us from the Common Stock Offering to reduce outstanding amounts under our Bank Credit Facility to repay amounts borrowed to fund our acquisition of WYCB-AM and to increase our working capital.

                                  The Offering

The New Preferred Stock:

Securities Offered..................         shares of    % Senior Cumulative
                                      Exchangeable Preferred Stock due 2011,
                                      par value $0.01 per share.

Liquidation Preference..............  $1,000 per share.

Dividends...........................  Dividends on the New Preferred Stock will
                                      accumulate at an annual rate of    % of
                                      its liquidation preference and will be
                                      payable semi-annually in arrears on
                                             and       of each year, commencing
                                           , 1999. Dividends will be payable in
                                      cash, except that on each dividend
                                      payment date occurring on or prior to
                                             , 2004, we have the option to pay
                                      dividends by the issuance of additional
                                      shares of New Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. We do not anticipate paying any dividends in cash for any period ending on or prior to
                                            , 2004.

Ranking.............................  The New Preferred Stock will rank senior to all other classes of our equity
                                      securities outstanding as of the date of this offering. We may not authorize any new class of stock equal or senior in rights to the New Preferred Stock without the approval of holders of at least a majority of the shares of New Preferred Stock then outstanding.

Optional Redemption.................  The New Preferred Stock will not be
                                      redeemable prior to         , 2004,
                                      except that, on or prior to       , 2002,
                                      we have the option to redeem the
                                      outstanding New Preferred Stock, in whole
                                      but not in part. at a redemption price of
                                          % of its liquidation preference, plus
                                      accumulated and unpaid dividends to the
                                      date of redemption, with the net proceeds
                                      of one or more public equity offerings.
                                      On or after         , 2004, we have the
                                      option to redeem the New Preferred Stock, in whole or in part, at specified redemption prices, plus accumulated and unpaid dividends to the date of redemption.

Mandatory Redemption................  We must redeem the New Preferred Stock at its liquidation preference, plus
                                      accumulated and unpaid dividends, on
                                            , 2011, out of any legally
                                      available funds.

Change of Control...................  In the event of a change of control, we must offer to purchase all outstanding
                                      shares of New Preferred Stock, in whole
                                      or in part, at a purchase price equal to
                                      101%
                                      of its aggregate liquidation preference, plus accumulated and unpaid dividends to the date of purchase.

                                      In the event we are not permitted by
                                      applicable law or by the terms of our
                                      indebtedness to make the offer referred
                                      to above or to purchase any shares of New
                                      Preferred Stock, we will designate an
                                      independent financial advisor to
                                      determine the appropriate dividend rate
                                      that the New Preferred Stock should bear so that, after the dividend rate on the New Preferred Stock is reset, the New Preferred Stock would have a market value of 101% of its liquidation preference. After determination of the reset rate, the New Preferred Stock will accrue and accumulate dividends at the reset rate from the date of the change of control.

Voting Rights.......................  Holders of the New Preferred Stock will have limited voting rights, including:

                                      .  those required by law, and

                                      .  that holders of the outstanding shares
                                         of New Preferred Stock, voting
                                         together as a class, upon our failure:

                                         .  to pay dividends for six or more
                                            dividend periods (whether or not
                                            consecutive),

                                         .  to satisfy any mandatory
                                            redemption or repurchase
                                            obligation with respect to the New
                                            Preferred Stock,

                                         .  to comply with the covenants
                                            relating to the New Preferred
                                            Stock, or

                                         .  to make certain payments on
                                            certain indebtedness,

                                         will be entitled to elect the lesser
                                            of

                                         .  two members to the Board of
                                            Directors, and

                                         .  that number of directors
                                            constituting 25% of the members of
                                            the Board of Directors.


Restrictive Covenants...............  The New Preferred Stock will limit:

                                      .  the incurrence of additional
                                         indebtedness by us and our restricted
                                         subsidiaries,

                                      .  the payment of dividends and other
                                         distributions by us and our restricted
                                         subsidiaries in respect of their
                                         capital stock,

                                      .  investments or other restricted
                                         payments by us and our restricted
                                         subsidiaries,

                                      .  asset sales and asset swaps,

                                      .  transactions with affiliates,

                                      .  the sale or issuance of capital stock
                                         of our restricted subsidiaries, and

                                      .  mergers and consolidations.

                                      The New Preferred Stock will also
                                      prohibit restrictions on distributions
                                      from our restricted subsidiaries. All
                                      these limitations and prohibitions are
                                      subject to a number of important
                                      qualifications.

Senior Debt Restrictions............  Our debt instruments, including the indenture governing our 12% Notes due
                                      2004 and our Bank Credit Facility,
                                      contain provisions which restrict, and in the event of a default prohibit, redemption or repurchase of the New Preferred Stock, including upon a change of control or through the issue of Exchange Debentures, and the payment of cash dividends on the New Preferred Stock.

Exchange Feature....................  On any scheduled dividend payment date, we have the option to exchange all but
                                      not less than all the shares of New
                                      Preferred Stock then outstanding for
                                      Exchange Debentures in a principal amount equal to the liquidation preference of the shares of New Preferred Stock held by such holder at the time of such exchange.

Book-Entry, Delivery and Form.......  We will initially offer the New Preferred
                                      Stock in book-entry form through the
                                      Depository Trust Company.

The Exchange Debentures:

Securities Offered..................     % Subordinated Exchange Debentures due
                                      2011 issuable in exchange for the New
                                      Preferred Stock in an aggregate principal amount equal to the sum of the liquidation preference of the New Preferred Stock, plus accumulated and unpaid dividends to the date of exchange.

Maturity ...........................        , 2011.

Interest............................  The Exchange Debentures will bear
                                      interest at an annual rate of    %,
                                      payable semi-annually in arrears on
                                      and      , beginning with the first of
                                      such dates to occur after the date of
                                      exchange. On or prior to      , 2004, we
                                      have the option to pay interest by
                                      issuing additional Exchange Debentures
                                      with a principal amount equal to such
                                      interest. After      , 2004, we must pay
                                      interest on the Exchange Debentures in
                                      cash.

                                      The Exchange Debentures will be general
Ranking.............................  unsecured obligations, subordinated in right of payment to all of our existing
                                      and future senior debt (including our 12%
                                      Notes Due 2004). As of       , 1999,
                                      after giving effect to this offering, we
                                      would have had $     million of
                                      outstanding indebtedness, all of which
                                      would have been senior in right of
                                      payment to the Exchange Debentures.

Optional Redemption.................  The Exchange Debentures will not be
                                      redeemable prior to     , 2004, except
                                      that, until      , 2002, we have the
                                      option to redeem the Exchange Debentures,
                                      in whole but not in part, at a redemption
                                      price of     % of their principal amount,
                                      plus accrued and unpaid interest to the
                                      date of redemption, with the net proceeds
                                      of one or more public equity offerings.
                                      On or after       , 2004, we have the
                                      option to redeem the Exchange Debentures, in whole or in part, at the redemption prices described below, plus accrued and unpaid interest to the date of redemption.

Change of Control...................  In the event of a change of control, holders of the Exchange Debentures will
                                      have the right to require us to purchase their Exchange Debentures, in whole or in part, at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of purchase.

Restrictive Covenants...............  The indenture governing the Exchange
                                      Debentures will limit:

                                      .  the incurrence of additional
                                         indebtedness by us and our restricted
                                         subsidiaries,

                                      .  the payment of dividends and other
                                         distributions by us and our restricted
                                         subsidiaries in respect of our capital
                                         stock,

                                      .  investments or other restricted
                                         payments by us and our restricted
                                         subsidiaries,

                                      .  asset sales and asset swaps,

                                      .  transactions with affiliates,

                                      .  the sale or issuance of capital stock
                                         of our restricted subsidiaries, and

                                      .  mergers and consolidations.

                                      The indenture will also prohibit
                                      restrictions on distributions from our
                                      restricted subsidiaries. All these
                                      limitations and prohibitions are subject to a number of important qualifications.

          Summary Historical and Pro Forma Consolidated Financial Data

   The following table contains summary historical financial information derived from the audited consolidated financial statements of Radio One. The table also contains summary unaudited pro forma financial information derived from the unaudited pro forma financial information set forth under "Unaudited Pro Forma Consolidated Financial Information." The summary unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would actually have been had the transactions described below occurred on the dates indicated or to project our results of operations or financial condition for any future period or date. The summary financial data set forth in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements of Radio One included elsewhere in this prospectus.

                                    Fiscal Year Ended December 31,
                          ---------------------------------------------------
                                   Historical              1998 Pro Forma
                          ----------------------------- ---------------------
                                                         Completed      As
                            1996      1997      1998    Transactions Adjusted
                          --------- --------- --------- ------------ --------
                          (audited) (audited) (audited)      (unaudited)
                                 (in thousands, except per share data)
Statement of Operations:
Net broadcast revenue....  $23,702   $32,367   $46,109    $ 60,828   $ 73,309
Station operating ex-
 penses..................   13,927    18,848    24,501      34,118     42,403
Corporate expenses.......    1,793     2,155     2,800       3,213      3,213
Depreciation and amorti-
 zation..................    4,262     5,828     8,445      15,570     21,577
                           -------   -------   -------    --------   --------
  Operating income.......    3,720     5,536    10,363       7,927      6,116
Interest expense.........    7,252     8,910    11,455      16,603
Other income (expense),
 net.....................      (77)      415       358         329
Income tax benefit (ex-
 pense)..................      --        --      1,575       2,480
                           -------   -------   -------    --------   --------
  Income (loss) before
   extraordinary item....  $(3,609)  $(2,959)  $   841    $ (5,867)  $
                           =======   =======   =======    ========   ========
Earnings per common
 share:
  Basic..................  $         $         $          $          $
  Diluted................
Weighted average common
 shares outstanding:
  Basic..................
  Diluted................
Other Data:
Broadcast cash flow......  $ 9,775   $13,519   $21,608    $ 27,004   $ 31,200
Broadcast cash flow mar-
 gin.....................     41.2%     41.8%     46.9%       44.4%      42.6%
EBITDA (before non-cash
 compensation expense)...  $ 7,982   $11,364   $18,808    $ 23,791   $ 27,987
After-tax cash flow......      806     2,869     7,248       7,517
Cash interest expense....    4,815     4,413     7,192      12,340
Accreted Dividends ......       --     2,037     3,716       3,716
Capital expenditures.....      252     2,035     2,236       3,921

Ratio of earnings to combined fixed charges and preferred stock divi-
 dends*..................................................................    x
Ratio of total debt to EBITDA (before non-cash compensation expense) ....    x
Ratio of EBITDA (before non-cash compensation expense) to interest ex-
 pense ..................................................................    x
Ratio of EBITDA (before non-cash compensation expense) to cash interest
 expense ................................................................    x

Balance Sheet Data (at period end):
Cash and cash equivalents............................ $  4,455  $  1,466 $
Intangible assets, net...............................  127,639   176,786
Total assets.........................................  153,856   204,717
Total debt (including current portion and deferred
 interest)...........................................  131,739   148,176
Preferred stock......................................   26,684    26,684
Total stockholders' equity (deficit).................  (24,859)    8,376

--------
* Earnings were insufficient to cover combined fixed charges for the fiscal years ended December 31, 1996, 1997 and 1998 by approximately $3.6 million, $7.0 million, and $8.4 million, respectively, and on a pro forma as adjusted
  basis for the year ended December 31, 1998, by approximately $   million. To
  date, we have not paid any dividends on our Senior Preferred Stock.

  . The pro forma amounts for the year ended December 31, 1998, in the column "Completed Transactions" are adjusted to give effect to the following acquisitions as if they had occurred as of the beginning of the period:

    -- Bell Broadcasting Company;

    -- Allur-Detroit, Inc.;

    -- Radio One of Atlanta, Inc.; and

    -- Dogwood Communications, Inc. (by Radio One of Atlanta, Inc.).

  . The pro forma amounts for the year ended December 31, 1998, in the column "As Adjusted" are adjusted to give effect to the completed transactions described above and the following pending acquisitions and other transactions as if they had occurred as of the beginning of the period:

    -- the pending acquisitions:

      .  assets of WFUN-FM in St. Louis (pro forma balance sheet only);

      .  WENZ-FM and WERE-AM in Cleveland;

      .  WDYL-FM in Richmond;

      .  WKJS-FM and WSOJ-FM in Richmond;

      .  WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond; and

      .  a radio station in an East Coast market.

    -- this offering;

    -- the Common Stock Offering;

    -- the redemption of our Senior Preferred Stock; and

    -- the repayment of debt.

  . The pro forma balance sheet data are adjusted to give effect to the transactions described above as if they had occurred on December 31, 1998.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of New Preferred Stock of Radio One.

Substantial Leverage - Our substantial level of indebtedness could adversely affect us.

   As of December 31, 1998, on a pro forma basis after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial
Information," we would have had outstanding total debt of $    million
(including $    million bearing interest at variable rates), all of which would rank senior to the New Preferred Stock and Exchange Debentures, and
stockholders' equity of $    million. For the year ended December 31, 1998, on
the same pro forma basis, our earnings would have been insufficient to cover
our combined fixed charges and preferred stock dividends by $    million. In
addition, the 12% Notes Indenture, our Amended and Restated Certificate of Incorporation (which governs the New Preferred Stock) and the Exchange Indenture (which will govern the Exchange Debentures) limit but do not prohibit us from incurring substantial additional indebtedness in the future.

   We have experienced and will experience a substantial increase in indebtedness and in debt service and dividend obligations, and we are and will continue to be subject to significant financial restrictions and limitations. We cannot assure you that we will be able to successfully implement our operating strategy or to generate sufficient cash flow from operating activities to meet debt service and dividend obligations, including obligations under the Bank Credit Facility, 12% Notes due 2004, the New Preferred Stock and the Exchange Debentures.

   Our substantial level of indebtedness could adversely affect us for various other reasons, including limiting our ability to:

  . obtain additional financing for working capital, capital expenditures, acquisitions, or other corporate purposes;

  . have sufficient funds available for operations, future business opportunities or other purposes;

  .  compete with competitors who are less leveraged than we are; and

  . react to changing market conditions, changes in our industry and economic downturns.


Refinancing Risk - We may be unable to refinance our indebtedness.

   We will need to refinance our indebtedness under the Bank Credit Facility and the 12% Notes due 2004 at their respective maturities. We may also need to finance our mandatory redemption obligations under our New Preferred Stock. Our ability to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our indebtedness and factors, including market conditions, beyond our control. The Bank Credit Facility matures in 2003 and the 12% Notes due 2004 mature in 2004. We must redeem the New Preferred Stock at a redemption price of 100% of their liquidation preference plus unpaid dividends in 2011.

   If we cannot refinance any of this indebtedness, it may cause defaults under our indebtedness. In addition, if we do not generate sufficient cash flow to meet our debt service requirements or obligations with respect to the New Preferred Stock, we may need additional financing. We cannot assure you that we could obtain financing or refinancing on terms that are acceptable to us, if at all.

Subordination - The shares of New Preferred Stock are junior securities.

   The New Preferred Stock ranks junior to all of our present and future indebtedness and other liabilities, and senior to all classes of our Common Stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the New Preferred Stock only after all of our outstanding indebtedness and other liabilities have been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the New Preferred Stock. The New Preferred Stock also effectively ranks junior to all liabilities, including indebtedness, of our subsidiaries. The Amended Certificate permits us to issue additional New Preferred Stock as dividends and to issue other additional preferred stock, subject to limitations.

   The Exchange Debentures, if issued, will be general unsecured obligations, subordinated in right of payment to all of our existing and future senior debt (including our Bank Credit Facility and 12% Notes due 2004). The payment of the principal of, premium (if any) and interest on the Exchange Debentures is subordinate in right of payment to the prior payment in full of all existing and future senior debt (including senior subordinated indebtedness). We may not make any payments of interest or principal on or for the purchase, redemption or other acquisition of Exchange Debentures following the maturity of any senior debt until such senior debt is paid in full in cash. We also may not make any payments on the account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures if a default in the payment of senior debt has occurred. In addition, if any default (other than a payment default) with respect to any designated senior debt permitting the holders to accelerate the maturity has occurred and we receive written notice of that default, we may not make any payments on account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures for a period of up to 180 days. Upon any payment or distribution of our assets upon liquidation, dissolution, reorganization, insolvency, or any similar proceeding, the holders of senior debt will be entitled to receive prior payment in full in cash before the holders of the Exchange Debentures are entitled to receive any payment.

   The Exchange Debentures permit us to issue as interest additional Exchange Debentures which rank equally with the originally issued Exchange Debentures. In addition, our obligations under the Bank Credit Facility will be secured by a security interest in our assets. In the event of a default under the Bank Credit Facility, or a bankruptcy, liquidation or reorganization of Radio One, the lenders will have a prior, secured claim on our assets.

Dividend Restrictions - We may not be able to pay cash dividends on the New Preferred Stock.

   We currently intend to retain earnings, if any, to support our operating strategy and do not anticipate paying cash dividends on our New Preferred Stock
in the foreseeable future. Until        , 2004, we have the option to pay
dividends on New Preferred Stock by the issuance of additional shares of New Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Under the Bank Credit Facility and the 12% Notes Indenture, we may pay cash dividends and make other distributions on or in respect of our capital stock, including the New Preferred Stock, only if specified financial tests are met.

  Currently, the restrictions contained in the 12% Notes Indenture and the Bank Credit Facility limit our ability to pay paying cash dividends and issue Exchange Debentures in exchange for New Preferred Stock. We cannot assure you that our existing or future financing arrangements will permit us to pay cash
dividends on the New Preferred Stock beginning            . In the event that
any of our financing agreements limit our ability to pay cash dividends on the New Preferred Stock when required, we will need to obtain waivers of the limitation or to refinance amounts outstanding under such agreements to make such dividend payments. We cannot assure you that we would be able to obtain waivers or to refinance amounts outstanding under such agreements.

   In addition to the limitations imposed on the payment of dividends by the Bank Credit Facility and the 12% Notes Indenture, under Delaware law we are permitted to pay dividends on our capital stock, including the New Preferred Stock, only out of our surplus or, in the event that we have no surplus, out of our net profits for the fiscal year in which a dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, we must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.

   In determining our ability to pay dividends, Delaware law permits our Board of Directors to revalue our assets and liabilities from time to time to their fair market values in order to create surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure you that we will be able to pay cash dividends on the New Preferred Stock.

Restrictions Imposed by Terms of Indebtedness and Amended Certificate - The terms of our indebtedness and our Amended Certificate restrict us from engaging in many activities and require us to satisfy various financial tests.

   Our Bank Credit Facility, the agreements governing our other outstanding debt and the Amended Certificate contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with affiliates, create liens securing non-senior debt or merge, consolidate or sell all or substantially all of our assets.

   Our Bank Credit Facility also requires us to get our lenders' consent before we make acquisitions. This restriction may make it more difficult to pursue our acquisition strategy. Our Bank Credit Facility also requires us to maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them.

   All of the loans under our Bank Credit Facility are due on December 31, 2003. A breach of any of the covenants contained in our Bank Credit Facility could allow our lenders to declare all amounts outstanding under the Bank Credit Facility to be immediately due and payable. In addition, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under the Bank Credit Facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the lenders or to our other debt holders or to pay dividends on, or to redeem the New Preferred Stock.

History of Net Losses - We have a history of losses and may have losses in the future.

   Prior to 1998, we experienced net losses in most years and, after giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," as if they had occurred on January 1, 1998, we had net
losses of $    million for the year ended December 31, 1998, on a pro forma as adjusted basis.

   The primary reasons for these losses are significant charges for depreciation and amortization relating to the acquisition of radio stations and interest charges on our outstanding debt. If we acquire additional stations, these charges will probably increase.

Dependence on Key Personnel - We are dependent on certain key personnel to operate our growing business.

   Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees. We intend to enter into employment agreements with several of our key employees, including Ms. Catherine L. Hughes, Mr. Alfred C. Liggins, III, and other executive officers. We believe that the loss of any of these individuals could have a material adverse effect on us.

Competition - We operate in a highly competitive industry. Our competition comes from other stations and other media.

   Our stations compete for audiences and advertising revenue with other radio stations and with other media such as television, newspapers, direct mail and outdoor advertising. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

Risks of Acquisition Strategy - Many factors will affect our ability to execute our acquisition strategy.

   We intend to grow by acquiring radio stations primarily in top 30 African-American markets. We cannot assure you that our acquisition strategy will be successful due to the following risks, including:

  .  We cannot assure you that our pending acquisitions will be consummated;

  . Acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

  . Required regulatory approvals may result in unanticipated delays in completing acquisitions;

  . We may have difficulty integrating the operations, systems and management of our acquired stations;

  . Our acquisition strategy may divert management's attention from other business concerns;

  .  We may lose key employees of acquired stations;

  . We may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments; and

  . We may not be able to acquire additional stations on attractive terms due to increased competition for acquisition opportunities.

Controlling Stockholders - Two common stockholders have a majority interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote.

   Upon completion of this offering and the Common Stock Offering, Ms. Catherine L. Hughes and her son, Mr. Alfred C. Liggins, III, will collectively
hold approximately    percent (  percent if the underwriters exercise their
over-allotment option with respect to the Common Stock Offering) of the outstanding voting power of Radio One's Common Stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections to the Board of Directors.

Technology Changes, New Services and Evolving Standards - We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. Several new media technologies are being developed, including the following:

  . Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

  . In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

   We recently entered into a programming agreement with a satellite digital audio radio service and have also invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies. We also cannot assure you that we will continue to have the resources to acquire other new technologies or to introduce new services that could compete with other new technologies.

Importance of the Washington, D.C. and Baltimore Markets - A large portion of our net broadcast revenue and broadcast cash flow comes from these markets.

   Based upon the stations we owned or managed at the end of 1998, our radio stations in Washington, D.C. and Baltimore collectively accounted for 62.9% and 70.4% of our net broadcast revenue and broadcast cash flow, respectively, for the year ended December 31, 1998, on a pro forma basis, after giving effect to the completed transactions described under "Unaudited Consolidated Pro Forma Financial Information." A significant decline in net broadcast revenue or broadcast cash flow from our stations in these markets could have a material adverse effect on our financial position and results of operations.

Government Regulation - Our business depends on maintaining our licenses with the FCC. We cannot assure you that we will be able to maintain these licenses.

   Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative review without success.

   The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of licenses. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters - Our growth strategy may be adversely affected by future legal and regulatory changes. We may have difficulty obtaining regulatory approval for our acquisitions.

   An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Similarly, the FCC has announced new procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

Limitation on Change of Control Repurchase - We may not be able to repurchase the New Preferred Stock or Exchange Debentures as required upon a change of control.

   In the event of a change of control, we must offer to purchase all outstanding shares of New Preferred Stock, in whole or in part, at a purchase price equal to 101% of their aggregate liquidation preference, plus accumulated and unpaid dividends to the date of purchase.

   In the event we are not permitted by applicable law or by the terms of our indebtedness to make the offer referred to above or to purchase any shares of New Preferred Stock, we will designate an independent financial advisor to determine the appropriate dividend rate that the New Preferred Stock should bear so that, after the dividend rate on the New Preferred Stock is reset, the New Preferred Stock would have a market value of 101% of its liquidation preference.

   In the event of a change of control, holders of the Exchange Debentures will have the right to require us to purchase their Exchange Debentures, in whole or in part, at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of purchase.

   The Bank Credit Facility and the 12% Notes Indenture prohibit us from prepaying the New Preferred Stock or the Exchange Debentures, including required prepayments following a change of control. Prior to commencing an offer to purchase the Exchange Debentures, we would be required to:

  . repay in full all indebtedness that would prohibit the repurchase of the Exchange Debentures, including indebtedness under the Bank Credit Facility and the 12% Notes Indenture, or

  .  obtain any consents required to permit the repurchase.

   If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, then we will be unable to offer to repurchase the Exchange Debentures, resulting in an event of default under our Exchange Indenture. We cannot assure you that we will have enough funds available at the time of any change of control offer to make any required repurchases (including repurchases of New Preferred Stock or the Exchange Debentures) as described above.

   The events that constitute a change of control under our Amended Certificate or our Exchange Indenture, as the case may be, may also be events of default under the Bank Credit Facility and the 12% Notes Indenture or our other indebtedness. Such events may permit the lenders under such debt to declare the debt due and payable and, if the debt is not paid, to require that we or our subsidiaries sell assets that secure such debt in order to repay the lenders. In any such case, our ability to raise cash to repurchase the New Preferred Stock or the Exchange Debentures, as the case may be, would be limited and would reduce the practical benefit of the offer to purchase provisions to the holders of the New Preferred Stock or the Exchange Debentures.

Subsidiaries Not Obligated - Our subsidiaries have no obligation with respect to the New Preferred Stock or the Exchange Debentures.

   Our subsidiaries are separate legal entities that have no obligation to pay any amounts due with respect to the New Preferred Stock or the Exchange Debentures or to make any funds available to us. As a result, if any of our subsidiaries liquidate their assets, our right to any of the proceeds (and the consequent right of the holders of the New Preferred Stock or the Exchange Debentures to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of such subsidiary (including trade creditors and holders of indebtedness of such subsidiary).

   While we have no intention of transferring operating assets to our subsidiaries, except in the ordinary course of business, there is no restriction on our ability to transfer all of our assets to our Restricted Subsidiaries, thereby becoming a holding company whose only assets consist of the capital stock of its subsidiaries.

No Prior Market for the New Preferred Stock - A liquid trading market for the New Preferred Stock may not develop.

   There is no established trading market for the New Preferred Stock. One or more of the underwriters intends to make a secondary market for the New Preferred Stock. However, they are not obligated to do so and may discontinue making a secondary market for the New Preferred Stock at any time without notice. In addition, we do not intend to apply to have the New Preferred Stock or the Exchange Debentures listed on any securities exchange or other quotation system. Accordingly, we cannot provide you any assurance regarding the development or liquidity of any market for the New Preferred Stock, or if issued, the Exchange Debentures.

Year 2000 - Computer programs and microprocessors that have date sensitive software may recognize a date using "00" as year 1900 rather than 2000, or not recognize the date at all, which could result in major system failures or miscalculations.

   We rely, directly and indirectly on information technology systems to operate our radio stations, provide our ratio stations with up-to-date news and perform a variety of administrative services including accounting, financial reporting, advertiser spot scheduling, payroll and invoicing. We also use non-information technology systems, such as microchips, for dating and other automated functions. We are in the process of assessing and remediating potential risks to our business related to the Year 2000 problem. Although we believe that, as a result of these efforts, our critical systems are or will be substantially Year 2000 ready, we cannot assure you that this will be the case. One of our greatest potential Year 2000 risks may be that third parties with whom we deal will fail to be Year 2000 ready. For example, our business may be adversely affected if our programming suppliers or key advertisers experience significant disruptions in their businesses because of the Year 2000 problem.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

   The net proceeds from this offering to Radio One (after deducting underwriting discounts and commissions and estimated offering expenses) are
estimated to be approximately $      million. The net proceeds from this
offering, together with the net proceeds from the Common Stock Offering, will be used as set forth below. Pending such uses, the net proceeds from this offering may be temporarily invested in short-term, interest-bearing, investment-grade securities. The following table sets forth the estimated
sources and uses of funds for the transactions described above as of    , 1999:

                                                                    Amount
                                                                --------------
                                                                (in thousands)
     Sources:
       Net proceeds from this offering.........................     $
       Net proceeds from the Common Stock Offering.............
                                                                    -----
         Total sources.........................................     $
                                                                    =====
     Uses:
       Repayment of amounts borrowed under the Bank Credit
        Facility...............................................     $
       Repayment of WYCB acquisition loan......................
       Redemption of Senior Preferred Stock....................
       Increase in working capital.............................
                                                                    -----
         Total uses............................................     $
                                                                    =====

                                 CAPITALIZATION

   The table below sets forth our capitalization as of December 31, 1998, on an actual basis, on a pro forma basis giving effect to the acquisitions identified in the first bullet below, and on a pro forma as adjusted basis giving effect to those acquisitions and the transactions identified in the second bullet below. The actual amounts give effect to the following 1999 capital
transactions as if they had occurred as of December 31, 1998: the         for
one stock split of Common Stock, the exchange of certain shares of Class A Common Stock for shares of Class B and Class C Common Stock, the issuance of shares of Class A Common Stock upon the exercise of the Warrants, and
the issuance of       shares of Class C Common Stock to employees.

   . The column "Pro forma for Completed and Pending Transactions" gives effect to the acquisition of:

    -- Radio One of Atlanta, Inc. ("ROA");
    -- Dogwood Communications, Inc. ("Dogwood") by ROA;
    -- the assets of WFUN-FM in St. Louis;
    -- WENZ-FM and WERE-AM in Cleveland;
    -- WDYL-FM in Richmond ("Richmond I");
    -- WKJS-FM and WSOJ-FM in Richmond ("Richmond II");
    -- WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond ("Richmond III");
       and
    -- a radio station in an East Coast market.

   .  The column "Pro Forma as Adjusted" gives effect to:

    -- the above transactions;
    -- this offering;
    -- the offering (the "Common Stock Offering") of $   million of Class A
       Common Stock;
    -- the redemption of our Series A 15.0% Senior Cumulative Redeemable
       Preferred Stock ("Series A Preferred Stock") and Series B 15.0% Senior Cumulative Redeemable Preferred Stock ("Series B Preferred Stock," and together with the Series A Preferred Stock, the "Senior Preferred Stock"); and
    -- the repayment of debt.

   The information in this table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this prospectus.

                                                   As of December 31, 1998
                                              -----------------------------------
                                                          Pro Forma
                                                             for
                                                          Completed
                                                         and Pending   Pro Forma
                                               Actual    Transactions as Adjusted
                                              ---------  ------------ -----------
                                              (audited)  (unaudited)  (unaudited)
                                                        (in thousands)
   Cash and cash equivalents................  $  4,455      (92,734)     $
                                              ========     ========      ====
   Long-term debt (including current
    portion):
     Bank Credit Facility...................  $ 49,350     $ 65,787      $
     12% Senior Subordinated Notes due May
      15, 2004..............................    78,458       78,458
     WYCB acquisition debt..................     3,841        3,841
     Other long-term debt...................        90           90
                                              --------     --------      ----
       Total debt...........................   131,739      148,176
                                              --------     --------      ----
   Senior Cumulative Redeemable Preferred
    Stock:
     Series A, $0.01 par value, 140,000
      shares authorized,
      84,843 shares, 84,843 shares, and no
      shares issued and outstanding.........    10,816       10,816       --
     Series B, $0.01 par value, 150,000
      shares authorized,
      124,467 shares, 124,467 shares, and no
      shares issued and outstanding.........    15,868       15,868       --
     Series C, $0.01 par value,
      shares authorized,
      no shares, no shares and      shares
      issued and outstanding................       --           --
                                              --------     --------      ----
   Stockholders' equity (deficit):
     Class A Common Stock, $0.01 par value,
             shares authorized,
      shares,       shares and
      shares, issued and outstanding........       --           --
     Class B Common Stock, $0.01 par value,
             shares authorized,     shares,
         shares, and     shares, issued and
      outstanding...........................       --           --
     Class C Common Stock, $0.01 par value,
            shares authorized,       shares,
            shares and       shares issued
      and outstanding.......................       --           --
     Additional paid-in capital.............       --           --
     Accumulated equity (deficit)...........   (24,859)       8,376
                                              --------     --------      ----
       Total stockholders' equity
        (deficit)...........................   (24,859)       8,376
                                              --------     --------      ----
         Total capitalization...............  $133,564     $183,236      $
                                              ========     ========      ====

                        RECENT AND PENDING TRANSACTIONS

ACQUISITIONS

   We have acquired or agreed to acquire 18 radio stations since January 1, 1998. These acquisitions diversify our net broadcast revenue, broadcast cash flow and asset bases and increase the number of top 20 African-American markets in which we operate from three to nine. See "Business" for a more detailed description of the following transactions.

   The table below sets forth information regarding each of the recently completed or pending acquisitions as of March 31, 1999.

                              No. of                Approximate           Date
   Market                    Stations Call Letters Purchase Price       Completed
   ------                    -------- ------------ --------------       ---------
                                                   (in millions)
   Completed Transactions
     Washington, D.C.
      (Broadcast Holdings,
      Inc.)................      1      WYCB-AM        $  3.8              3/98
     Detroit/Kingsley (Bell
      Broadcasting
      Company).............      3      WDTJ-FM          34.2              6/98
                                        WCHB-AM
                                        WJZZ-AM
     Detroit (Allur-
      Detroit, Inc.).......      1      WWBR-FM          26.5             12/98
     Atlanta (Radio One of
      Atlanta, Inc. and
      Dogwood
      Communications,
      Inc.)................      2      WHTA-FM          (1)               3/99
                                        WAMJ-FM
                               ---                     ------
     Subtotal..............      7                       64.5(/2/)
                               ---                     ------
   Pending Transactions

     St. Louis.............      1      WFUN-FM          13.6               --
     Cleveland.............      2      WENZ-FM          20.0               --
                                        WERE-AM
     Richmond I............      1      WDYL-FM           4.6               --
     Richmond II...........      2      WKJS-FM          12.0               --
                                        WSOJ-FM
     Richmond III..........      4      WJRV-FM          34.0               --
                                        WCDX-FM
                                        WPLZ-FM
                                        WGCV-AM
     East Coast market.....      1          --          --                  --
                               ---                     ------
     Subtotal..............     11                       84.2(/3/)
                               ---                     ------
     Total.................     18                     $148.7(/2/)(/3/)
                               ===                     ======

--------
(1) Radio One issued       shares of our Common Stock and assumed $16.3 million
    of net debt in this transaction.
(2) Excludes Radio One of Atlanta, Inc. and Dogwood Communications, Inc.
(3)  Excludes our pending acquisition in an East Coast market.

 Completed Transactions

  Washington, D.C.--WYCB-AM Acquisition

   On March, 16, 1998, Radio One acquired, through an Unrestricted Subsidiary, Broadcast Holdings, Inc. ("BHI"), the owner of WYCB-AM, for approximately $3.8 million. Following this acquisition, we integrated the operations of WYCB-AM into our existing radio station operations in Washington, D.C.

  Detroit--Bell Broadcasting Acquisition

   On June 30, 1998, Radio One acquired Bell Broadcasting Company ("Bell Broadcasting") for approximately $34.2 million in cash. Bell Broadcasting owns three radio stations, WDTJ-FM (formerly

WCHB-FM) and WCHB-AM, located in the Detroit, Michigan market, and WJZZ-AM, located in Kingsley, Michigan.

  Detroit--Allur-Detroit Acquisition

   On December 28, 1998, Radio One acquired Allur-Detroit, Inc. ("Allur-Detroit"), owner of WWBR-FM, for approximately $26.5 million in cash. Allur-Detroit's stockholders included Syndicated Communications Venture Partners II, L.P. ("Syncom Venture Partners"), which is an affiliate of one of Radio One's stockholders, Syncom Capital Corporation ("Syncom").

  Atlanta--Radio One of Atlanta and Dogwood Communications Acquisitions

   On March   , 1999, Radio One acquired Radio One of Atlanta, Inc. ("ROA"), an
affiliate of Radio One, for      shares of Radio One Common Stock. Radio One
also assumed and retired approximately $16.3 million of net indebtedness of ROA
and Dogwood. At the time, ROA owned approximately 33% of Dogwood. On March   ,
1999, Radio One acquired the remaining approximate 67% of Dogwood for $3.6 million. Founded in 1995, ROA owns and operates WHTA-FM. Dogwood owns WAMJ-FM which, prior to ROA's acquisition of 100% of Dogwood, ROA operated under a local marketing agreement ("LMA"). Upon the completion of these acquisitions, ROA became a wholly owned subsidiary of Radio One, and Dogwood became a wholly owned subsidiary of ROA. See "Certain Relationships and Related Transactions."

 Pending Transactions

  St. Louis--WFUN-FM Acquisition

   On November 23, 1998, Radio One entered into an asset purchase agreement to acquire the assets of WFUN-FM, licensed to Bethalto, Illinois, for approximately $13.6 million in cash. We expect to move WFUN-FM to a broadcast tower site closer to downtown St. Louis, reformat the station and upgrade its signal from 6 kW to 25 kW. We expect this acquisition to close during the second quarter of 1999.

  Cleveland--WENZ-FM and WERE-AM Acquisition

   On March   , 1999, Radio One entered into an asset purchase agreement to acquire WENZ-FM and WERE-AM, both of which are licensed to Cleveland, Ohio, for approximately $20.0 million in cash. We expect this acquisition to close by the end of the third quarter of 1999.

  Richmond--WDYL-FM Acquisition, WKJS-FM and WSOJ-FM Acquisition and WJRV-FM,
             WCDX-FM, WPLZ-FM and WGCV-AM Acquisition

   On February 10, 1999, Radio One entered into an asset purchase agreement to acquire WDYL-FM, licensed to Chester, Virginia, for approximately $4.6 million in cash. We expect this acquisition to close by the end of the third quarter of 1999.

   On February 26, 1999, Radio One entered into an asset purchase agreement to acquire WKJS-FM, licensed to Crewe, Virginia, and WSOJ-FM, licensed to Petersburg, Virginia, for approximately $12.0 million in cash, subject to purchase price adjustments. We expect this acquisition to close by the end of the third quarter of 1999.

   On March   , 1999, Radio One entered into an asset purchase agreement to acquire WCDX-FM, licensed to Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM, licensed to Richmond, Virginia, and WGCV-AM, licensed to Petersburg, Virginia, for approximately $34.0 million in cash. We expect this acquisition to close during the second half of 1999.

  East Coast Market--Radio Station Acquisition

   On February 11, 1999, Radio One entered into a letter of intent to acquire a radio station in an East Coast market. We expect this acquisition to close during the second half of 1999.

RECENT FINANCINGS

  Common Stock Offering and Redemption

   Concurrent with this offering, we intend to sell $     million of Class A
Common Stock. The Common Stock Offering is being made by a separate prospectus. We intend to use the proceeds of the Common Stock Offering to reduce outstanding amounts under our Bank Credit Facility, to repay amounts borrowed to fund our acquisition of WYCB-AM and to increase our working capital. See "Use of Proceeds" and "Description of Capital Stock."

  Credit Agreement

   On        , 1999, we entered into an amended and restated credit agreement under which we may borrow up to $100 million on a revolving basis from a group of banking institutions. See "Description of Indebtedness."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The following unaudited pro forma consolidated financial statements (the "Pro Forma Consolidated Financial Statements") are based on the historical Consolidated Financial Statements of Radio One included elsewhere in this prospectus, adjusted to give effect to the following:

   The pro forma amounts for the year ended December 31, 1998, in the column "Completed Transactions" are adjusted to give effect to the following completed acquisitions as if they had occurred as of January 1, 1998:

  .  Bell Broadcasting;
  .  Allur-Detroit;
  .  ROA; and
  .  Dogwood by ROA.

   The pro forma amounts for the year ended December 31, 1998, in the column "Completed and Pending Transactions" are adjusted to give effect to the completed transactions described above and to the following pending acquisitions as if they had occurred as of January 1, 1998:

  . the assets of WFUN-FM in St. Louis (pro forma balance sheet only); . WENZ-FM and WERE-AM in Cleveland;
  .  WDYL-FM in Richmond;
  .  WKJS-FM and WSOJ-FM in Richmond;
  .  WJRV-FM, WCDX-FM, WPLZ-FM and WGCV-AM in Richmond; and
  .  a radio station in an East Coast market.

   The pro forma amounts in the column "As Adjusted" are further adjusted to give effect to the pending and completed transactions described above and to the following transactions as if they had occurred as of January 1, 1998:

  .  this offering;
  .  the redemption of our Senior Preferred Stock;
  .  the Common Stock Offering; and
  .  the repayment of debt.

   The pro forma balance sheet data are adjusted to give effect to the transactions described above as if they had occurred on December 31, 1998.

   The Unaudited Pro Forma Consolidated Statements of Operations and Other Data gives effect to these transactions as if they had occurred as of January 1, 1998, and the Unaudited Pro Forma Consolidated Balance Sheet gives effect to these transactions as if they had occurred as of December 31, 1998. These transactions are described in the accompanying notes to the Pro Forma Consolidated Financial Statements. The pro forma data are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Statements do not purport to represent what Radio One's results of operations or financial condition would actually have been had these transactions occurred on the dates indicated or to project Radio One's results of operations or financial condition for any future period or date. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of Radio One and the historical consolidated financial statements of ROA, Bell Broadcasting, Allur-Detroit, Richmond II and Richmond III included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pending acquisitions of the assets of WFUN-FM in St. Louis, and the operations of the stations in Cleveland, Richmond and an East Coast market, will be accounted for using the purchase method of accounting. After an acquisition, the total consideration of such acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed, if any, based upon their respective estimated fair values. The allocation of the aggregate total consideration included in the Pro Forma Consolidated Financial Statements is preliminary as we believe further refinement is impractical at this time. However, we do not expect that the final allocation of the total consideration will materially differ from the preliminary allocations.

    Unaudited Pro Forma Consolidated Statement of Operations and Other Data

                                                          Year Ended December 31, 1998
                          ---------------------------------------------------------------------------------------------
                                                                 (in thousands)
                                                                                      Pro Forma
                                          Completed      Pro Forma      Pending     for Completed             Pro Forma
                                         Transactions  for Completed  Transactions   and Pending   Offerings     as
                          Historical(a) Adjustments(b) Transactions  Adjustments(c) Transactions  Adjustments Adjusted
                          ------------- -------------- ------------- -------------- ------------- ----------- ---------
Statement of Operations:
Net broadcast revenue...     $46,109       $14,719        $60,828       $12,481        $73,309      $   --     $73,309
Station operating
 expenses...............      24,501         9,617         34,118         8,285         42,403          --      42,403
Corporate expenses......       2,800           413          3,213           --           3,213          --       3,213
Depreciation and
 amortization...........       8,445         7,125         15,570         6,007         21,577          --      21,577
                             -------       -------        -------       -------       --------      -------    -------
 Operating income.......      10,363        (2,436)         7,927        (1,811)         6,116                   6,116
Interest expense........      11,455         5,148         16,603         6,408         23,011            (d)
Other income (expense),
 net....................         358           (29)           329           122            451
Income tax benefit
 (expense)..............       1,575           905          2,480         2,990          5,470            (e)
                             -------       -------        -------       -------       --------      -------    -------
 Net income (loss)......     $   841       $(6,708)       $(5,867)      $(5,107)      $(10,974)     $          $
                             =======       =======        =======       =======       ========      =======    =======
Earnings per common
 share:
 Basic..................     $                            $                           $                        $
 Diluted................
Weighted average common
 shares outstanding:
 Basic..................
 Diluted................
Other Data:
Broadcast cash flow(f)..     $21,608                      $27,004                     $ 31,200                 $31,200
Broadcast cash flow
 margin(g)..............        46.9%                        44.4%                        42.6%                   42.6%
EBITDA (before non-cash
 compensation
 expense)(f)............     $18,808                      $23,791                     $ 27,987                 $27,987
After-tax cash flow(f)..       7,248                        7,517                        5,427
Cash interest
 expense(h).............       7,192                       12,340                       18,748
Capital expenditures....       2,236                        3,921                        4,534
Ratio of earnings to combined fixed charges and preferred stock dividends(i).................................        x
Ratio of total debt to EBITDA (before non-cash compensation expense).........................................        x
Ratio of EBITDA (before non-cash compensation expense) to interest expense...................................        x
Ratio of EBITDA (before non-cash compensation expense) to cash interest expense..............................        x

Footnotes for the Unaudited Pro Forma Consolidated Statement of Operations and Other Data for the Year Ended December 31, 1998

(a) See the consolidated financial statements included elsewhere in this prospectus.

(b) The table below gives effect to the acquisitions completed during the period from January 1, 1998 through March 31, 1999 as if they had occurred on January 1, 1998:

                                  Bell
                              Broadcasting    Allur-Detroit        ROA        Pro Forma
                             Historical(/1/) Historical(/2/) Historical(/3/) Adjustments       Total
                             --------------- --------------- --------------- -----------      -------
                                                       (in thousands)
   Statement of Operations:
   Net broadcast revenue...      $2,025          $ 2,854         $10,140       $  (300)(/4/)  $14,719
   Station operating
    expenses...............       1,423            3,239           5,529          (574)(/5/)    9,617
   Corporate expenses......         663              336             667        (1,253)(/6/)      413
   Depreciation and
    amortization...........          63              194             896         5,972 (/7/)    7,125
                                 ------          -------         -------       -------        -------
     Operating income
      (loss)...............        (124)            (915)          3,048        (4,445)        (2,436)
   Interest expense........          52              383           2,007         2,706 (/8/)    5,148
   Other income (expense),
    net....................         (28)             (50)              7            42 (/9/)      (29)
   Income tax benefit
    (expense)..............         (14)             --             (499)        1,418 (/10/)     905
                                 ------          -------         -------       -------        -------
     Net income (loss).....      $ (218)         $(1,348)        $   549       $(5,691)       $(6,708)
                                 ======          =======         =======       =======        =======

--------
(/1/See)the unaudited financial statements of Bell Broadcasting for the six months ended June 30, 1998, included elsewhere in this prospectus, which is the period during 1998 that Bell Broadcasting was not owned by Radio One.
(/2/Derived)from the unaudited financial statements of Allur-Detroit for the period from January 1, 1998 to December 28, 1998, which is the period during 1998 that the entity was not owned by Radio One.
(/3/See)the consolidated financial statements of ROA included elsewhere in the prospectus.
(/4/To)reflect the elimination of the management fee paid by ROA to Radio One for administrative services provided by Radio One.
(/5/To)record compensation expense of $105 for a manager and a general manager
    Radio One will need to hire to manage the Detroit market, eliminate bonuses of $115 paid by Allur-Detroit to employees because of the sale, and eliminate the salary, bonus and benefits of $564 paid to the previous Allur-Detroit general manager who was not retained by Radio One.
(/6/To)eliminate corporate expenses which Radio One does not expect to incur going forward which consist primarily of compensation of $617 to officers and former owners of Bell Broadcasting who were not retained by Radio One, the management fee of $300 paid by ROA to Radio One, and charitable contributions and management fees of $336 paid by the former owners of Allur-Detroit that would not have been distributed if the station had been owned by Radio One.
(/7/To)record the additional depreciation and amortization expense that would have been recognized if the Bell Broadcasting, Allur-Detroit, 20% of Dogwood, and ROA acquisitions had occurred.

(/8/To)record interest expense on acquisition financing, calculated as follows:

     Interest on Bell Broadcasting financing of $33,241 at 7.95% for six months.......................................................  $1,343
     Amortization of Bell Broadcasting deferred financing costs of $651
      over 5.5 years for six months....................................      59
     Less: Interest expense previously recorded by Bell Broadcasting...      52
     Interest on Allur-Detroit purchase price of $26,500 at 7.95%......   2,107
     Amortization of Allur-Detroit deferred financing costs of $358
      over 5 years.....................................................      72
     Less: Interest expense previously recorded by Allur-Detroit.......     383
     Interest on Dogwood purchase price of $3,500 at 7.95%.............     278
     Interest on ROA's debt paid at the acquisition of $16,212 at
      7.95%............................................................   1,289
     Less: Interest expense previously recorded by ROA.................   2,007
                                                                         ------
       Pro forma adjustment............................................  $2,706
                                                                         ======

(/9/To)eliminate tax penalties incurred by Bell Broadcasting that are not expected to be incurred by Radio One on a going-forward basis.

(/10/To)record additional tax benefit related to additional loss as a result of the acquisitions.

(c) The table below gives effect to the acquisitions pending as of March 31, 1998:

                                                                                            East
                                                                                            Coast
                                                                                           Market
                          Cleveland      Richmond I      Richmond II    Richmond III     Acquisition      Pro Forma
                       Historical(/1/) Historical(/1/) Historical(/2/) Historical(/2/) Historical(/1/) Adjustments(/3/)    Total
                       --------------- --------------- --------------- --------------- --------------- ----------------   -------
                                                                    (in thousands)
   Statement of
    Operations:
   Net broadcast
    revenue..........      $3,295           $400           $1,062          $7,458           $266           $   --         $12,481
   Station operating
    expenses.........       1,979            368            1,002           4,668            268               --           8,285
   Corporate
    expenses.........         --              14               15             413            --               (442)(/4/)      --
   Depreciation and
    amortization.....         811              4              416             648            --              4,128 (/5/)    6,007
                           ------           ----           ------          ------           ----           -------        -------
     Operating income
      (loss).........         505             14             (371)          1,729             (2)           (3,686)        (1,811)
   Interest expense..         600            --               500             --             --              5,308 (/6/)    6,408
   Other income
    (expense), net...         101            --                21             --             --                --             122
   Income tax benefit
    (expense)........          (2)            (6)             --              --             --             2,998 (/7/)     2,990
                           ------           ----           ------          ------           ----           -------        -------
     Net income
      (loss).........      $    4           $  8           $ (850)         $1,729           $ (2)          $(5,996)       $(5,107)
                           ======           ====           ======          ======           ====           =======        =======

--------
(/1/The)column represents the historical results of operations of the stations to be acquired for the year ended December 31, 1998. As these stations to be acquired did not prepare stand-alone financial statements, these financial statements were carved out from a larger entity and include the direct revenue and expenses charged to the stations and an allocation of those expenses which benefited the stations but were not directly charged to the stations. As these results of operations include allocated expenses, these financial statements do not represent what the results from operations would have been if the stations operated on a stand-alone basis or what they would have been if they were owned by Radio One.
(/2/The)column represents the historical results of operations for the year ended December 31, 1998 that were obtained from carveout audited financial statements. See the financial statements included elsewhere in this prospectus.
(/3/Historical)financial statements and pro forma adjustments related to the St. Louis acquisition have not been included in this pro forma income statement, because Radio One has determined that this acquisition is a purchase of assets. Income statement activity would not be relevant, because Radio One plans to take the current station off the air, reformat the station, and move it to a new location.

(/4/To)eliminate corporate management fees which would not be incurred by Radio
    One.
(/5/To)record additional amortization of $4,128 for intangibles related to the excess purchase price of $76,733 over 15 years, less the amortization previously recorded by the acquired companies.
(/6/To)record interest expense, calculated as follows:
(/7/)To record additional tax benefit related to additional loss as a result of the acquisitions.

     Total acquisition cost for Cleveland, Richmond I, II and III and the East Coast market..........................................  $80,600
                                                                       =======
       Interest expense on total acquisition cost at 7.95% for one year.........................................................  $ 6,408
     Less: Interest expense previously recorded by acquired
      companies......................................................    1,100
                                                                       -------
       Pro forma adjustment..........................................  $ 5,308
                                                                       =======

(d) To record the decrease in interest expense related to the use of proceeds of this offering and the Common Stock Offering, calculated as follows:

     Proceeds of this offering........................................ $
     Proceeds of the Common Stock Offering............................
                                                                       -------
       Total..........................................................
     Less: Retirement of preferred stock..............................
     Less: Underwriting discounts and commissions, and offering cost expenses........................................................
                                                                       -------
       Subtotal.......................................................
                                                                       -------
     Pro forma adjustment............................................. $
                                                                       =======

(e) To record the tax effect of the reduction in interest expense.

(f) Broadcast cash flow consists of operating income before depreciation, amortization, non-cash compensation expense, local marketing agreement fees and corporate expenses. EBITDA (before non-cash compensation expense) consists of operating income before depreciation, amortization, non-cash compensation expense and local marketing agreement fees. After-tax cash flow consists of income before income tax benefit (expense) and extraordinary items, minus net gain on sale of assets (net of tax) and the current income tax provision, plus depreciation and amortization expense and non-cash compensation expense. Although broadcast cash flow, EBITDA (before non-cash compensation expense), and after-tax cash flow are not measures of performance or liquidity calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating Radio One because these measures are widely used in the broadcast industry as a measure of a radio broadcasting company's performance. Nevertheless, broadcast cash flow, EBITDA (before non-cash compensation expense) and after-tax cash flow should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, because broadcast cash flow, EBITDA (before non-cash compensation expense) and after-tax cash flow are not measures calculated in accordance with GAAP, these performance measures are not necessarily comparable to similarly titled measures employed by other companies.

(g) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.

(h) Cash interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.

(i) For purposes of this calculation, earnings consist of income (loss) before income taxes, extraordinary items and fixed charges without including any activities relating to the acquisition of WYCB-AM, an Unrestricted Subsidiary. Combined fixed charges consist of interest expense, including the amortization of discounts on debt and the amortization of deferred financing costs. Earnings were insufficient to cover combined fixed charges for the fiscal year ended December 31, 1998, by approximately $8.4 million and on a pro forma as adjusted basis for the year ended December 31, 1998,
    by approximately $    million. To date, we have not paid any dividends on
    our Senior Preferred Stock.

                 Unaudited Pro Forma Consolidated Balance Sheet

                                                            As of December 31, 1998
                       -----------------------------------------------------------------------------------------------------
                                                                                    Pro Forma for
                                         Completed    Pro Forma for     Pending       Completed
                                       Transactions     Completed    Transactions    and Pending   Offerings      Pro Forma
                       Historical (a) Adjustments (b) Transactions  Adjustments (c) Transactions  Adjustments    as Adjusted
                       -------------- --------------- ------------- --------------- ------------- -----------    -----------
                                                                 (in thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents........     $  4,455        $(2,989)      $  1,466       $(94,200)      $(92,734)    $        (d)    $
 Trade accounts
  receivable, net....       12,026          2,479         14,505            703         15,208          --
 Prepaid expenses
  and other..........          334            202            536             31            567          --
 Deferred taxes......          826            164            990            --             990          --
                          --------        -------       --------       --------       --------     --------        -------
   Total current
    assets...........       17,641           (144)        17,497        (93,466)       (75,969)
Property and
 equipment, net......        6,717          1,758          8,475          3,133         11,608          --
Intangible assets,
 net.................      127,639         49,147        176,786         90,333        267,119          --
Deferred taxes.......          --              60             60            --              60          --
Other assets.........        1,859             40          1,899            --           1,899          --
                          --------        -------       --------       --------       --------     --------        -------
   Total assets......     $153,856        $50,861       $204,717       $    --        $204,717     $               $
                          ========        =======       ========       ========       ========     ========        =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable
  and accrued
  expenses...........     $  4,898        $ 1,189       $  6,087       $    --        $  6,087     $    --         $
 Income taxes
  payable............          143            --             143            --             143          --
                          --------        -------       --------       --------       --------     --------        -------
   Total current
    liabilities......        5,041          1,189          6,230            --           6,230          --
Bank Credit
 Facility............       49,350         16,437         65,787            --          65,787              (e)
12% Notes due 2004...       78,458            --          78,458            --          78,458          --
WYCB acquisition
 debt................        3,841            --           3,841            --           3,841          --
Other long-term
 debt................           90            --              90            --              90          --
Deferred tax
 liability...........       15,251            --          15,251            --          15,251          --
                          --------        -------       --------       --------       --------     --------        -------
   Total
    liabilities......      152,031         17,626        169,657            --         169,657
                          --------        -------       --------       --------       --------     --------        -------
Senior Preferred
 Stock:
 Series A............       10,816            --          10,816            --          10,816              (f)        --
 Series B............       15,868            --          15,868            --          15,868              (f)        --
 New Preferred
  Stock..............          --             --             --             --             --               (f)
                          --------        -------       --------       --------       --------     --------        -------
                            26,684            --          26,684            --          26,684
                          --------        -------       --------       --------       --------     --------        -------
Stockholders' equity
 (deficit):
 Class A Common
  Stock..............          --             --             --             --             --               (g)
 Class B Common
  Stock..............          --             --             --             --             --
 Class C Common
  Stock..............          --             --             --             --             --
 Additional paid in
  capital............          --          33,235         33,235            --          33,235              (g)
 Accumulated
  earnings
  (deficit)..........      (24,859)           --         (24,859)           --         (24,859)
                          --------        -------       --------       --------       --------     --------        -------
   Total
    stockholders'
    equity
    (deficit)........      (24,859)        33,235          8,376            --           8,376
                          --------        -------       --------       --------       --------     --------        -------
   Total liabilities
    and stockholders'
    equity
    (deficit)........     $153,856        $50,861       $204,717       $    --        $204,717     $               $
                          ========        =======       ========       ========       ========     ========        =======

Footnotes for the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1998

(a) See the Consolidated Financial Statements included elsewhere in this prospectus.

(b) The table below gives effect to the acquisition of ROA, the retirement of ROA's outstanding debt and the purchase of the remaining 20% of Dogwood.

                                             As of December 31, 1998
                                       ---------------------------------------
                                             ROA        Pro Forma
                                       Historical(/1/) Adjustments      Total
                                       --------------- -----------     -------
                                                 (in thousands)
   ASSETS
   Current Assets:
     Cash and cash equivalents.......      $ 1,711       $(4,700)(/2/) $(2,989)
     Trade accounts receivable, net..        2,479           --          2,479
     Prepaid expenses and other......          202           --            202
     Deferred taxes..................          164           --            164
                                           -------       -------       -------
       Total current assets..........        4,556        (4,700)         (144)
   Property and equipment, net.......        1,758           --          1,758
   Intangible assets, net............       10,867        38,280 (/3/)  49,147
   Deferred taxes....................           60           --             60
   Other assets......................           40           --             40
                                           -------       -------       -------
       Total assets..................      $17,281       $33,580       $50,861
                                           =======       =======       =======
   LIABILITIES AND STOCKHOLDERS'
    EQUITY
   Current Liabilities:
     Account payable and accrued
      expenses.......................      $ 1,189       $   --        $ 1,189
     Current portion of long-term
      debt...........................          327          (327)(/4/)     --
                                           -------       -------       -------
       Total current liabilities.....        1,516          (327)        1,189
   Long-term debt and deferred
    interest.........................       15,525           912 (/4/)  16,437
                                           -------       -------       -------
       Total liabilities.............       17,041           585        17,626
                                           -------       -------       -------
   Stockholders' Equity (Deficit):
     Common Stock....................           10           (10)(/5/)     --
     Additional paid in capital......        1,390        31,845 (/5/)  33,235
     Accumulated earnings (deficit)..       (1,160)        1,160 (/5/)     --
                                           -------       -------       -------
       Total stockholders' equity ...          240        32,995        33,235
                                           -------       -------       -------
       Total liabilities and
        stockholders' equity ........      $17,281       $33,580       $50,861
                                           =======       =======       =======

--------
(1) See the Consolidated Financial Statements included elsewhere in this prospectus.
(2) To reflect the $3,500 payment for the remaining 20% interest in Dogwood and a $1,200 fee paid by ROA to a stockholder for arranging the acquisition.
(3) To reflect the acquisition of the remaining 20% interest in Dogwood for $3,500 and the step up of the assets from the acquisition of ROA. Radio One applied step up accounting to the portion of ROA owned by non-Radio One stockholders and non-controlling stockholders of ROA. The portion of ROA owned by the controlling stockholder of ROA and stockholder of Radio One was accounted for based on historical cost. The valuation of ROA for purposes of the step-up adjustment was based on Radio One's estimate of ROA's value as of the date the parties agreed in principle to the acquisition.
(4) To record the refinancing of ROA's outstanding debt of $15,852 plus unamortized discount of $360 and deferred financing costs of $225 related to the Bank Credit Facility.
(5) To eliminate the stockholders' equity accounts of ROA, record the increase to additional paid in capital for the step up of the assets related to the ROA acquisition, reduce net equity for the write-off of the unamortized discount and deferred financing costs on ROA's debt and to record a $1,200 fee paid by ROA to a stockholder for arranging the acquisition.

(c) The table below gives effect to the Pending Transactions as of March 31, 1999 as if they had occurred on December 31, 1998.

                                                           As of December 31, 1998
                    ---------------------------------------------------------------------------------------------------------
                                                                                     St. Louis and
                                                                                      East Coast
                                                                                        Market
                       Cleveland      Richmond I      Richmond II    Richmond III    Acquisitions   Acquisitions
                    Historical(/1/) Historical(/1/) Historical(/3/) Historical(/3/) Historical(/2/) Adjustments       Total
                    --------------- --------------- --------------- --------------- --------------- ------------     --------
                                                               (in thousands)
ASSETS
Current Assets:
 Cash and cash
  equivalents......     $  --            $ --           $   34          $  142          $  --         $(94,376)(/4/) $(94,200)
 Trade accounts
  receivable,
  net..............        315              62             326           1,400             --           (1,400)(/5/)      703
 Prepaid expenses
  and other........        --              --              --               31             --              --              31
                        ------           -----          ------          ------          ------        --------       --------
   Total current
    assets.........        315              62             360           1,573             --          (95,776)       (93,466)
Property and
 equipment, net....        825              27           1,079           1,202             --              --           3,133
Intangible assets,
 net...............      4,788             --            3,343           3,692             --           78,510 (/6/)   90,333
Other assets.......        --              --              --              --              --              --             --
Deferred taxes.....        --              --              --              --              --              --
                        ------           -----          ------          ------          ------        --------       --------
   Total assets....     $5,928           $  89          $4,782          $6,467          $  --         $(17,266)      $    --
                        ======           =====          ======          ======          ======        ========       ========
LIABILITIES AND
 STATION EQUITY
Current
 Liabilities:
 Accounts payable
  and accrued
  expenses.........     $  --            $ --           $  168          $  566          $  --         $   (734)(/7/) $    --
 Current portion
  of long-term
  debt.............        --              --            5,013             --              --           (5,013)(/7/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total current
    liabilities....        --              --            5,181             566             --           (5,747)(/7/)      --
Long-term debt and
 deferred
 interest..........        --              --               49             --              --              (49)(/7/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total
    liabilities....        --              --            5,230             566             --           (5,796)           --
Station equity
 (deficit).........      5,928              89            (448)          5,901             --          (11,470)(/8/)      --
                        ------           -----          ------          ------          ------        --------       --------
   Total
    liabilities and
    station equity
    (deficit)......     $5,928           $  89          $4,782          $6,467          $  --         $(17,266)      $    --
                        ======           =====          ======          ======          ======        ========       ========

--------
(1) The column represents the historical balance sheet of the stations acquired. As the stations acquired did not prepare stand-alone financial statements, these financial statements were carved out from a larger entity and include the assets and liabilities of the stations to be acquired.
(2) Historical financial statements related to the St. Louis and East Coast market acquisitions have not been included in this pro forma balance sheet because Radio One has determined that these acquisitions are purchases of the license only.
(3) See Financial Statements included elsewhere in this prospectus.
(4) To reflect the cash paid by Radio One of $94,200 for the St. Louis, Cleveland, Richmond I, II and III and East Coast market acquisitions and to reflect cash not assumed from acquired companies.
(5) To eliminate the trade accounts receivable not purchased in the Richmond III acquisition.
(6) To record intangible assets booked as a result of the acquisitions, calculated as follows:

                                                        Net Tangible
                                               Purchase    Assets    Intangibles
                                                Price     Acquired    Acquired
                                               -------- ------------ -----------
     Total.................................... $94,200     $3,867      $90,333
     Less: Intangibles recorded on historical books.................    11,823
                                                                       -------
       Pro forma adjustment.........................................   $78,510
                                                                       =======

(7) To eliminate accounts payable, accrued expenses and debt that will not be assumed by Radio One.
(8) To eliminate the station equity from the entities acquired.

(d) To reflect the net proceeds of this offering and to reflect the Common
    Stock Offering at an assumed public offering price of $     per share less
    underwriting discounts and commissions, offering expenses of $     ,
    redemption of the Senior Preferred Stock and retirement of debt.

(e) To reflect the retirement of debt with the proceeds from the Common Stock Offering.

(f) To reflect proceeds of $50,000 from this offering, and the redemption of the Senior Preferred Stock.

(g) To reflect the net proceeds of the Common Stock Offering less underwriting discounts, commissions and offering expenses.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table contains selected historical consolidated financial data with respect to Radio One. The selected historical consolidated financial data have been derived from the Consolidated Financial Statements of Radio One for each of the fiscal years for the five year period ended December 31, 1998, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Radio One included elsewhere in this prospectus.

   The following table includes information regarding broadcast cash flow, EBITDA, and after-tax cash flow. Broadcast cash flow consists of operating income before depreciation, amortization, non-cash compensation expense, local marketing agreement fees and corporate expenses. EBITDA consists of operating income before depreciation, amortization, and local marketing agreement fees. After-tax cash flow consists of income before income tax benefit (expense) and extraordinary items, minus net gain on sale of assets (net of tax) and the current income tax provision, plus depreciation and amortization expense. Although broadcast cash flow, EBITDA, and after-tax cash flow are not measures of performance or liquidity calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating Radio One because these measures are widely used in the broadcast industry as a measure of a radio broadcasting company's performance. Nevertheless, broadcast cash flow, EBITDA and after-tax cash flow should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. Moreover, because broadcast cash flow, EBITDA and after-tax cash flow are not measures calculated in accordance with GAAP, these performance measures are not necessarily comparable to similarly titled measures employed by other companies.

                                            Fiscal Year Ended(/1/)
                                   --------------------------------------------
                                    Dec.              December 31,
                                     25,    -----------------------------------
                                    1994     1995     1996     1997      1998
                                   -------  -------  -------  -------  --------
                                    (in thousands, except per share data)
Statement of Operations:
Net broadcast revenue............  $15,541  $21,455  $23,702  $32,367  $ 46,109
Station operating expenses.......    8,506   11,736   13,927   18,848    24,501
Corporate expenses...............    1,128    1,995    1,793    2,155     2,800
Depreciation and amortization....    2,027    3,912    4,262    5,828     8,445
                                   -------  -------  -------  -------  --------
  Operating income...............    3,880    3,812    3,720    5,536    10,363
Interest expense(/2/)............    2,665    5,289    7,252    8,910    11,455
Other income (expense), net......       38       89      (77)     415       358
Income tax benefit
 (expense)(/3/)..................      (30)     --       --       --      1,575
                                   -------  -------  -------  -------  --------
  Income (loss) before
   extraordinary item............    1,223   (1,388)  (3,609)  (2,959)      841
Extraordinary loss...............      --       468      --     1,985       --
                                   -------  -------  -------  -------  --------
  Net income (loss)..............  $ 1,223  $(1,856) $(3,609) $(4,944) $    841
                                   =======  =======  =======  =======  ========
Earnings per common share:(/4/)
  Basic..........................  $        $        $        $        $
  Diluted........................
Weighted average common shares
 outstanding:(/4/)
  Basic..........................
  Diluted........................
Other Data:
Broadcast cash flow..............  $ 7,035  $ 9,719  $ 9,775  $13,519  $ 21,608
Broadcast cash flow margin(/5/)..     45.3%    45.3%    41.2%    41.8%     46.9%
EBITDA (before non-cash
 compensation)...................  $ 5,907  $ 7,724  $ 7,982  $11,364  $ 18,808
After-tax cash flow..............    2,763    2,524      806    2,869     7,248
Cash interest expense(/6/).......    2,356    5,103    4,815    4,413     7,192
Capital expenditures.............      639      224      252    2,035     2,236
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends(/7/)............     1.45x     --       --       --        --
Balance Sheet Data (at period
 end):
Cash and cash equivalents........................................      $  4,455
Intangible assets, net...........................................       127,639
Total assets.....................................................       153,856
Total debt (including current portion and deferred interest).....       131,739
Preferred stock..................................................        26,684
Total stockholders' deficit......................................        24,859

--------
(/1/Year-to-year)comparisons are significantly affected by Radio One's acquisition of various radio stations during the periods covered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Prior to the fiscal year ended December 31, 1996, Radio One's accounting reporting period was based on a fifty-two/fifty-three week period ending on the last Sunday of the calendar year. During 1996, we changed our fiscal year end to December 31.
(/2/Interest)expense includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.
(/3/From)January 1, 1996 to May 19, 1997, Radio One elected to be treated as an
    S corporation for U.S. federal and state income tax purposes and, therefore, generally was not subject to income tax at the corporate level during that period.
(/4/Assumes)a     for one stock split, the exercise of warrants to acquire
    shares of Common Stock and      shares of Common Stock issued to employees
    were effective for all periods presented.
(/5/Broadcast)cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.
(/6/Cash)interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs, for the indicated period.
(/7/Earnings)were insufficient to cover combined fixed charges for the fiscal years ended December 31, 1995, 1996, 1997 and 1998 by approximately $1.4 million $3.6 million, $7.0 million, and $8.4 million respectively, and on a pro forma as adjusted basis for the year ended December 31, 1998, by
    approximately $   million. To date, we have not paid any dividends on our
    Senior Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following information should be read in conjunction with "Selected Historical Consolidated Financial Data" and the Financial Statements and the notes thereto included elsewhere in this prospectus.

Introduction

   The net broadcast revenue of Radio One is derived from local and national advertisers and, to a much lesser extent, ticket and other revenue related to special events sponsored by Radio One throughout the year. Our significant broadcast expenses are employee salaries and commissions, programming expenses, advertising and promotion expenses, rental of premises for studios and rental of transmission tower space and music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function, as well as using our multiple stations, market presence and purchasing power to negotiate favorable rates with certain vendors and national representative selling agencies. Depreciation and amortization of costs associated with the acquisition of the stations and interest carrying charges are significant factors in determining Radio One's overall profitability.

   Radio One's net broadcast revenue is affected primarily by the advertising rates our radio stations are able to charge as well as the overall demand for radio advertising time in a market. Advertising rates are based primarily on
(i) a radio station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports (and to a lesser extent, by monthly reports) developed by Arbitron, (ii) the number of radio stations in the market competing for the same demographic groups, and (iii) the supply of and demand for radio advertising time. Advertising rates are generally highest during morning and afternoon commuting hours. In 1998, approximately 67.4% of Radio One's revenue was generated from local advertising and 30.3% was generated from national spot advertising. The balance of 1998 revenue was generated primarily from network advertising, tower rental income and ticket and other revenue related to Radio One sponsored events.

   The performance of an individual radio station or cluster of radio stations in a particular market is customarily measured by its ability to generate net broadcast revenue and broadcast cash flow, although broadcast cash flow is not a measure utilized under GAAP. Broadcast cash flow should not be considered in isolation from, nor as a substitute for, operating income, net income, cash flow, or other consolidated income or cash flow statement data computed in accordance with GAAP, nor as a measure of Radio One's profitability or liquidity. Despite its limitations, broadcast cash flow is widely used in the broadcasting industry as a measure of a company's operating performance because it provides a meaningful measure of comparative radio station performance, without regard to items such as depreciation and amortization (which can vary depending upon accounting methods and the book value of assets, particularly in the case of acquisitions) and corporate expenses.

   Radio One's operating results in any period may be affected by advertising and promotion expenses that do not produce commensurate net broadcast revenue in the period in which such expenses are incurred. We generally incur advertising and promotion expenses in order to increase listenership and Arbitron ratings. Increased advertising revenue may wholly or partially lag behind the incurrence of such advertising and promotion expenses because Arbitron only reports complete ratings information on a quarterly basis.

   In the broadcasting industry, radio stations often utilize trade (or barter) agreements to reduce expenses by exchanging advertising time for goods or services. In order to maximize cash revenue from our spot inventory, we minimize the use of trade agreements and have reduced trade revenue to approximately 1.2% of our gross revenue in 1998, down from approximately 4.2% in 1996.

   Radio One calculates "same station" growth over a particular period by comparing performance of stations owned (or operated under an LMA) during the current period with the performance of the same stations for the corresponding period in the prior year. However, no station will be included in such a comparison unless it has been owned (or operated under an LMA) for at least one month of every quarter included in each of the current and corresponding prior-year periods.

   From January 1, 1996, to December 31, 1998, Radio One acquired six radio stations. On May 19, 1997, Radio One acquired WPHI-FM (formerly WDRE-FM), in Philadelphia, for approximately $20.0 million (after having operated the station under an LMA since February 8, 1997). On March 16, 1998, Radio One, through an Unrestricted Subsidiary, acquired BHI, owner and operator of WYCB-AM, in Washington, D.C., for approximately $3.8 million. On June 30, 1998, Radio One acquired Bell Broadcasting, owner and operator of WDTJ-FM (formerly WCHB-FM) and WCHB-AM in Detroit, and WJZZ-AM in Kingsley, Michigan, for approximately $34.2 million. On December 28, 1998, Radio One acquired Allur-Detroit, owner and operator of WWBR-FM, in Detroit, for approximately $26.5 million.

   The consolidated financial statements of Radio One included elsewhere in this prospectus set forth the results of operations of: WPHI-FM for approximately 11 months of fiscal year 1997 (including the LMA period) and for fiscal year 1998; WYCB-AM from March 16, 1998, through the end of fiscal year 1998; Bell Broadcasting from July 1, 1998, through the end of fiscal year 1998; and Allur-Detroit from December 29, 1998, through the end of fiscal year 1998. The discussion below concerning results of operations reflects the operations of radio stations Radio One owned and/or managed by during the periods presented. As a result of the acquisition of WPHI-FM in May 1997 (with an LMA for this station beginning in February 1997), WYCB-AM in March 1998, Bell Broadcasting in June 1998, and Allur-Detroit in December 1998, Radio One's historical financial data prior to such times are not directly comparable to Radio One's historical financial data for subsequent periods. Additionally, due to recent acquisition activity, our 1998 pro forma results differ materially from our actual 1998 results. For the year ended December 31, 1998, pro forma for completed transactions, net broadcast revenue and broadcast cash flow were approximately $60.8 million and $27.0 million, respectively, compared to actual net broadcast revenue and broadcast cash flow of $46.1 million and $21.6 million, respectively.

                             Results of Operations

   The following table summarizes Radio One's historical consolidated results of operations.

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1996     1997     1998
                                                    -------  -------  -------
                                                        (in thousands)
   Statement of Operations:
   Net broadcast revenue........................... $23,702  $32,367  $46,109
   Station operating expenses......................  13,927   18,848   24,501
   Corporate expenses..............................   1,793    2,155    2,800
   Depreciation and amortization...................   4,262    5,828    8,445
                                                    -------  -------  -------
     Operating income..............................   3,720    5,536   10,363
   Interest expense................................   7,252    8,910   11,455
   Other income (expense), net.....................     (77)     415      358
                                                    -------  -------  -------
   Loss before benefit for income taxes and
    extraordinary item.............................  (3,609)  (2,959)    (734)
                                                    -------  -------  -------
   Income tax benefit..............................     --       --     1,575
                                                    -------  -------  -------
     Income (loss) before extraordinary item.......  (3,609)  (2,959)     841
   Extraordinary loss..............................     --     1,985      --
                                                    -------  -------  -------
     Net income (loss)............................. $(3,609) $(4,944) $   841
                                                    =======  =======  =======
   Broadcast cash flow............................. $ 9,775  $13,519  $21,608
   Broadcast cash flow margin......................    41.2%    41.8%    46.9%
   EBITDA.......................................... $ 7,982  $11,364  $18,808
   After-tax cash flow.............................     806    2,869    7,248

Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

   Net Broadcast Revenue. Net broadcast revenue increased to approximately $46.1 million for the fiscal year ended December 31, 1998, from approximately $32.4 million for the fiscal year ended December 31, 1997, or 42.3%. Approximately $3.8 million of the increase was attributable to stations acquired during 1998. On a same station basis, net revenue for the period increased approximately 30.6% to approximately $42.3 million in 1998 from approximately $32.4 million in 1997. This increase was the result of continuing broadcast revenue growth in Radio One's Washington, D.C., Baltimore, and Philadelphia markets as we benefitted from ratings increases at certain of our radio stations, improved power ratios at these stations and radio market growth.

   Station Operating Expenses. Station operating expenses excluding depreciation and amortization increased to approximately $24.5 million for the fiscal year ended December 31, 1998, from approximately $18.8 million for the fiscal year ended December 31, 1997, or 30.3%. Approximately $2.5 million of the increase was attributable to stations acquired during 1998. On a same station basis, station operating expenses for the period increased approximately 17.0% to approximately $22.0 million in 1998 from approximately $18.8 million in 1997. This increase was primarily related to increases in sales commissions and license fees due to significant revenue growth, as well as additional programming costs related to ratings gains at some of our larger radio stations.

   Corporate Expenses. Corporate expenses increased to approximately $2.8 million for the fiscal year ended December 31, 1998, from approximately $2.2 million for the fiscal year ended December 31, 1997, or 27.3%. This increase was due primarily to growth in the corporate staff consistent with our overall expansion, annual costs associated with the 12% Notes due 2004 and costs associated with our public reporting requirements.

   Depreciation and Amortization. Depreciation and amortization increased to approximately $8.4 million for the fiscal year ended December 31, 1998, from approximately $5.8 million for the fiscal year ended December 31, 1997, or 44.8%. This increase was due primarily to our asset growth as well as our acquisitions in 1998.

   Operating Income. Operating income increased to approximately $10.4 million for the fiscal year ended December 31, 1998, from approximately $5.5 million for the fiscal year ended December 31, 1997, or 89.1%. This increase was attributable to the increases in broadcast revenues partially offset by higher operating expenses and higher depreciation and amortization expenses as described above.

   Interest Expense. Interest expense increased to approximately $11.5 million for the fiscal year ended December 31, 1998, from approximately $8.9 million for the fiscal year ended December 31, 1997, or 29.2%. This increase was primarily due to the 12% Notes Offering, the retirement of our approximately $45.6 million bank credit facility and borrowings under our Bank Credit Facility associated with the Bell Broadcasting acquisition.

   Other Income. Other income decreased to $358,000 for the fiscal year ended December 31, 1998, from $415,000 for the fiscal year ended December 31, 1997, or 13.7%. This decrease was primarily attributable to lower interest income due to lower cash balances as we used a portion of our cash balances to help fund the Bell Broadcasting acquisition.

   Loss before Benefit from Income Taxes. Loss before benefit from income taxes decreased to $734,000 for the fiscal year ended December 31, 1998, from approximately $3.0 million for the fiscal year ended December 31, 1997, or 75.5%. This decrease was due to higher operating income partially offset by higher interest expense and lower other income. The income tax benefit of approximately $1.6 million for the year ended December 31, 1998, was the result of reversing our valuation allowance recorded in prior years related to our net operating loss carryforward and other deferred tax assets, offset by an income tax provision of $483,000 as we had net income for tax reporting purposes as a result of non-deductible amortization expense for income tax purposes. Certain intangible assets acquired as a result of the Bell Broadcasting acquisition maintained their old income tax basis because the Bell Broadcasting acquisition was a stock purchase.

   Net Income (Loss). Net income increased to $841,000 for the fiscal year ended December 31, 1998, from a net loss of approximately $4.9 million for the fiscal year ended December 31, 1997. The increase was due to higher operating income and an income tax benefit, partially offset by higher interest expense as described above and an approximate $2.0 million extraordinary loss related to the refinancing of debt.

   Broadcast Cash Flow. Broadcast cash flow increased to approximately $21.6 million for the fiscal year ended December 31, 1998, from approximately $13.5 million for the fiscal year ended December 31, 1997, or 60.0%. Approximately $1.3 million of the increase was attributable to stations acquired during 1998. On a same station basis, broadcast cash flow for the period increased approximately 50.4% to approximately $20.3 million in 1998 from approximately $13.5 million in 1997. This increase was attributable to the increase in net broadcast revenue partially offset by higher station operating expenses as described above.

   Our broadcast cash flow margin increased to approximately 46.9% for the fiscal year ended December 31, 1998, from 41.8% for the fiscal year ended December 31, 1997. On a same station basis, broadcast cash flow margin for the period increased to approximately 48.0% in 1998 from approximately 41.8% in 1997. This increase was the result of strong revenue gains in our more mature markets partially offset by slower expense growth in those markets. The lower actual broadcast cash flow margin versus that reported on a same station basis for 1998 was the result of our recent entrance into the Detroit market where we acquired underperforming stations with profit margins lower than those of many of the radio stations we own in markets in which we have operated for a longer period of time.

   EBITDA. EBITDA increased to approximately $18.8 million for the fiscal year ended December 31, 1998, from approximately $11.4 million for the fiscal year ended December 31, 1997, or 64.9%. This increase was attributable to the increase in net broadcast revenue partially offset by higher station operating and corporate expenses as described above.

   After-Tax Cash Flow. After-tax cash flow increased to approximately $7.2 million for the fiscal year ended December 31, 1998, from approximately $2.9 million for the fiscal year ended December 31, 1997, or 148.3%. This increase was attributable to higher net income and depreciation and amortization as described above.

Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

   Net Broadcast Revenue. Net broadcast revenue increased to approximately $32.4 million for the fiscal year ended December 31, 1997, from approximately $23.7 million for the fiscal year ended December 31, 1996, or 36.7%. Approximately $2.6 million of the increase was attributable to stations acquired during 1997. On a same station basis, net revenue for the period increased approximately 25.7% to approximately $29.8 million in 1997 from approximately $23.7 million in 1996. This increase was primarily the result of significant net broadcast revenue growth in our Washington, D.C. and Baltimore markets as we benefitted from ratings increases at our larger radio stations as well as radio market growth.

   Station Operating Expenses. Station operating expenses excluding depreciation and amortization increased to approximately $18.8 million for the fiscal year ended December 31, 1997, from approximately $13.9 million for the fiscal year ended December 31, 1996, or 35.3%. Approximately $2.4 million of the increase was attributable to stations acquired during 1997. On a same station basis, station operating expenses for the period increased approximately 18.0% to approximately $16.4 million in 1997 from approximately $13.9 million in 1996. This increase was due to higher sales, programming and administrative costs associated with the significant net broadcast revenue growth and ratings gains at our radio stations.

   Corporate Expenses. Corporate expenses increased to approximately $2.2 million for the fiscal year ended December 31, 1997, from approximately $1.8 million for the fiscal year ended December 31, 1996, or 22.2%. This increase was due primarily to growth in the corporate staff consistent with our overall expansion, annual costs associated with the 12% Notes due 2004 and the costs associated with our public reporting requirements.

   Depreciation and Amortization. Depreciation and amortization increased to approximately $5.8 million for the fiscal year ended December 31, 1997, from approximately $4.3 million for the fiscal year ended December 31, 1996, or 34.9%. This increase was due primarily to our acquisition of WPHI-FM (formerly WDRE-FM) in 1997.

   Operating Income. Operating income increased to approximately $5.5 million for the fiscal year ended December 31, 1997, from approximately $3.7 million for the fiscal year ended December 31, 1996, or 48.6%. This increase was attributable to the increases in net broadcast revenue partially offset by higher operating expenses, higher depreciation and amortization expenses and start-up losses incurred earlier in 1997 related to the acquisition of WPHI-FM.

   Interest Expense. Interest expense increased to approximately $8.9 million for the fiscal year ended December 31, 1997, from approximately $7.3 million for the fiscal year ended December 31, 1996, or 21.9%. This increase related primarily to the 12% Notes Offering and the associated retirement of our $45.6 million bank credit facility at that time.

   Other Income (Loss). Other income increased to approximately $415,000 for the fiscal year ended December 31, 1997, from a loss of approximately $77,000 for the fiscal year ended December 31, 1996. This increase was primarily attributable to higher interest income due to higher cash balances associated with our cash flow growth and capital raised in the 12% Notes Offering.

   Loss before Benefit for Income Taxes. Loss before provision for income taxes and extraordinary item decreased to approximately $3.0 million for the fiscal year ended December 31, 1997, from approximately $3.6 million for the fiscal year ended December 31, 1996, or 16.7%. The decrease was due to higher operating and other income partially offset by higher interest expense associated with the 12% Notes Offering.

   Net Loss. Net loss increased to approximately $4.9 million for the fiscal year ended December 31, 1997, from approximately $3.6 million for the fiscal year ended December 31, 1996, or 36.1%. This increase was due to a loss of approximately $2.0 million on the early retirement of the indebtedness under our bank credit facility with the proceeds from the 12% Notes Offering, as well as the exchange of our 15% Subordinated Promissory Notes due 2004 for Senior Preferred Stock.

   Broadcast Cash Flow. Broadcast cash flow increased to approximately $13.5 million for the fiscal year ended December 31, 1997, from approximately $9.8 million for the fiscal year ended December 31, 1996, or 37.8%. Approximately $0.2 million of the increase was attributable to stations acquired during 1997. On a same station basis, broadcast cash flow for the period increased approximately 35.7% to approximately $13.3 million in 1998 from approximately $9.8 million in 1997. This increase was attributable to the increases in net broadcast revenue partially offset by higher station operating expenses.

   Our broadcast cash flow margin increased to approximately 41.8% for the fiscal year ended December 31, 1997 from 41.2% for the fiscal year ended December 31, 1996. On a same station basis, broadcast cash flow margin for the period increased to approximately 44.6% in 1997 from approximately 41.2% in 1996. This increase was the result of strong revenue gains in our more mature markets partially offset by slower expense growth in those markets. The lower actual broadcast cash flow margin versus that reported on a same station basis for 1997 is the result of our entry into the Philadelphia market where we acquired an underperforming station with profit margins lower than those of many of the radio stations we own in markets in which we have operated for a longer period of time.

   EBITDA. EBITDA increased to approximately $11.4 million for the fiscal year ended December 31, 1997, from approximately $8.0 million for the fiscal year ended December 31, 1996, or 42.5%. This increase was attributable to the increase in net broadcast revenue partially offset by higher operating and corporate expenses.

   After-Tax Cash Flow. After-tax cash flow increased to approximately $2.9 million for the fiscal year ended December 31, 1997, from approximately $806,000 for the fiscal year ended December 31, 1996, or 259.8%. This increase was attributable to higher net income and depreciation and amortization as described above.

Liquidity and Capital Resources

   Our primary source of liquidity is cash provided by operations and, to the extent necessary, undrawn commitments available under the Bank Credit Facility. Our ability to borrow in excess of the commitments set forth in the Credit Agreement is limited by the terms of the Indenture and our preferred stock. Additionally, such terms place restrictions on Radio One with respect to the sale of assets, liens, investments, dividends, debt repayments, capital expenditures, transactions with affiliates, consolidation and mergers, and the issuance of equity interests among other things.

   We have used a significant portion of our capital resources to consummate acquisitions. These acquisitions were or will be funded from (i) the Bank Credit Facility, (ii) the proceeds of this offering and the Common Stock Offering, and (iii) internally generated cash flow. A portion of the net proceeds from these offerings will be used to repay our outstanding indebtedness under the Bank Credit Facility. See "Use of Proceeds."

   Radio One's balance of cash and cash equivalents was approximately $4.5 million as of December 31, 1998, and approximately $8.5 million as of December 31, 1997. This decrease in cash resulted primarily from our use of approximately $9.5 million of our then available cash to fund partially the Bell Broadcasting acquisition, offset by an increase in cash from operations. The balance of the purchase price and expenses related to the Bell Broadcasting acquisition was funded with approximately $25.4 million drawn on a $32.5 million Bank Credit Facility that we entered into concurrent with the closing of the acquisition of Bell Broadcasting. We subsequently increased the Bank Credit Facility to $57.5 million from which we drew down an additional $24.0 million to fund partially the acquisition of Allur-Detroit. On December 31, 1998, approximately $8.1 million was available to be drawn down from the
Bank Credit Facility. On        , we entered into an amended and restated
credit agreement under which we may borrow up to $100 million on a revolving basis from a group of banking institutions. Immediately following the acquisition of ROA, approximately $67.0 million was outstanding under our Bank Credit Facility.

   Concurrent with this offering, we anticipate issuing $ million in Class A Common Stock. The proceeds of the Common Stock Offering will be used in part to increase availability under our Bank Credit Facility. This availability is expected to be used in part to fund pending acquisitions. In the event the Common Stock Offering is not consummated, we believe we have adequate liquidity and access to other financing sources to fund these acquisitions.

   Net cash flow from operating activities increased to approximately $9.3 million for the fiscal year ended December 31, 1998, from approximately $4.9 million for the fiscal year ended December 31, 1997, or 89.8%. This increase was primarily due to higher net income (versus a net loss in 1997) and non-cash expenses. Non-cash expenses of depreciation and amortization increased to approximately $8.4 million for fiscal year ended December 31, 1998, from approximately $5.8 million for the fiscal year ended December 31, 1997, or 44.8% due to our recent acquisitions, as well as leasehold improvements made to our new headquarters and Washington, D.C. radio studios in the second half of 1997. Non-cash expenses of amortization of debt financing costs, unamortized discount and deferred interest increased to approximately $4.1 million for the fiscal year ended December 31, 1998, from approximately $3.3 million for the fiscal year ended December 31, 1997, or 24.2%, due to the 12% Notes Offering. We also incurred a non-cash expense of approximately $2.0 million related to the loss on extinguishment of debt during the fiscal year ended December 31, 1997.

   Net cash flow used in investing activities increased to approximately $61.2 million for the fiscal year ended December 31, 1998, compared to approximately $23.2 million for the fiscal year ended December 31, 1997, or 163.8%. During the fiscal year ended December 31, 1998, we acquired Bell Broadcasting for approximately $34.2 million plus the cost of additional assets and expenses related to the transaction, and acquired Allur-Detroit for approximately $26.5 million. Additionally, we made purchases of capital equipment totaling approximately $2.2 million. During the fiscal year ended December 31, 1997, we acquired WPHI-FM for approximately $20.0 million and made purchases of capital equipment totaling approximately $2.0 million.

   Net cash flow from financing activities was approximately $47.8 million for the fiscal year ended December 31, 1998. During the fiscal year ended December 31, 1998, Radio One entered into a $57.5 million Bank Credit Facility, of which, approximately $49.4 million was used to finance partially the acquisitions of Bell Broadcasting and Allur-Detroit. In conjunction with this facility, we incurred approximately $1.0 million in deferred debt financing costs. Additionally, during the fiscal year ended December 31, 1998, a wholly-owned Unrestricted Subsidiary of Radio One financed the acquisition of WYCB-AM with a promissory note due to the seller for approximately $3.8 million. Net cash flow from financing activities was approximately $25.1 million for the fiscal year ended December 31, 1997. During the fiscal year ended December 31, 1997, we completed the 12% Notes Offering and raised net proceeds of approximately $72.8 million. We used approximately $19.1 million of these proceeds to acquire WPHI-FM (formerly WDRE-FM) and approximately $45.6 million of the proceeds to retire the outstanding indebtedness under our then existing bank credit facility. In conjunction with the 12% Notes Offering we incurred approximately $2.1 million in deferred debt financing costs. As a result, cash and cash equivalents decreased by approximately $4.0 million during the fiscal year ended December 31, 1998, compared to an increase of approximate $6.8 million during the fiscal year ended December 31, 1997.

   We continuously review, and are currently reviewing, opportunities to acquire additional radio stations, primarily in the top 30 African-American markets. As of the date of this prospectus, other than the pending transactions, we have no written or oral understandings, letters of intent or contracts to acquire radio stations. We anticipate that any future radio station acquisitions would be financed through funds generated from operations, equity financings, permitted debt financings, debt financings through Unrestricted Subsidiaries or a combination of these sources. However, there can be no assurance that financing from any of these sources, if available, will be available on favorable terms.

   Management believes that, based on current levels of operations and anticipated internal growth, cash flow from operations together with other available sources of funds will be adequate for the foreseeable future to make required payments of interest on Radio One's indebtedness, to fund anticipated capital expenditures and working capital requirements and to enable us to comply with the terms of our debt agreements. Our ability to meet our debt service obligations and reduce our total debt, and our ability to refinance the 12% Notes due 2004, at or prior to their scheduled maturity date in 2004, will depend upon our future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control. For 1999, we anticipate maintenance capital expenditures to be between $1.0 million and $2.0 million and total capital expenditures to be between $4.0 million and $6.0 million. During 1997, Radio One converted from a S corporation to a C corporation.

Impact of Inflation

   We believe that inflation has not had a material impact on our results of operations for each of our fiscal years in the three-year period ended December 31, 1998. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

Seasonality

   Seasonal net broadcast revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers. Radio One's first fiscal quarter generally produces the lowest net broadcast revenue for the year.

Year 2000 Compliance

   Radio One has commenced a process to ensure Year 2000 compliance of all hardware, software, and ancillary equipment that are date dependent. This process involves four phases:

  Phase I--Inventory and Data Collection. This phase involves an identification of all systems that are date dependent. This phase was completed during the first quarter of 1998.

  Phase II--Compliance Identification. This phase involves Radio One identifying and beginning to replace critical systems that cannot be updated or certified as compliant. We commenced this phase in the first quarter of 1999 and expect to complete the substantial majority of this phase before the end of the second quarter of 1999. To date, we have verified that our accounting, payroll, and local wide area network hardware and software systems are substantially compliant. In addition, we have determined that most of our personal computers and PC applications are compliant. We are currently reviewing our security systems and other miscellaneous systems.

  Phase III--Test, Fix, and Verify. This phase involves testing all systems that are date dependent and upgrading all non-compliant systems. We expect to complete this phase during the third quarter of 1999.

  Phase IV--Final Testing, New Item Compliance. This phase involves a review of failed systems for compliance and re-testing as necessary. We expect to complete this phase by the end of the third quarter of 1999.

   To date, we have no knowledge that any of our major systems are not Year 2000 ready or will not be Year 2000 ready by the end of the third quarter of 1999. We have not incurred significant expenditures and believe we will achieve substantial Year 2000 readiness without the need to acquire significant new hardware, software or systems. As part of our expansion over the past two years, we have undertaken significant build-outs, upgrades and expansions to our radio station studios, business offices and technology infrastructure. These enhancement efforts are continuing in all of the markets in which we have recently acquired radio stations and will expand into the new markets in which we will be acquiring radio stations. We believe that most, if not all, of the new equipment installed in conjunction with these recent build-outs is Year 2000 compliant. Based upon our experience to date, we estimate the remaining costs to achieve Year 2000 readiness will be approximately $100,000, independent of the costs associated with the previously-mentioned expansions which are being undertaken in the normal course of our business development. All costs directly related to preparing for Year 2000 readiness will be expensed as incurred. We are not aware of any Year 2000 problems that would have a material effect on our operations. We are also not aware of any non-compliance by our suppliers that is likely to have material impact on our business. Nevertheless, we cannot assure you that our critical systems, or the critical systems of our suppliers, will be Year 2000 ready.

   Radio One does not intend to develop any contingency plans to address possible failures by itself or its vendors related to Year 2000 compliance. Radio One does not believe that such contingency plans are required because it believes that the Company and its significant vendors will be Year 2000 compliant before January 2000.

                                    BUSINESS

   Radio One was founded in 1980 and is the largest radio broadcasting company in the United States primarily targeting African-Americans. After we complete our pending acquisitions, we will own and operate 26 radio stations. Twenty-five of these stations (eighteen FM and seven AM) are in nine of the top 20 African-American radio markets: Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, St. Louis, Cleveland, Richmond and an East Coast market. Our strategy is to expand within our existing markets and into new markets that have a significant African-American presence. We believe radio broadcasting primarily targeting African-Americans has significant growth potential. We also believe that we have a competitive advantage in the African-American market and the radio industry in general, due to our primary focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise.

   We have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all of the FM stations we have owned or managed for at least one year. The radio station clusters that we owned as of December 31, 1998, were ranked first or second in all of their markets in combined audience and net broadcast revenue share among radio stations targeting African-Americans. Our net broadcast revenue and broadcast cash flow have grown significantly on both a total and same station basis:

  . Net broadcast revenue grew at a compound annual rate of 60.2% from an actual $23.7 million in 1996 to $60.8 million in 1998, pro forma for completed transactions.

  . Broadcast cash flow grew at a compound annual rate of 66.0% from an actual $9.8 million in 1996 to $27.0 million in 1998, pro forma for completed transactions.

  . Same station net broadcast revenue and broadcast cash flow grew at average annual rates of 28.0% and 42.1%, respectively, from 1996 through 1998, pro forma for Radio One of Atlanta, Inc., which was managed by us during this period.

  . After-tax cash flow grew at a compound annual rate of 206.2% from an actual $0.8 million in 1996 to $7.5 million in 1998, pro forma for completed transactions.

   Radio One is led by our Chairperson and co-founder, Ms. Catherine L. Hughes, and her son, Mr. Alfred C. Liggins, III, our Chief Executive Officer and President, who together have over 40 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. We believe that we are well positioned to apply our proven operating strategy to our recently or soon to be acquired stations in Detroit, St. Louis, Cleveland, Richmond and an East Coast market, and to other radio stations in existing and new markets as attractive acquisition opportunities arise.

The African-American Market Opportunity

   We believe that operating urban formatted radio stations primarily targeting African-Americans has significant growth potential for the following reasons:

  . Rapid Population Growth. From 1980 to 1995, the African-American population increased from approximately 26.7 million to 33.1 million (a 24.0% increase, compared to a 16.0% increase in the population as a whole). Furthermore, the African-American population is expected to exceed 40 million by 2010 (a more than 20.0% increase from 1995, compared to an expected increase of 13.0% for the population as a whole). (Source: 1996 U.S. Census Bureau Current Population Report)

  . Higher Income Growth. According to the U.S. Census Bureau, from 1980 to 1995, the rate of increase in median household income in 1995 adjusted dollars for African-Americans was approximately 12.3% compared to 3.9% for the population as a whole. African-American buying power is estimated to reach $533 billion in 1999 (up 73.0% from 1990 compared to a 57.0% increase for all Americans) and to account for 8.2% of total buying power in 1999 (compared to 7.4% in 1990). (Source: "African-American Buying Power by Place of Residence: 1990-1999," Dr. Jeffrey M. Humphreys). In addition, the African-American consumer tends to have a different consumption profile than non-African-Americans. For example, 31% of African-Americans purchased a TV, VCR or stereo in the past year compared to 25% of average U.S. households. African-Americans' higher than average rate of consumption is a powerful reason for U.S. retailers to increase targeted advertising spending toward this consumer group. (Source: Pricewaterhouse Coopers, LLP 1998 Study)

  . Growth in Advertising Targeting the African-American Market. We believe that large corporate advertisers are becoming more focused on reaching minority consumers in the United States. The African-American and Hispanic communities are viewed as an emerging growth market within the mature domestic market. A 1997 study estimated that major national advertisers spent $881 million on advertising targeting African-American consumers, up from $463 million in 1985. (Source: Target Market News (Chicago, IL-1997)). For example, Ford Motor Company reportedly plans to increase its spending targeting African-Americans and Hispanics by 20% in the 1998-99 model year. (Source: Ad Week Midwest September 28, 1998). We believe Ford is one example of many large corporations currently expanding their commitment to ethnic advertising.

  . Urbanization of American Culture and Society. We believe that there is an ongoing "urbanization" of many facets of American society as evidenced by the influence of African-American culture in the areas of music (for example, hip-hop and rap music), film, fashion, sports and urban-oriented television shows and networks. We believe that companies as disparate as the News Corporation's Fox television network, the sporting goods manufacturer Nike(R), the fast food chain McDonald's(R), and prominent fashion designers have embraced this urbanization trend in their products as well as their advertising messages.

  . Growing Popularity of Urban Formats. We believe that urban programming has been expanded to target a more diverse urban listener base and has become more popular with listeners and advertisers over the past ten years. The number of urban radio stations has increased from 294 in 1990 to an estimated 371 in 1998, or 26%, and is expected to increase an additional 10% to 409 by 2002. In 1998, urban formats were one of the top three formats in nine of the top ten radio markets nationwide and the top format in five of these markets. (Source: INTEREP, Research Division, 1998 Urban Radio Study)

  . Concentrated Presence in Urban Markets. In 1996, approximately 58.0% of the African-American population was located in the top 30 African-American markets. Relative to radio broadcasters targeting a broader audience, we believe we can cover the various segments of our target market with fewer programming formats and therefore fewer radio stations than the maximum allowed by the FCC (up to eight radio stations in the largest markets with no more than five being FM or AM). (Source: BIA, Fourth Edition 1998)

  . Strong Audience Listenership and Loyalty. In 1996, African-Americans listened to radio broadcasts an average of 27.2 hours per week compared to 22.9 hours per week for non-African-Americans among all persons in the ten largest markets. In addition, Radio One believes that African-American radio listeners exhibit greater loyalty to radio stations that target the African-American community because those radio stations become a valuable source of entertainment and information responsive to the community's interests and lifestyles. (Source: INTEREP Research Division, 1998 Urban Radio Study)

Acquisition Strategy

   Our acquisition strategy is to acquire and turn around underperforming radio stations principally in the top 30 African-American markets. We consider acquisitions in existing markets where expanded coverage is desirable and in new markets where we believe it is advantageous to establish a presence. In analyzing potential acquisition candidates, we generally consider:

  .  the price and terms of the purchase;

  . whether the radio station has a signal adequate to reach a large percentage of the African-American community in a market;

  . whether we can increase ratings and net broadcast revenue of the radio station;

  . whether we can reformat or improve the radio station's programming in order to serve profitably the African-American community;

  . whether the radio station affords us the opportunity to introduce complementary formats in a market where Radio One already maintains a presence; and

  .  the number of competitive radio stations in the market.

   For strategic reasons, or as a result of a station cluster purchase, we may also acquire and operate stations with formats that target non-African-American segments of the population.

Turnaround Expertise

   We typically enter a market by acquiring a station or stations that have little or negative broadcast cash flow. Additional stations we have acquired in existing markets have often been, in our opinion, substantially underperforming. By implementing our operating strategies, we have succeeded in increasing ratings, net broadcast revenue and broadcast cash flow of all the FM stations we have owned or managed for at least one year. We have achieved these improvements while operating against much larger competitors. Some of these successful turnarounds are described below by market:

  . Washington, D.C. In 1995, we acquired WKYS-FM for approximately $34.0 million. At the time, WKYS-FM was ranked number 13 by Arbitron in the 12-plus age demographic. Over a two-year period, we repositioned WKYS-FM, improved its programming and enhanced the station's community involvement and image. In the Fall 1998 Arbitron Survey, the station was ranked number one in the 18-34 age demographic (with a 10.2 share) and number two in the 12-plus age demographic (with a 5.4 share), behind two stations tied for number one (each with a 5.6 share).

    In 1987, we acquired WMMJ-FM for approximately $7.5 million. At the time, WMMJ-FM was being programmed in a general market Adult Contemporary format, and had a 1.2 share of the 12-plus age demographic. After extensive research we changed the station's format, making WMMJ-FM the first FM radio station on the East Coast to introduce an Urban Adult Contemporary programming format. In the Fall 1998 Arbitron Survey, the station was ranked number three in the 25-54 age demographic (with a 5.8 share) and number five in the 12-plus age demographic (with a 5.0 share).

  . Baltimore. In 1993, we acquired WERQ-FM and WOLB-AM (formerly WERQ-AM) for approximately $9.0 million. At the time, these stations had mediocre ratings. We converted WERQ-FM's programming to a more focused Young Urban Contemporary format and began aggressively marketing the station. WERQ-FM is now Baltimore's dominant station, ranked number one in the 12-plus, 18-34 and 25-54 age demographics in the Fall 1998 Arbitron Survey, a position it first achieved in the Spring 1997 Arbitron Survey.

    In 1992, we acquired WWIN-FM and its sister station, WWIN-AM, for approximately $4.7 million. At the time, WWIN-FM was a distant second in ratings to its in-format direct competitor, WXYV-FM. We repositioned WWIN-FM towards the 25-54 age demographic, and in the Fall 1998 Arbitron Survey the station was ranked number two in that age demographic (with a 7.5 share) behind two stations tied for number one (each with a 7.7 share), including Radio One's WERQ-FM.

  . Atlanta. In 1995, ROA, then an affiliate of Radio One, acquired WHTA-FM (formerly WQUL- FM), a Class A radio station located approximately 40 miles from Atlanta, for approximately $5.0 million. Prior to that acquisition, the previous owners, together with our management, upgraded and moved the station approximately 20 miles closer to Atlanta. The result was the introduction of a new, Young Urban Contemporary radio station in the Atlanta market. The station's ratings increased quickly, to an approximate 5.0 share in the 12-plus age demographic. In the Fall 1998 Arbitron Survey, the station was ranked number four in the 18-34 age demographic (with an 8.3 share).

  . Philadelphia. In 1997, we acquired WPHI-FM (formerly WDRE-FM) for approximately $20.0 million. At the time WDRE-FM was being programmed in a Modern Rock format and had a 2.0 share in the 12 plus age demographic. We changed the station's format to Young Urban Contemporary and, in the Fall 1998 Arbitron Survey, the station was ranked number 14 in the 12-plus age demographic (with a 3.3 share) and number five in the 18-34 age demographic (with a 6.0 share).

        Top 30 African-American Radio Markets in the United States(/1/)

     Boxes enclose the tabular information for Washington, D.C., Detroit, Philadelphia, Atlanta, Baltimore, St. Louis, Cleveland and Richmond.

                                                                African-Americans
                                                              as a Percentage of the
                                      African-American          Overall Population
 Rank Market                    Population in the Market(/2/)   in the Market(/2/)
 ---- ------                    ----------------------------- ----------------------
                                       (in thousands)

   1. New York                              3,731                      22.2%
   2. Chicago                               1,648                      19.4
------------------------------------------------------------------------------------
   3. Washington, D.C.                      1,150                      27.2
------------------------------------------------------------------------------------
   4. Los Angeles                           1,134                       9.4
------------------------------------------------------------------------------------
   5. Detroit                               1,004                      22.5
   6. Philadelphia                            947                      19.9
   7. Atlanta                                 921                      25.7
------------------------------------------------------------------------------------
   8. Houston/Galveston                       782                      18.3
      Miami/Ft. Lauderdale/
   9. Hollywood                               718                      20.2
  10. Dallas/Ft. Worth                        645                      14.2
------------------------------------------------------------------------------------
  11. Baltimore                               644                      26.0
------------------------------------------------------------------------------------
  12. San Francisco                           599                       9.2
  13. Memphis                                 482                      41.5
  14. New Orleans                             460                      36.3
      Norfolk/Virginia
  15. Beach/Newport News                      444                      29.6
------------------------------------------------------------------------------------
  16. St. Louis                               439                      17.2
  17. Cleveland                               398                      18.7
------------------------------------------------------------------------------------
  18. Boston                                  281                       7.3
------------------------------------------------------------------------------------
  19. Richmond                                281                      30.0
------------------------------------------------------------------------------------
      Charlotte/Gastonia/Rock
  20. Hill                                    266                      19.9
  21. Birmingham                              261                      27.0
  22. Raleigh/Durham                          244                      23.5
  23. Milwaukee/Racine                        237                      14.4
      Greensboro/Winston
  24. Salem/High Point                        226                      19.7
  25. Cincinnati                              220                      11.4
  26. Kansas City                             215                      12.8
      Tampa/St.
  27. Petersburg/Clearwater                   202                       9.0
  28. Jacksonville                            201                      19.0
  29. Indianapolis                            193                      14.1
  30. Pittsburgh                              188                       7.9

--------
(1) Boxes and bold text indicate markets where Radio One currently owns or will own and operate radio stations upon consummation of the acquisitions (other than the pending acquisition in an East Coast market) described under "Unaudited Pro Forma Consolidated Financial Information."
(2)Population estimates are for 1996 and are based upon BIA Investing in Radio Market Report ("BIA 1998 Fourth Edition").

Operating Strategy

   In order to maximize net broadcast revenue and broadcast cash flow at our radio stations, we strive to achieve the largest audience share of African-American listeners in each market, convert these audience share ratings to advertising revenue, and control operating expenses. The success of our strategy relies on the following:

  .  market research, targeted programming and marketing;

  .  strong management and performance-based incentives;

  .  strategic sales efforts;

  .  radio station clustering, programming segmentation and sales bundling;

  .  advertising partnerships and special events; and

  .  significant community involvement.

Market Research, Targeted Programming and Marketing

   Radio One uses market research to tailor the programming, marketing and promotions of our radio stations to maximize audience share. To achieve these goals, we use market research to identify unserved or underserved markets or segments of the African-American community in current and new markets and to determine whether to acquire a new radio station or reprogram one of our existing radio stations to target those markets or segments.

   We also seek to reinforce our targeted programming by creating a distinct and marketable identity for each of our radio stations. To achieve this objective, in addition to our significant community involvement discussed below, we employ and promote distinct, high-profile on-air personalities at many of our radio stations, many of whom have strong ties to the African-American community.

Strong Management and Performance-based Incentives

   Radio One focuses on hiring highly motivated and talented individuals in each functional area of the organization who can effectively help us implement our growth and operating strategies. Radio One's management team is comprised of a diverse group of individuals who bring expertise to their respective functional areas. We seek to hire and promote individuals with significant potential, the ability to operate with high levels of autonomy and the appropriate team-orientation that will enable them to pursue their careers within the organization.

   To enhance the quality of our management in the areas of sales and programming, general managers, sales managers and program directors have significant portions of their compensation tied to the achievement of certain performance goals. General managers' compensation is based partially on achieving broadcast cash flow benchmarks which create an incentive for management to focus on both sales growth and expense control. Additionally, sales managers and sales personnel have incentive packages based on sales goals, and program directors and on-air talent have incentive packages focused on maximizing overall ratings as well as ratings in specific target segments.

Strategic Sales Efforts

   Radio One has assembled an effective, highly trained sales staff responsible for converting audience share into revenue. We operate with a focused, sales-oriented culture which rewards aggressive selling efforts through a generous commission and bonus compensation structure. We hire and deploy large teams of sales professionals for each of our stations or station clusters, and we provide these teams with the resources necessary to compete effectively in the markets in which we operate. We utilize various sales strategies to sell and market our stations as stand-alones, in combination with other stations within a given market and across markets, where appropriate.

Radio Station Clustering, Programming Segmentation and Sales Bundling

   Radio One strives to build clusters of radio stations in our markets, with each radio station targeting different demographic segments of the African-American population. This clustering and programming segmentation strategy allows us to achieve greater penetration into each segment of our target market. We are then able to offer advertisers multiple audiences and to bundle the radio stations for advertising sales purposes when advantageous.

   We believe there are several potential benefits that result from operating multiple radio stations in the same market. First, each additional radio station in a market provides us with a larger percentage of the prime advertising time available for sale within that market. Second, the more stations we program, the greater the market share we can achieve in our target demographic groups through the use of segmented programming. Third, we are often able to consolidate sales, promotional, technical support and corporate functions to produce substantial cost savings. Finally, the purchase of additional radio stations in an existing market allows us to take advantage of our market expertise and existing relationships with advertisers.

Advertising Partnerships and Special Events

   We believe that in order to create advertising loyalty, Radio One must strive to be the recognized expert in marketing to the African-American consumer in the markets in which we operate. We believe that Radio One has achieved this recognition by focusing on serving the African-American consumer and by creating innovative advertising campaigns and promotional tie-ins with our advertising clients and sponsoring numerous entertainment events each year. We sponsor the Stone Soul Picnic, an all-day free outdoor concert which showcases advertisers, local merchants and other organizations to over 100,000 people in each of Washington, D.C. and Baltimore. We also sponsor The People's Expo every March in Washington, D.C. and Baltimore, which provides entertainment, shopping and educational seminars to Radio One's listeners and others from the communities we serve. In these events, advertisers buy signage, booth space and broadcast promotions to sell a variety of goods and services to African-American consumers. As we expand our presence in our existing markets and into new markets, we plan to increase the number of events and the number of markets in which we host these major events.

Significant Community Involvement

   We believe our active involvement and significant relationships in the African-American community provides a competitive advantage in targeting African-American audiences. In this way, we believe our proactive involvement in the African-American community in each of our markets significantly improves the marketability of our radio broadcast time to advertisers who are targeting such communities.

   We believe that a radio station's image should reflect the lifestyle and viewpoints of the target demographic group it serves. Due to our fundamental understanding of the African-American community, we believe we are able to identify music and musical styles, as well as political and social trends and issues, early in their evolution. This understanding is then integrated into all aspects of our operations and enables us to create enhanced awareness and name recognition in the marketplace. In addition, we believe our multi-level approach to community involvement leads to increased effectiveness in developing and updating our programming formats. We believe our enhanced awareness and more effective programming formats lead to greater listenership and higher ratings over the long-term.

   We have a history of sponsoring events that demonstrate our commitment to the African-American community, including:

  . heightening the awareness of diseases which disproportionately impact African-Americans, such as sickle-cell anemia and leukemia, and holding fundraisers to benefit the search for their cure;

  . developing contests specifically designed to assist African-American single mothers with day care expenses;

  . fundraising for the many African-American churches throughout the country that have been the target of arsonists; and

  . organizing seminars designed to educate African-Americans on personal issues such as buying a home, starting a business, developing a credit history, financial planning and health care.

Management Stock Option Plan

   On March 10, 1999, we adopted the 1999 Stock Option and Restricted Stock Grant Plan (the "Option Plan") designed to provide incentives relating to equity ownership to present and future executive, managerial, and other key employees of Radio One and our subsidiaries. The Option Plan affords us latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. For more information see "Management--Stock Option Plan."

Station Operations
   The following is a general description of each of our markets and our radio stations in each market. As noted, some of the data provided in the tables below includes information during periods the radio stations listed were not owned or operated by Radio One.

 Washington, D.C.
   The Washington, D.C. market is estimated to be the eighth largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $252.8 million, making it the sixth largest radio market in terms of advertising revenue. In 1996, Washington, D.C. had the third largest African-American population in the United States with an MSA population of approximately 4.2 million (approximately 27.2% of which was African-American). We believe that we own the strongest franchise (in terms of audience share and number of radio stations) of African-American targeted radio stations in the Washington, D.C. market, with two of the four FM radio stations and two of the three AM radio stations that target African-Americans. Washington, D.C. experienced annual radio revenue growth of 5.4% between 1991 and 1996, and radio revenue in Washington, D.C. is expected to continue growing at an annual pace of 7.4% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                         1995(/4/) 1996(/4/) 1997(/4/) 1998(/4/) Fall 1998(/5/)
                         --------- --------- --------- --------- --------------
WKYS-FM(/1/)
  Audience share (12-
   plus)................    3.8       4.5       5.8       5.2          5.4
  Audience share rank
   (12-plus)............     9t        6t         2         3            2
  Audience share (18-
   34)..................    5.8       7.5      10.4      10.1         10.2
  Audience share rank
   (18-34)..............      6         2         1         1            1
  Revenue share.........    3.8%      3.3%      4.5%      5.0%         n/a
  Revenue rank..........     14        14        10         9          n/a
WMMJ-FM(/2/)
  Audience share (12-
   plus)................    3.7       4.5       4.1       4.3          5.0
  Audience share rank
   (12-plus)............    11t        6t         9         8            5
  Audience share (25-
   54)..................    4.6       5.4       4.9       5.1          5.8
  Audience share rank
   (25-54)..............      8        3t         7         4            3
  Revenue share.........    3.7%      3.4%      2.9%      3.2%         n/a
  Revenue rank..........     15        13        17        18          n/a
WOL-AM
  Audience share (12-
   plus)................    1.7       1.0       1.1       0.8          0.7
  Audience share rank
   (12-plus)............     19       23t        20        25          25t
  Audience share (35-
   64)..................    2.3       1.1       1.4       1.1          1.0
  Audience share rank
   (35-64)..............    14t        23        19        22          21t
  Revenue share.........    2.0%      1.8%      1.6%      0.8%         n/a
  Revenue rank..........     18        18        19        21          n/a
WMMJ-FM AND WOL-AM
 (combined)
  Audience share (12-
   plus)................    5.4       5.5       5.2       5.1          5.7
  Audience share (25-
   54)..................    6.4       6.2       5.9       5.9          6.5
  Revenue share.........    5.6%      5.3%      4.5%      4.0%         n/a
  Revenue rank..........      7         8        12        11          n/a
WYCB-AM(3)
  Audience share (12-
   plus)................    1.6       1.3       1.2       1.0          0.9
  Audience share rank
   (12-plus)............     20        20        19        22          22t
  Audience share (35-
   64)..................    1.7       1.5       1.4       1.1          1.0
  Audience share rank
   (35-64)..............     19        18        20        19          21t
  Revenue share.........    n/a       n/a       n/a       0.5%         n/a
  Revenue rank..........    n/a       n/a       n/a       n/a          n/a

--------
As used in this table, "n/a" means not available or not applicable and "t" means tied with one or more other radio stations.
(1)WKYS-FM was acquired by Radio One on June 6, 1995.
(2)WOL-AM and WMMJ-FM advertising time is sold in combination.
(3)Radio One acquired WYCB-AM in the first quarter of 1998 through an Unrestricted Subsidiary.
(4) Audience share and audience share rank data are based on Arbitron Survey four book averages for the years indicated ending with the Fall Arbitron Survey. Revenue share and rank data are based upon the Radio Revenue Report of Hungerford for 1998, 1997, 1996, and 1995 (if applicable) except for WYCB-AM which does not report to Hungerford. Revenue share for WYCB-AM represents the radio station's net broadcast revenue as a percentage of the market radio revenue reported by the Hungerford Report (December 1998), as adjusted for WYCB-AM's net broadcast revenue.
(5)Fall 1998 Arbitron Survey.

   WOL-AM. In 1980, we acquired our first radio station, WOL-AM, for approximately $900,000. WOL-AM was a music station with declining revenue and audience shares that Radio One converted to one of the country's first all-talk radio stations targeting African-Americans. Radio One's Chairperson, Ms. Catherine L. Hughes, who hosted WOL-AM's daily four-hour morning show from 1983 to 1995, created a valuable niche for the radio station as "The Voice of Washington's Black Community." We believe that WOL-AM is a vital communications platform for the African-American community and political and business leaders in its market. WOL-AM's ratings have historically fluctuated between a 1.0 and
2.0 share in the 12-plus age demographic market.

   WMMJ-FM. In 1987, Radio One purchased WMMJ-FM for approximately $7.5 million. At the time, WMMJ-FM was being programmed in a general market Adult Contemporary format, and had a 1.2 share of the 12-plus age demographic. After extensive research we changed the station's format, making WMMJ-FM the first FM radio station on the East Coast to introduce an Urban Adult Contemporary ("Urban AC") programming format. This format focuses on African-Americans in the 25-54 age demographic and provides adult-oriented Urban Contemporary music from the 1960s through the 1990s. The Urban AC format was almost immediately successful, and in the Fall 1998 Arbitron Survey, the station was ranked number three in the 25-54 age demographic (with a 5.8 share) and number five in the 12-plus age demographic (with a 5.0 share).

   WKYS-FM. In June 1995, Radio One purchased WKYS-FM for approximately $34.0 million. WKYS-FM is a Young Urban Contemporary radio station targeting African-Americans in the 18-34 age demographic. From 1978 to 1989, WKYS-FM was Washington, D.C.'s perennial Urban Contemporary leader and was frequently the market's number one radio station overall. However, in 1987, WPGC-FM (now owned by Infinity Broadcasting ("Infinity")) changed its format from Adult Contemporary to Contemporary Hit/Urban ("CHR") Urban and in Spring 1989, replaced WKYS-FM as the number one urban radio station in terms of audience share. From 1986 to Fall 1994, WKYS-FM's overall ratings rank fell from number one to number 12 with a 3.3 share of the 12-plus age demographic, while WPGC-FM moved from near the bottom to number one with a 9.0 share of the 12-plus age demographic. By 1995, the former owner of WKYS-FM abandoned the 18-34 age demographic and began to target the 25-54 age demographic, making it a direct competitor to Radio One's WMMJ-FM instead of Infinity's WPGC-FM. When Radio One purchased WKYS-FM in June 1995, we repositioned WKYS-FM's programming away from WMMJ-FM and back toward the 18-34 age demographic. Since June 1995, we have been able to increase dramatically WKYS-FM's overall 12-plus age demographic share and in 1997 WKYS-FM became Washington, D.C.'s number one rated radio station for the 12-plus and 18-34 age demographics. During this same period, WPGC-FM fell to the number two position in the 12-plus and 18-34 age demographics. Recently, WKYS-FM's position has fluctuated between the number one and number three rated station in the 12-plus age demographic while maintaining its number one position in the 18-34 age demographic.

   WYCB-AM. On March 16, 1998, Radio One acquired, through an Unrestricted Subsidiary, BHI, the owner of WYCB-AM for approximately $3.8 million. Following the acquisition, we integrated the operations of WYCB-AM into our existing radio station operations in the Washington, D.C. market.

 Baltimore, Maryland

   The Baltimore market is estimated to be the 20th largest radio market in terms of MSA population and advertising revenue. In 1998, this market had advertising revenue estimated to be $105.8 million. In 1996, Baltimore had the 11th largest African-American population in the United States with an MSA population of approximately 2.5 million (approximately 26.0% of which was African-American). Radio One believes Baltimore is "under radioed" with only 12 viable FM radio stations, in part because of its close proximity to Washington, D.C., and therefore, is a particularly attractive market. We believe we own the strongest franchise of African-American targeted radio stations in the Baltimore market with the only two FM radio stations and two of the four AM radio stations that target African-Americans. Baltimore experienced annual radio revenue growth of 8.6% between 1991 and 1996 and radio revenue in Baltimore is expected to continue growing at an annual pace of 6.2% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                         1995(/3/) 1996(/3/) 1997(/3/) 1998(/3/) Fall 1998(/4/)
                         --------- --------- --------- --------- --------------
WERQ-FM(/1/)
  Audience share (12-
   plus)................    5.2       6.4       9.3       9.4          9.6
  Audience share rank
   (12-plus)............      7         4         1         1            1
  Audience share (18-
   34)..................    8.6      10.7        16      16.6         16.5
  Audience share rank
   (18-34)..............      2         2         1         1            1
WOLB-AM
  Audience share (12-
   plus)................    0.9       0.6       0.9       0.9          0.8
  Audience share rank
   (12-plus)............    23t       28t       15t        18          24t
  Audience share (35-
   64)..................    1.1       0.9       1.2       1.1          0.7
  Audience share rank
   (35-64)..............    19t        23        15       16t          26t
WERQ-FM and WOLB-AM
 (combined)
  Audience share (12-
   plus)................    6.1         7      10.2      10.3         10.4
  Audience share (25-
   54)..................    4.9       5.7       9.1       8.7          8.4
  Revenue share.........    6.7%      6.7%     10.7%     13.1%         n/a
  Revenue rank..........      8         8         4         2          n/a
WWIN-FM(/2/)
  Audience share (12-
   plus)................    4.0       3.6       3.6       5.0          5.5
  Audience share rank
   (12-plus)............     10        10         9         7            6
  Audience share (25-
   54)..................    5.5       4.9       4.9       6.8          7.5
  Audience share rank
   (25-54)..............      5        7t         7         4            3
WWIN-AM
  Audience share (12-
   plus)................    1.1       1.1       0.8       1.1          1.1
  Audience share rank
   (12-plus)............    18t       20t        17        17          19t
  Audience share (35-
   64)..................    1.1       1.4       1.1       1.1          0.8
  Audience share rank
   (35-64)..............    19t        18       16t       16t           25
WWIN-FM and WWIN-AM
 (combined)
  Audience share (12-
   plus)................    5.1       4.7       4.4       6.1          6.6
  Audience share (25-
   54)..................    6.6       6.0       5.8       7.6          8.2
  Revenue share.........    5.7%      5.8%      5.5%      6.0%         n/a
  Revenue rank..........     10        10         9         8          n/a

--------
As used in this table, "n/a" means not available or not applicable and "t" means tied with one or more other radio stations.
(1)Based upon the Hungerford Report (1998). WERQ-FM and WOLB-AM jointly report revenue data to Hungerford.
(2)Based upon the Hungerford Report (1998). WWIN-FM and WWIN-AM jointly report revenue data to Hungerford.
(3) Audience share and audience share rank data are based on Arbitron Survey four book averages book for the years indicated ending with the Fall Arbitron Survey. Revenue share and rank data are based on the Radio Revenue Report by Hungerford for 1998, 1997, 1996 and 1995, as applicable.
(4)Fall 1998 Arbitron Survey.

   WWIN-FM and WWIN-AM. In January 1992, we made our first acquisition outside Washington, D.C. market with the purchase of WWIN-FM and its sister station WWIN-AM for approximately $4.7 million. At the time, WWIN-FM was a distant second in ratings to its in-format direct competitor WXYV-FM, with less than one-third of that radio station's market share. Today, WWIN-FM is a leading urban radio station in the 25-54 age demographic in the Baltimore market (ranked number two in the Fall 1998 Arbitron Survey with a 7.5 share), and WWIN-AM continues to occupy an attractive niche on the AM frequency with its Gospel programming format.

   WERQ-FM and WOLB-AM. In September 1993, Radio One completed another acquisition in the Baltimore market with the purchase of WERQ-FM and WOLB-AM (formerly WERQ-AM) for approximately $9.0 million. WERQ-FM was, at the time of its acquisition, a CHR/Urban radio station, while WERQ-AM was a satellite-fed, all-news radio station. We converted the format of WERQ-FM to a more focused Young Urban Contemporary format targeted at the 18-34 age demographic, while WOLB-AM began simulcasting with Radio One's Black Talk radio station in Washington, D.C., WOL-AM. After we aggressively marketed the station, WERQ-FM became Baltimore's dominant station ranked number one in the 12-plus, 18-34 and 25-54 age demographics in the Fall 1998 Arbitron Survey, a position it first achieved in the Spring 1997 Arbitron Survey, while its former primary competitor, WXYV-FM, changed format during 1997 and no longer targets the same listener base as that of WERQ-FM.

 Atlanta, Georgia

   The Atlanta market is estimated to be the 13th largest radio market in terms of MSA population. In 1998, this market had radio advertising revenue estimated to be $242.2 million, making it the 10th largest radio market in terms of advertising revenue. In 1996, Atlanta had the seventh largest African-American population in the United States with an MSA population of approximately 3.6 million (approximately 25.7% of which was African-American). Radio One believes Atlanta is "under radioed" with only 15 viable FM radio stations. Due to a rapidly growing local economy, the Atlanta market has one of the country's fastest growth rates in terms of radio revenue. Atlanta experienced annual radio revenue growth of 12.1% between 1991 and 1998, and radio revenue in Atlanta is expected to continue growing at an average annual rate of 8.2% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On March   , 1999, Radio One acquired ROA, an affiliate of Radio One, for shares of Radio One Common Stock. Radio One also assumed and retired approximately $16.3 million of net indebtedness of ROA and Dogwood. At the
time, ROA owned approximately 33% of Dogwood. On March   , 1999, Radio One
acquired the remaining approximate 67% of Dogwood for $3.6 million. Founded in 1995, ROA owns and operates WHTA-FM. Dogwood owns WAMJ-FM which, prior to ROA's acquisition of 100% of Dogwood, ROA operated under an LMA. Upon the completion of these acquisitions, ROA became a wholly-owned subsidiary of Radio One, and Dogwood became a wholly owned subsidiary of ROA. See "Certain Relationships and Related Transactions."

                                    1996(/1/) 1997(/1/) 1998(/1/) Fall 1998(/2/)
                                    --------- --------- --------- --------------
WHTA-FM
  Audience share (12-plus).........    4.9       5.0       4.7         4.5
  Audience share rank (12-plus)....      9         9         9           9
  Audience share (25-54)...........    8.0       8.0       8.6         8.3
  Audience share rank (25-54)......      5         4         4           4
  Revenue share....................    2.2%      2.9%      3.5%        n/a
  Revenue rank.....................     12        12        12         n/a
WAMJ-FM(/3/)
  Audience share (12-plus).............................    2.2         1.8
  Audience share rank (12-plus)........................     15          17
  Audience share (25-54)...............................    3.1         2.5
  Audience share rank (25-54)..........................     13          14
  Revenue share........................................    1.1%        n/a
  Revenue rank.........................................    n/a         n/a

--------
As used in this table, "n/a" means not available or not applicable.
(1) Audiences share and audience share rank data are based on Arbitron Survey four book averages for the years indicated ending with the Fall Arbitron Survey. Revenue share and rank data are based on the Radio Revenue Report by Miller Kaplan for 1998, 1997 and 1996, as applicable. Revenue share for WAMJ-FM represents its net broadcast revenue as a percentage of the market radio revenue reported by Miller Kaplan for December 1998, as adjusted for WAMJ-FM's net broadcast revenue.
(2) Fall 1998 Arbitron Survey.
(3) WAMJ-FM commenced broadcasting in December 1997.

   WHTA-FM. In 1995, ROA acquired WHTA-FM (formerly WQUL-FM) from Design Media, Inc. for approximately $4.8 million. WHTA-FM was a 6 kW Class A facility licensed to Griffin, Georgia, a community 40 miles southwest of the Atlanta market. Prior to selling the station, Design Media received a construction permit to upgrade the station to Class C3 and changed its community of license to Fayetteville, Georgia. In conjunction with Radio One's management, Design Media moved the station's transmitter site 20 miles closer to Atlanta. In July 1995, ROA launched a new Young Urban Contemporary music format that has consistently garnered a 4.5 to 5.0 share of the 12-plus age demographic. WHTA-FM remains consistently ranked in the top three stations in its primary target group, the 12-17 age demographic, and in the top five stations among its secondary target group, the 18-34 age demographic, ranking number four in the Fall 1998 Arbitron Survey with an 8.3 share.

   WAMJ-FM. In March 1997, ROA entered into an agreement with Dogwood to provide financing for a new 6 kW Class A radio station that had been assigned to Roswell, Georgia, a community approximately twenty miles north of downtown Atlanta. ROA received an approximate 33% ownership stake, along with an option to purchase 100% of the station. ROA also entered into an LMA allowing ROA to operate the station in the Atlanta market. On December 16, 1997, ROA launched an R&B oldies format on WAMJ-FM targeting the 25-54 age demographic. In November 1998, Dogwood received an FCC construction permit to upgrade WAMJ's signal to Class C3. WAMJ-FM began operating at 25 kW in December 1998, greatly improving its penetration of the Atlanta market and giving the station total coverage of the Atlanta metropolitan area.

   In Atlanta, Radio One competes directly against Infinity's Young Urban Contemporary station, WVEE-FM, and against Midwestern Broadcasting's Urban Adult Contemporary station, WALR-FM. However, Radio One owns more FM radio stations targeting African-Americans in Atlanta than any other entity.

 Philadelphia, Pennsylvania

   The Philadelphia market is estimated to be the fifth largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $242.3 million, making it the seventh largest radio market in terms of advertising revenue. In 1996, Philadelphia had the sixth largest African-American population in the United States with an MSA population of approximately 4.9 million (approximately 19.9% of which was African-American). Philadelphia experienced annual radio revenue growth of 9.4% between 1991 and 1996, and radio revenue in Philadelphia is expected to continue growing at an annual pace of 6.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                                              1997(/1/) 1998(/1/) Fall 1998(/2/)
                                              --------- --------- --------------
WPHI-FM
  Audience share (12-plus)...................    3.6       3.3         3.3
  Audience share rank (12-plus)..............     15        13t         14
  Audience share (18-34).....................    6.4       6.0         6.0
  Audience share rank (18-34)................      5         5           5
  Revenue share..............................    1.2%      2.2%        n/a
  Revenue rank...............................     18        16         n/a

--------
As used in this table, "n/a" means not available or not applicable and "t" means tied with one or more other radio stations.
(1) Audiences share and audience share rank data are based on Arbitron Survey four book averages ending with the Fall Arbitron Survey for the years indicated. Revenue share and rank data are based on the Radio Revenue Report by Miller Kaplan for December 1998 and 1997, as applicable.
(2) Fall 1998 Arbitron Survey.

   WPHI-FM. On February 8, 1997, Radio One entered into an LMA with the owner of WPHI-FM (formerly WDRE-FM), and changed the radio station's programming format from Modern Rock to Young Urban Contemporary targeting the 18-34 age demographic. On May 19, 1997, we acquired WPHI-FM for approximately $20.0 million, providing us with an opportunity to apply our operating strategy in another top-30 African-American market. Although WPHI-FM is a Class A facility operating at the equivalent of 3 kW, we believe it adequately reaches at least 90% of African-Americans in Philadelphia. In the Fall 1998 Arbitron Survey, WPHI-FM achieved a 3.3 share in the 12-plus age demographic and had solidly positioned itself as the number two Young Urban Contemporary station in the market behind WUSL-FM.

 Detroit, Michigan

   The Detroit market is estimated to be the seventh largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $225.1 million, making it the 11th largest radio market in terms of advertising revenue. Detroit is the fifth largest African-American market with an MSA population of approximately 4.5 million in 1996 (approximately 22.5% of which was African-American). Detroit experienced annual radio revenue growth of 8.4% between 1991 and 1996, and radio revenue in Detroit is expected to continue growing at an annual pace of 7.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

                                                        1998(/1/) Fall 1998(/2/)
                                                        --------- --------------
WDTJ-FM
  Audience share (12-plus).............................    3.4         3.3
  Audience share rank (12-plus)........................     12          13
  Audience share (18-34)...............................    5.8         5.4
  Audience share rank (18-34)..........................      4           5
  Revenue share........................................    2.0         n/a
  Revenue rank.........................................    n/a         n/a

--------
As used in this table, "n/a" means not available or not applicable.
(1) Audience share and audience share rank data are based on Arbitron Survey four book averages for the years indicated ending with the Fall Arbitron Survey. Revenue share and rank data are based on the Radio Revenue Report by Hungerford for 1998.
(2)Fall 1998 Arbitron Survey.

   WDTJ-FM and WCHB-AM. On June 30, 1998, Radio One acquired Bell Broadcasting, which owns two radio stations, WDTJ-FM (formerly WCHB-FM) and WCHB-AM, located in the Detroit, Michigan market and one radio station, WJZZ-AM, located in Kingsley, Michigan. Radio One paid approximately $34.2 million in cash and the cost of certain improvements to the stations. WDTJ-FM is a Young Urban Contemporary station similar to our WERQ-FM in Baltimore and WKYS-FM in Washington, D.C. WCHB-AM's facilities were recently upgraded from 25 kW to 50 kW. In the future, we may dispose of the station located in Kingsley, Michigan because that station is not integral to the Bell Broadcasting operation and is located a substantial distance from Detroit.

   WWBR-FM. On December 28, 1998, Radio One acquired Allur-Detroit for approximately $26.5 million in cash. Allur-Detroit owns WWBR-FM licensed to Mt. Clemens, Michigan, which is part of the Detroit MSA. Allur-Detroit's stockholders included Syncom Venture Partners, an affiliate of one of Radio One's stockholders, Syncom. On January 16, 1999, we changed the format of WWBR-FM to Adult Contemporary. WWBR-FM is the first station owned by Radio One that primarily targets a non-African-American audience.

 St. Louis, Missouri

   The St. Louis market is estimated to be the 19th largest radio market in terms of MSA population. In 1998, this market had advertising revenue estimated to be $116.5 million, making it the 18th largest radio market in terms of advertising revenue. St. Louis is the 16th largest African-American market with an MSA population of approximately 2.6 million in 1996 (approximately 17.2% of which was African-American). St. Louis experienced annual radio revenue growth of 8.8% between 1991 and 1996, and radio revenue in St. Louis is expected to continue growing at an annual rate of 6.9% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On November 23, 1998, Radio One entered into an agreement to acquire the assets of WFUN-FM, licensed to Bethalto, Illinois for approximately $13.6 million in cash. We expect to move WFUN-FM to a broadcast tower site closer to downtown St. Louis, reformat the station and upgrade its signal from 6 kW to 25 kW.

   The FCC approved of Radio One's acquisition of the assets of WFUN-FM on January 26, 1999. The FCC's action will become a final action on March 10, 1999, provided that no party files a petition for reconsideration of the FCC's action and the FCC does not reconsider the decision on its own motion.

 Cleveland, Ohio

   The Cleveland market is estimated to be the 23rd largest radio market in terms of MSA population and advertising revenue. In 1998, this market had advertising revenue estimated to be $96.7 million. Cleveland is the 17th largest African-American market with an MSA population of approximately 2.1 million (approximately 18.7% of which was African-American). Cleveland experienced annual radio revenue growth of 7.9% between 1991 and 1996, and radio revenue in Cleveland is expected to continue growing at an annual pace of 6.9% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   On March   , 1999, Radio One entered into an asset purchase agreement with
Clear Channel Communications to acquire WENZ-FM and WERE-AM for approximately $20.0 million in cash.

   WENZ-FM is licensed to Cleveland, Ohio, and is currently programming an Alternative Rock format. WENZ-FM garnered 2.4 share in the Fall 1998 Arbitron Survey of the market's 12-plus age demographic.

   WERE-AM is licensed to Cleveland, Ohio, and is currently programming a News Talk format. WERE-AM achieved a 0.4 share in the Fall 1998 Arbitron Survey of the market's 12-plus age demographic.

   Consummation of the acquisition of radio stations WENZ-FM and WERE-AM is subject to the receipt of prior FCC approval. An application for FCC consent to the acquisition of radio stations WENZ-FM and WERE-AM was filed on February 8, 1999, and we anticipate that initial approval will be granted before May 1, 1999, after the petition to deny period has elapsed, but there can be no assurance that FCC approval for the acquisition will be obtained. In addition, the acquisition will undergo review by the Justice Department pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). There can be no assurance that in connection with such review that the Justice Department will not require a restructuring of the acquisition.

 Richmond, Virginia

   Richmond is estimated to be the 57th largest radio market in terms of MSA population. In 1998, this market had radio advertising revenue estimated to be $45.8 million, making it the 46th largest radio market in terms of advertising revenue. Richmond is the 19th largest African-American market with an MSA population of approximately 937,000 in 1996 (approximately 30.0% of which was African-American). Richmond experienced annual radio revenue growth of 5.7% between 1991 and 1996, and radio revenue in Richmond is expected to continue growing at an annual rate of 6.5% between 1997 and 2001. (Source: BIA 1998 Fourth Edition)

   Radio One believes that Richmond is a particularly attractive market due to its proximity to Radio One headquarters in the Washington, D.C area. Due to this proximity, Radio One believes that it can leverage its regional advertiser relationships and its regionally located management and on-air talent in the Richmond market. We have entered into agreements or letters of intent to acquire six FM and one AM radio stations in three separate transactions. Upon completion of these acquisitions, we believe we will be well positioned as a strong provider of urban-oriented programming to Richmond's African-American market. We will also be the second provider of Country programming and will have additional signals available for other format opportunities and under-served demographics in the Richmond market.

   On February 10, 1999, Radio One entered into an asset purchase agreement to acquire WDYL-FM, licensed to Chester, Virginia for approximately $4.6 million in cash. WDYL-FM, currently a Religious format station, is in the Richmond, Virginia market.

   On February 26, 1999, Radio One entered into an asset purchase agreement to acquire WKJS-FM, licensed to Crewe, Virginia, and WSOJ-FM, licensed to Petersburg, Virginia, for approximately $12.0 million in cash, subject to purchase price adjustments. Both stations, currently urban format stations, are in the Richmond, Virginia market.

   WKJS-FM, licensed to Crewe, Virginia, is a 100 kW station and generally covers the entire Richmond market. The station changed its format from Oldies to Urban Adult Contemporary in March 1998 and has since experienced a significant ratings increase. WKJS-FM's ratings increased from a 3.1 share in the 12-plus age demographic in the Winter 1998 Arbitron Survey to an 8.2 share in the 12-plus age demographic in the Fall 1998 Arbitron Survey. In the 25-54 age demographic, WKJS-FM earned a 10.6 share in the Fall 1998 Arbitron Survey, ranking it number one, tied with one other station.

   WSOJ-FM, licensed to Petersburg, Virginia, primarily covers Petersburg, located in the southern portion of the Richmond metropolitan area. A Young Urban Contemporary station, WSOJ-FM earned a 3.2 share in the 12-plus age demographic in the Fall 1998 Arbitron Survey. WKJS-FM and WSOJ-FM have been operated and sold in combination for most of 1998.

   On March   , 1999, Radio One entered into an asset purchase agreement to purchase WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM, for $34.0 million. WCDX-FM, a Young Urban Contemporary station licensed to Mechanicsville, Virginia, covers the entire Richmond metropolitan area. WCDX-FM has averaged a 10.1 share of the 12-plus age demographic for the last 2 years and is currently ranked number two overall in the 12-plus age demographic, tied with another station with an 8.8 share, according to the Fall 1998 Arbitron Survey. WCDX-FM is also ranked number one in the 18-34 age demographic and number four in the 25-54 age demographic.

   WCDX-FM's sister station, WPLZ-FM, currently programs an Urban Oldies format and earned a 4.8 share of the 12-plus age demographic in the Fall 1998 Arbitron Survey. WPLZ-FM, licensed to Petersburg, Virginia, primarily covers the southern Richmond metropolitan area. The two stations have historically been sold in combination and have been the market leaders in terms of urban radio revenue share. WJRV-FM, licensed to Richmond, Virginia, recently changed formats from Smooth Jazz to Country, in order to challenge WKHK-FM, the leading country radio station in Richmond. WJRV-FM earned a 1.5 share of the 12-plus age demographic in the Fall 1998 Arbitron Survey after approximately 3 months in the Country format. WGCV-AM is a Religious formatted station, licensed to Petersburg, Virginia, that does not currently have any significant audience or revenue share.

   Consummation of the acquisition of these radio stations in Richmond is subject to the receipt of prior FCC approval. An application for FCC consent to the acquisition of WDYL-FM was filed on February 18, 1999, and we anticipate that initial approval of the acquisition will be granted by May 1, 1999, after the petition to deny period has elapsed, but there can be no assurance that FCC approval for the acquisition will be obtained. An application for FCC consent to the acquisitions of WKJS-FM and WSOJ-FM was filed on March 5, 1999, and we anticipate that initial approval of the acquisitions will be granted by June 1, 1999, after the petition to deny period has elapsed, but there can be no assurance that FCC approval of the acquisitions will be obtained. An application for FCC consent to the acquisitions of WJRV-FM, WCDX-FM, WPLZ-FM
and WGCV-AM was filed on April   , 1999, and we anticipate that initial
approval of the acquisitions will be granted by June 1, 1999, after the petition to deny period has elapsed, but there can be no assurance that FCC approval for the acquisitions will be obtained. In addition, the acquisitions of WRJV-FM, WCDX-FM, WPLZ-FM and WGCV-AM will undergo review by the Justice Department pursuant to the requirements of the HSR Act. There can be no assurance that in connection with such review the Justice Department will not require a restructuring of the acquisitions.

 East Coast Market

   On February 11, 1999, Radio One entered into a letter of intent to acquire a radio station in an East Coast market. Consummation of the acquisition of this radio station is subject to, among other things, the receipt of prior FCC approval. An application for FCC consent to the acquisition is expected to be filed by May 31, 1999. Once the FCC application is filed, we anticipate that initial approval to the acquisition will be granted after the petition to deny period has elapsed, but there can be no assurance that FCC approval for the acquisition will be obtained.

Advertising Revenue

   Substantially all of Radio One's net broadcast revenue is generated from the sale of local and national advertising for broadcast on our radio stations. Additional net broadcast revenue is generated from network compensation payments and other miscellaneous transactions. Local sales are made by the sales staffs located in our markets. National sales are made by firms specializing in radio advertising sales on the national level, in exchange for a commission from Radio One that is based on a percentage of our net broadcast revenue from the advertising obtained. Approximately 67.4% of our net broadcast revenue for the fiscal year ended December 31, 1998, was generated from the sale of local advertising and 30.3% from sales to national advertisers, with the balance of net broadcast revenue being derived from network advertising, tower rental income and ticket and other revenue related to special events hosted by Radio One.

   We believe that advertisers can reach the African-American community more cost effectively through radio broadcasting than through newspapers or television. Advertising rates charged by radio stations are based primarily on
(i) a radio station's audience share within the demographic groups targeted by the advertisers, (ii) the number of radio stations in the market competing for the same demographic groups, and (iii) the supply and demand for radio advertising time. Advertising rates are generally highest during the morning and afternoon commuting hours.

   A radio station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to a radio station and the time they spend listening to that radio station. Each radio station's ratings are used by its advertisers to consider advertising with the radio station, and are used by Radio One to chart audience growth, set advertising rates and adjust programming.

Strategic Diversification

   Radio One will continue to evaluate potential radio acquisitions in African-American markets. We are exploring opportunities in other forms of media to apply our expertise in marketing to African-Americans. Such opportunities could include outdoor advertising in urban environments, an urban-oriented Internet strategy, an urban-oriented radio network, music production, publishing and other related businesses.

   We recently entered into an exclusive programming agreement with XM Satellite Radio, Inc. to provide African-American talk and music programming to be broadcast on XM Satellite's satellite digital audio radio service, which is expected to be available in 2000.

   We have also invested, together with most publicly-traded radio companies, in a recent private placement for USA Digital Radio, Inc., a leading developer of in-band on-channel digital audio broadcast technology. This technology could enable radio broadcasters to convert from analog to digital broadcasting within the existing frequency allocation of their AM and FM stations. In conjunction with this investment, Alfred C. Liggins, III, the Chief Executive Officer and President of Radio One, became a board member of USA Digital Radio, Inc.

   Additionally, we have recently invested in PNE Media Holdings, LLC, a privately-held outdoor advertising company with a presence in several of the markets in which we own radio stations.

Properties

   The following chart sets forth the principal real property and radio related facilities owned or leased by Radio One (including properties to be acquired pursuant to pending acquisitions).

                                                   Owned or Leased                        Approximate Size
Property Address         Type of Facility and Use (Expiration Date)  Tenant/Owner          (Square Feet)
----------------         ------------------------ ------------------ ----------------- ----------------------
5900 Princess Garden
Parkway,                   Corporate Office,      Leased             Radio One         21,546
1st, 7th and 8th Floors    WKYS-FM, WOL-AM        (expires 12/31/11)
Lanham, MD                 WMMJ-FM, WYCB-AM
                           Studio
4001 Nebraska Avenue,
 N.W.                      WKYS-FM                Leased             Radio One         Tower and
Washington, D.C.           Transmitter            (expires 11/30/01)                   transmitter space
62 Pierce Street, N.E.     WOL-AM Transmitter     Leased             Radio One         Tower and
Washington, D.C.                                  (expires 3/31/01)                    transmitter space
4400 Massachusetts
Avenue, N.W.               WMMJ-FM Transmitter    Leased             Radio One         Leased Tower space (+)
Washington, D.C.                                  (expires 4/30/04)                    200
100 St. Paul Street        WWIN-AM/FM,            Leased             Radio One         8,000
Baltimore, MD              WERQ-FM, WOLB-AM       (expires 10/31/03)
                           Studio
Greenmount Avenue and      WWIN-AM Transmitter    Leased             Radio One         225
29th Street                                       (expires 8/31/01)
Baltimore, MD
(Waverly Towers)
1315 W. Hamburg Street     WOLB-AM Transmitter    Leased             Radio One         Tower and
Baltimore, MD                                     (expires 12/31/00)                   transmitter space
7 St. Paul Street          Satellite Dish Space   Leased             Radio One         200
Baltimore, MD                                     (expires 4/22/04)
100 Old York Road          WPHI-FM, Studio        Leased             Radio One         5,661
Jenkintown, PA                                    (expires 10/31/03)
Domino Lane and Fowler
Street                     WPHI-FM Transmitter    Leased             Radio One         Tower and
Philadelphia, PA                                  (expires 6/29/06)                    transmitter space
2501 Hawkins Point Road    WWIN-FM Transmitter    Owned              Radio One         16,800
Baltimore City, MD
2709 Boarman Avenue        WERQ-FM Transmitter    Owned              Radio One         24,920
(4334-4338 Park Heights
Ave.)
Baltimore, MD
Walker Mill Road           WYCB-AM Transmitter    Leased             BHI               Tower and
District Heights, MD                              (expires 11/99)                      transmitter space
2994 East Grand River      WDTJ-FM, Studio        Leased             Bell Broadcasting 3,000
Detroit, MI 48202                                 (expires 6/30/99)
24600 Greenfield Road      WDTJ-FM Transmitter    Leased             Bell Broadcasting Tower and
Oak Park, MI                                      (expires 3/31/04)                    transmitter space
32790 Henry Huff Road      WCHB-AM Office Site    Owned              Bell Broadcasting 80 acres
Romulus, MI
York Road                  WJZZ-AM Transmitter    Owned              Bell Broadcasting
Kingsley, MI
Huron Township, MI         WCHB-AM Transmitter    Owned              Bell Broadcasting 80 acres
Tyrone Cook Road #1        WHTA-FM Transmitter    Leased             ROA               Tower and
Tyrone, GA                                        (expires 12/6/09)                    transmitter space
75 Piedmont Ave.           WHTA-FM                Leased             ROA               11,600
Atlanta, GA                WAMJ-FM                (expires 10/1/04)
                           Studio

                                            Owned or Leased               Approximate Size
Property Address  Type of Facility and Use (Expiration Date) Tenant/Owner  (Square Feet)
----------------  ------------------------ ----------------- ------------ ----------------
1050 Crown Pointe        WAMJ-FM Transmitter    Leased             Dogwood       Tower and
Atlanta, GA                                     (expires 8/31/01)                transmitter space
850 Stephenson Highway   WWBR-FM                Leased             Allur-Detroit 5,766
Troy, MI                 Studio                 (expires 2/1/02)
21340 Pitko Street       WWBR-FM Transmitter    Leased             Allur-Detroit Tower and
Mt. Clemens, MI                                 (expires 12/31/08)               transmitter space
Edwardsville Township,
IL                       WFUN-FM Transmitter    Owned              Radio One     3 acres
500 Northwest Plaza      WFUN-FM Studio         Leased             Radio One     1,396
Office Tower, Suite 310                         (expires 3/31/99)
St. Ann, MO
Larimore Road            WFUN-FM Transmitter    Leased             Radio One     Tower and
St. Louis, MO                                                                    transmitter space
North Royalton, OH       WERE-AM Transmitter    Owned              Radio One     Tower and
                                                                                 transmitter space
Newbury Township, OH     WENZ-FM Transmitter    Owned              Radio One     Tower and
                                                                                 transmitter space
                         WERE-AM/WENZ-FM Studio Leased             Radio One
4312 Old Hundred Rd.     WDYL-FM Studio         Leased             Radio One     1,872
Chester, VA                                     (expires 2000)
10300 Brightwood Avenue  WDYL-FM Transmitter    Leased             Radio One     Tower and
Chesterfield, VA                                (expires 2014)                   transmitter space
6001 Wilkinson Road      WKJS-FM/WSOJ-FM        Leased             Radio One
Richmond, VA             Studio                 (expires 2000)
East Side Rt. 608        WKJS-FM Transmitter    Owned              Radio One     Tower and
Nottoway County, VA                                                              transmitter space
3321 Johnson Rd.         WSOJ-FM Transmitter    Leased             Radio One     Tower and
Petersburg, VA                                  (expires 10/31/02)               transmitter space
                         WCDX-FM, WPLZ-FM,
                         WJRV-FM, and
                         WGCV-AM Studio
                         WCDX-FM Transmitter    Leased             Radio One     Tower and
                                                                                 transmitter space
                         WPLZ-FM Transmitter    Owned              Radio One     Tower and
                                                                                 transmitter space
                         WJRV-FM Transmitter    Leased             Radio One     Tower and
                                                                                 transmitter space
                         WGCV-AM Transmitter    Owned              Radio One     Tower and
                                                                                 transmitter space

   The real property owned or leased by Radio One is the subject of a security interest held pursuant to the terms of our Bank Credit Facility.

   Radio One owns substantially all of our other equipment, consisting principally of studio equipment and office equipment. The towers, antennae and other transmission equipment used by our radio stations are generally in good condition, although opportunities to upgrade facilities are periodically reviewed.

   We believe that the facilities for our radio stations and office space in Washington, D.C., Baltimore, Atlanta, Philadelphia, Detroit, St. Louis and Richmond are generally suitable and of adequate size for their current and intended purposes other than for routine modifications and expansions which may be required from time to time but would not be expected to have a material adverse effect on us or our financial position or performance. We believe we will be able to obtain suitable facilities for our radio stations in Cleveland and the East Coast market on reasonable terms.

Competition

   The radio broadcasting industry is highly competitive. Radio One's stations compete for audiences and advertising revenue with other radio stations and with other media such as television, newspapers, direct mail and outdoor advertising. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets where we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

   The radio broadcasting industry is also subject to rapid technological change, evolving industry standards and the emergence of new media technologies. Several new media technologies are being developed, including the following: (i) audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats; (ii) satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and (iii) in-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. We recently entered into a programming agreement with a satellite digital audio radio service and have also invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies. We also cannot assure you that we will continue to have the resources to acquire other new technologies or to introduce new services that could compete with other new technologies.

Antitrust

   An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the Justice Department has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Similarly, the FCC staff has announced new procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

Federal Regulation of Radio Broadcasting

   The radio broadcasting industry is subject to extensive and changing regulation by the FCC of programming, technical operations, employment and other business practices. The FCC regulates radio broadcast stations pursuant to the Communications Act. The Communications Act permits the operation of radio broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution of broadcast service throughout the United States. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; establishes technical requirements for certain transmitting equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties, including monetary forfeitures, for violations of its rules and the Communications Act.

   The Communications Act prohibits the assignment of an FCC license, or other transfer of control of an FCC licensee, without the prior approval of the FCC. In determining whether to grant requests for consents to assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and any proposed licensee), including restrictions on foreign ownership, compliance with FCC media ownership limits and other FCC rules, licensee "character" and compliance with the Anti-Drug Abuse Act of 1988.

   The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. This summary does not purport to be complete and is qualified in its entirety by the text of the Communications Act, the FCC's rules and regulations, and the rulings of the FCC. You should refer to the Communications Act and these FCC rules and rulings for further information concerning the nature and extent of federal regulation of radio broadcast stations.

   A licensee's failure to observe the requirements of the Communications Act or FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of "short" (less than the maximum eight-year) renewal terms, the grant of a license with conditions or, for particularly egregious violations, the denial of a license renewal application, the revocation of an FCC license or the denial of FCC consent to acquire additional broadcast properties. Congress and the FCC have had under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of Radio One's radio stations, result in the loss of audience share and advertising revenue for our radio broadcast stations or affect our ability to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include changes to the license authorization and renewal process; proposals to impose spectrum use or other fees on FCC licensees; auction of new broadcast licenses; changes to the FCC's equal employment opportunity regulations and other matters relating to involvement of minorities and women in the broadcasting industry; proposals to change rules relating to political broadcasting including proposals to grant free air time to candidates, and other changes regarding program content; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages; technical and frequency allocation matters, including creation of a new low power radio broadcast service; the implementation of digital audio broadcasting on both a satellite and terrestrial basis; changes in broadcast cross-interest, multiple ownership, foreign ownership, cross-ownership and ownership attribution policies; proposals to allow telephone companies to deliver audio and video programming to homes in their service areas; and proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

   Radio One cannot predict what changes, if any, might be adopted, nor can we predict what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any particular proposals or changes might have on our business.

FCC Licenses

   The Communications Act provides that a broadcast station license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. In making licensing determinations, the FCC considers an applicant's legal, technical, financial and other qualifications. The FCC grants radio broadcast station licenses for specific periods of time and, upon application, may renew them for additional terms. Under the Communications Act, radio broadcast station licenses may be granted for a maximum term of eight years.

   Generally, the FCC renews radio broadcast licenses without a hearing upon a finding that: (i) the radio station has served the public interest, convenience and necessity, (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations, and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a term less than the maximum otherwise permitted, or hold an evidentiary hearing. In addition, the Communications Act authorizes the filing of petitions to deny a license renewal during specific periods of time after a renewal application has been filed. Interested parties, including members of the public, may use such petitions to raise issues concerning a renewal applicant's qualifications. If a substantial and material question of fact concerning a renewal application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine that grant of the renewal application would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet the requirements specified above and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Only after a license renewal application is denied will the FCC accept and consider competing applications for the vacated frequency. Also, during certain periods when a renewal application is pending, the transferability of the applicant's license may be restricted. Historically, Radio One's licenses have been renewed without any conditions or sanctions imposed. However, there can be no assurance that the licenses of each station owned by Radio One will be renewed or will be renewed without conditions or sanctions.

   The FCC classifies each AM and FM radio station. An AM radio station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM radio stations are assigned to serve wide areas, particularly at night. Clear channel AM radio stations are classified as either: (i) Class A radio stations, which operate unlimited time and are designed to render primary and secondary service over an extended area, or (ii) Class B radio stations, which operate unlimited time and are designed to render service only over a primary service area. Class D radio stations, which operate either daytime, or unlimited time with low nighttime power, may operate on the same frequencies as clear channel radio stations. A regional channel is one on which Class B and Class D AM radio stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM radio stations operate unlimited time and serve primarily a community and the suburban and rural areas immediately contiguous to it. A Class C AM radio station operates on a local channel and is designed to render service only over a primary service area that may be reduced as a consequence of interference.

   The minimum and maximum facilities requirements for an FM radio station are determined by its class. Possible FM class designations depend upon the geographic zone in which the transmitter of the FM radio station is located. In general, commercial FM radio stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 or C radio stations. The FCC recently has proposed to divide Class C stations into two subclasses based on antenna height. Stations not meeting the minimum height requirement within a three-year transition period would be downgraded automatically to the new Class C0 category.

   The following table sets forth with respect to each of Radio One's radio stations (giving pro forma effect to our pending acquisitions of radio stations in St. Louis, Cleveland and Richmond): (i) the market, (ii) the radio station call letters, (iii) the year of acquisition, (iv) the class of FCC license, (v) the effective radiated power ("ERP"), if an FM radio station, or the power, if an AM radio station, (vi) the antenna height above average terrain ("HAAT"), if an FM radio station, or the above insulator measurement ("AI"), if an AM radio station, (vii) the operating frequency and (viii) the date on which the radio station's FCC license expires.

                                                           ERP (FM)      HAAT (FM)
                                                          POWER (AM)      AI (AM)             EXPIRATION
                    STATION        YEARS OF    FCC            IN            IN                 DATE OF
MARKET(/1/)       CALL LETTERS    ACQUISITION CLASS     KILOWATTS(/2/)  METERS(/3/) FREQUENCY  LICENSE
-----------       ------------    ----------- -----     --------------  ----------- --------- ----------
Washington, D.C.    WOL-AM           1980        C            1.0           52.1     1450 kHz 10/01/2003
                    WMMJ-FM          1987        A            2.9(/4/)     146.0    102.3 MHz 10/01/2003
                    WKYS-FM          1995        B           24.0          215.0     93.9 MHz 10/01/2003
                    WYCB-AM          1998        C            1.0           50.9     1340 kHz 10/01/2003
Baltimore           WWIN-AM          1992        C            1.0           61.0     1400 kHz 10/01/2003
                    WWIN-FM          1992        A            3.0           91.0     95.9 MHz 10/01/2003
                    WOLB-AM          1993        D            1.0           85.4     1010 kHz 10/01/2003
                    WERQ-FM          1993        B           37.0          174.0     92.3 MHz 10/01/2003
Atlanta             WHTA-FM          1999       C3            7.9          175.0     97.5 MHz 04/01/2004
                    WAMJ-FM          1999       C3           25.0           98.0    107.5 MHz 04/01/2004
Philadelphia        WPHI-FM          1997        A            0.3(/5/)     305.0    103.9 MHz 08/01/2006
Detroit             WDTJ-FM          1998        B           20.0          221.0    105.9 MHz 10/01/2004
                    WCHB-AM          1998        B           25.0(/6/)      49.4     1200 kHz 10/01/2004
                    WJZZ-AM(/7/)     1998        D           50.0           59.7     1210 kHz 10/01/2004
                    WWBR-FM          1998        B           50.0          152.0    102.7 MHz 10/01/2004
St. Louis           WFUN-FM          1999        A(/8/)       6.0          100.0     95.5 MHz 12/01/2003
Cleveland           WERE-AM          1999        B            5.0          128.0     1300 kHz 10/01/2004
                    WENZ-FM          1999        B           16.0          272.0    107.9 MHz 10/01/2004
Richmond            WDYL-FM          1999        A            6.0(/9/)     100.0    101.1 MHz 10/01/2003
                    WKJS-FM          1999       C1          100.0          299.0    104.7 MHz 10/01/2003
                    WSOJ-FM          1999        A            4.7          113.0    100.3 MHz 10/01/2003
                    WCDX-FM          1999       B1            4.5          235.0     92.1 MHz 10/01/2003
                    WPLZ-FM          1999        A            6.0          100.0     99.3 MHz 10/01/2003
                    WJRV-FM          1999        A            2.3          162.0    105.7 MHz 10/01/2003
                    WGCV-AM          1999        C            1.0          122.0     1240 kHz 10/01/2003

--------
(1)A broadcast station's market may be different from its community of license.
(2) The coverage of an AM radio station is chiefly a function of the power of the radio station's transmitter, less dissipative power losses and any directional antenna adjustments. For FM radio stations, signal coverage area is chiefly a function of the ERP of the radio station's antenna and the HAAT of the radio station's antenna.
(3) The height of an AM radio station's antenna is measured by reference to AI and the height of an FM radio station's antenna is measured by reference to HAAT.
(4) The FCC issued a construction permit to substitute a non-directional antenna for a directional antenna on September 11, 1998.
(5) WPHI-FM operates at a power equivalent to 3 kW at 100 meters.
(6) On October 30, 1996, the FCC issued a construction permit to operate with a power of 50 kW day and 15 kW night and we began testing on March 4, 1999.
(7) WJZZ-AM is licensed to Kingsley, Michigan, which is located outside of Traverse City, Michigan. The station is temporarily offthe air.
(8) An application to move the station's transmitter site closer to St. Louis and upgrade the station to Class C3 is pending.
(9)An application for a license to operate at 6 kW is pending.

   Ownership Matters. The Communications Act requires prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a radio broadcast license or a transfer of control of a broadcast licensee, the FCC considers, among other things, the financial and legal qualifications of the prospective assignee or transferee, including compliance with FCC restrictions on non-U.S. citizen or entity ownership and control, compliance with FCC rules limiting the common ownership of certain "attributable" interests in broadcast and newspaper properties, the history of compliance with FCC operating rules, and the "character" qualifications of the transferee or assignee and the individuals or entities holding "attributable" interests in them. Applications to the FCC for assignments and transfers are subject to petitions to deny by interested parties.

   To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application to assign or transfer the license involves a substantial change in ownership or control of the licensee (e.g., the transfer of more than 50% of the voting stock), the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. Informal objections may be filed any time up until the FCC acts upon the application. If an assignment application does not involve new parties, or if a transfer of control application does not involve a "substantial change" in ownership or control, it is a pro forma application, which is not subject to the public notice and 30-day petition to deny procedure. The pro forma application is nevertheless subject to informal objections that may be filed any time up until the FCC acts on the application. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant. The FCC usually has an additional ten days to set aside such grant on its own motion. When ruling on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

   Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of its capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, or foreign governments or their representatives or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. Thus, the licenses for Radio One's stations could be revoked if more than 25% of Radio One's outstanding capital stock is issued to or for the benefit of non-U.S. citizens.

   The FCC generally applies its other broadcast ownership limits to "attributable" interests held by an individual, corporation, partnership or other association or entity, including limited liability companies. In the case of a corporation holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly have the right to vote five percent or more of the stock of a licensee corporation are generally deemed attributable interests, as are positions as an officer or director of a corporate parent of a broadcast licensee. The FCC treats all partnership interests as attributable, except for those limited partnership interests that under FCC policies are considered "insulated" from "material involvement" in the management or operation of the media-related activities of the partnership. The FCC currently treats limited liability companies like limited partnerships for purposes of attribution. Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive investors that hold stock for investment purposes only become attributable with the ownership of ten percent or more of the voting stock of the corporation holding broadcast licenses. To assess whether a voting stock interest in a direct or an indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain. A time brokerage agreement with another radio station in the same market creates an attributable interest in the brokered radio station as well for purposes of the FCC's local radio station ownership rules, if the agreement affects more than 15% of the brokered radio station's weekly broadcast hours.

   Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, insulated limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock whose vote is sufficient to affirmatively direct the affairs of the corporation, generally do not subject their holders to attribution. However, the FCC's rules also specify other exceptions to these general principles for attribution. However, the FCC is currently evaluating whether to: (i) raise the benchmark for voting stock from five to ten percent, (ii) raise the benchmark for passive investors holding voting stock from ten to twenty percent, (iii) continue the single 50% stockholder exception, and/or
(iv) attribute non-voting stock or perhaps only when combined with other rights such as voting shares or contractual relationships. More recently, the FCC has solicited comment on proposed rules that would (i) treat an otherwise non-attributable ownership equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark and (ii) in certain circumstances, treat the licensee of a broadcast station that sells advertising time of another station in the same market pursuant to a joint sales agreement as having an attributable interest in the station whose advertising is being sold.

   The Communications Act and FCC rules generally restrict ownership, operation or control of, or the common holding of attributable interests in (i) radio broadcast stations above certain limits servicing the same local market, (ii) a radio broadcast station and a television broadcast station servicing the same local market, and (iii) a radio broadcast station and a daily newspaper serving the same local market. These rules include specific signal contour overlap standards to determine compliance, and the FCC defined market will not necessarily be the same market used by Arbitron or other surveys, or for purposes of the HSR Act. Under these "cross-ownership" rules, Radio One, absent waivers, would not be permitted to own a radio broadcast station and acquire an attributable interest in any daily newspaper or television broadcast station (other than a low-powered television station) in the same market where we then owned any radio broadcast station, and Radio One's stockholders, officers or directors, absent a waiver, could not hold an attributable interest in a daily newspaper or television broadcast station in those same markets. The FCC is currently reviewing the ban on common ownership of a radio station and a daily newspaper in the same market. The FCC's rules provide for the liberal grant of a waiver of the rule prohibiting common ownership of radio and television stations in the same geographic market in the top 25 television markets if certain conditions are satisfied, and the FCC will consider waivers in other markets under more restrictive standards. The FCC is reviewing its ban on the common ownership of a radio station and a television station or newspaper including extending the policy of liberal waivers of common ownership of radio and television stations to the top 50 television markets.

   Although current FCC nationwide radio broadcast ownership rules allow one entity to own, control or hold attributable interests in an unlimited number of FM radio stations and AM radio stations nationwide, the Communications Act and the FCC's rules limit the number of radio broadcast stations in local markets in which a single entity may own an attributable interest as follows:

  . In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM).

  . In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50 percent of the radio stations in such market.

   The FCC is currently reviewing the effect of local market ownership limitations on competition and diversity in the broadcast industry to determine if a recommendation to repeal or modify the rules should be made to Congress. The FCC staff has also notified the public of its intention to review transactions that comply with numerical ownership limits but that might involve undue concentration of market share.

   Because of these multiple and cross-ownership rules, if a stockholder, officer or director of Radio One holds an "attributable" interest in Radio One, such stockholder, officer or director may violate the FCC's rules if such person or entity also holds or acquires an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio stations and the location of those television broadcast stations or daily newspapers. If an attributable stockholder, officer or director of Radio One violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our radio station business and may be unable to obtain FCC consents for certain future acquisitions. As long as one person or entity holds more than 50% of the voting power of the Common Stock of Radio One where the vote of such person or entity is sufficient to affirmatively direct the affairs of Radio One, another stockholder, unless serving as an officer and/or director, generally would not hold an attributable interest in Radio One. However, as described above, the FCC is currently evaluating whether to continue the exception for a single majority stockholder of more than 50% of a licensee's voting stock. As of March 31, 1999, no single stockholder held more than 50% of the total voting power of our Common Stock.

   Under its "cross-interest" policy, the FCC considers "meaningful" relationships among competing media outlets that serve "substantially the same area," even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider whether to prohibit one party from holding an attributable interest and a substantial non-attributable interest (including non-voting stock, limited partnership and limited liability company interests) in a media outlet in the same market, or from entering into a joint venture or having common key employees with competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. In a rule making proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and (ii) whether non-equity financial relationships, such as debt, when combined with multiple business relationships, such as local marketing agreements or joint sales arrangements, raise concerns under the cross-interest policy.

   Programming and Operations. The Communications Act requires broadcasters to serve the "public interest." Since the late 1980s, the FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a radio station's community of license. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. The FCC will consider complaints from listeners about a broadcast station's programming when it evaluates the licensee's renewal application, but listeners' complaints also may be filed and considered at any time. Stations also must pay regulatory and application fees, and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries and technical operation (including limits on human exposure to radio frequency radiation).

   The FCC has always required that licensees not discriminate in hiring practices, develop and implement programs designed to promote equal employment opportunities and submit reports to the FCC on these matters annually and in connection with each license renewal application. The FCC's employment rules, as they related to outreach efforts for recruitment of minorities, however, were recently struck down as unconstitutional by the U.S. Court of Appeals for the D.C. Circuit. The FCC has proposed revising the rules to adopt outreach efforts that are constitutional.

   The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, provided that the contours of the radio stations overlap in a certain manner.

   From time to time, complaints may be filed against Radio One's radio stations alleging violations of these or other rules. In addition, the FCC recently has proposed to establish a system of random audits to ensure and verify licensee compliance with FCC rules and regulations. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including fines or conditions, the grant of "short" (less than the maximum eight year) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

   Local Marketing Agreements. Often radio stations enter into LMAs or time brokerage agreements. These agreements take various forms. Separately owned and licensed radio stations may agree to function cooperatively in programming, advertising sales and other matters, subject to compliance with the antitrust laws and the FCC's rules and policies, including the requirement that the licensee of each radio station maintain independent control over the programming and other operations of its own radio station. One type of time brokerage agreement is a programming agreement between two separately owned radio stations that serve a common service area whereby the licensee of one radio station programs substantial portions of the broadcast day of the other licensee's radio station (subject to ultimate editorial and other controls being exercised by the radio station licensee) and sells advertising time during these program segments. The FCC has held that such agreements do not violate the Communications Act as long as the licensee of the radio broadcast station that is being substantially programmed by another entity (i) remains ultimately responsible for, and maintains control over, the operation of its radio station, and (ii) otherwise ensures the radio station's compliance with applicable FCC rules and policies.

   A radio broadcast station that brokers time on another radio broadcast station or enters into a time brokerage agreement with a radio broadcast station in the same market will be considered to have an attributable ownership interest in the brokered radio station for purposes of the FCC's local ownership rules if the time brokerage arrangement covers more than 15% of the brokered station's weekly broadcast hours. As a result, a radio broadcast station may not enter into a time brokerage agreement that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local radio broadcast station that it could not own under the FCC's local multiple ownership rules. The FCC is considering whether it should treat as attributable multiple business arrangements among local radio stations such as a joint sales arrangement accompanied by debt financing. Also, as described above, FCC rules prohibit a radio broadcast station from simulcasting more than 25% of its programming on another radio broadcast station in the same broadcast service (that is, AM/AM or FM/FM) where the two radio stations serve substantially the same geographic area, whether the licensee owns both radio stations or owns one radio station and programs the other through a time brokerage agreement. Thus far, the FCC has not considered what relevance, if any, a time brokerage agreement may have upon its evaluation of a licensee's performance at renewal time.

   Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as joint sales agreements or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling party of certain sales, accounting and services to the station whose advertising is being sold. The typical JSA is distinct from a local marketing agreement in that a JSA normally does not involve programming.

   The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which another licensee sells time under a JSA are not deemed by the FCC to be an attributable interest of that licensee. However, in connection with its ongoing rulemaking proceedings concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with local marketing agreements.

   RF Radiation. In 1985, the FCC adopted rules based on a 1982 American National Standards Institute ("ANSI") standard regarding human exposure to levels of radio frequency ("RF") radiation. These rules require applicants for renewal of broadcast licenses or modification of existing licenses to inform the FCC at the time of filing such applications whether an existing broadcast facility would expose people to RF radiation in excess of certain limits. In 1992, ANSI adopted a new standard for RF exposure that, in some respects, was more restrictive in the amount of environmental RF exposure permitted. The FCC has since adopted more restrictive radiation limits which became effective October 15, 1997, and which are based in part on the revised ANSI standard.

   Digital Audio Radio Service. The FCC allocated spectrum to a new technology, digital audio radio service ("DARS"), to deliver satellite-based audio programming to a national or regional audience and issued regulations for a DARS service in early 1997. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. The nationwide reach of satellite DARS could allow niche programming aimed at diverse communities that Radio One is targeting. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. Two companies that hold licenses for authority to offer multiple channels of digital, satellite-delivered S-Band aural services could compete with conventional terrestrial radio broadcasting. The licensees will be permitted to sell advertising and lease channels in these media. The FCC's rules require that these licensees launch and begin operating at least one space station by 2001 and be fully operational by 2003.

   The FCC has established a new Wireless Communications Service ("WCS") in the 2305-2320 and 2345-2360 MHz bands (the "WCS Spectrum") and awarded licenses. Licensees are generally permitted to provide any fixed, mobile, radio location services, or digital satellite radio service using the WCS Spectrum. Implementation of DARS would provide an additional audio programming service that could compete with Radio One's radio stations for listeners, but the effect upon Radio One cannot be predicted.

   These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting.

   Low Power Radio Broadcast Service. The FCC recently adopted a Notice of Proposed Rulemaking seeking public comment on a proposal to establish two classes of a low power radio service both of which would operate in the existing FM radio band: a primary class with a maximum operating power of 1 kW and a secondary class with a maximum power of 100 watts. These proposed low power radio stations would have limited service areas of 8.8 miles and 3.5 miles, respectively. The FCC also has sought public comment on the advisability of establishing a very low power secondary "microbroadcasting" service with a maximum power limit of one to ten watts. These "microradio" stations would have a service radius of only one to two miles. The service would target "niche markets" and be possibly supported by advertising revenue. Existing licensees, like Radio One, would be prohibited from owning or having a relationship with these new stations. Implementation of a low power radio service or microbroadcasting would provide an additional audio programming service that could compete with Radio One's radio stations for listeners, but the effect upon Radio One cannot be predicted.

Subsidiaries and Related Entities

   Radio One has title to most of the assets used in the operations of our radio stations. The FCC licenses for the radio stations in all cases are or will be held by direct or indirect wholly-owned subsidiaries of Radio One. In the case of all of the Baltimore stations, three of the Washington, D.C. stations, the St. Louis station, the Cleveland stations, the Richmond stations and the East Coast market radio station, the FCC licenses are or will be held by Radio One Licenses, Inc., a Delaware corporation and a wholly-owned Restricted Subsidiary of Radio One. Radio One Licenses, Inc. holds no other material assets. WYCB Acquisition Corporation, a Delaware corporation and a wholly-owned Unrestricted Subsidiary, holds title to all of the outstanding capital stock of BHI, a District of Columbia corporation and an Unrestricted Subsidiary. The FCC licenses for WYCB-AM are held by BHI which also holds the assets used in the operation of that station. Bell Broadcasting, a Michigan corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of WCHB-AM, WDTJ-FM and WJZZ-AM. Bell Broadcasting holds title to all of the outstanding capital stock of Radio One of Detroit, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WCHB-AM, WDTJ-FM and WJZZ-AM are held by Radio One of Detroit, Inc. Radio One of Detroit, Inc. holds no other material assets.

   Allur-Detroit, a Delaware corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of station WWBR-FM. Allur-Detroit holds title to all of the outstanding capital stock of Allur Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WWBR-FM are held by Allur Licenses, Inc. Allur Licenses, Inc. holds no other material assets.

   ROA, a Delaware corporation and a wholly-owned Restricted Subsidiary, holds the assets used in the operation of station WHTA-FM and some assets used in the operation of station WAMJ-FM. ROA holds title to all of the outstanding capital stock of ROA Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WHTA-FM are held by ROA Licenses, Inc. ROA Licenses, Inc. holds no other material assets. Once ROA completes the acquisition of all outstanding capital stock of Dogwood, Dogwood will become a Restricted Subsidiary. Dogwood holds some of the assets used in the operation of station WAMJ-FM. Dogwood holds title to all of the outstanding capital stock of Dogwood Licenses, Inc., a Delaware corporation and a Restricted Subsidiary. The FCC licenses for WAMJ-FM are held by Dogwood Licenses, Inc.

Employees

   As of February 28, 1999, Radio One employed 454 people. Radio One's employees are not unionized. We have not experienced any work stoppages and believe relations with our employees are satisfactory. Each radio station has its own on-air personalities and clerical staff. However, in an effort to control broadcast and corporate expenses, Radio One centralizes certain radio station functions by market location. For example, in each of our markets we employ one General Manager who is responsible for all of Radio One's radio stations located in such market and Radio One's Vice President of Programming oversees programming for all of Radio One's Urban-oriented FM radio stations.

Legal Proceedings

   Radio One is involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. In the opinion of Radio One's management, the resolution of such matters will not have a material adverse effect on Radio One's business, financial condition or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Other Significant Personnel

   The names, ages and positions of the directors, executive officers and other significant personnel of Radio One are set forth in the table below. All directors serve for the term for which they are elected or until their successors are duly elected and qualified or until death, retirement, resignation or removal.

                            Age as of
Name                      March 31, 1999 Position
------------------------  -------------- -----------------------------------------------------------
Catherine L. Hughes.....        51       Chairperson of the Board of Directors and Secretary
Alfred C. Liggins, III..        34       Chief Executive Officer, President, Treasurer, and Director
Scott R. Royster........        34       Executive Vice President and Chief Financial Officer
Mary Catherine Sneed....        47       Chief Operating Officer
Steve Hegwood...........        37       Vice President of Programming
Leslie J. Hartmann......        37       Corporate Controller
Terry L. Jones..........        52       Director
Brian W. McNeill........        43       Director

   Ms. Hughes has been Chairperson of the Board of Directors and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. She was one of the founders of Radio One's predecessor company in 1980. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is also the mother of Mr. Liggins, Radio One's Chief Executive Officer, President, Treasurer and director.

   Mr. Liggins has been Chief Executive Officer since 1997, and President, Treasurer and a director of Radio One since 1989. Mr. Liggins joined Radio One in 1985 as an Account Manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One's Washington, D.C. operations. After becoming President, Mr. Liggins engineered Radio One's expansion into other markets. Mr. Liggins is a graduate of the Wharton School of Business/Executive M.B.A. Program. Mr. Liggins is the son of Ms. Hughes, Radio One's Chairperson and Secretary.

   Mr. Royster has been Executive Vice President of Radio One since 1997 and Chief Financial Officer of Radio One since 1996. Prior to joining Radio One, he served as an independent consultant to Radio One. From 1995 to 1996, Mr. Royster was a principal at TSG Capital Group, LLC, a private equity investment firm located in Stamford, Connecticut, which has been an investor in Radio One since 1987. Mr. Royster has also served as an associate and later a principal at Capital Resource Partners from 1992 to 1995, a private capital investment firm in Boston, Massachusetts. Mr. Royster is a graduate of Duke University and Harvard Business School.

   Ms. Sneed has been Radio One's Chief Operating Officer since January 1998 and General Manager of ROA since 1995. Prior to joining Radio One, she held various positions with Summit Broadcasting including Executive Vice President of the Radio Division, and Vice President of Operations from 1992 to 1995. Ms. Sneed is a graduate of Auburn University.

   Mr. Hegwood has been the Vice President of Programming for Radio One and Program Director of WKYS-FM since 1995. From 1990 to 1995, Mr. Hegwood was Program Director of WJLB-FM in Detroit, Michigan.

   Ms. Hartmann has been Controller of Radio One since 1997. Prior to joining Radio One, she served as Vice President and Market Controller for Bonneville International Corporation in Phoenix, Arizona from 1991 to 1997. Ms. Hartmann is a graduate of the University of California and has an M.B.A. degree from the University of Phoenix.

   Mr. Jones has been a director of Radio One since 1995. Since 1990, Mr. Jones has been President of Syndicated Communications, Inc. ("Syncom I"), a communications venture capital investment company, and its wholly owned subsidiary, Syncom. He joined Syncom I in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syncom I. He also serves on the Board of Directors of the National Association of Investment Companies, Delta Capital Corporation, Sun Delta Capital Access Center and the Southern African Enterprise Development Fund. Mr. Jones earned his B.S. degree from Trinity College, his M.S. from George Washington University and his M.B.A. from Harvard Business School.

   Mr. McNeill has been a director of Radio One since 1995. Since 1986, Mr. McNeill has been a General Partner of Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He has served as a director in many private radio and television broadcasting companies such as Tichenor Media Systems, OmniAmerica Group, Panache Broadcasting and Shockley Communications. From 1979 to 1986, he worked at the Bank of Boston where he started and managed that institution's broadcast lending group. Mr. McNeill is a graduate of Holy Cross College and earned an M.B.A. from the Amos Tuck School at Dartmouth College.

Committees of the Board of Directors

   Radio One has formed an Audit Committee and a Compensation Committee of the Board of Directors of Radio One, and all of the directors serving on such Audit Committee and Compensation Committee are directors who are not employees of Radio One.

Compensation of Directors and Executive Officers

 Compensation of Directors

   Non-officer directors of Radio One are reimbursed for all out-of-pocket expenses related to meetings attended. Non-officer directors receive no additional compensation for their services as directors of Radio One. Officers of Radio One who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

 Compensation of Executive Officers

   The following information relates to compensation of Radio One's Chief Executive Officer and each of its most highly compensated executive officers (the "Named Executives") for the fiscal years ended December 31, 1998, 1997 and 1996 (as applicable):

                           Summary Compensation Table

                                        Annual Compensation
                                       ---------------------------  All Other
Name and Principal Positions           Year  Salary        Bonus   Compensation
----------------------------           ----  ------        -----   ------------
Catherine L. Hughes................... 1998 $225,000      $100,000   $12,281
 Chairperson of the Board of Directors
  and Secretary                        1997  193,269        50,000     3,050
                                       1996  150,000        31,447    18,321
Alfred C. Liggins, III................ 1998  225,000       100,000     3,567
 Chief Executive Officer, President,   1997  193,269        50,000     3,125
 Treasurer and Director                1996  150,000           --     19,486
Scott R. Royster...................... 1998  165,000        50,000       n/a
 Executive Vice President and Chief
  Financial Officer                    1997  148,077        25,000       n/a
                                       1996   55,577(/1/)      --        n/a
Mary Catherine Sneed.................. 1998  200,000        50,000       n/a
 Chief Operating Officer

--------
(1) Mr. Royster provided consulting services for Radio One in July 1996 and joined Radio One as an employee in August 1996. Disclosed compensation represents consulting fees received by Mr. Royster and the portion of his $125,000 annual salary paid during 1996.

Employment Agreements

   Ms. Catherine L. Hughes Employment Agreement. Radio One anticipates entering into a three-year employment agreement with Ms. Hughes pursuant to which Ms. Hughes will continue to serve as Radio One's Chairperson of the Board of Directors. Ms. Hughes will receive an annual base salary of $250,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the Board of Directors. Radio One could incur certain severance obligations under the expected terms of the employment agreement in the event that Ms. Hughes's employment is terminated.

   Mr. Alfred C. Liggins, III Employment Agreement. Radio One anticipates entering into a three-year employment agreement with Mr. Liggins pursuant to which Mr. Liggins will continue to serve as Radio One's Chief Executive Officer and President. Mr. Liggins will receive an annual base salary of $300,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the Board of Directors. Radio One could incur certain severance obligations under the expected terms of the employment agreement in the event that Mr. Liggins's employment is terminated.

   Mr. Scott R. Royster Employment Agreement. Radio One anticipates entering into a three-year employment agreement with Mr. Royster pursuant to which Mr. Royster will continue to serve as Radio One's Chief Financial Officer and Executive Vice President. Under the expected terms of the employment agreement Mr. Royster will receive an annual base salary of $200,000 effective January 1, 1999, subject to an annual increase of not less than 5%, an annual cash bonus at the discretion of the Board of Directors, and a one-time cash bonus of $60,000, payable upon completion of an equity financing by Radio One which results in gross proceeds to Radio One of at least $50 million. Mr. Royster has
also received a one-time restricted stock award of     shares of Radio One's
Class C Common Stock and an option to purchase      shares of Radio One's Class
A Common Stock at an exercise price of      per share (subject to certain
adjustments). Twenty-five percent of the stock granted pursuant to the stock award vested on the date of grant; the remaining stock will vest in equal increments every six months beginning December 31, 1999 and ending December 31, 2001. The options will vest in equal one-sixth increments during the term of the employment agreement. Radio One could incur certain severance obligations under the expected terms of the employment agreement in the event that Mr. Royster's employment is terminated.

   Ms. Mary Catherine Sneed Employment Agreement. Effective December 8, 1997, Radio One entered into a two-year employment agreement with Ms. Sneed pursuant to which she was hired to serve as Radio One's Chief Operating Officer. The employment agreement provides that Ms. Sneed will receive an annual base salary of $220,000 and an annual cash bonus of up to $50,000, contingent upon the satisfaction of certain performance criteria. Radio One could incur certain severance obligations under the employment agreement in the event that Ms. Sneed's employment is terminated. If, during the term of the employment agreement, Radio One terminates Ms. Sneed's employment without just cause or following a change of control of Radio One, Ms. Sneed will continue to receive her base salary for a period of twelve months, during the first six months of which she will be subject to certain non-compete restrictions.

401(k) Plan

   Radio One adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing 90 days of service and attaining age 21. Participants may contribute up to 15% of their gross compensation subject to certain limitations.

Stock Option Plan

   On March 10, 1999, we adopted the Option Plan designed to provide incentives relating to equity ownership to present and future executive, managerial and other key employees, directors and consultants of Radio One and our subsidiaries ("Participants") as may be selected in the sole discretion of the Board of Directors. The Option Plan provides for the granting to Participants of stock options ("Options") and restricted stock grants ("Grants") as the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors as the Board of Directors may designate (the "Committee") deems to be consistent with the purposes of the Option Plan. An
aggregate of      shares of Common Stock have been reserved for issuance under the Option Plan. The Option Plan affords Radio One latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

   The Committee has exclusive discretion to select the Participants, to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Option Plan. The Option Plan terminates ten years from the date that the Option Plan was approved and adopted by the stockholders of Radio One. Generally, a Participant's rights and interest under the Option Plan are not transferable except by will or by the laws of descent and distribution.

   Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed by the Committee. The Option price may be less than, equal to or greater than the fair market value of the underlying shares of Common Stock, but in no event will the exercise price of an incentive stock option be less than the fair market value on the date of grant. Options will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Upon termination of a Participant's employment with Radio One, Options that are not exercisable will be forfeited immediately and Options that are exercisable will be forfeited on the thirtieth day following such termination unless exercised by the Participant. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or Common Stock of Radio One) as the Committee may determine.

   Grants are awards of restricted Common Stock at no cost to Participants and are generally subject to vesting provisions as determined by the Committee. Upon termination of a Participant's employment with Radio One, Grants that are not vested will be forfeited immediately.

   In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of Radio One, the Committee will make any adjustments it deems appropriate in the number and kind of shares reserved for issuance upon the exercise of Options and vesting of Grants under the Option Plan and in the exercise price of outstanding Options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mableton Option

   Mr. Liggins, the Chief Executive Officer and President of Radio One, has a right, which he obtained in 1997, (the "Mableton Option") to acquire an interest in a construction permit for an FM radio station licensed to Mableton, Georgia (the "Mableton Station") which is in the Atlanta MSA. Mr. Liggins is in discussions with Syncom regarding the terms and conditions pursuant to which Syncom I would participate in the Mableton Option. Syncom I is the parent corporation of Syncom, which is one of the selling stockholders in the Common
Stock Offering and will hold approximately     % of the Class A Common Stock
after completion of the Common Stock Offering. Terry L. Jones, the President of Syncom and Syncom I, is also a member of Radio One's Board of Directors. Mr. Liggins has also proposed that ROA enter into an LMA with respect to the Mableton Station, or otherwise participate in the operations and financing of the Mableton Station. Any such arrangement will be on terms at least as favorable to Radio One as any such transaction with an unaffiliated third party.

Office Lease

   Radio One leases office space located at 100 St. Paul Street, Baltimore, Maryland from Chalrep Limited Partnership, a limited partnership controlled by Ms. Hughes and Mr. Liggins. The annual rent for the office space is $152,400. Radio One's management believes that the terms of this lease are not materially different than if the agreement were with an unaffiliated third party.

Mr. Liggins' Loan

   Radio One has extended an unsecured loan to Mr. Liggins in the amount of $380,000, which bears interest at an annual rate of 5.56% and is evidenced by a demand promissory note dated as of June 30, 1998. As of March 1, 1999, the aggregate outstanding principal and interest amount on this loan was $386,386. The purpose of the loan was to repay a loan that Mr. Liggins obtained from NationsBank, Texas, N.A. in 1997 to purchase an additional interest in Radio One.

Music One, Inc.

   Ms. Hughes and Mr. Liggins own a music company called Music One, Inc. Radio One sometimes engages in promoting the recorded music product of Music One, Inc. Radio One estimates that the dollar value of such promotion is nominal.

Allur-Detroit

   Allur-Detroit leases the transmitter site for WWBR-FM from American Signalling Corporation for approximately $84,000 per year. American Signalling Corporation is a wholly-owned subsidiary of Syncom Venture Partners. Radio One's management believes that the terms of this lease are not materially different than if the agreement were with an unaffiliated third party.

XM Satellite, Inc.

   Radio One and XM Satellite Radio, Inc. have entered into a Programming Partner Agreement whereby Radio One will provide programming to XM Satellite Radio, Inc. for distribution over satellite-delivered channels. Worldspace, Inc. holds 20% of the stock of XM Satellite Radio, Inc. Syncom Venture Partners owns approximately 1.25% of the stock of Worldspace, Inc. Terry L. Jones, a director of Radio One, is also a director of Worldspace, Inc.

Radio One of Atlanta, Inc.

   On March   , 1999, Radio One acquired all of the outstanding capital stock of ROA. ROA's stockholders included Alta Subordinated Debt Partners III, L.P. ("Alta"), Syncom Venture Partners, and Alfred C. Liggins, III. Mr. Brian W. McNeill, a general partner of Alta, is also a member of Radio One's Board of Directors. In addition to holding shares of Radio One's Senior Preferred Stock prior to this offering, Alta will hold approximately % of the Class A Common Stock after completion of the Common Stock Offering. Terry L. Jones, a general partner of the general partner of Syncom Venture Partners, is also a member of Radio One's Board of Directors and is the President of Syncom and Syncom I. In addition to holding shares of Radio One's Senior Preferred Stock prior to this offering, Syncom is one of the selling stockholders in the Common Stock
Offering and will hold approximately   % of the Class A Common Stock after
completion of the Common Stock Offering.

   Radio One issued        shares of Common Stock in exchange for the
outstanding capital stock of ROA. Alta, Syncom Venture Partners and Mr. Liggins received a majority of such shares in exchange for their shares in ROA. In connection with this transaction, Mr. Liggins was paid a fee of approximately $1.2 million for arranging the acquisition. Also, as part of this transaction, Radio One assumed and retired net debt and accrued interest of approximately $16.3 million of ROA and Dogwood. Of this amount, approximately $12.0 million was paid to Allied Capital Corporation, which is one of the selling stockholders, approximately $1.3 million was paid to Syncom Venture Partners, and approximately $2.0 million was paid to Alta.

   The Board of Directors authorized the formation of an ad-hoc committee to oversee the valuation of ROA. The ad-hoc committee members are Catherine L. Hughes of Radio One, Sanford Anstey of BancBoston Investments, Inc. and Dean Pickerell of Medallion Capital, Inc. (formerly Capital Dimensions Venture Fund, Inc.). The committee is comprised of members of the Board of Directors of, and investors in, Radio One that do not have an interest in ROA.

   The ad-hoc committee recommended approval of the acquisition of ROA based upon its determination that the acquisition was fair to Radio One and its stockholders.

Ms. Sneed's Loan

   ROA has extended an unsecured loan to Mary Catherine Sneed, Chief Operating Officer of Radio One, in the original amount of $271,000, which bears interest at an annual rate of 5.56% and is evidenced by a demand promissory note. As of
    , 1999, the aggregate outstanding principal and interest amount on this
loan was $   . The purpose of this loan was to pay Ms. Sneed's tax liability with respect to incentive stock grants of ROA stock received by Ms. Sneed.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our Common Stock after giving effect to this offering and the Common Stock Offering, by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of Common Stock; (ii) each Named Executive; (iii) each of our directors; (iv) the selling stockholders in the Common Stock Offering; (v) all of our directors and officers as a group. Unless otherwise indicated in the footnotes below, each stockholder possesses sole voting and investment power with respect to the shares listed.

                                               Common Stock(/1/)
                            -------------------------------------------------------- Percent  Percent
                                 Class A            Class B            Class C          of      of
                            ------------------ ------------------ ------------------  Total    Total
         Name of             Number   Percent   Number   Percent   Number   Percent  Economic Voting
     Beneficial Owner       of Shares of Class of Shares of Class of Shares of Class Interest  Power
--------------------------  --------- -------- --------- -------- --------- -------- -------- -------
Catherine L. Hughes(/2/)..
Alfred C. Liggins,
 III(/2/)(/12/)...........
Scott R. Royster..........
Mary Catherine Sneed......
Terry L. Jones(/3/).......
Brian W. McNeill(/4/).....
Alta Subordinated Debt
 Partners III,
 L.P.(/5/)(/12/)..........
Alliance Enterprise
 Corporation(/6/)(/12/)...
BancBoston Investments,
 Inc.(/7/)(/12/)..........
Medallion Capital,
 Inc.(/8/)(/12/)..........
Fulcrum Venture Capital
 Corporation(/9/)(/12/)...
Syncom Capital
 Corporation(/10/)(/12/)..
Allied Capital
 Corporation(/11/)(/12/)..
All Directors and Named
 Executives as a group
 (6 persons)..............

--------
(1) The number of shares of each class of Common Stock excludes the shares of any other class of Common Stock issuable upon conversion of that class of Common Stock.
(2) Ms. Hughes and Mr. Liggins may be deemed to share beneficial ownership of shares of capital stock owned by each other by virtue of the fact that Ms. Hughes is Mr. Liggins' mother. Each of Ms. Hughes and Mr. Liggins disclaims such beneficial ownership. The shares of Class B Common Stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One's directors. Pursuant to that agreement, Mr. Liggins has transferred to Ms. Hughes voting control over shares of Common Stock representing % of the total voting power of all Common Stock until such time as Mr. Liggins is permitted under applicable laws and regulations to hold in excess of 50% of such voting power. The business address for Ms. Hughes and Mr. Liggins is c/o Radio One, 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706.
(3) Represents    shares of Class A Common Stock held by Syncom. Mr. Jones is the President of Syncom and his address is c/o Syncom Capital Corporation, 8401 Colesville Road, Suite 300, Silver Spring, MD 20910. Mr. Jones may be deemed to share beneficial ownership of shares of Class A Common Stock and Senior Preferred Stock held by Syncom by virtue of his affiliation with Syncom. Mr. Jones disclaims beneficial ownership in such shares.
(4) Represents    shares of Class A Common Stock held by Alta. Mr. McNeill is a general partner of Alta and his address is c/o Alta Subordinated Debt Partners III, L.P., c/o Burr, Egan, Deleage & Co., One Post Office Square, Boston, MA 02109. Mr. McNeill may be deemed to share beneficial ownership of shares of Class A Common Stock and Senior Preferred Stock held by Alta by virtue of his affiliation with Alta. Mr. McNeill disclaims any beneficial ownership of such shares.
(5) The principal address of Alta is c/o Burr, Egan, Deleage & Co., One Post Office Square, Boston, MA 02109.
(6) The principal address of Alliance Enterprise Corporation is 12655 N. Central Expressway, Suite 710, Dallas, TX 75243.
(7) The principal address of BancBoston Investments, Inc. is 100 Federal Street, 32nd Floor, Boston, MA 02110.
(8) The principal address of Medallion Capital, Inc. is 7831 Glenroy Road, Suite 480, Minneapolis, MN 55439.
(9) The principal address of Fulcrum Venture Capital Corporation is 300 Corporate Point, Suite 380, Culver City, CA 90230.
(10) The principal address of Syncom Capital Corporation is 8401 Colesville Road, Suite 300, Silver Spring, MD 20910.
(11) The principal address of Allied Capital Corporation is 1919 Pennsylvania Avenue, NW, Washington, D.C. 20006-3434.

(12) Such person is a holder of shares of Senior Preferred Stock, as follows:

                               Number of Shares of           Number of Shares of
  Name of Stockholder     Series A Preferred Stock Held Series B Preferred Stock Held
------------------------  ----------------------------- -----------------------------
Alfred C. Liggins, III..             2,359.67                           --
Alta Subordinated Debt
 Partners III, L.P......                  --                      72,139.57
Alliance Enterprise
 Corporation............             9,126.55                           --
BancBoston Investments,
 Inc....................                  --                      49,249.44
Medallion Capital,
 Inc....................            37,258.14                           --
Fulcrum Venture Capital
 Corporation............             9,650.09                           --
Syncom Capital
 Corporation............            13,595.69                           --
Allied Capital
 Corporation*...........             4,000.00                           --

--------
* Represents a warrant to purchase, subject to certain conditions, 4,000.00 shares of Series A Preferred Stock.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of the Company gives effect to the consummation of the transactions contemplated under "Capitalization," which will occur prior to or simultaneously with this offering, the proposed
sale of           shares of New Preferred Stock by the Company in this offering
and, except as otherwise provided below, the proposed sale of           shares
of Class A Common Stock by the Company in the Common Stock Offering. Our
capital stock consists of (i)    authorized shares of Common Stock, $0.01 par
value per share, which consists of (a)    shares of Class A Common Stock, of
which    shares are outstanding (   shares assuming the underwriters
overallotment option is exercised) in the Common Stock Offering, (b)    shares
of Class B Common Stock, of which    shares are outstanding, and (c)    shares
of Class C Common Stock, of which    shares are outstanding, and (ii)
authorized shares of preferred stock, par value $      per share, which
consists of     shares of Series A Preferred Stock, none of which is
outstanding,     shares of Series B Preferred Stock, none of which is
outstanding and     shares of New Preferred Stock, of which    shares are
outstanding. In the event this offering is not consummated, there would be no shares of New Preferred Stock outstanding, and there would be 140,000 shares of
Series A Preferred, of which    shares would be outstanding and (b) 150,000
shares of Series B Preferred Stock outstanding. There is no established trading market for our Common Stock or New Preferred Stock. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Class A Common Stock

   The holders of Class A Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors and any proposed amendment to the Amended and Restated Certificate of Incorporation. The holders of Class A Common Stock are entitled to vote as a class to elect two independent directors to the Board of Directors. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with all other classes of Common Stock in the net assets of Radio One upon liquidation after payment or provision for all liabilities. All shares of Class A Common Stock may be converted at any time into a like number of shares of Class C Common Stock at the option of the holder of such shares. All shares of Class A Common Stock issued pursuant to the offering will be fully paid and non-assessable.

   Application has been made for the listing of the Class A Common Stock on The Nasdaq National Market, subject to official notice of issuance.

Class B Common Stock

   The holders of Class B Common Stock are entitled to the same rights, privileges, benefits and notices as the holders of Class A Common Stock, except that the holders of Class B Common Stock will be entitled to ten votes per share. All shares of Class B Common Stock may be converted at any time into a like number of shares of Class A Common Stock at the option of the holder of such shares. Catherine L. Hughes and Alfred C. Liggins, III may transfer shares of Class B Common Stock held by them only to "Class B Permitted Transferees," and Class B Permitted Transferees may transfer shares of Class B Common Stock only to other Class B Permitted Transferees. If any shares of Class B Common Stock are transferred to any person or entity other than a Class B Permitted Transferee, such shares will automatically be converted into a like number of shares of Class A Common Stock. "Class B Permitted Transferees" include Ms. Hughes, Mr. Liggins, their respective estates, spouses, former spouses, parents or grandparents or lineal descendants thereof, and certain trusts and other entities for the benefit of, or beneficially owned by, such persons. Ms. Hughes and Mr. Liggins have agreed to vote their shares of Common Stock to elect each other and other mutually agreeable nominees to the Board of Directors. See "Risk Factors--Controlling Stockholders."

Class C Common Stock

   The holders of Class C Common Stock are entitled to the same rights, privileges, benefits and notices as the holders of Class A Common Stock and Class B Common Stock, except that the holders of Class C Common Stock will be entitled to no votes per share. All shares of Class C Common Stock may be converted at any time into a like number of shares of Class A Common Stock at the option of the holder of such shares, except that Class B Permitted Transferees may convert shares of Class C Common Stock into shares of Class A Common Stock, or otherwise acquire shares of Class A Common Stock, only in connection with: (i) a merger or consolidation of Radio One with or into, or other acquisition of, another entity pursuant to which the Class B Permitted Transferees are to receive shares of Class A Common Stock in exchange for their interest in such entity; (ii) the transfer of such shares of Class A Common Stock to a person or entity other than a Class B Permitted Transferee; or (iii) a registered public offering of such shares of Class A Common Stock.

New Preferred Stock

   The following is a summary of certain provisions of the New Preferred Stock and the amendment to the Certificate of Incorporation of Radio One (the "Amended Certificate") setting forth the rights and privileges of the New Preferred Stock. A copy of the Amended Certificate and the form of New Preferred Stock is available upon request to Radio One at the address set forth on page (i) of this prospectus. The following summary of certain provisions of the Amended Certificate does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Amended Certificate. The definitions of certain capitalized terms used but not defined in the following summary are set forth under "Description of the Exchange Debentures--Certain Definitions." Other capitalized terms used but not defined herein and not otherwise defined under "Description of the Exchange Debentures--Certain Definitions" are defined in the Amended Certificate. All references to "Radio One" in this description of the New Preferred Stock and in the "Description of the Exchange Debentures" below include only Radio One, Inc. and not any of its subsidiaries.

General

   Upon consummation of this offering, Radio One will issue       shares of its
   % Senior Cumulative Exchangeable Preferred Stock due 2011, $0.01 par value
per share, designated as "   % Senior Cumulative Exchangeable Preferred Stock
due 2011". Subject to certain conditions, the New Preferred Stock will be exchangeable for the Exchange Debentures at the option of Radio One on any scheduled dividend payment date on or after the date of issuance of the New Preferred Stock. When issued, the New Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges. The holders of the New Preferred Stock will have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants, or other securities of Radio One of any class.

Ranking

   The New Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank

       (1) senior to all classes of Common Stock and to each other class of capital stock or series of preferred stock outstanding on the Issue Date and each other class or series established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the New Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Radio One (collectively referred to, together with all classes of common stock of Radio One, as "Junior Stock");

       (2) subject to certain conditions, on a parity with each class of capital stock or series of preferred stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the New Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Radio One (collectively referred to as "Parity Stock"); and

       (3) subject to certain conditions, junior to each class of capital stock or series of preferred stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the New Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of Radio One (collectively referred to as "Senior Stock").

   The respective definitions of Junior Stock, Parity Stock and Senior Stock shall also include any warrants, rights, calls or options, exercisable for or convertible into any of the Junior Stock, Parity Stock and Senior Stock, as the case may be.

   While any shares of New Preferred Stock are outstanding, Radio One may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to or on parity with the New Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of New Preferred Stock, voting separately as one class. However, without the consent of any holder of New Preferred Stock, Radio One may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks junior to the New Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up. See "--Voting Rights."

   Radio One operates a portion of its business and holds certain of its assets through its subsidiaries. Radio One will be dependent in part on the cash flow of such subsidiaries to meet its obligations, including the payment of liquidation preference and dividends on the New Preferred Stock. The subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the New Preferred Stock or to make any funds available therefor, whether by dividend, loans or other payments. Because such subsidiaries will not guarantee the payment of the liquidation preference or dividends on the New Preferred Stock, any claim or right of Radio One (or its creditors, including the holders of the New Preferred Stock) to the earnings of the subsidiaries or to receive assets of such subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the New Preferred Stock to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the subsidiaries (including trade creditors and holders of indebtedness of such subsidiaries) and the claims of preferred stockholders (if any) of the subsidiaries, except if and to the extent Radio One itself is a creditor of any of the subsidiaries, in which case the claims of Radio One would still be effectively subordinated to any security in the assets of any of the
subsidiaries. As of       , 1999, after giving effect to this offering and the
application of the proceeds therefrom, the subsidiaries of Radio One would have
had aggregate liabilities of $    million. Although the Amended Certificate
limits the incurrence of Indebtedness and preferred stock of certain of Radio One's subsidiaries, such limitation is subject to a number of significant qualifications. See "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."

Dividends

   The holders of shares of New Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of Radio One legally available therefor, cumulative preferential dividends from
the Issue Date accumulating at the rate per share of   % per annum, payable
semi-annually in arrears on each of        and        or, if any such date is
not a Business Day, on the next succeeding Business Day, to the holders of
record as of the next preceding       and      . Dividends will be payable in
cash, except that on each dividend payment date occurring on or prior to the fifth anniversary of the Issue Date, dividends may be paid, at Radio One's option, by the issuance of additional shares of New Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. All dividends paid in additional shares of New Preferred Stock shall be deemed issued on the applicable dividend payment date, and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and charges. The issuance of such additional shares of New Preferred Stock will constitute "payment" of the related dividend for all purposes of the Amended Certificate. The first dividend payment on the New Preferred Stock will be payable on
      , 1999. Dividends payable on the New

Preferred Stock will be computed on a basis of the 360-day year consisting of twelve 30-day months and will be deemed to accumulate on a daily basis. For a discussion of certain Federal income tax considerations relevant to the payment of dividends on the New Preferred Stock, see "Certain United States Federal Income Tax Consequences."

   Dividends on the New Preferred Stock will accumulate whether or not Radio One has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Amended Certificate will provide that Radio One will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the New Preferred Stock, including through the revaluation of its assets in accordance with the DGCL. Nevertheless, provisions of the DGCL, which generally require that dividends on capital stock be declared only out of "surplus" (as defined in the DGCL), may limit the ability of Radio One to lawfully declare and pay dividends on the New Preferred Stock. In addition, provisions under the Bank Credit Facility and the Indenture governing the 12% Notes due 2004 may limit the ability of Radio One to pay dividends on the New Preferred Stock.

   No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the New Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a
sufficient sum set apart (or, on or prior to       , 2004, shares of New
Preferred Stock for which have been issued and are held for holders by the Transfer Agent) for the payment of such dividend, upon all outstanding shares of New Preferred Stock.

   Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the New Preferred Stock for all prior dividend periods. If accumulated dividends on the New Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the New Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the New Preferred Stock and such Parity Stock.

   Radio One will not:

       (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock, or

       (2) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise,

   unless

       (A) all accumulated and unpaid dividends with respect to the New Preferred Stock and any Parity Stock at the time such dividends are payable
  have been paid or funds have been set apart (or, on or prior to      ,
  2004, shares of New Preferred Stock for which have been issued and are held for holders by the Transfer Agent) for payment of such dividends, and

       (B) sufficient funds have been paid or set apart (or, on or prior to , 2004, shares of New Preferred Stock for which have been issued and are held for holders by the Transfer Agent) for the payment of the dividend for the current dividend period with respect to the New Preferred Stock and any Parity Stock.

Optional Redemption

   Except as set forth in the second following paragraph, the New Preferred
Stock will not be redeemable at the option of Radio One prior to       , 2004.
Thereafter, the New Preferred Stock will be redeemable, at Radio One's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the liquidation preference thereof), plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant dividend payment
date), if redeemed during the 12-month period commencing on         of the
years set forth below:

                                                      Redemption
         Period                                         Price
         ------                                       ----------
             ........................................       %
             ........................................
             ........................................
             ........................................

   In the case of any partial redemption, selection of the New Preferred Stock for redemption will be made on a pro rata basis.

   In addition, at any time prior to       , 2002, Radio One may redeem the New
Preferred Stock, in whole, but not in part, with the net proceeds of one or
more Public Equity Offerings at a redemption price of   % of the liquidation
preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant dividend payment date); provided, that any such redemption occurs within 180 days following the closing of the latest of any such Public Equity Offerings.

Mandatory Redemption

   On       , 2011, Radio One will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of New Preferred Stock at a price in cash equal to the liquidation preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive dividends on the relevant dividend payment date). Radio One will not be required to make sinking fund payments with respect to the New Preferred Stock. The Amended Certificate will provide that Radio One will take all actions required or permitted under the DGCL to permit such redemption.

Exchange

   Radio One may, at its option, subject to certain conditions, on any scheduled dividend payment date, exchange the New Preferred Stock, in whole, but not in part, for the Exchange Debentures; provided, however, that

       (1) on the date of such exchange there are no accumulated and unpaid dividends on the New Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange;

       (2)  there shall be funds legally available sufficient therefor;

       (3) immediately after giving effect to such exchange, no Default (as defined in the Exchange Indenture) shall have occurred and be continuing; and

       (4) Radio One shall have delivered to the Trustee under the Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Exchange Debentures.

   The ability of Radio One to exchange the New Preferred Stock for Exchange Debentures is subject to certain conditions and restrictions contained in the Indentures relating to the 12% Notes due 2004 and the Exchange Debentures, respectively, and to limitations imposed under the DGCL and by applicable laws protecting the rights of creditors.

   Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of New Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of New Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less that $1,000 so that each holder of New Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of New Preferred Stock entitle such holder; provided, however, that Radio One may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. Radio One will send a written notice of exchange by mail to each holder of record of shares of New Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of New Preferred Stock, and all rights of the holders of New Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash
(or, prior to       , 2004, at the option of Radio One, in Exchange
Debentures), in each case, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if Radio One so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate (unless Radio One defaults in issuing the Exchange Debentures in redemption of an exchange for the New Preferred Stock or fails to pay or set aside for payment accrued and unpaid dividends on the New Preferred Stock). The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "Description of the Exchange Debentures."

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding-up of Radio One, each holder of New Preferred Stock will be entitled to be paid, out of the assets of Radio One available for distribution to stockholders, an amount equal to the liquidation preference per share of New Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of Radio One, the amounts payable with respect to the New Preferred Stock and all other Parity Stock are not paid in full, the holders of the New Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of Radio One in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Preferred Stock will not be entitled to any further participation in any distribution of assets of Radio One. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of Radio One nor the consolidation or merger of Radio One with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of Radio One.

   The Amended Certificate will not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Preferred Stock.

Voting Rights

   The holders of New Preferred Stock, except as otherwise required under Delaware law or as provided in the Amended Certificate, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Radio One.

   The Amended Certificate will provide that if:

       (1) dividends on the New Preferred Stock or on any outstanding shares of Parity Stock are in arrears and unpaid for six or more dividend periods (whether or not consecutive);

       (2)  Radio One fails to redeem the New Preferred Stock on        ,
  2011, or fails to otherwise discharge any redemption or repurchase obligation with respect to the New Preferred Stock;

       (3) a breach or violation of any of the provisions described under the captions "--Change of Control" or "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after Radio One receives notice thereof specifying the default from the holders of at least 25% of the shares of New Preferred Stock then outstanding; or

       (4) Radio One fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Indebtedness of Radio One or any Subsidiary or the final maturity of any such Indebtedness is accelerated because of a default and the total amount of such Indebtedness
  unpaid or accelerated exceeds $    million,

then the holders of the outstanding shares of New Preferred Stock, voting together as a single class, will be entitled to elect to serve on the Board of Directors the lesser of (A) two additional members to the Board of Directors or
(B) that number of directors constituting 25% of the members of the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by such number. Such voting rights of the New Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the New Preferred Stock are paid
in full in cash (or, if prior to       , 2004, in shares of New Preferred
Stock) and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of a majority of the shares of New Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the rights of holders of any other preferred stock to elect such directors) shall terminate. Each such event described in clauses (1) through (4) above is referred to herein as a "Voting Rights Triggering Event."

   The Amended Certificate will also provide that Radio One will not:

       (1) authorize, create, issue or increase the authorized amount of any class of Senior Stock or Parity Stock,

       (2) amend, alter or repeal (by merger or otherwise) any provision of the certificate of incorporation or the by-laws of Radio One so as to affect adversely the relative rights, qualifications, limitations or restrictions of the New Preferred Stock, or

       (3)  effect any reclassification of the New Preferred Stock,

in each case without the affirmative vote or consent of holders of a majority of the shares of New Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Amended Certificate will provide that Radio One may not authorize the issuance of any additional shares
of New Preferred Stock (other than, on or prior to       , 2004, shares of New
Preferred Stock issued as dividends on outstanding New Preferred Stock) without the affirmative vote or consent of the holders of a majority of the then outstanding shares of New Preferred Stock, voting or consenting, as the case may be, as one class. The Amended Certificate will also provide that, except as set forth above,

       (a) the creation, authorization or issuance of any shares of Junior Stock, or

       (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of New Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of New Preferred Stock.

   In exercising any vote, each outstanding share of New Preferred Stock will be entitled to one vote, excluding shares held by any Affiliate of Radio One, which shares will have no voting rights.

Change of Control

   The Amended Certificate will provide that upon the occurrence of a Change of Control, Radio One shall be required to commence an Offer to Purchase all or a portion of the New Preferred Stock at a purchase price in cash equal to 101% of the liquidation preference thereof plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of purchase, in accordance with the procedures set forth in the Amended Certificate.

   A Change of Control will be deemed to have occurred upon the occurrence of any of the following events (each a "Change of Control"):

       (1) The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Radio One's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange
  Act) (other than any or all of the Principal Shareholders or their Related Parties);

       (2) The adoption of a plan relating to the liquidation or dissolution of Radio One;

       (3) Any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than one or more of the Existing Investors and the Principal Shareholders and their Related Parties) acquires, directly or indirectly, 35% or more of the voting power of the voting stock of Radio One by way of merger or consolidation or otherwise; provided that such acquisition will not constitute a "Change of Control"

         (A) in the case of a Person or group consisting of the Existing Investors, if and for so long as the Principal Shareholders and their Related Parties, individually or collectively, own at least 30% (or, following the date when the 12% Notes due 2004 cease to be outstanding, 25%) of the voting power of the voting stock of Radio One and have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Radio One, or

         (B) in the case of any Person or group not including any Existing Investor, unless or until such Person or group owns, directly or indirectly, more of the voting power of the voting stock of Radio One than the Principal Shareholders and their Related Parties; or

       (4) The Continuing Directors cease for any reason (other than as a result of the appointment of directors by the holders of the New Preferred Stock pursuant to the provisions described under "--Voting Rights") to constitute a majority of the directors of Radio One then in office.

   For purposes of the above definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of Radio One shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

   In the event Radio One is prohibited by applicable law or by the terms of Indebtedness of Radio One from making the Offer to Purchase described above or from purchasing New Preferred Stock pursuant to such offer then, within 60 days of the occurrence of the Change of Control, Radio One shall designate an Independent Financial Advisor to determine, within 20 days of such designation, in the opinion of such firm, the appropriate dividend rate (the "reset rate") that the New Preferred Stock should bear so that, after the dividend rate on the shares of New Preferred Stock is reset to such reset rate, the New Preferred Stock would have a market value of 101% of the liquidation preference; provided, however, that no such reset shall be required to be made if such Independent Financial Advisor determines that the New Preferred Stock, after giving effect to the Change of Control, has a market value of 101% of the liquidation preference thereof or greater. Upon the determination of the reset rate, the New Preferred Stock shall accrue and accumulate dividends at the reset rate as of the date of occurrence of the Change of Control; provided, however, that the reset rate shall in no event be less than

  % per annum (the initial dividend rate on the New Preferred Stock) or greater
than   % per annum. The reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of the above-referenced Independent Financial Advisor shall be borne by Radio One.

   Radio One shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of New Preferred Stock pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Radio One shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between Radio One and the Representatives. Radio One has no present intention to engage in a transaction involving a Change of Control, although it is possible that Radio One would decide to do so in the future. Subject to the limitations discussed below, Radio One could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Radio One's capital structure or credit ratings. Restrictions on the ability of Radio One and its Restricted Subsidiaries to incur additional indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Such restrictions can only be waived with the consent of the holders of a majority of the outstanding shares of the New Preferred Stock. Except for the limitations contained in such covenants, however, the Amended Certificate will not contain any covenants or provisions that may afford holders of the New Preferred Stock protection in the event of a highly leveraged transaction.

   Existing and future indebtedness of Radio One may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, Radio One's ability to pay cash to the holders of New Preferred Stock following the occurrence of a Change of Control may be limited by Radio One's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases. In the event a Change of Control occurs at a time when Radio One is prohibited from purchasing New Preferred Stock, Radio One could seek the consent of its lenders to make such purchase, or could attempt to refinance the borrowings that contain such prohibitions. If Radio One does not obtain such consent or repay such borrowings, Radio One would be required to utilize the reset provisions described herein.

Certain Covenants

   The Amended Certificate contains covenants including, among others, the following:

   Limitation on Incurrence of Indebtedness and Issuance of Preferred
Stock. Radio One will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Debt) or issue any preferred stock, except that Radio One may:

       (1) issue preferred stock that is not Disqualified Stock at any time; provided, that such issuance complies with the other terms of the Amended Certificate, and

       (2) Incur Indebtedness or issue Disqualified Stock if the Debt to EBITDA Ratio of Radio One and its Restricted Subsidiaries at the time of Incurrence of such Indebtedness or issuance of such Disqualified Stock
  after giving pro forma effect thereto, does not exceed     to 1.0.

   The foregoing limitations will not apply to the Incurrence of any of the following:

       (a) Indebtedness consisting of Senior Bank Debt; provided, that the aggregate principal amount outstanding at any time under this clause (a)
  does not exceed $    million;

       (b)  Existing Indebtedness;

       (c) Indebtedness represented by the 12% Notes due 2004 and the subsidiary guarantees of the 12% Notes due 2004;

       (d)  Refinancing Indebtedness, provided, that

         (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness or amount of Disqualified Stock so extended, refinanced, renewed, replaced, substituted, defeased or refunded (plus the amount of expenses incurred and premiums paid in connection therewith), and

         (2) with respect to Refinancing Indebtedness of any Indebtedness other than Senior Debt, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted, defeased or refunded;

       (e) intercompany Indebtedness between Radio One and any of its Restricted Subsidiaries;

       (f) Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk or minimizing Radio One's or any Restricted Subsidiary's debt service obligations with respect to any Indebtedness which Indebtedness is permitted by the terms of the Amended Certificate to be outstanding;

       (g) guarantees by Radio One of any Indebtedness of Radio One or any Restricted Subsidiary permitted under this covenant;

       (h) Indebtedness of Radio One or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of Radio One or any Restricted Subsidiary; and

       (i) Indebtedness of Radio One or any of its Restricted Subsidiaries (in addition to Indebtedness permitted by clauses (a) - (h) of this section) in an aggregate principal amount at any time outstanding that does
  not exceed $   million.

   Limitation on Restricted Payments. (a) Radio One will not, and will not permit any Restricted Subsidiary, directly or indirectly, to

       (1) declare or pay any dividends or make any other distributions of any sort (including any payment in connection with any merger or consolidation involving such Person) in respect of, in the case of Radio One, any Junior Stock or, in the case of any Restricted Subsidiary, any of its Equity Interests, in each case, held by Persons other than Radio One or any Restricted Subsidiary or similar payment to the direct or indirect holders (other than Radio One or a Restricted Subsidiary) of such Junior Stock or Equity Interests, as applicable (other than distributions payable solely in Junior Stock or Equity Interests, as applicable (other than Disqualified Stock) and dividends or distributions payable solely to Radio One or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)),

       (2) purchase, redeem or otherwise acquire or retire for value any Junior Stock of Radio One held by any Person or any Equity Interests of a Restricted Subsidiary held by any Affiliate of Radio One (other than a Restricted Subsidiary), including the exercise of any option to exchange any Junior Stock or Equity Interests, as applicable (other than its Equity Interests of Radio One that is not Disqualified Stock), or

       (3)  make any Investment in any Person (other than a Permitted
  Investment),

(any such dividend, distribution, purchase, redemption, other acquisition, retirement or investment being herein referred to as a "Restricted Payment"), if at the time Radio One or such Restricted Subsidiary makes such Restricted
Payment:

         (1) a Default shall have occurred and be continuing (or would result therefrom);

       (2) any accrued and payable dividends (including dividends for the then current dividend period) with respect to the New Preferred Stock or any Parity Stock have not been paid in full and funds for such payment have
  not been set apart (or, if on or prior to       , 2004, shares of New
  Preferred Stock have not been issued in payment of such dividends and are not held by the Transfer Agent);

       (3) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Radio One would not be permitted to incur at least $1.00 of additional Indebtedness under the Debt to EBITDA Ratio test described above under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; or

       (4) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

         (A) an amount equal to Radio One's EBITDA cumulated from the first day of the fiscal quarter of Radio One beginning after the Issue Date to the end of Radio One's most recently ended full fiscal quarter, taken as a single accounting period, minus 1.4 times the sum of

           (1) Radio One's Consolidated Interest Expense from the first day of the fiscal quarter of Radio One beginning after the Issue Date to the end of Radio One's most recently ended full fiscal quarter, taken as a single accounting period, plus

           (2) all dividends or other distributions (other than the redemption of the Senior Preferred Stock of Radio One with a portion of the proceeds of the Offerings) paid or made by Radio One or any Restricted Subsidiary on

                   (a) any Disqualified Stock of Radio One or any of its Subsidiaries during such period, or

                   (b) any Senior Stock or Parity Stock of Radio One or the New Preferred Stock;

         (B) the aggregate Net Cash Proceeds received by Radio One from the issuance or sale of its Junior Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Radio One and other than an issuance or sale to an employee stock ownership plan or to a trust established by Radio One or any of its Subsidiaries for the benefit of their employees);

         (C) the amount by which Indebtedness of Radio One is reduced on Radio One's balance sheet upon the conversion or exchange (other than by a Subsidiary of Radio One) subsequent to the Issue Date of any Indebtedness of Radio One convertible or exchangeable for Junior Stock (other than Disqualified Stock) of Radio One (less the amount of any cash, or the fair value of any property distributed by Radio One upon such conversion or exchange other than Junior Stock not constituting Disqualified Stock); and

         (D)  an amount equal to the sum of

           (1)  the net reduction in Investments in Unrestricted
      Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Radio One or any Restricted Subsidiary from Unrestricted Subsidiaries, and

           (2) the portion (proportionate to Radio One's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Radio One or any Restricted Subsidiary in such Unrestricted Subsidiary.

   (b) Notwithstanding the provisions of the foregoing paragraph (a), the foregoing paragraph (a) shall not prohibit:

       (1) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, and any acquisition of any Junior Stock of Radio One made by exchange for, Junior Stock of Radio One (other than Disqualified Stock and other than Junior Stock issued or sold to a Subsidiary of Radio One or an employee stock ownership plan or to a trust established by Radio One or any of its Subsidiaries for the benefit of their employees); provided, that

         (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and

         (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (4)(B) of paragraph (a) above;

       (2) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, that

         (A) at the time of payment of such dividend, all accumulated dividends on the New Preferred Stock have been paid in full and no Default shall have occurred and be continuing (or result therefrom), and

         (B) such dividend shall be included in the calculation of the amount of Restricted Payments from and after such time;

       (3) loans to members of management of Radio One or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Junior Stock of Radio One or a capital contribution to Radio One (provided that the proceeds from such purchase of Junior Stock or capital contribution shall be excluded from the calculation of amounts under clause
  (4)(B) of paragraph (a) above); provided, further, that such loans shall be included in the calculation of the amount of Restricted Payments from and after such time;

       (4) any principal payment on, or purchase, redemption, defeasance or other acquisition or retirement for value of, any Junior Stock out of Excess Proceeds available for general corporate purposes after consummation of all required purchases of New Preferred Stock pursuant to an Offer to Purchase, provided, that the amount of such payments shall be excluded in the calculation of the amount of Restricted Payments from and after such time;

       (5) repurchases of Junior Stock of Radio One from any employee of Radio One (other than a Principal Shareholder) whose employment with Radio One has ceased; provided, that the aggregate amount of such repurchases
  shall not exceed $     in any year; provided further, that the amount of
  such payments shall be included in the calculation of the amount of Restricted Payments from and after such time; and

       (6)  any other payment or payments of up to $     million in the
  aggregate that would otherwise constitute a Restricted Payment(s); provided, that the amount of such payments shall be included in the calculation of the amount of Restricted Payments from and after such time.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

       (1) pay dividends or make any other distributions to Radio One or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits,

       (2) pay any Indebtedness owed to Radio One or any other Restricted Subsidiary,

       (3) make loans or advances to Radio One or any other Restricted Subsidiary, or

       (4) transfer any of its properties or assets to Radio One or any other Restricted Subsidiary,

   except for such encumbrances or restrictions existing under or by reason of:

         (A)  any Existing Indebtedness or the New Preferred Stock;

         (B)  applicable law;

         (C) any instrument governing Indebtedness or Equity Interests of a Person acquired by Radio One or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), provided that

           (1) such restriction is not applicable to any other Person or the properties or assets of any other Person, and

           (2) the consolidated net income (loss) of such acquired Person for any period prior to such acquisition shall not be taken into account in determining whether such acquisition was permitted by the terms of the Amended Certificate;

         (D) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (E) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

         (F) Refinancing Indebtedness permitted under the Amended Certificate, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

         (G)  the Credit Agreement;

         (H) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the original issuance of the New Preferred Stock, provided, that such encumbrance or restriction relates only to the property which is acquired and, in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

         (I) any restriction or encumbrance contained in contracts for sale of assets in respect of the assets being sold pursuant to such contract; or

         (J) any encumbrances or restrictions contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if the Board of Directors determines in good faith that any such encumbrances or restrictions are no more restrictive in the aggregate than those contained in the 12% Notes Indenture.

   Limitation on Certain Asset Sales. Radio One will not, and will not permit any of its Restricted Subsidiaries to:

       (1) sell, lease, transfer, convey or otherwise dispose of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or

       (2)  issue or sell Equity Interests of any of its Restricted
  Subsidiaries,

   in each case, whether in a single transaction or a series of related transactions, to any Person (other than

         (A) an issuance, sale, lease, conveyance or disposal by a Restricted Subsidiary to Radio One or one of its Restricted
    Subsidiaries,

         (B) an Asset Swap permitted by the covenant described under "-- Limitation on Asset Swaps", or

         (C)  the sale of the Equity Interests of any Unrestricted
    Subsidiary)

     (each of the foregoing, an "Asset Sale"), unless:

       (1) Radio One or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of;

       (2)  at least   % of such consideration is in the form of cash and
  Cash Equivalents; and

       (3) if such Asset Sale includes Equity Interests of any Restricted Subsidiary, 100% of the Equity Interests of such Restricted Subsidiary owned by Radio One or any other Restricted Subsidiary are sold or otherwise disposed of in such Asset Sale.

   Following any Asset Sale, Radio One may elect to apply all or a portion of the Net Proceeds from such Asset Sale, within 360 days of such Asset Sale,

       (1) to permanently reduce or satisfy any Indebtedness (other than Indebtedness owed to Radio One, any Restricted Subsidiary or any Affiliate of Radio One) (and, in the event that such Indebtedness is extended under a revolving credit or similar facility, to permanently reduce the aggregate commitments thereunder as then in effect), or

       (2)  to acquire Broadcast Assets.

   Pending the final application of any such Net Proceeds, Radio One may temporarily reduce Indebtedness (other than Disqualified Stock and other than Indebtedness owed to Radio One, any Restricted Subsidiary or any Affiliate of Radio One) or invest such Net Proceeds in Permitted Investments or to reduce loans outstanding under any revolving credit facility of Radio One or any Restricted Subsidiary. Any Net Proceeds from an Asset Sale not applied to the reduction of Indebtedness or to the acquisition of Broadcast Assets as provided in the first sentence of this paragraph, upon expiration of such 360-day period will be deemed to constitute "Excess Proceeds."

   Whenever aggregate Excess Proceeds realized since the Issue Date minus the aggregate purchase price of New Preferred Stock which has been the subject of
any previous Offer to Purchase ("Net Excess Proceeds") exceeds $     million,
Radio One will commence an Offer to Purchase within 30 days after the date on
which the Net Excess Proceeds exceeded $     million. Such Offer to Purchase
shall be for shares of New Preferred Stock then outstanding having an aggregate purchase price equal to such Net Excess Proceeds in accordance with the procedures set forth in the Amended Certificate.

   Notwithstanding the foregoing provisions of this covenant, Radio One and the Restricted Subsidiaries will not be required to apply any Net Proceeds in accordance with this covenant except to the extent that the aggregate Net Proceeds from all Asset Sales which are not applied in accordance with this
covenant exceed $     million.

   For the purpose of this covenant, the following are deemed to be cash:

       (1) the assumption of Indebtedness (other than Indebtedness owed to Radio One, any Restricted Subsidiary or any Affiliate of Radio One) of Radio One or any Restricted Subsidiary and the release of Radio One or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale (other than customary indemnification provisions relating thereto which do not involve the repayment of funded indebtedness), and

       (2) securities received by Radio One or any Restricted Subsidiary from the transferee that are promptly converted by Radio One or such Restricted Subsidiary into cash.

   Limitation on Asset Swaps. Radio One will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

       (1) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default shall have occurred and be continuing;

       (2) at the time of entering into the agreement to swap assets and after giving pro forma effect to the proposed Asset Swap as if such Asset Swap had occurred at the beginning of the applicable four-quarter period, Radio One would be permitted to incur at least $1.00 of additional Indebtedness under the Debt to EBITDA Ratio test described above under "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock";

       (3) after giving pro forma effect to the proposed Asset Swap as if such Asset Swap had occurred at the beginning of the four most recent full fiscal quarters ending immediately prior to the date of the proposed Asset Swap, the ratio of

         (A) EBITDA of Radio One and its Restricted Subsidiaries on a consolidated basis for such four-quarter period to

         (B) the Consolidated Cash Interest Expense of Radio One and its Restricted Subsidiaries for such four-quarter period

   exceeds     to 1.0; and

       (4) the respective Fair Market Values of the assets being purchased and sold by Radio One or any of its Restricted Subsidiaries are substantially the same at the time of entering into the agreement to swap assets.

   Transactions with Affiliates. Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Radio One or any Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless:

       (1) such Affiliate Transaction is on terms that are no less favorable to Radio One or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Radio One or such Restricted Subsidiary with a non-Affiliated Person;

       (2) such Affiliate Transaction is approved by a majority of the disinterested members of Radio One's Board of Directors; and

       (3)  Radio One delivers to the Transfer Agent:

         (a)  with respect to any Affiliate Transaction involving aggregate
    payments in excess of $    million, an Officers' Certificate certifying
    that such Affiliate Transaction complies with clauses (1) and (2) above; and

         (b) with respect to any Affiliate Transaction (or series of related transactions) with an aggregate value in excess of $ million, an opinion from an independent investment banking firm, independent investment adviser, accounting firm or other qualified appraiser, including, in the case of a transaction involving real estate, a real estate appraisal firm, in each case, of national standing or with a national reputation, to the effect that the transaction is fair to Radio One or the Restricted Subsidiary, as the case may be, from a financial point of view;

   provided that none of the following shall constitute an Affiliate
Transaction:

       (A) employment arrangements (including customary benefits thereunder) entered into by Radio One or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Radio One or such Restricted Subsidiary;

       (B) transactions solely between or among Radio One and its Restricted Subsidiaries or solely between or among Restricted Subsidiaries;

       (C) transactions permitted by the provisions of the Amended Certificate described above under "--Limitation on Restricted Payments;"

       (D) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the New Preferred Stock in any material respect than the original agreement as in effect on the Issue Date;

       (E) the existence of, or the performance by Radio One or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date;

       (F) services provided to any Unrestricted Subsidiary of Radio One for fees approved by the Board of Directors; and

       (G) the issuance, sale or other disposition of any Junior Stock (other than Disqualified Stock) of Radio One, including any equity-related agreements relating thereto such as registration rights and voting agreements so long as such agreements do not result in such Junior Stock being Disqualified Stock.

   Limitation on Restricted Subsidiary Equity Interests. Radio One will not permit any Restricted Subsidiary to issue any Equity Interests, except for

       (1) Equity Interests issued to and held by Radio One or a Restricted Subsidiary, and

       (2)  Equity Interests issued by a Person prior to the time

         (A)  such Person becomes a Restricted Subsidiary,

         (B)  such Person merges with or into a Restricted Subsidiary, or

         (C)  a Restricted Subsidiary merges with or into such Person;

provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C).

   Limitation on Merger, Consolidation and Sale of Assets. Radio One may not consolidate or merge with or into (whether or not Radio One is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

       (1) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

       (2) the Surviving Person (if other than Radio One) shall expressly assume all the obligations of Radio One under the New Preferred Stock and the Amended Certificate;

       (3) at the time of and immediately after such Disposition, no Default shall have occurred and be continuing;

       (4) the Surviving Person will, at the time of such Disposition and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

       (5) Radio One delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Amended Certificate.

   The phrase "all or substantially all" of the assets of Radio One will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Radio One has occurred.

   SEC Reports. Notwithstanding that Radio One may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Radio One shall file with the SEC and provide the Transfer Agent and holders of the New Preferred Stock with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

Amendment and Waiver

   No amendment, modification or waiver shall be binding or effective with respect to any provision of the Amended Certificate without the prior written consent of the holders of a majority of the shares of New Preferred Stock outstanding at the time such action is taken. However, without the consent of each holder of New Preferred Stock affected thereby, an amendment may not:

      (a) reduce the amount of New Preferred Stock whose holders must consent to an amendment;

      (b) reduce the rate at which or the manner in which dividends on the New Preferred Stock accumulate or the times at which such dividends become payable;

      (c) reduce the Liquidation Preference of or extend the date of mandatory redemption of the New Preferred Stock;

      (d) reduce the amount payable upon the mandatory redemption of the New Preferred Stock (or the manner of calculation thereof) or change the time or price at which the New Preferred Stock may be redeemed or repurchased in accordance with the Amended Certificate; or

      (e) make the New Preferred Stock payable in money other than that stated in the Amended Certificate.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

   The Exchange Debentures, if issued, will be issued under the Exchange
Indenture, to be dated as of         , 1999 (the "Exchange Indenture"), between
Radio One and         , as Trustee (the "Trustee"). The following is a summary
of certain provisions of the Exchange Indenture and the Exchange Debentures. Copies of the Exchange Indenture and the form of Exchange Debentures are available upon request to Radio One at the address set forth on page (i) of this prospectus. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The terms of the 12% Notes due 2004 and Radio One's Bank Credit Facility limit Radio One's ability to issue the Exchange Debentures. For definition of certain capitalized terms used in the following summary, see "--Certain Definitions" below.

   The Exchange Debentures will be unsecured subordinated obligations of Radio One, limited in aggregate principal amount to the sum of the liquidation preference of the New Preferred Stock, plus, without duplication, accumulated and unpaid dividends on the Exchange Date of the New Preferred Stock (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (other than as described in "--Description of New Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future senior and senior subordinated debt of Radio One (including the 12% Notes due 2004).

   The Exchange Indenture will require that payments in respect of Exchange Debentures (including principal, premium and interest) be made by mailing a check to each holder's registered address; provided, however, that payments shall be made, upon request, by wire transfer of immediately available funds to U.S. dollar accounts in a bank in the United States specified by holders of Exchange Debentures in an aggregate principal amount of $1 million or more and payments to the Depositary shall be made by wire transfer of immediately available funds. The Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. The Trustee will initially act as Paying Agent and Registrar. Radio One may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

   The Exchange Debentures will mature on        , 2011. Each Exchange
Debenture will bear interest at the rate of     % per annum from the most
recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date.
Interest will be payable semiannually in cash (or, on or prior to       , 2004,
in additional Exchange Debentures, at the option of Radio One) in arrears on
each       and        , commencing with the first such date after the Exchange
Date. The Exchange Debentures will bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the
rate of    % per annum. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

Optional Redemption

   Except as set forth in the following paragraph, the Exchange Debentures will
not be redeemable at the option of Radio One prior to        , 2004.
Thereafter, the Exchange Debentures will be redeemable, at Radio One's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month
period commencing on      of the years set forth below:

                                                      Redemption
                            Period                      Price
                            ------                    ----------
           ..........................................       %
           ..........................................
           ..........................................
           ..........................................

   If fewer than all the Exchange Debentures are to be redeemed, the Trustee shall select the Exchange Debentures to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate.

   In addition, at any time and from time to time prior to        , 2002, Radio
One may redeem the Exchange Debentures, in whole, but not in part, with the proceeds of one or more Public Equity Offerings at a redemption price
(expressed as a percentage of principal amount thereof) of      % plus accrued
interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that any such redemption occurs within 180 days following the closing of the latest of any such Public Equity Offerings.

Ranking

   The indebtedness evidenced by the Exchange Debentures will be subordinated, unsecured obligations of Radio One. The payment of the principal of, premium (if any) and interest on the Exchange Debentures is subordinate in right of payment, as set forth in the Exchange Indenture, to the prior payment in full of all Senior Debt (including senior subordinated indebtedness) of Radio One, whether outstanding on the Issue Date or thereafter incurred.

   As of        , 1999, after giving effect to this offering and the Common
Stock Offering, the outstanding Senior Debt of Radio One would have been
approximately $      million. Although the Exchange Indenture contains
limitations on the amount of additional Indebtedness that Radio One may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See "-- Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock."

   Radio One operates a portion of its business and holds certain of its assets through its subsidiaries. Radio One will be dependent in part on the cash flow of such subsidiaries to meet its obligations, including the payment of principal and interest on the Exchange Debentures. The subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Exchange Debentures or to make any funds available therefor, whether by dividend, loans or other payments. Because such subsidiaries will not guarantee the payment of the principal or interest on the Exchange Debentures, any claim or right of Radio One (or its creditors, including the holders of the Exchange Debentures) to the earnings of the subsidiaries or to receive assets of such subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the Exchange Debentures to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the subsidiaries (including trade creditors and holders of indebtedness of such subsidiaries) and the claims of preferred stockholders (if any) of the subsidiaries, except if and to the extent Radio One itself is a creditor of any of the subsidiaries, in which case the claims of Radio One would still be effectively subordinated to any security in the
assets of any of the subsidiaries. As of     , 1999, after giving effect to
this offering and the application of the proceeds therefrom, the subsidiaries
of Radio One would have had aggregate liabilities of $    million. Although the
Exchange Indenture limits the incurrence of Indebtedness and preferred stock of certain of Radio One's subsidiaries, such limitation is subject to a number of significant qualifications. See "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." For a discussion of certain adverse consequences of Radio One being a holding company, see "Risk Factors-- Subsidiaries Not Obligated."

   Only Indebtedness of Radio One that is Senior Debt (including senior subordinated indebtedness) will rank senior to the Exchange Debentures in accordance with the provisions of the Exchange Indenture. The Exchange Debentures will in all respects rank pari passu with all other subordinated Indebtedness of Radio One, except to the extent such Indebtedness constitutes Subordinated Debt.

   Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of Radio One, the holders of Senior Debt will first be entitled to receive payments in full of such Senior Debt in cash or Cash Equivalents before the holders of the Exchange Debentures will be entitled to receive any payment in respect of the principal of (and premium, if any) or interest on the Exchange Debentures. In the event that, notwithstanding the foregoing, the Trustee or the holder of any Exchange Debenture receives any payment or distribution of assets of Radio One of any kind or character before all the Senior Debt is paid in full in cash or Cash Equivalents, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of Radio One for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or Cash Equivalents.

   In the event that any of the Exchange Debentures are declared due and payable prior to their stated maturity, the holders of Senior Debt shall be entitled to receive payment in full in cash or Cash Equivalents of all Senior Debt before the holders of the Exchange Debentures shall be entitled to receive any payment on account of the principal of (or premium, if any) or interest on the Exchange Debentures or on account of the purchase or redemption or other acquisition of the Exchange Debentures.

   Radio One may not make any payments on account of the Exchange Debentures or on account of the purchase, redemption or other acquisition of Exchange Debentures following the maturity (on the due date, upon acceleration or otherwise) of any Senior Debt until such Senior Debt is paid in full in cash or Cash Equivalents. Radio One also may not make any payments on the account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures if there shall have occurred and be continuing a default in the payment of Senior Debt (a "Payment Default"). In addition, if any default (other than a Payment Default) with respect to any Designated Senior Debt permitting the holders thereof (or a percentage thereof or a trustee on behalf thereof) to accelerate the maturity thereof (a "Nonmonetary Default") has occurred and is continuing and Radio One and the Trustee have received written notice thereof from the representatives of holders of such Designated Senior Debt, then Radio One may not make any payments (other than payments previously made pursuant to the provisions described under "--Defeasance") on account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures for a period (a "blockage period") commencing on the date Radio One and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Designated Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Designated Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 180 consecutive days. In the event that, notwithstanding the foregoing, Radio One makes any payment to the Trustee or the holder of any Exchange Debentures prohibited by these subordinated provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full in cash or Cash Equivalents all the Senior Debt.

   By reason of the subordination provisions contained in the Exchange Indenture, in the event of insolvency, creditors of Radio One who are holders of Senior Debt of Radio One may recover more, ratably, than the holders of Exchange Debentures, and creditors of Radio One who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than holders of Exchange Debentures.

   The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Debentures pursuant to the provisions described under "--Defeasance."

Change of Control

   The Exchange Indenture will provide that upon the occurrence of a Change of Control (as defined under "Description of the New Preferred Stock--Change of Control"), Radio One shall be required to commence an Offer to Purchase all or a portion of the outstanding Exchange Debentures at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Exchange Indenture.

   Radio One shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Exchange Debentures pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Radio One shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between Radio One and the Representatives. Radio One has no present intention to engage in a transaction involving a Change of Control, although it is possible that Radio One would decide to do so in the future. Subject to the limitations discussed below, Radio One could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Radio One's capital structure or credit ratings. Restrictions on the ability of Radio One and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Exchange Debentures then outstanding. Except for the limitations contained in such covenants, however, the Exchange Indenture will not contain any covenants or provisions that may afford holders of the Exchange Debentures protection in the event of a highly leveraged transaction.

   Existing and future indebtedness of Radio One may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Radio One to repurchase the Exchange Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Radio One. Finally, Radio One's ability to pay cash to the holders of Exchange Debentures following the occurrence of a Change of Control may be limited by Radio One's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when Radio One is prohibited from purchasing Exchange Debentures, Radio One could seek the consent of its lenders to make such purchase, or could attempt to refinance the borrowings that contain such prohibitions. If Radio One does not obtain such consent or repay such borrowings, Radio One will remain prohibited from purchasing Exchange Debentures. The provisions under the Exchange Indenture relative to Radio One's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding Exchange Debentures.

Certain Covenants

   The Exchange Indenture contains covenants including, among others, the following:

   Limitation on Incurrence of Indebtedness and Issuance of Preferred
Stock. Radio One will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Debt) or issue any preferred stock, except that Radio One may:

      (1) issue preferred stock that is not Disqualified Stock at any time, and

      (2) incur Indebtedness or issue Disqualified Stock if the Debt to EBITDA Ratio of Radio One and its Restricted Subsidiaries at the time of Incurrence of such Indebtedness or issuance of such Disqualified Stock
  after giving pro forma effect thereto, does not exceed     to 1.0; provided
  that any such Indebtedness (other than Senior Debt) Incurred by Radio One shall, at the time of Incurrence, have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Exchange Debentures.

   The foregoing limitations will not apply to the Incurrence of any of the following:

      (a) Indebtedness consisting of Senior Bank Debt; provided, that the aggregate principal amount outstanding at any time under this clause (a)
  does not exceed $     million;

      (b) Existing Indebtedness;

      (c) Indebtedness represented by the 12% Notes due 2004 (and the subsidiary guarantees of the 12% Notes due 2004) and the Exchange Debentures (including any Exchange Debentures issued in lieu of cash interest payments with respect to the Exchange Debentures);

      (d) Refinancing Indebtedness, provided, that

        (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness or amount of Disqualified Stock so extended, refinanced, renewed, replaced, substituted, defeased or refunded (plus the amount of expenses incurred and premiums paid in connection therewith),

        (2) with respect to Refinancing Indebtedness of any Indebtedness other than Senior Debt or Disqualified Stock, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted, defeased or refunded, and

        (3) with respect to Refinancing Indebtedness of Indebtedness other than Senior Debt or any Disqualified Stock incurred by Radio One, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Exchange Debentures as the Indebtedness being extended, refinanced, replaced, renewed, substituted, defeased or refunded;

      (e) intercompany Indebtedness between Radio One and any of its Restricted Subsidiaries; provided, however, that in the case of Indebtedness of Radio One, such obligations shall be subordinated in all respects to Radio One's obligations pursuant to the Exchange Debentures;

      (f) Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk or minimizing Radio One's or any Restricted Subsidiary's debt service obligations with respect to any Indebtedness which Indebtedness is permitted by the terms of the Exchange Indenture to be outstanding;

      (g) guarantees by Radio One of any Indebtedness of Radio One or any Restricted Subsidiary permitted under this covenant;

      (h) Indebtedness of Radio One or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of Radio One or any Restricted Subsidiary; and

      (i) Indebtedness of Radio One or any of its Restricted Subsidiaries (in addition to Indebtedness permitted by clauses (a) - (h) of this section) in an aggregate principal amount at any time outstanding that does not exceed
  $     million.

   Limitation on Restricted Payments. (a) Radio One shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, to

      (1) declare or pay any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests (other than distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable solely to Radio One or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)),

      (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Radio One held by any Person or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of Radio One (other than a Restricted Subsidiary), including the exercise of any option to exchange any Equity Interests (other than its Equity Interests of Radio One that is not Disqualified Stock),

      (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Debt (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

      (4) make any Investment in any Person (other than a Permitted
  Investment),

(any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition, retirement or investment being herein referred to as a "Restricted Payment"), if at the time Radio One or such Restricted Subsidiary makes such Restricted Payment:

      (1) a Default shall have occurred and be continuing (or would result therefrom);

      (2) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Radio One would not be permitted to incur at least $1.00 of additional Indebtedness under the Debt to EBITDA Ratio test described above under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; or

      (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) an amount equal to Radio One's EBITDA cumulated from the first day of the fiscal quarter of Radio One beginning after the Issue Date to the end of Radio One's most recently ended full fiscal quarter, taken as a single accounting period, minus 1.4 times the sum of

                  (1) Radio One's Consolidated Interest Expense from the first day of the fiscal quarter of Radio One beginning after the Issue Date to the end of Radio One's most recently ended full fiscal quarter, taken as a single accounting period, plus

                  (2) all dividends or other distributions (other than the
              redemption of the Senior Preferred Stock with a portion of the proceeds of the Offerings and other than the exchange of the New Preferred Stock for Exchange Debentures in accordance with the terms of the Amended Certificate) paid or made by Radio One or any Restricted Subsidiary on any Disqualified Stock of Radio One or any of its Subsidiaries during such period;

          (B) the aggregate Net Cash Proceeds received by Radio One from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Radio One and other than an issuance or sale to an employee stock ownership plan or to a trust established by Radio One or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of Radio One is reduced on Radio One's balance sheet upon the conversion or exchange (other than by a Subsidiary of Radio One) subsequent to the Issue Date of any Indebtedness of Radio One convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Radio One (less the amount of any cash, or the fair value of any property distributed by Radio One upon such conversion or exchange other than Equity Interests not constituting Disqualified Stock); and

          (D) an amount equal to the sum of

                  (1) the net reduction in Investments in Unrestricted
              Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Radio One or any Restricted Subsidiary from Unrestricted Subsidiaries, and

                  (2) the portion (proportionate to Radio One's equity
              interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Radio One or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (b) Notwithstanding the provisions of the foregoing paragraph (a), the foregoing paragraph (a) shall not prohibit:

      (1) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, and any acquisition of any Equity Interest of Radio One made by exchange for, Equity Interests of Radio One (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of Radio One or an employee stock ownership plan or to a trust established by Radio One or any of its Subsidiaries for the benefit of their employees); provided, that

        (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and

        (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

      (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Radio One which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

      (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, that

        (A) at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom), and

        (B) such dividend shall be included in the calculation of the amount of Restricted Payments from and after such time;

      (4) loans to members of management of Radio One or any Restricted Subsidiary the proceeds of which are used for a concurrent purchase of Equity Interests of Radio One or a capital contribution to Radio One (provided that the proceeds from such purchase of Equity Interests or capital contribution shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above); provided, further, that such loans shall be included in the calculation of the amount of Restricted Payments from and after such time;

      (5) any principal payment on, or purchase, redemption, defeasance or other acquisition or retirement for value of, any Indebtedness that is subordinated by its terms to the Exchange Debentures out of Excess Proceeds available for general corporate purposes after consummation of all required purchases of Exchange Debentures pursuant to an Offer to Purchase, provided, that the amount of such payments shall be excluded in the calculation of the amount of Restricted Payments from and after such time;

      (6) repurchases of Equity Interests of Radio One from any employee of Radio One (other than a Principal Shareholder) whose employment with Radio One has ceased; provided, that the aggregate amount of such repurchases
  shall not exceed $      in any year; provided, further, that the amount of
  such payments shall be included in the calculation of the amount of Restricted Payments from and after such time; and

      (7) any other payment or payments of up to $     million in the
  aggregate that would otherwise constitute a Restricted Payment(s); provided, that the amount of such payments shall be included in the calculation of the amount of Restricted Payments from and after such time.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions to Radio One or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits,

      (2) pay any Indebtedness owed to Radio One or any other Restricted Subsidiary,

      (3) make loans or advances to Radio One or any other Restricted Subsidiary, or

      (4) transfer any of its properties or assets to Radio One or any other Restricted Subsidiary,

   except for such encumbrances or restrictions existing under or by reason of:

      (A) any Existing Indebtedness or the Exchange Debentures;

      (B) applicable law;

      (C) any instrument governing Indebtedness or Equity Interests of a Person acquired by Radio One or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), provided that

        (1) such restriction is not applicable to any other Person or the properties or assets of any other Person, and

        (2) the consolidated net income (loss) of such acquired Person for any period prior to such acquisition shall not be taken into account in determining whether such acquisition was permitted by the terms of the Exchange Indenture;

      (D) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (E) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

      (F) Refinancing Indebtedness permitted under the Exchange Indenture, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

      (G) the Credit Agreement;

      (H) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Exchange Indenture, provided, that such encumbrance or restriction relates only to the property which is acquired and, in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

      (I) any restriction or encumbrance contained in contracts for sale of assets in respect of the assets being sold pursuant to such contract; or

      (J) any encumbrances or restrictions contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if the Board of Directors determines in good faith that any such encumbrances or restrictions are no more restrictive in the aggregate than those contained in the 12% Notes Indenture.

   Limitation on Certain Asset Sales. Radio One will not, and will not permit any of its Restricted Subsidiaries to:

      (1) sell, lease, transfer, convey or otherwise dispose of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or

      (2) issue or sell Equity Interests of any of its Restricted
  Subsidiaries, in each case, whether in a single transaction or a series of related transactions, to any Person (other than

        (A) an issuance, sale, lease, conveyance or disposal by a Restricted Subsidiary to Radio One or one of its Restricted
    Subsidiaries,

        (B) an Asset Swap permitted by the covenant described under "-- Limitation on Asset Swaps", or

        (C) the sale of the Equity Interests of any Unrestricted
    Subsidiary) (each of the foregoing, an "Asset Sale"), unless:

      (1) Radio One or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of;

      (2) at least    % of such consideration is in the form of cash and Cash
  Equivalents; and

      (3) if such Asset Sale includes Equity Interests of any Restricted Subsidiary, 100% of the Equity Interests of such Restricted Subsidiary owned by Radio One or any other Restricted Subsidiary are sold or otherwise disposed of in such Asset Sale.

   Following any Asset Sale, Radio One may elect to apply all or a portion of the Net Proceeds from such Asset Sale, within 360 days of such Asset Sale,

      (a) to permanently reduce or satisfy any Senior Debt (and, in the event that such Senior Debt is extended under a revolving credit or similar facility, to permanently reduce the aggregate commitments thereunder as then in effect), or

      (b) to acquire Broadcast Assets.

Pending the final application of any such Net Proceeds, Radio One may temporarily reduce Senior Debt or invest such Net Proceeds in Permitted Investments or to reduce loans outstanding under any revolving credit facility of Radio One or any Restricted Subsidiary. Any Net Proceeds from an Asset Sale not applied to the reduction of Senior Debt or to the acquisition of Broadcast Assets as provided in the first sentence of this paragraph, upon expiration of such 360-day period will be deemed to constitute "Excess Proceeds."

   Whenever aggregate Excess Proceeds realized since the Issue Date minus the aggregate purchase price of Exchange Debentures which have been the subject of
any previous Offer to Purchase ("Net Excess Proceeds") exceeds $     million
Radio One will commence an Offer to Purchase within 30 days after the date on
which the Net Excess Proceeds exceeded $     million. Such Offer to Purchase
shall be for a principal amount of Exchange Debentures then outstanding having an aggregate purchase price equal to such Net Excess Proceeds in accordance with the procedures set forth in the Exchange Indenture.

   Notwithstanding the foregoing provisions of this covenant, Radio One and the Restricted Subsidiaries will not be required to apply any Net Proceeds in accordance with this covenant except to the extent that the aggregate Net Proceeds from all Asset Sales which are not applied in accordance with this
covenant exceed $     million.

   For the purpose of this covenant, the following are deemed to be cash:

      (A) the assumption of Senior Debt of Radio One or any Restricted Subsidiary and the release of Radio One or such Restricted Subsidiary from all liability on such Senior Debt in connection with such Asset Sale (other than customary indemnification provisions relating thereto which do not involve the repayment of funded indebtedness), and

      (B) securities received by Radio One or any Restricted Subsidiary from the transferee that are promptly converted by Radio One or such Restricted Subsidiary into cash.

   Limitation on Asset Swaps. Radio One will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

      (1) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing;

      (2) at the time of entering into the agreement to swap assets and after giving pro forma effect to the proposed Asset Swap as if such Asset Swap had occurred at the beginning of the applicable four-quarter period, Radio One would be permitted to incur at least $1.00 of additional Indebtedness under the Debt to EBITDA Ratio test described above under "-Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock";

      (3) after giving pro forma effect to the proposed Asset Swap as if such Asset Swap had occurred at the beginning of the four most recent full fiscal quarters ending immediately prior to the date of the proposed Asset Swap, the ratio of

        (A) EBITDA of Radio One and its Restricted Subsidiaries on a consolidated basis for such four-quarter period to

        (B) the Consolidated Cash Interest Expense of Radio One and its Restricted Subsidiaries for such four-quarter period

   exceeds      to 1.0; and

      (4) the respective Fair Market Values of the assets being purchased and sold by Radio One or any of its Restricted Subsidiaries are substantially the same at the time of entering into the agreement to swap assets.

   Transactions with Affiliates. Radio One will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Radio One or any Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless:

      (1) such Affiliate Transaction is on terms that are no less favorable to Radio One or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Radio One or such Restricted Subsidiary with a non-Affiliated Person;

      (2) such Affiliate Transaction is approved by a majority of the disinterested members of Radio One's Board of Directors; and

      (3) Radio One delivers to the Trustee:

        (a) with respect to any Affiliate Transaction involving aggregate
    payments in excess of $     million, an Officers' Certificate
    certifying that such Affiliate Transaction complies with clauses (1) and (2) above; and

        (b) with respect to any Affiliate Transaction (or series of related
    transactions) with an aggregate value in excess of $     million, an
    opinion from an independent investment banking firm, independent investment adviser, accounting firm or other qualified appraiser, including, in the case of a transaction involving real estate, a real estate appraisal firm, in each case, of national standing or with a national reputation, to the effect that the transaction is fair to Radio One or the Restricted Subsidiary, as the case may be, from a financial point of view;

   provided that none of the following shall constitute an Affiliate
Transaction:

      (A) employment arrangements (including customary benefits thereunder) entered into by Radio One or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Radio One or such Restricted Subsidiary;

      (B) transactions solely between or among Radio One and its Restricted Subsidiaries or solely between or among Restricted Subsidiaries;

      (C) transactions permitted by the provisions of the Exchange Indenture described above under "--Limitation on Restricted Payments";

      (D) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of Exchange Debentures in any material respect than the original agreement as in effect on the Issue Date;

      (E) the existence of, or the performance by Radio One or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date;

      (F) services provided to any Unrestricted Subsidiary of Radio One for fees approved by the Board of Directors; and

      (G) the issuance, sale or other disposition of any Equity Interest (other than Disqualified Stock) of Radio One, including any equity-related agreements relating thereto such as registration rights and voting agreements so long as such agreements do not result in such Equity Interests being Disqualified Stock.

   Limitation on Restricted Subsidiary Equity Interests. Radio One will not permit any Restricted Subsidiary to issue any Equity Interests, except for

      (1) Equity Interests issued to and held by Radio One or a Restricted Subsidiary, and

      (2) Equity Interests issued by a Person prior to the time

        (A) such Person becomes a Restricted Subsidiary,

        (B) such Person merges with or into a Restricted Subsidiary, or

        (C) a Restricted Subsidiary merges with or into such Person;

  provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause
  (A), (B) or (C).

   Limitation on Merger, Consolidation and Sale of Assets. Radio One may not consolidate or merge with or into (whether or not Radio One is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

      (1) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

      (2) the Surviving Person (if other than Radio One) assumes all the obligations of Radio One under the Exchange Debentures and the Exchange Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

      (3) at the time of and immediately after such Disposition, no Default shall have occurred and be continuing;

      (4) the Surviving Person will, at the time of such Disposition and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

      (5) Radio One delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Exchange Indenture.

   The phrase "all or substantially all" of the assets of Radio One will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Radio One has occurred.

   SEC Reports. Notwithstanding that Radio One may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Radio One shall file with the SEC and provide the Trustee and the holders of the Exchange Debentures with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

Defaults

   The following will be Events of Default under the Exchange Indenture:

      (a) failure to pay (whether or not prohibited by the subordination provisions of the Exchange Indenture) principal of (or premium, if any, on) any Exchange Debenture when due;

      (b) failure to pay (whether or not prohibited by the subordination provisions of the Exchange Indenture) any interest on any Exchange Debenture when due, continued for 30 days;

      (c) failure to redeem or purchase (whether or not prohibited by the subordination provisions of the Exchange Indenture) any Exchange Debenture when required pursuant to the Exchange Indenture, including in connection with any Offer to Purchase as described under "--Certain Covenants-- Limitation on Certain Asset Sales" or in connection with an Offer to Purchase as described under "--Change of Control";

      (d) failure to comply with the provisions described under "Certain Covenants--Limitation on Merger, Consolidation and Sale of Assets";

      (e) failure to perform any other covenant or agreement of Radio One under the Exchange Indenture or the Exchange Debentures continued for 30 days after written notice to Radio One by the Trustee or Holders of at least 25% in aggregate principal amount of Exchange Debentures then outstanding;

      (f) default under the terms of any instrument evidencing or securing Indebtedness for money borrowed by Radio One or any Restricted Subsidiary
  having an outstanding principal amount of $     million individually or in
  the aggregate which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay such Indebtedness when due at final maturity and such non-payment shall have continued for 30 days;

      (g) the rendering of a final judgment or judgments (not subject to appeal) against Radio One or any Restricted Subsidiary in an amount in
  excess of $    million which remains undischarged or unstayed for a period of 60 days after the later of

        (A) entry of such final judgment or decree, and

        (B) the date on which the right to appeal has expired; or

      (h) certain events of bankruptcy, insolvency or reorganization affecting Radio One or any Restricted Subsidiary.

   If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Exchange Debentures may declare the principal amount of and accrued but unpaid interest, if any, on all the Exchange Debentures to be due and payable (collectively, the "Default Amount"). Upon such a declaration, the Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Radio One occurs and is continuing, the Default Amount on all the Exchange Debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Exchange Debentures. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Debentures may rescind any such acceleration with respect to the Exchange Debentures and its consequences.

   Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of an Exchange Debenture may pursue any remedy with respect to the Exchange Indenture or the Exchange Debentures unless:

      (1) such holder has previously given the Trustee notice that an Event of Default is continuing,

      (2) holders of at least 25% in principal amount of the outstanding Exchange Debentures have requested the Trustee to pursue the remedy,

      (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

      (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity, and

      (5) the holders of a majority in principal amount of the outstanding Exchange Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Exchange Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Exchange Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an Exchange Debenture or that would involve the Trustee in personal liability.

   The Exchange Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Exchange Debentures notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal or interest on any Exchange Debenture, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Exchange Debentures. In addition, Radio One is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Radio One also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Radio One is taking or proposes to take in respect thereof.

Modification and Waiver

   Modifications and amendments of the Exchange Indenture may be made by Radio One and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each Exchange Debenture then outstanding affected thereby,

      (a) change the stated maturity of the principal of, or any installment of interest on, any Exchange Debenture,

      (b) reduce the principal amount of (or the premium), or interest on, any Exchange Debenture,

      (c) change the place or currency of payment of principal of (or premium), or interest on, any Exchange Debenture,

      (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Debenture,

      (e) reduce the above-stated percentage of Exchange Debentures then outstanding necessary to modify or amend the Exchange Indenture,

      (f) reduce the percentage of aggregate principal amount of Exchange Debentures then outstanding necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults,

      (g) modify any provisions of the Exchange Indenture relating to the modification and amendment of the Exchange Indenture or the waiver of past defaults or covenants, except as otherwise specified,

      (h) modify any of the provisions of the Exchange Indenture relating to the subordination of the Exchange Debentures in a manner materially adverse to the holders,

      (i) modify any provisions of the Exchange Indenture relating to the guarantee by Radio One of the Indebtedness of any Unrestricted
  Subsidiaries, or

      (j) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Exchange Debentures required under the covenant described under "Certain Covenants--Limitation on Certain

  Asset Sales", or modify any offer to purchase for the Exchange Debentures required under the covenant described under "--Change of Control", in each case, in a manner materially adverse to the holders thereof.

   The holders of a majority in aggregate principal amount of the outstanding Exchange Debentures, on behalf of all holders of Exchange Debentures, may waive compliance by Radio One with certain restrictive provisions of the Exchange Indenture. Subject to certain rights of the Trustee, as provided in the Exchange Indenture, the holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding, on behalf of all holders of Exchange Debentures, may waive any past default under the Exchange Indenture, except a default in the payment of principal, premium or interest, a default arising from failure to purchase any Exchange Debenture tendered pursuant to an Offer to Purchase or a default in respect of a provision that cannot be amended without the consent of each Holder affected.

Transfer

   The Exchange Debentures will be issued in registered form and will be transferable only upon the surrender of the Exchange Debentures being transferred for registration of transfer. Radio One may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   Radio One at any time may terminate all its obligations under the Exchange Debentures and the Exchange Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. Radio One at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than "--Limitation or Merger, Consolidation and Sale of Assets"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries, and the judgment default provision described under Events of Default and the limitations contained in clause (4) under "--Certain Covenants --Limitation on Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

   Radio One may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Radio One exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If Radio One exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (c), (f), (g), or (h) (with respect only to Restricted Subsidiaries) under "Events of Default" above or because of the failure of Radio One to comply with clause (4) under "--Certain Covenants--Limitation on Merger, Consolidation and Sale of Assets" above.

   In order to exercise either defeasance option, Radio One must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

             is to be the Trustee under the Exchange Indenture and has been appointed by Radio One as Registrar and Paying Agent with regard to the Exchange Debentures.

   The Holders of a majority in principal amount of the outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any holder of Exchange Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Exchange Indenture.

Governing Law

   The Exchange Indenture provides that it and the Exchange Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into, or becomes a Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

   "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control of" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that Radio One in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Broadcast Assets between Radio One or any of its Restricted Subsidiaries and another Person or group of affiliated Persons (other than Asset Swaps among Radio One and any of its Restricted Subsidiaries); provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

   "Broadcast Assets" means assets used or useful in the ownership or operation of an AM or FM radio station.

   "Capital Lease Obligation" means, at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

   "Cash Equivalents" means

      (1) United States dollars,

      (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition,

      (3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities of less than one year and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Keefe Bank Watch Rating of "B" or better,

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) immediately above,

      (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within nine months after the date of acquisition, and

      (6) interests in money market mutual funds which invest solely in assets or securities of the type described in clauses (1)-(5) immediately above.

   "Consolidated Cash Interest Expense" means, with respect to any period, the amount of Consolidated Interest Expense for such period to the extent it represents cash disbursements for such purpose by Radio One and its Restricted Subsidiaries during such period.

   "Consolidated Interest Expense" means, without duplication, with respect to any period, the sum of

      (a) the interest expense and all capitalized interest of Radio One and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation,

        (1) amortization of debt discount,

        (2) the net cost under interest rate contracts (including amortization of debt discount),

        (3) the interest portion of any deferred payment obligation, and

        (4) accrued interest, plus

      (b) the interest component of any Capital Lease Obligation paid or accrued or scheduled to be paid or accrued by Radio One during such period, determined on a consolidated basis in accordance with GAAP.

   "Continuing Director" means any member of the Board of Directors of Radio One who

      (1) is a member of that Board of Directors on the Issue Date, or

      (2) was nominated for election by either

        (a) one or more of the Principal Shareholders (or a Related Party thereof), or

        (b) the Board of Directors a majority of whom were directors at the Issue Date or whose election or nomination for election was previously approved by one or more of the Principal Shareholders or such directors.

   "Credit Agreement" means one or more term loans or revolving credit or working capital facilities (including any letter of credit subfacility) or other similar facilities with one or more banks or other institutional lenders in favor of Radio One, as such may be amended from time to time.

   "Debt to EBITDA Ratio" means, with respect to any date, the ratio of

      (a) the aggregate principal amount of all outstanding Indebtedness of Radio One (excluding Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness which Indebtedness is permitted by the terms of the Amended Certificate or Exchange Indenture, as applicable, to be outstanding) and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference or redemption amount of all outstanding Disqualified Stock of Radio One and its Restricted Subsidiaries as of such date (excluding any such Disqualified Stock held by Radio One or a Wholly Owned Restricted Subsidiary), to

      (b) EBITDA of Radio One and its Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis after giving effect to each acquisition or disposition of assets made by Radio One and its Restricted Subsidiaries from the beginning of such four-quarter period through such date as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

   "Default" means any event which is, or after notice or passage of time or both would be, in the case of the New Preferred Stock, a Voting Rights Triggering Event and, in the case of the Exchange Debentures, an Event of Default.

   "Designated Senior Debt" means

      (1) the Senior Bank Debt,

      (2) the 12% Notes due 2004, and

      (3) any Senior Debt of Radio One permitted under the Exchange Indenture the principal amount (or accreted value in the case of Indebtedness issued
  at a discount) of which is $    million or more at the time of designation
  by Radio One (or otherwise available under a committed facility) in a written instrument delivered to the Trustee.

   "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease conveyance or other disposition of all or substantially all of such Person's assets.

   "Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a Change of Control of Radio One in circumstances where the holders of the New Preferred Stock or Exchange Debentures, as the case may be, would have similar rights), in whole or in part on or prior to one year after the stated maturity of the New Preferred Stock or Exchange Debentures, as the case may be. The amount of Disqualified Stock shall be the greater of the liquidation preference or mandatory or optional redemption price thereof.

   "EBITDA" of a specified Person means, for any period, the consolidated net income of such specified Person and its Restricted Subsidiaries for such period:

      (1) plus (without duplication and to the extent involved in computing such consolidated net income)

        (a) interest expense,

        (b) provision for taxes on income or profits, and

        (c) depreciation and amortization and other non-cash items (including amortization of goodwill and other intangibles and barter expenses); and

      (2) minus (without duplication and to the extent involved in computing such consolidated net income)

        (a) any gains (or plus losses), together with any related provision for taxes on such gains or losses, realized in connection with any sale of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions),

        (b) any non-cash or extraordinary gains (or plus losses), together with any related provision for taxes on such extraordinary gains or losses,

        (c) the amount of any cash payments related to non-cash charges that were added back in determining EBITDA in any prior period, and

        (d) barter revenues;

   provided, however, that:

      (1) the net income of any other Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof;

      (2) the net income of any other Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary) or is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof; provided, that for purposes of the covenant described under "Certain Covenants-- Limitation on Restricted Payments" only, any such dividend or distribution shall be excluded to the extent it has already been included under clause
  (a)(3)(D) thereof (in the case of the "Description of the Exchange Debentures") or under clause (a)(4)(D) thereof (in the case of the "Description of the New Preferred Stock");

      (3) the net income (loss) of any other Person acquired after the Issue Date in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded (to the extent otherwise included); and

      (4) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business shall be excluded (to the extent otherwise included).

   All of the foregoing will be determined in accordance with GAAP.

   "Equity Interests" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity, and including, in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Date" means the date on which the Exchange Debentures are exchanged for the New Preferred Stock.

   "Existing Indebtedness" means any outstanding Indebtedness of Radio One and its Restricted Subsidiaries as of the Issue Date, including the 12% Notes due 2004.

   "Existing Investors" means Syncom Capital Corporation, BancBoston Investments, Inc., Alta Subordinated Debt Partners III, L.P., and their respective affiliates.

   "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. All determinations in the covenants of Fair Market Value shall be made by the Board of Directors of Radio One and shall be evidenced by a resolution of such Board set forth in an Officers' Certificate delivered to the Transfer Agent or Trustee, upon which the Transfer Agent or Trustee may conclusively rely.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

      (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (2) statements and pronouncements of the Financial Accounting Standards Board,

      (3) such other statements by such other entity as approved by a significant segment of the accounting profession, and

      (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under

      (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and

      (2) other agreements or arrangements designed to manage such Person's interest rate exposure.

   "Holder" or "Debentureholder" means the Person in whose name an Exchange Debenture is registered on the Registrar's books.

   "Immediate Family Member" means, with respect to any individual, such individual's spouse (past or current), descendants (natural or adoptive, of the whole or half blood) of the parents of such individual, such individual's grandparents and parents (natural or adoptive), and the grandparents, parents and descendants of parents (natural or adoptive, of the whole or half blood) of such individual's spouse (past or current).

   "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person, whether or not contingent,

      (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument,

      (2) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person (but excluding, in each case, any accrued dividends),

      (3) all Capital Lease Obligations of such Person,

      (4) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person,

      (5) all Hedging Obligations of such Person,

      (6) all liabilities of the type referred to in clause (1), (2), (3) or
  (4) immediately above which are secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien,

      (7) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (1) through (6) above;

   For purposes of this definition, the obligation of such Person with respect to the redemption, repayment or repurchase price of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

   "Independent Financial Advisor" means a United States investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in, or other affiliation with, Radio One.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments",

      (1) "Investment" shall include the portion (proportionate to Radio One's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Radio One at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Radio One shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to

        (A) Radio One's "Investment" in such Subsidiary at the time of such redesignation, less

        (B) the portion (proportionate to Radio One's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

   "Issue Date" means [      ], 1999.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Net Cash Proceeds," with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person in respect of such Asset Sale, which amount is equal to the excess, if any, of:

      (1) the cash received by such Person (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over

      (2) the sum of

        (a) the amount of any Indebtedness including any premium thereon and fees and expenses associated therewith which is required to be repaid by such Person in connection with such Asset Sale, plus

        (b) the out-of-pocket expenses

          (1) incurred by such Person in connection with such Asset Sale, and

          (2) if such Person is a Restricted Subsidiary, incurred in connection with the transfer of such amount to the parent company or entity of such Person, plus

        (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus

        (d) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser in respect of such Asset Sale undertaken by Radio One or any of its Restricted Subsidiaries in connection with such Asset Sale.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Offer to Purchase" means a written offer (an "Offer") sent by Radio One to each holder of New Preferred Stock or Exchange Debentures, as applicable, at his address appearing in the relevant register on the date of the Offer offering to purchase in cash up to the principal amount or liquidation preference, as applicable, of New Preferred Stock or Exchange Debentures, as applicable, specified in such Offer at a purchase price equal to 101% of the liquidation preference or principal amount, as applicable, of the New Preferred Stock or Exchange Debentures, as applicable, plus accumulated and unpaid dividends or accrued and unpaid interest, as applicable, if any. Unless otherwise required by applicable law, the Offer shall specify an expiration date ("Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days nor more than 60 days after the date of such Offer and a settlement date ("Purchase Date") for purchase of New Preferred Stock or Exchange Debentures, as applicable, within five Business Days after the Expiration Date. Radio One shall notify the Transfer Agent or Trustee, as applicable, at least 15 Business Days (or such shorter period as is acceptable to the Transfer Agent or Trustee, as applicable) prior to the mailing of the Offer of Radio One's obligation to make an Offer to Purchase, and the Offer shall be sent by first class mail by Radio One or, at Radio One's request and expense, by the Transfer Agent or Trustee, as applicable, in the name and at the expense of Radio One. The Offer shall contain information concerning the business of Radio One and its Subsidiaries which Radio One in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include

      (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Transfer Agent pursuant to the Amended Certificate or Trustee pursuant to the Exchange Indenture, as applicable (which requirements may be satisfied by delivery of such documents together with the Offer),

      (2) a description of material developments in Radio One's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Radio One to make the Offer to Purchase),

      (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Radio One to make the Offer to Purchase, and

      (4) any other information required by applicable law to be included therein.

   The Offer shall contain all instructions and materials necessary to enable such Holders to tender New Preferred Stock or Exchange Debentures, as applicable, pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the Section of the Amended Certificate or Exchange Indenture, as applicable, pursuant to which the Offer to Purchase is being made;

      (2) the Expiration Date and the Purchase Date;

      (3) the aggregate liquidation preference or principal amount, as applicable, of the outstanding New Preferred Stock or Exchange Debentures, as applicable, offered to be purchased by Radio One (the "Purchase Amount") (including, if less than 100% of the liquidation preference or principal amount, as applicable, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase);

      (4) the purchase price to be paid by Radio One (the "Purchase Price") for each $1,000 of liquidation preference or principal amount, as applicable, of the outstanding New Preferred Stock or Exchange Debentures, as applicable, accepted for payment (as specified pursuant to the Amended Certificate or Exchange Indenture, as applicable);

      (5) that the holder may tender all or any portion of the New Preferred Stock or Exchange Debentures, as applicable, registered in the name of such holder and that any portion of a share of New Preferred Stock or an Exchange Debenture, as applicable, tendered must be tendered in an integral multiple of $1,000 liquidation preference or principal amount, as applicable;

      (6) the place or places where the New Preferred Stock or Exchange Debentures, as applicable, are to be surrendered for tender pursuant to the Offer to Purchase;

      (7) that dividends on any New Preferred Stock or interest on any Exchange Debentures not tendered or tendered but not purchased by Radio One pursuant to the Offer to Purchase will continue to accumulate or accrue;

      (8) that on the Purchase Date the Purchase Price will become due and payable upon each share of New Preferred Stock or Exchange Debenture, as applicable, being accepted for payment pursuant to the Offer to Purchase and that dividends or interest thereon shall cease to accumulate or accrue on and after the Purchase Date;

      (9) that each holder electing to tender a share of New Preferred Stock or an Exchange Debenture, as applicable, pursuant to the Offer to Purchase will be required to surrender such New Preferred Stock or Exchange Debenture at the place or places specified in the Offer prior to the close of business on the Expiration Date (such New Preferred Stock or Exchange Debenture being, if Radio One or the Trustee or Transfer Agent so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Radio One and the Trustee or Transfer Agent duly executed by, the holder thereof or his attorney duly authorized in writing);

       (10) that holders will be entitled to withdraw all or any portion of New Preferred Stock or Exchange Debentures tendered if Radio One (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the liquidation preference of the New Preferred Stock or principal amount of the Exchange Debenture that the holder tendered, the certificate number of the New Preferred Stock or Exchange Debenture that the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

       (11) that

        (a) if New Preferred Stock in an aggregate liquidation preference or Exchange Debentures in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Radio One shall purchase all such New Preferred Stock or Exchange Debentures, and

        (b) if New Preferred Stock in an aggregate liquidation preference or Exchange Debentures in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Radio One shall purchase New Preferred Stock having an aggregate liquidation preference or Exchange Debentures having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only shares of New Preferred Stock or Exchange Debentures in denominations of $1,000 liquidation preference or principal amount or integral multiples thereof shall be purchased); and

       (12) that in the case of any holder whose New Preferred Stock or Exchange Debenture is purchased only in part, Radio One shall execute, and the Transfer Agent or Trustee shall authenticate and deliver to the holder of such New Preferred Stock or Exchange Debenture without service charge, new share(s) of New Preferred Stock or Exchange Debenture(s), of any authorized denomination as requested by such holder, in an aggregate amount equal to and in exchange for the unpurchased portion of the New Preferred Stock or Exchange Debentures so tendered.

   Any Offer to Purchase will be governed by and effected in accordance with the Offer for such Offer to Purchase.

   "Offerings" means the sale and issuance to the public on the Issue Date of shares of New Preferred Stock and Common Stock of Radio One pursuant to a registration statement under the Securities Act.

   "Permitted Investment" means:

      (1) any Investment in Radio One or any Restricted Subsidiary;

      (2) any Investment in Cash Equivalents;

      (3) any Investment in a Person if, as a result of such Investment,

        (a) such Person becomes a Wholly Owned Restricted Subsidiary of Radio One, or

        (b) such Person either

          (1) is merged, consolidated or amalgamated with or into Radio One or one of its Wholly Owned Restricted Subsidiaries and Radio One or such Wholly Owned Restricted Subsidiary is the Surviving Person or the Surviving Person becomes a Wholly Owned Restricted
      Subsidiary, or

          (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, Radio One or one of its Wholly Owned Restricted Subsidiaries;

      (4) any Investment in accounts and notes receivable acquired in the ordinary course of business;

      (5) notes from employees issued to Radio One representing payment of the exercise price of options to purchase capital stock of Radio One; and

      (6) Investments in Unrestricted Subsidiaries represented by Equity Interests (other than Disqualified Stock) or assets and property acquired in exchange for Equity Interests (other than Disqualified Stock) of Radio One.

   Any Investment in an Unrestricted Subsidiary shall not be a Permitted Investment unless permitted pursuant to any of clauses (1) through (6) above.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

   "Principal Shareholders" means Catherine L. Hughes and Alfred C. Liggins, III and their respective estates, executors and heirs.

   "Public Equity Offering" means an underwritten primary public offering of Common Stock of Radio One pursuant to an effective registration statement under the Securities Act (other than the public offering undertaken on the Issue
Date).

   "Purchase Money Indebtedness" means Indebtedness of Radio One and its Restricted Subsidiaries incurred in connection with the purchase of property or assets for the business of Radio One and its Restricted Subsidiaries.

   "Purchase Money Lien" means any Lien securing solely Purchase Money Indebtedness.

   "Refinancing Indebtedness" means

      (1) Indebtedness of Radio One or any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute, defease or refund, any other Indebtedness or Disqualified Stock permitted by the terms of the Amended Certificate or Exchange Indenture, as applicable, and

      (2) Indebtedness of any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute, defease or refund, any other Indebtedness or Disqualified Stock of Radio One or any Restricted Subsidiary permitted by the terms of the Amended Certificate or Exchange Indenture, as applicable.

   "Related Party" with respect to any Principal Shareholder means

      (1) any 80% (or more) owned Subsidiary or Immediate Family Member (in the case of an individual) of such Principal Shareholder,

      (2) any Person, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal Shareholder or an Immediate Family Member, or

      (3) any Person employed by Radio One in a management capacity as of the Issue Date.

   "Restricted Subsidiary" means a Subsidiary of Radio One other than an Unrestricted Subsidiary.

   "SEC" means the Securities and Exchange Commission.

   "Secured Debt" means any Indebtedness of Radio One secured by a Lien.

   "Senior Bank Debt" means the Indebtedness Incurred pursuant to the Credit Agreement and any other agreement that replaces the Credit Agreement or otherwise refunds or refinances any or all of the indebtedness thereunder.

   "Senior Debt" means, with respect to Radio One, the principal of and interest (including post-petition interest whether or not allowed as a claim) on, and all other amounts owing in respect of Indebtedness permitted to be incurred by Radio One under the terms of the Exchange Indenture, including the Credit Agreement and the 12% Notes due 2004 (including but not limited to reasonable fees and expenses of counsel and all other charges, fees and expenses incurred in connection with such Indebtedness), whether presently outstanding or hereafter created, incurred or assumed, unless the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is on a parity with or subordinated in right of payment to the Exchange Debentures.

   Notwithstanding the foregoing, Senior Debt shall not include

      (A) any Indebtedness consisting of Disqualified Stock,

      (B) any liability for federal, state, local, or other taxes,

      (C) any Indebtedness among or between Radio One, any Restricted Subsidiary or any of their Affiliates,

      (D) any trade payables and any Indebtedness to trade creditors (other than amounts accrued thereon) incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business or any Obligations to trade creditors in respect of any such Indebtedness, or

      (E) any Indebtedness that is incurred in violation of the Exchange Indenture.

   "Subordinated Debt" means any Indebtedness of Radio One if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Exchange Debentures.

   "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of all Voting Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such Equity Interests are owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

   "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

   "12% Notes due 2004" means Radio One's outstanding 12% Notes due 2004 issued pursuant to the 12% Notes Indenture.

   "12% Notes Indenture" means the Indenture, dated as of May 15, 1997, between Radio One and United States Trust Company of New York, as trustee.

   "Unrestricted Subsidiary" means

      (1) any Subsidiary of Radio One that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Radio One, as provided below), and

      (2) any direct or indirect Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors of Radio One may designate any Subsidiary of Radio One (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply:

      (a) neither Radio One nor any of its Restricted Subsidiaries provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) other than capital contributions or other Restricted Payments permitted under the covenant "--Certain Covenants--Limitation on Restricted Payments,"

      (b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness,

      (c) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Radio One or any Restricted Subsidiary of Radio One except for transactions with Affiliates permitted by the terms of the Amended Certificate or Exchange Indenture, as applicable, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Radio One or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Radio One (the "Third Party Value") or, in the event such condition is not satisfied, an amount equal to the value of the portion of such agreement, contract, arrangement or understanding to such Subsidiary in excess of the Third Party Value shall be deemed a Restricted Payment, and

      (d) such Unrestricted Subsidiary does not own any Equity Interest in or Indebtedness of any Subsidiary of Radio One that has not theretofore been and is not simultaneously being designated an Unrestricted Subsidiary.

   Any such designation by the Board of Directors of Radio One shall be evidenced to the Transfer Agent or the Trustee, as applicable, by filing with the Transfer Agent or the Trustee, as applicable, of a board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of Radio One may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, however, that:

      (1) immediately after giving effect to such designation, Radio One could incur $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under the "-Certain Covenants-Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock", and

      (2) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Subsidiary is designated a Restricted Subsidiary.

   "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (other than a guarantee of Indebtedness of Radio One or any Restricted Subsidiary which is non-recourse to Radio One and its Restricted Subsidiaries)

      (1) as to which neither Radio One nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Radio One or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and

      (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Radio One or any Restricted Subsidiary to declare, a default on such Indebtedness of Radio One or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Equity Interest" of a Person means all classes of Equity Interest or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

      (1) the sum of the products obtained by multiplying

        (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by

        (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

      (2) the then outstanding aggregate principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by Radio One or a Surviving Person of any Disposition involving Radio One, as the case may be.

Book-Entry, Delivery and Form

   The New Preferred Stock will initially be issued in the form of one or more global securities held in book-entry form (each a "Global Security"). The global securities will be deposited with the trustee as custodian for The Depository Trust Company (the "Depositary"), and the Depositary or its nominee will initially be the sole registered holder of the New Preferred Stock for all purposes under the Amended Certificate. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary.

   Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective shares of the individual beneficial interests represented by such Global Security purchased by such persons in this offering. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominees for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   Payment of liquidation preference, premium, if any, and dividends on the New Preferred Stock represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Preferred Stock represented thereby for all purposes under the Amended Certificate. None of Radio One, the trustee or any agent of Radio One will have any responsibility or liability for any aspect of the Depositary's reports relating to, or payments made on account of, beneficial ownership interests in a Global Security representing any New Preferred Stock or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

   Radio One has been advised by the Depositary that upon receipt of any payment of liquidation preference of, premium, if any, or dividends on, any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the face amount of such Global Security, as shown on the records of the Depositary. Radio One expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

   So long as the Depositary or its nominee is the registered owner or holder of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the New Preferred Stock represented by such Global Security for the purposes of receiving payment on the New Preferred Stock, receiving notices and for all other purposes under the Amended Certificate and the New Preferred Stock. Beneficial interests in the New Preferred Stock will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated shares in definitive form and will not be considered the holders of such Global Security for any purposes under the Amended Certificate. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Amended Certificate. Radio One understands that under existing industry practices, in the event that Radio One requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Amended Certificate, the

Depositary would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   The Depositary has advised Radio One that it will take any action permitted to be taken by a holder of New Preferred Stock only at the direction of one or more participants to whose account with the Depositary interests in the Global Security are credited and only in respect of such portion of the aggregate shares of New Preferred Stock as to which such participant or participants has or have given such direction.

   Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Radio One, the trustee or any agent of Radio One will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   The Depositary has advised Radio One that the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Certificated Securities

   New Preferred Stock represented by a Global Security are exchangeable for certificated securities only if:

     (1) the Depositary notifies Radio One that it is unwilling or unable to continue as a depositary for such Global Security and a successor depositary is not appointed by Radio One within 90 days, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

     (2) there shall have occurred and be continuing an Event of Default; or

     (3) Radio One, in its sole discretion, notifies the Transfer Agent and Depositary in writing that it elects to cause the issuance of certificated securities under the Amended Certificate.

   Any Global Security that is exchangeable for certificated securities pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated securities in authorized denominations and registered in such names as the Depositary or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated securities,

     (1) certificated securities will be issued only in fully registered form in denominations of $1,000 liquidation preference or integral multiples thereof,

     (2) payment of liquidation preference, premium, if any, and dividends on the certificated securities generally will be payable, and the transfer of the certificated securities will be registrable, at the office or agency of Radio One maintained for such purposes, and

     (3) no service charge will be made for any issuance of the certificated securities, although Radio One may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Foreign Ownership

   Radio One's Amended and Restated Certificate of Incorporation restricts the ownership, voting and transfer of our capital stock, including the Class A Common Stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the issuance of more than 25% of our outstanding capital stock (or more than 25% of the voting rights such stock represents) to or for the account of aliens (as defined by the FCC) or corporations otherwise subject to domination or control by aliens. Our Amended and Restated Certificate of Incorporation prohibits any transfer of our capital stock that would cause a violation of this prohibition. In addition, the Amended and Restated Certificate of Incorporation authorizes the Board of Directors to take action to enforce these prohibitions, including restricting the transfer of shares of capital stock to aliens and placing a legend restricting foreign ownership on the certificates representing the Class A Common Stock.

Registration Rights

   The holders of substantially all of the shares of Class A Common Stock outstanding prior to the closing of the Common Stock Offering, other than Mr. Liggins, are parties to registration rights agreements with us. These
agreements, which relate to approximately      shares of Class A Common Stock,
provide incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of Class A Common Stock in registration statements initiated by Radio One or other stockholders. Under these agreements, the holders of Class A Common Stock may require us to register their shares under the Securities Act for offer and sale to the public (including by way of an underwritten public offering) on up to four occasions. These agreements also permit demand registrations on Form S-3 registration statements provided that we are eligible to register our capital stock on Form S-3. All such registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration. The holders of the Class A Common Stock have waived their "piggyback" registration rights with respect to the Common Stock Offering.

Limitations on Directors' and Officers' Liability

   Radio One's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law, which specifies that a director of a company adopting such a provision will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for the liability (i) for any breach of the director's duty of loyalty to Radio One or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

   Radio One's Amended and Restated Certificate of Incorporation provides for mandatory indemnification of directors and officers and authorizes indemnification for employees and agents in such manner, under such circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Radio One. We believe these provisions are necessary or useful to attract and retain qualified persons as directors. Radio One maintains directors and officers insurance for the benefit of its directors and officers.

   There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

Transfer Agent and Registrar

   United States Trust Company of New York is our transfer and exchange agent and registrar with respect to the New Preferred Stock and the Exchange Debentures.

                          DESCRIPTION OF INDEBTEDNESS

Bank Credit Facility

   On      , 1999, we entered into an amended and restated credit agreement
(the "Credit Agreement") under which we may borrow up to $100 million on a revolving basis (the "Bank Credit Facility") from a group of banking institutions. Draw downs under the Bank Credit Facility are currently available, subject to compliance with provisions of the Credit Agreement, including but not limited to the financial covenants. Specifically, borrowings under the Bank Credit Facility may be entirely of Eurodollar Loans, Alternate Base Rate ("ABR") Loans or a combination thereof. The Bank Credit Facility will be fully available until a maturity date of December 31, 2003. No commitment reductions under the Bank Credit Facility will occur until the final maturity date, provided that Radio One does not acquire or issue additional indebtedness or Disqualified Stock (as such term is defined in the Credit Agreement).

   The Bank Credit Facility terminates on December 31, 2003, at which time any outstanding principal together with all accrued and unpaid interest thereon would become due and payable. All amounts under the Bank Credit Facility are guaranteed by each of Radio One's direct and indirect subsidiaries other than WYCB Acquisition Corporation and Broadcast Holdings, Inc.

   The Bank Credit Facility is secured by a perfected first priority secured interest in: (i) substantially all of the tangible and intangible assets of Radio One and our direct and indirect subsidiaries including, without limitation, any and all FCC licenses to the maximum extent permitted by law and
(ii) all of the common stock of Radio One and our direct and indirect subsidiaries, including all warrants or options and other similar securities to purchase such securities. Radio One also granted a security interest in all money (including interest), instruments and securities at any time held or acquired in connection with a cash collateral account established pursuant to the Credit Agreement, together with all proceeds thereof.

   The interest rates on the borrowings under the Bank Credit Facility are based on the ratio of total debt to EBITDA, with a maximum margin above ABR of 1.625% with respect to ABR Loans, and a maximum margin above Eurodollar rate 2.625% with respect to Eurodollar Loans. Interest on Eurodollar Loans is based on a 360-day period for actual days elapsed, and interest on ABR Loans is based on a 365-day period for actual days elapsed. In addition, Radio One will pay a commitment fee equal to an amount based on the average daily amount of the available commitment computed at a rate per year tied to a leverage ratio in effect for the fiscal quarter preceding the date of payment of such fee. The commitment fee is fully earned and non-refundable and is payable quarterly in arrears on the last business day of each March, June, September and December and on the maturity date.

   The Credit Agreement contains customary and appropriate affirmative and negative covenants including, but not limited to, financing covenants and other covenants including limitations on other indebtedness, liens, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), prepayment or repurchase of other indebtedness, mergers and acquisitions, sales of assets, capital expenditures, losses, transactions with affiliates and other provisions customary and appropriate for financing of this type, including mutually agreed upon exceptions and baskets. The financial covenants include: (i) a maximum ratio of total debt to EBITDA of 7.0x; (ii) a maximum ratio of senior debt to EBITDA of 4.5x; (iii) a minimum interest coverage ratio; and (iv) a minimum fixed charge coverage ratio.

   The Credit Agreement contains the following customary events of default: (i) failure to make payments when due; (ii) defaults under any other agreements or instruments of indebtedness; (iii) noncompliance with covenants; (iv) breaches of representations and warranties; (v) voluntary or involuntary bankruptcy or liquidation proceedings; (vi) entrance of judgments; (vii) impairment of security interests in collateral; and (viii) changes of control.

12% Senior Subordinated Notes Due 2004

   On May 15, 1997, Radio One entered into an approximate $85.0 million aggregate principal amount offering (the "12% Notes Offering") of Radio One's 12% Senior Subordinated Notes (the "12% Notes due

2004"). The 12% Notes Offering has an aggregate initial accreted value of approximately $75.0 million, as of Maturity Date May 15, 2004.

   The 12% Notes due 2004 are generally unsecured obligations of Radio One and are subordinated in rights of payment to all Senior Indebtedness (as defined in the Indenture). The 12% Notes due 2004 were issued pursuant to an Indenture, dated as of May 15, 1997 among Radio One, Radio One Licenses, Inc. and United States Trust Company of New York (the "Indenture"). Pursuant to the First Supplemental Indenture dated as of June 30, 1998, Bell Broadcasting and Radio One of Detroit, Inc. became Subsidiary Guarantors of the Notes. Pursuant to the Second Supplemental Indenture dated as of December 28, 1998, Allur-Detroit and Allur Licenses, Inc. became Subsidiary Guarantors of the Notes.

   The 12% Notes due 2004 were issued at a substantial discount from their principal amount. The issue price to investors per Note was $877.42, which represents a yield to maturity on the 12% Notes due 2004 of 12.0% calculated from May 19, 1997 (computed on a semi-annual bond equivalent basis).

   Cash interest on the 12% Notes due 2004 accrues at a rate of 7.0% per annum on the principal amount of the 12% Notes due 2004 through and including May 15, 2000, and at a rate of 12.0% per annum on the principal amount of the 12% Notes due 2004 after such date. Cash interest on the 12% Notes due 2004 is currently payable semi-annually on May 15 and November 15 of each year.

   The 12% Notes due 2004 are redeemable at any time and from time to time at the option of Radio One, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% Notes due 2004, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 15, 2000, Radio One may redeem, at our option, up to 25.0% of the aggregate original principal amount of the 12% Notes due 2004 with the net proceeds of one or more Public Equity Offerings at 112% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least approximately $64.1 million of the aggregate principal amount of the 12% Notes due 2004 remains outstanding after each such redemption. Upon a Change of Control (as defined in the Indenture), Radio One must commence an offer to repurchase the 12% Notes due 2004 at 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

   The initial gross proceeds to Radio One from the 12% Notes Offering were approximately $75.0 million and were used to: (i) repay all the outstanding indebtedness under Radio One's then existing credit facility; (ii) fund the balance of the total consideration in respect to the acquisition of WPHI-FM;
(iii) pay for leasehold improvements and new equipment in respect to the Lanham offices and other amounts associated with moving Radio One's Washington, D.C. offices and studios; (iv) provide funding for other general purposes, including working capital; and (v) pay related fees and expenses in connection with the consummation of the 12% Notes Offering.

   The Indenture governing the 12% Notes due 2004 contains certain restrictive covenants with respect to Radio One and our Restricted Subsidiaries, including limitations on: (a) the sale of assets, including the equity interests of Radio One's Restricted Subsidiaries, (b) asset swaps, (c) the payment of Restricted Payments (as defined in the Indenture), (d) the incurrence of indebtedness and issuance of preferred stock by Radio One or our Restricted Subsidiaries, (e) the issuance of Equity Interests (as defined in the Indenture) by a Restricted Subsidiary, (f) the payment of dividends on the capital stock of Radio One and the purchase, redemption or retirement of the capital stock or subordinated indebtedness of Radio One, (g) certain transactions with affiliates, (h) the incurrence of senior subordinated debt and (i) certain consolidations and mergers. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   The Indenture for the 12% Notes due 2004 includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the 12% Notes due 2004, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

   The following is a summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the New Preferred Stock acquired pursuant to this Offering and the ownership and disposition of the Exchange Debentures received in exchange for the New Preferred Stock. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States Federal income taxation which may be important to particular Holders in light of their individual investment circumstances, such as New Preferred Stock and Exchange Debentures held by Holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations and foreign Holders) or to persons who will hold the New Preferred Stock or Exchange Debentures as part of a straddle, hedge, conversion, or synthetic security transaction for United States Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that Holders will hold their New Preferred Stock and Exchange Debentures as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to Holders of New Preferred Stock, such Holders do not hold and will not acquire equity, other than the New Preferred Stock, in Radio One. Prospective Holders are urged to consult their tax advisors regarding the United States Federal, state, local and foreign income and other tax considerations associated with the purchase, ownership, and disposition of the New Preferred Stock and the ownership and disposition of the Exchange Debentures received in exchange for the New Preferred Stock.

The New Preferred Stock

   Dividends. Distributions on the New Preferred Stock will constitute dividend income for United States Federal income tax purposes, subject to tax as ordinary income, to the extent paid from current or accumulated earnings and profits of Radio One as specially determined for United States Federal income tax purposes. Distributions on the New Preferred Stock in excess of current and accumulated earnings and profits of Radio One will be treated by a Holder as a return of capital which will not be subject to tax to the extent of such Holder's adjusted tax basis in his New Preferred Stock, and thereafter will be subject to tax as capital gain income. Dividends "paid in kind" through the issuance of additional New Preferred Stock will be treated for United States Federal income tax purposes as distributions in an amount equal to the fair market value of such additional New Preferred Stock as of the date of distribution. Such fair market value will also generally be the initial issue price and the tax basis of the newly distributed New Preferred Stock for United States Federal income tax purposes. To the extent the redemption price of the newly distributed New Preferred Stock exceeds the initial issue price (such excess, the "Redemption Premium") by more than a statutorily defined de minimis amount, Holders of such New Preferred Stock would generally be required to include such Redemption Premium in income over the period the stock is outstanding, regardless of whether cash dividends are actually paid on such New Preferred Stock. Such accrual would generally be determined under a constant yield method that results in increasing amounts of income accrual over the term of the New Preferred Stock.

   Dividends Received Deduction. Under section 243 of the Code, a corporate Holder will generally be able to claim as a deduction 70% of the amount of any distribution qualifying as a dividend for United States Federal income tax purposes on the New Preferred Stock, subject to certain limitations, including limitations relating to minimum holding periods, the financing of such Holder's acquisition or holding of the New Preferred Stock, and extraordinary dividend treatment.

   Disposition of New Preferred Stock. A Holder's adjusted tax basis in the New Preferred Stock will generally equal the Holder's initial tax basis of such New Preferred Stock increased by the Redemption Premium, if any, previously included in income by the Holder (and decreased by any dividends received in respect of previously included Redemption Premium). Upon the sale or other disposition of New Preferred Stock (including an exchange of the New Preferred Stock for Exchange Debentures or a complete redemption of the New Preferred Stock), a Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the adjusted tax basis of the New Preferred Stock. In the case of a Holder that actually or constructively owns Radio One capital stock other than the New Preferred Stock, a partial or complete redemption of such Holder's New Preferred Stock could result in the proceeds of such redemption being treated, for United States Federal income tax purposes, as a dividend distribution. Holders should consult their tax advisors regarding potential dividend treatment on a partial or complete redemption of the New Preferred Stock.

   In the case of an exchange of New Preferred Stock for Exchange Debentures, the amount realized in the exchange will be equal to the "issue price" of the Exchange Debentures plus any cash received in the exchange. If either the New Preferred Stock or the Exchange Debentures are traded on an established securities market, the issue price of Exchange Debentures will be equal to its fair market value, determined as of the exchange date, as reflected in the public trading in the New Preferred Stock or Exchange Debentures. If neither the New Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be the stated principal amount of the Exchange Debentures, provided that the yield on the Exchange Debentures is equal to or greater than the "applicable Federal rate" in effect at the time the Exchange Debentures are issued. If the yield on the Exchange Debentures is less than such applicable Federal rate, the issue price of the Exchange Debentures would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable Federal rate. It can not be determined at the present time whether the New Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market or whether the yield on the Exchange Debentures will equal or exceed the applicable Federal rate.

   Depending on a Holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding New Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends received deduction that may be available to corporate Holders.

The Exchange Debentures

   Original Issue Discount. If at the time of issuance, the Exchange Debentures are issued with a "stated redemption price at maturity" that exceeds the "issue price" by an amount that is equal to or greater than a statutorily defined de minimis amount, the excess of the "stated redemption price at maturity" over the "issue price" will be subject to original issue discount treatment for United States Federal income tax purposes. If the Exchange Debentures are issued with original issue discount, Holders will be required to include such original issue discount in income (as ordinary income) over the period that they hold the Exchange Debentures, in advance of the receipt of cash attributable thereto. The amount of original issue discount to be included in income will be determined using a constant yield method which will result in a greater portion of such discount being included in income in the later part of the term of the Exchange Debentures. Any amount of discount included in income will increase a Holder's adjusted tax basis in the Exchange Debentures.

   Disposition of Exchange Debentures. Upon the sale, exchange or retirement of an Exchange Debenture, a Holder will recognize capital gain or loss equal to the difference between the amount realized and the Holder's adjusted tax basis in the Exchange Debentures.

   THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT VERSIONS THEREOF.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated    , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC, and First Union Capital Markets Corp. are acting as representatives, the following respective number of shares of New Preferred
Stock:

                                                                      Number of
                              Underwriter                               Shares
                              -----------                             ----------
   Credit Suisse First Boston Corporation............................
   NationsBanc Montgomery Securities LLC.............................
   First Union Capital Markets Corp..................................
                                                                      ----------
     Total...........................................................
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of New Preferred Stock in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of New Preferred Stock may be terminated.

   The underwriters propose to offer the shares of New Preferred Stock initially at the public offering price on the cover page of this prospectus, and to selling group members at that price less a concession of $ per share.
The underwriters and selling group members may allow a discount of $   per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Underwriting Discounts and Commissions paid by us...................    $     $
Expenses payable by us..............................................    $     $

   The New Preferred Stock is a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the New Preferred Stock. However, they are not obligated to do so and may discontinue making a secondary market for the New Preferred Stock at any time without notice. No assurance can be given as to how liquid the trading market for the New Preferred Stock will be.

   The representatives have informed Radio One that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We intend to use more than 10% of the net proceeds from the sale of shares of New Preferred Stock to repay indebtedness owed by us to lenders under the Bank Credit Facility, including NationsBank N.A., Credit

Suisse First Boston, New York branch, and First Union National Bank, which are affiliates of NationsBanc Montgomery Securities LLC, Credit Suisse First Boston Corporation and First Union Capital Markets Corp., respectively. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent
underwriter" meeting certain standards. Accordingly,     is assuming the
responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the New Preferred Stock, when sold to the public at the public offering price on the cover page
of this prospectus, is no lower than that recommended by           .

   We are currently in compliance in all material respects with the terms of the Credit Agreement. The decision of Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and First Union Capital Markets Corp. to distribute the New Preferred Stock was made in accordance with their respective customary procedures. Credit Suisse First Boston Corporation and NationsBanc Montgomery Securities LLC and First Union Capital Markets Corp. will not receive any benefit from this offering other than their respective portions of the underwriting discounts as set forth on the cover page of this prospectus.

   We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

   Credit Suisse First Boston Corporation has provided customary financial advisory services to Radio One, for which it has received customary compensation and indemnification, and in the future may provide such services.

   Prior to this offering, there has been no public market for the New Preferred Stock. The initial public offering price for the New Preferred Stock will be negotiated between us and the representatives. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for our business, our past and present operations, our past and present earnings and current financial position, an assessment of our management, the market of securities of companies in businesses similar to ours, the general condition of the securities markets and other relevant factors.

   The representatives, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the New Preferred Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the New Preferred Stock to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the New Preferred Stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the New Preferred Stock are effected. Accordingly, any resale of the New Preferred Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the New Preferred Stock.

Representations of Purchasers

   Each purchaser of the New Preferred Stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such New Preferred Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or substantial portions of the assets of the issuer and such persons may be located out side of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of the New Preferred Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any New Preferred Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Radio One. Only one such report must be filed in respect of the New Preferred Stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the New Preferred Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the New Preferred Stock in their particular circumstances and with respect to the eligibility of the New Preferred Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to this offering will be passed upon for Radio One by Kirkland & Ellis. Certain legal matters regarding FCC issues will be passed upon for Radio One by Davis, Wright & Tremaine LLP. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

   The audited consolidated financial statements and schedules of Radio One, Inc. and subsidiaries as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited consolidated financial statements of Radio One of Atlanta, Inc. and subsidiary as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of Bell Broadcasting Company as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of Allur-Detroit, Inc., as of December 31, 1997, and for the year then ended, included in the prospectus and registration statement have been audited by Mitchell & Titus, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of the Richmond Operations of Sinclair Telecable, Inc. as of December 31, 1997 and 1998, and for each of the years in the two-year period ended December 31, 1998, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of stations WKJS-FM and WSOJ-FM of FM 100, Inc. as of December 31, 1998, and for the year then ended, included in the prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

   We are subject to the reporting requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Class A Common Stock is quoted on the Nasdaq National Market and our reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed a registration statement on Form S-1 with the SEC under the Securities Act in respect of the New Preferred Stock offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement as permitted by the SEC's rules and regulations. For further information with respect to Radio One and the New Preferred Stock offered hereby, please reference the registration statement, including its exhibits. Statements in this prospectus concerning the contents of any contract or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by such reference. Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                         INDEX TO FINANCIAL STATEMENTS

Radio One, Inc. and Subsidiaries
Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998.............   F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997, and 1998....................................................   F-4
Consolidated Statements of Changes in Stockholders' Deficit for the years
 ended December 31, 1996, 1997, and 1998.................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997, and 1998....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Radio One of Atlanta, Inc.
Report of Independent Public Accountants.................................  F-17
Consolidated Balance Sheets as of December 31, 1997 and 1998.............  F-18
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997, and 1998....................................................  F-19
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1997, and 1998.................................  F-20
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997, and 1998....................................................  F-21
Notes to Consolidated Financial Statements...............................  F-22
Bell Broadcasting Company
Report of Independent Public Accountants.................................  F-29
Balance Sheets as of December 31, 1997, and June 30, 1998 (unaudited)....  F-30
Statements of Operations for the years ended December 31, 1996 and 1997, and the six months ended June 30, 1997 and 1998 (unaudited).............  F-31
Statements of Changes in Stockholders' Equity for the years ended
 December 31, 1996, and 1997, and the six months ended June 30, 1998
 (unaudited).............................................................  F-32
Statements of Cash Flows for the years ended December 31, 1996, and 1997, and the six months ended June 30, 1997 and 1998 (unaudited).............  F-33
Notes to Financial Statements............................................  F-34
Allur-Detroit, Inc.
Report of Independent Public Accountants.................................  F-39
Balance Sheets as of December 31, 1997, and September 30, 1998
 (unaudited).............................................................  F-40
Statements of Operations for the year ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...............  F-41
Statements of Changes in Stockholders' Equity for the year ended December
 31, 1997, and the nine months ended September 30, 1998 (unaudited)......  F-42
Statements of Cash Flows for the years ended December 31, 1997, and the nine months ended September 30, 1997 and 1998 (unaudited)...............  F-43
Notes to Financial Statements............................................  F-44
Richmond Operations of Sinclair Telecable, Inc.
Report of Independent Public Accountants.................................  F-49
Combined Balance Sheets as of December 31, 1997 and 1998.................  F-50
Combined Statements of Operations and Changes in Station Equity for the
 years ended December 31, 1997 and 1998..................................  F-51
Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998................................................................  F-52
Notes to Financial Statements............................................  F-53
Stations WKJS-FM and WSOJ-FM of FM 100, Inc.
Report of Independent Public Accountants.................................  F-56
Combined Balance Sheet as of December 31, 1998...........................  F-57
Combined Statement of Operations and Changes in Station Deficit for the
 year ended December 31, 1998............................................  F-58
Combined Statement of Cash Flows for the year ended December 31, 1998....  F-59
Notes to Financial Statements............................................  F-60

   The accompanying consolidated financial statements do not reflect the completion of a stock split, the exercise of certain warrants or exchange of Class A Common Stock for Classes B and C Common Stock which will take place on or prior to the effective date of an offering of Common Stock to the public. The following report is in the form which will be issued by us upon completion of the three transactions above, which are described in Note 1 to the consolidated financial statements, and assuming that from December 31, 1998, to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein:

                                          /s/ Arthur Andersen LLP

Baltimore, Maryland,
March 11, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

   We have audited the accompanying consolidated balance sheets of Radio One, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radio One, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Baltimore, Maryland,
       , 1999

                        RADIO ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                        1997          1998
                                                    ------------  ------------
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $  8,500,000  $  4,455,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $904,000 and $1,243,000,
   respectively....................................    8,722,000    12,026,000
  Prepaid expenses and other.......................      315,000       334,000
  Deferred taxes...................................          --        826,000
                                                    ------------  ------------
    Total current assets...........................   17,537,000    17,641,000
PROPERTY AND EQUIPMENT, net........................    4,432,000     6,717,000
INTANGIBLE ASSETS, net.............................   54,942,000   127,639,000
OTHER ASSETS.......................................    2,314,000     1,859,000
                                                    ------------  ------------
    Total assets................................... $ 79,225,000  $153,856,000
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable................................. $    258,000  $  1,190,000
  Accrued expenses.................................    3,029,000     3,708,000
  Income taxes payable.............................          --        143,000
                                                    ------------  ------------
    Total current liabilities......................    3,287,000     5,041,000
LONG-TERM DEBT AND DEFERRED INTEREST, net of
 current
 portion...........................................   74,954,000   131,739,000
DEFERRED TAX LIABILITY.............................          --     15,251,000
                                                    ------------  ------------
    Total liabilities..............................   78,241,000   152,031,000
                                                    ------------  ------------
COMMITMENTS AND CONTINGENCIES
SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK:
  Series A, $.01 par value, 140,000 shares
   authorized, 84,843 shares
   issued and outstanding..........................    9,310,000    10,816,000
  Series B, $.01 par value, 150,000 shares
   authorized, 124,467 shares
   issued and outstanding..........................   13,658,000    15,868,000
STOCKHOLDERS' DEFICIT:
  Common stock--Class A, $    par value,
   shares authorized,
          shares issued and outstanding............          --            --
  Common stock--Class B, $    par value,
   shares authorized,
       shares issued and outstanding...............          --            --
  Common stock--Class C, $   par value,
   shares authorized,
       shares issued and outstanding...............          --            --
  Additional paid-in capital.......................          --            --
  Accumulated deficit..............................  (21,984,000)  (24,859,000)
                                                    ------------  ------------
    Total stockholders' deficit....................  (21,984,000)  (24,859,000)
                                                    ------------  ------------
    Total liabilities and stockholders' deficit.... $ 79,225,000  $153,856,000
                                                    ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                        RADIO ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1996, 1997 and 1998

                                             1996         1997         1998
                                          -----------  -----------  -----------
REVENUE:
  Broadcast revenue, including barter
   revenue of $1,122,000, $1,010,000 and
   $644,000, respectively...............  $27,027,000  $36,955,000  $52,696,000
  Less: Agency commissions..............    3,325,000    4,588,000    6,587,000
                                          -----------  -----------  -----------
    Net broadcast revenue...............   23,702,000   32,367,000   46,109,000
                                          -----------  -----------  -----------
OPERATING EXPENSES:
  Program and technical.................    4,157,000    5,934,000    8,015,000
  Selling, general and administrative...    9,770,000   12,914,000   16,486,000
  Corporate expenses....................    1,793,000    2,155,000    2,800,000
  Depreciation and amortization.........    4,262,000    5,828,000    8,445,000
                                          -----------  -----------  -----------
    Total operating expenses............   19,982,000   26,831,000   35,746,000
                                          -----------  -----------  -----------
    Operating income....................    3,720,000    5,536,000   10,363,000
INTEREST EXPENSE, including amortization
 of deferred financing costs............    7,252,000    8,910,000   11,455,000
OTHER (EXPENSE) INCOME, net.............      (77,000)     415,000      358,000
                                          -----------  -----------  -----------
  Loss before benefit from income
   taxes and extraordinary item.........   (3,609,000)  (2,959,000)    (734,000)
BENEFIT FROM INCOME TAXES...............          --           --     1,575,000
                                          -----------  -----------  -----------
  (Loss) income before extraordinary
   item.................................   (3,609,000)  (2,959,000)     841,000
EXTRAORDINARY ITEM:
  Loss on early retirement of debt......          --     1,985,000          --
                                          -----------  -----------  -----------
    Net (loss) income...................  $(3,609,000) $(4,944,000) $   841,000
                                          ===========  ===========  ===========
EARNINGS PER SHARE:
  Basic.................................  $            $            $
                                          -----------  -----------  -----------
  Diluted...............................
                                          -----------  -----------  -----------
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.................................
                                          -----------  -----------  -----------
  Diluted...............................
                                          -----------  -----------  -----------


 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              For the Years Ended December 31, 1996, 1997 and 1998

                         Common  Common  Common  Additional                    Total
                          Stock   Stock   Stock   Paid-In    Accumulated   Stockholders'
                         Class A Class B Class C  Capital      Deficit        Deficit
                         ------- ------- ------- ----------  ------------  -------------
BALANCE, as of December
 31, 1995............... $  --   $  --   $  --   $1,205,000  $(12,599,000) $(11,394,000)
  Net loss..............    --      --      --          --     (3,609,000)   (3,609,000)
                         ------  ------  ------  ----------  ------------  ------------
BALANCE, as of December
 31, 1996...............    --      --      --    1,205,000   (16,208,000)  (15,003,000)
  Net loss..............    --      --      --          --     (4,944,000)   (4,944,000)
  Effect of conversion
   to C corporation.....    --      --      --   (1,205,000)    1,205,000           --
  Preferred stock
   dividends............    --      --      --          --     (2,037,000)   (2,037,000)
                         ------  ------  ------  ----------  ------------  ------------
BALANCE, as of December
 31, 1997...............    --      --      --          --    (21,984,000)  (21,984,000)
  Net income............    --      --      --          --        841,000       841,000
  Preferred stock
   dividends............    --      --      --          --     (3,716,000)   (3,716,000)
                         ------  ------  ------  ----------  ------------  ------------
BALANCE, as of December
 31, 1998............... $  --   $  --   $  --   $      --   $(24,859,000) $(24,859,000)
                         ======  ======  ======  ==========  ============  ============




 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998

                                          1996          1997          1998
                                       -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................... $(3,609,000) $ (4,944,000) $    841,000
  Adjustments to reconcile net (loss)
   income to net cash
   from operating activities:
    Depreciation and amortization.....   4,262,000     5,828,000     8,445,000
    Amortization of debt financing
     costs, unamortized
     discount and deferred interest...   3,005,000     3,270,000     4,110,000
    Loss on disposals.................     153,000           --            --
    Loss on extinguishment of debt....         --      1,985,000           --
    Deferred income taxes and
     reduction in valuation
     reserve on deferred taxes........         --            --     (2,038,000)
    Effect of change in operating
     assets and liabilities--
      Trade accounts receivable.......    (656,000)   (2,302,000)   (1,933,000)
      Prepaid expenses and other......     114,000      (198,000)       (4,000)
      Other assets....................     (71,000)     (147,000)   (1,391,000)
      Accounts payable................    (818,000)     (131,000)      830,000
      Accrued expenses................     234,000     1,576,000       296,000
      Income tax payable..............         --            --        143,000
                                       -----------  ------------  ------------
        Net cash flows from operating
         activities...................   2,614,000     4,937,000     9,299,000
                                       -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..    (252,000)   (2,035,000)   (2,236,000)
  Proceeds from disposal of property
   and equipment......................         --            --        150,000
  Deposits and payments for station
   purchases..........................  (1,000,000)  (21,164,000)  (59,085,000)
                                       -----------  ------------  ------------
        Net cash flows from investing
         activities...................  (1,252,000)  (23,199,000)  (61,171,000)
                                       -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt...................  (2,408,000)  (45,599,000)     (485,000)
  Proceeds from new debt..............      51,000    72,750,000    49,350,000
  Deferred debt financing costs.......         --     (2,148,000)   (1,038,000)
  Financed equipment purchases........         --         51,000           --
                                       -----------  ------------  ------------
        Net cash flows from financing
         activities...................  (2,357,000)   25,054,000    47,827,000
                                       -----------  ------------  ------------
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS..........................    (995,000)    6,792,000    (4,045,000)
CASH AND CASH EQUIVALENTS, beginning
 of year..............................   2,703,000     1,708,000     8,500,000
                                       -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
 year................................. $ 1,708,000  $  8,500,000  $  4,455,000
                                       ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for--
    Interest.......................... $ 4,815,000  $  4,413,000  $  7,192,000
                                       ===========  ============  ============
    Income taxes...................... $    50,000  $        --   $    338,000
                                       ===========  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                        RADIO ONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1997 and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   Radio One, Inc. (a Delaware corporation referred to as Radio One) and its subsidiaries, Radio One Licenses, Inc. and WYCB Acquisition Corporation (Delaware corporations), Broadcast Holdings, Inc. (a Washington, D.C. corporation), Bell Broadcasting Company (a Michigan corporation), Radio One of Detroit, Inc., Allur-Detroit, Inc. and Allur Licenses, Inc. (Delaware corporations) (collectively referred to as the Company) were organized to acquire, operate and maintain radio broadcasting stations. The Company owns and operates radio stations in Washington, D.C.; Baltimore, Maryland; Philadelphia, Pennsylvania; Detroit, Michigan; and Kingsley, Michigan markets. The Company is highly leveraged, which requires substantial semi-annual and other periodic interest payments and may impair the Company's ability to obtain additional working capital financing. The Company's operating results are significantly affected by its share of the audience in markets where it has stations.

   Radio One intends to offer Common A shares to the public in an initial public offering (IPO). The proceeds of the IPO will be used to repay certain outstanding debt, to finance pending and future acquisitions and for other general corporate purposes. Concurrent with the IPO, Radio One intends to issue $50,000,000 of Series C Preferred Stock and use the proceeds to redeem all of the existing Senior Cumulative Redeemable Preferred Stock, to retire debt or to finance pending and future acquisitions.

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of Radio One, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Acquisitions

   On December 28, 1998, Radio One purchased all of the outstanding stock of Allur-Detroit, Inc. (Allur), which owned one radio station in Detroit, Michigan, for approximately $26.5 million. Radio One financed this acquisition through a combination of cash and $24.0 million borrowed under the Company's line of credit. The acquisition of Allur resulted in the recording of approximately $31.7 million of intangible assets (including the recording of a deferred tax liability for the difference in book and tax basis in the assets acquired from the Allur purchase price being in excess of the net book value of Allur).

   On June 30, 1998, Radio One purchased all of the outstanding stock of Bell Broadcasting Company (Bell), which owned three radio stations in Michigan, for approximately $34.2 million. Radio One financed this acquisition through a combination of cash and approximately $25.4 million borrowed under the Company's line of credit. The acquisition of Bell resulted in the recording of approximately $42.5 million of intangible assets (including the recording of a deferred tax liability for the difference in book and tax basis in the assets acquired from the Bell purchase price being in excess of the net book value of
Bell).

   On March 16, 1998, WYCB Acquisition Corporation, an unrestricted subsidiary of Radio One, acquired all the stock of Broadcast Holdings, Inc. for $3,750,000. The acquisition was financed with a promissory note for $3,750,000 at 13%, due 2001, which pays quarterly cash interest payments at an annual rate of 10% through 2001, with the remaining interest being added to the principal.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


   On February 8, 1997, under a local marketing agreement with the former owners of WDRE-FM licensed to Jenkintown, Pennsylvania, Radio One began to provide programming to and selling advertising for WDRE-FM. On May 19, 1997, Radio One acquired the broadcast assets of WDRE-FM for approximately $16,000,000. In connection with the purchase, Radio One entered into a three-year noncompete agreement totaling $4,000,000 with the former owners. Radio One financed this purchase with a portion of the proceeds from the issuance of approximately $85,500,000 of 12% Senior Subordinated Notes due 2004. Following this acquisition, Radio One converted the call letters of the radio station from WDRE-FM to WPHI-FM.

   The unaudited pro forma summary consolidated results of operations for the years ended December 31, 1996, 1997 and 1998, assuming the acquisitions of WPHI-FM, WYCB-AM, Bell Broadcasting and Allur-Detroit had occurred in the beginning of the fiscal years, are as follows:

                                           1996         1997         1998
                                        -----------  -----------  -----------
     Net broadcast revenue............. $33,021,000  $39,475,000  $50,988,000
     Operating expenses, excluding
      depreciation and amortization....  23,650,000   27,077,000   31,435,000
     Depreciation and amortization.....  12,742,000   12,165,000   12,115,000
     Interest expense..................  14,301,000   14,295,000   15,114,000
     Other (expense) income, net.......      16,000      666,000      322,000
     (Benefit) provision for income
      taxes............................  (7,979,000)  (6,360,000)  (4,064,000)
     Extraordinary loss................         --     1,985,000          --
                                        -----------  -----------  -----------
       Net loss........................ $(9,677,000) $(9,021,000) $(3,290,000)
                                        ===========  ===========  ===========

   On November 23, 1998, Radio One signed an agreement to purchase the assets of a radio station located in the St. Louis area, for approximately $13.6 million. Radio One made a deposit of approximately $700,000 towards the purchase price. This deposit is included in other assets in the accompanying consolidated balance sheet as of December 31, 1998.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Company's property and equipment as of December 31, 1997 and 1998, are as follows:

                                                                    Period of
                                              1997       1998     Depreciation
                                           ---------- ----------- -------------
   PROPERTY AND EQUIPMENT:
     Land................................. $  117,000 $   590,000      --
     Building and improvements............    148,000     248,000   31 years
     Transmitter towers...................  2,146,000   2,282,000 7 or 15 years
     Equipment............................  3,651,000   5,609,000 5 to 7 years
     Leasehold improvements...............  1,757,000   2,577,000 Life of Lease
                                           ---------- -----------
                                            7,819,000  11,306,000
     Less: Accumulated depreciation.......  3,387,000   4,589,000
                                           ---------- -----------
       Property and equipment, net........ $4,432,000 $ 6,717,000
                                           ========== ===========

   Depreciation expenses for the fiscal years ended December 31, 1996, 1997 and 1998, were $706,000, $746,000 and $1,202,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, long-term debt and preferred stock, all of which the carrying amounts approximate fair value except for the Senior Subordinated Notes as of December 31, 1998, which have a fair value of approximately $84.5 million, as compared to a carrying value of $78.5 million. The Company has estimated the fair value of the debt, based on its estimate of what rate it could have issued that debt as of December 31, 1998.

 Comprehensive Income

   The Company has adopted SFAS, No. 130, "Reporting Comprehensive Income" and has determined that the Company does not have any comprehensive adjustments income for the periods presented.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


 Segment Reporting

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has determined that the Company has only one segment, radio broadcasting. The Company came to this conclusion because the Company has one product or service, has the same type of customer and operating strategy in each market, operates in one regulatory environment, has only one management group that manages the entire Company and provides information on the Company's results as one segment to the key decision-maker to make decisions. All of the Company's revenue is derived from the eastern half of the United States.

 Earnings Available for Common Stockholders

   The Company has certain senior cumulative redeemable preferred stock outstanding which pays dividends at 15% per annum (see Note 3). The Company accretes dividends on this preferred stock, which is payable when the preferred stock is redeemed. The earnings available for common stockholders for the years ended December 31, 1997 and 1998, is the net loss or income for each of the years, less the accreted dividend of $2,037,000 and $3,716,000 during 1997 and 1998, respectively on the preferred stock.

 Earnings Per Share

   Earnings per share are based on the weighted average number of common and diluted common equivalent shares for stock options and warrants outstanding during the period the calculation is made, divided into the earnings available for common stockholders. Diluted common equivalent shares consist of shares issuable upon the exercise of stock options and warrants, using the treasury
stock method at the estimated IPO price of $    per share. All warrants
outstanding to acquire common stock as of December 31, 1996, 1997 and 1998, will be exercised prior to the IPO and have been reflected in the calculation of earnings per share as if the stock granted from the exercise was outstanding for all periods presented. The Company also issued stock to an employee subsequent to year-end at a price below market value. The stock issued has been reflected in the earnings per share calculation as if it was outstanding for all periods presented (see Note 8). The weighted average shares outstanding is calculated as follows:

                                                               December 31,
                                                             -----------------
                                                             1996  1997  1998
                                                             ----- ----- -----
   Common stock outstanding.................................
   Common stock issued from exercise of warrants............
   Stock issued subsequent to year end......................
                                                             ----- ----- -----
   Weighted average share outstanding for both basis and
    diluted earnings per share..............................
                                                             ===== ===== =====

   The Company effected a      for one stock split, effective           , 1999,
in conjunction with the planned IPO. All share data included in the accompanying consolidated financial statements and notes thereto are as if the stock split had occurred prior to the periods presented.

   Also, effective           , 1999, the Company converted certain Class A
Common Stock held by the principal stockholders to Class B Common Stock which will have ten votes per share, as compared to Class A Common Stock which has one vote per share, and certain of their Class A Common Stock to Class C Common Stock. Class C Common Stock will have no voting rights except as required by Delaware law.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


2. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                                   Period of
                                            1997         1998     Amortization
                                         ----------- ------------ ------------
   FCC broadcast license................ $56,179,000 $103,792,000  7-15 Years
   Goodwill.............................   7,609,000   39,272,000   15 Years
   Debt financing.......................   2,147,000    3,186,000 Life of Debt
   Favorable transmitter site and other
    intangibles.........................   1,922,000    1,924,000  6-17 Years
   Noncompete agreement.................   4,900,000    4,000,000   3 Years
                                         ----------- ------------
     Total..............................  72,757,000  152,174,000
     Less: Accumulated amortization.....  17,815,000   24,535,000
                                         ----------- ------------
     Net intangible assets.............. $54,942,000 $127,639,000
                                         =========== ============

   Amortization expense for the fiscal years ended December 31, 1996, 1997 and 1998, was $3,556,000, $5,082,000 and $7,243,000, respectively. The amortization of the deferred financing cost was charged to interest expense.

3. DEBT AND SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK:

   As of December 31, 1997 and 1998, the Company's outstanding debt is as follows:

                                                          1997         1998
                                                       ----------- ------------
   Senior subordinated notes (net of $10,640,000 and
    $7,020,000 unamortized discounts, respectively)... $74,838,000 $ 78,458,000
   Line of credit.....................................         --    49,350,000
   WYCB note payable and deferred interest............         --     3,841,000
   Other notes payable................................      35,000       23,000
   Capital lease obligations..........................      81,000       67,000
                                                       ----------- ------------
     Total, noncurrent................................ $74,954,000 $131,739,000
                                                       =========== ============

 Senior Subordinated Notes

   To finance the WPHI-FM acquisition (as discussed in Note 1) and to refinance certain other debt, Radio One issued approximately $85,500,000 of 12% Senior Subordinated Notes due 2004. The notes were sold at a discount, with the net proceeds to Radio One of approximately $72,750,000. The notes pay cash interest at 7% per annum through May 15, 2000, and at 12% thereafter. In connection with this debt offering, Radio One retired approximately $45,600,000 of debt outstanding under a NationsBank credit agreement with the proceeds from the offering. Radio One also exchanged approximately $20,900,000 of 15% Senior Cumulative Redeemable Preferred Stock which must be redeemed by May 2005, for an equal amount of Radio One's then outstanding subordinated notes and accrued interest.

   The 12% Notes due 2004 are redeemable at any time and from time to time at the option of the Company, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% Notes due 2004, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 15, 2000, the Company may redeem, at its option, up to 25% of the aggregate original principal amount of the 12% Notes due 2004 with the net proceeds of one or more Public Equity Offerings at 112% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least approximately $64.1 million of the aggregate principal amount of the 12% Notes due 2004 remains outstanding after each

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

such redemption. Upon a Change of Control (as defined in the Indenture), the Company must commence an offer to repurchase the 12% Notes due 2004 at 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

 Lines of Credit

   To finance the Bell Broadcasting and Allur-Detroit Acquisitions during 1998, Radio One borrowed $49,350,000 from Credit Suisse First Boston, New York Branch, and other financial institutions which is to mature on December 31, 2003. This credit agreement bears interest at the Eurodollar rate plus an applicable margin. The average interest rate for the year ended December 31, 1998, was 7.58%. This credit agreement is secured by the property of the Company (other than Unrestricted Subsidiaries), and interest and proceeds of real estate and Key Man life insurance policies. During 1998, the month-end weighted average and the highest month-end balances were $28,779,000 and $49,350,000, respectively.

   As of December 31, 1997, Radio One had a $7,500,000 outstanding line of credit with NationBank. The interest rate was a base rate plus 1.375%. Radio One's collateral for this line of credit consisted of liens and security interest in all common and voting securities convertible or exchangeable into common stock of the Company and substantially all of its assets (other than WYCB Acquisition). This line of credit was not drawn on as of December 31, 1997. NationsBank was a participating financial institution in the line of credit above, and this line of credit agreement was terminated when the Company entered into the line of credit agreement with Credit Suisse First Boston and one other financial institution, as discussed above.

   During 1995, through a revolving credit agreement (the NationsBank Credit Agreement) with NationsBank of Texas, N.A. and the other lenders who were parties, Radio One borrowed $53,000,000 which was to mature on March 31, 2002. The NationsBank Credit Agreement was refinanced on May 19, 1997, as part of the Senior Subordinated Notes financing discussed above. The NationsBank Credit Agreement bore interest at the LIBOR 30-day rate, plus an applicable margin. The average interest rate for the years ending December 31, 1996 and 1997, was 8.25% and 9.28%, respectively. The credit agreement was secured by all property of the Company (other than unrestricted subsidiaries) and interest and proceeds of real estate and Key Man life insurance policies.

 Senior Cumulative Redeemable Preferred Stock

   On May 19, 1997, concurrent with the debt issuance, all of the holders of Radio One Subordinated Promissory Notes converted all of their existing subordinated notes consisting of approximately $17,000,000, together with any and all accrued interest thereon of approximately $3,900,000 and outstanding warrants, for shares of Senior Cumulative Redeemable Preferred Stock, which must be redeemed in May 2005, and stock warrants to purchase 147.04 shares of common stock. The Senior Cumulative Redeemable Preferred Stock can be redeemed at 100% of its liquidation value, which is the principal and accreted dividends. The dividends on each share accrues on a daily basis at a rate of 15% per annum. Preferred stock dividends of approximately $2,037,000 and $3,716,000 were accrued during the years ended December 31, 1997 and 1998, respectively. If Radio One does not redeem all of the issued and outstanding preferred shares on the mandatory redemption date or upon the occurrence of an event of noncompliance, the holders may elect to have the Dividend Rate increase to 18% per annum. In the event Radio One does not meet any required performance target relating exclusively to the operation of WPHI-FM, the Dividend Rate for each preferred share shall be increased to 17% per annum.

 Other Notes Payable

   During 1996, Radio One entered into two notes totaling $51,000 with NationsBank to purchase vehicles. These notes bear interest at 8.74% and 8.49%, require monthly principal and interest payments of $789 and $471 and mature on April 30, 2000, and December 2, 2000.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


 Refinancing of Debt

   During 1997, Radio One retired $45,600,000 of outstanding debt. Associated with the retirement of the debt, Radio One incurred certain early prepayment penalties and legal fees, and had to write-off certain deferred financing costs associated with the debt retired. These costs amounted to $1,985,000 and were recorded as an extraordinary item in the accompanying statements of operations.

4. COMMITMENTS AND CONTINGENCIES:

 Leases

   Radio One has various operating leases for office space, studio space, broadcast towers and transmitter facilities which expire on various dates between May 1999 through October 15, 2003. One of these leases is for office and studio space in Baltimore, Maryland, and is with a partnership in which two of the partners are stockholders of the Company (see Note 6).

   The following is a schedule of the future minimum rental payments required under the operating leases that have an initial or remaining noncancelable lease term in excess of one year as of December 31, 1998.

           Year
           ----
        1999........................................................ $1,007,000
        2000........................................................  1,055,000
        2001........................................................  1,075,000
        2002........................................................    838,000
        2003........................................................    830,000
        Thereafter..................................................  4,578,000

   Total rent expense for the years ended December 31, 1996, 1997 and 1998, was $777,000, $809,000 and $888,000, respectively.

 FCC Broadcast Licenses

   Each of the Company's radio stations operates pursuant to one or more licenses issued by the Federal Communications Commission (FCC) that have a maximum term of eight years prior to renewal. The Company's radio operating licenses expire at various times from October 1, 2003, to August 1, 2006. Although the Company may apply to renew its FCC licenses, third parties may challenge the Company's renewal applications. The Company is not aware of any facts or circumstances that would prevent the Company from having its current licenses renewed.

 Litigation

   The Company has been named as a defendant in several legal actions occurring in the ordinary course of business. It is management's opinion, after consultation with its legal counsel, the outcome of these claims will not have a material adverse effect on the Company's financial position or results of operations.

5. INCOME TAXES:

   Effective January 1, 1996, Radio One elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As an S Corporation, the stockholders separately account for their pro-rata share of Radio One's income, deductions, losses and credits. Effective May 19, 1997, the Company's S Corporation status was terminated.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

   In connection with the conversion to a C corporation, in accordance with SEC Staff Accounting Bulletin 4.B, Radio One transferred the amount of the undistributed losses up to the amount of additional paid-in capital at the date of conversion to additional paid-in capital.

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   During 1998, the Company acquired the stock of three companies. Associated with these stock purchases, the Company allocated the purchase price to the related assets acquired, with the excess purchase price allocated to goodwill. In a stock purchase, for income tax purposes, the underlying assets of the acquired companies retain their historical tax basis. Accordingly, the Company recorded a deferred tax liability of approximately $16,863,000 related to the difference between the book and tax basis for all of the assets acquired (excluding goodwill). The result of recording this deferred tax liability is reflected as additional goodwill of $16,863,000 related to these acquisitions.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the years ended December 31, 1996, 1997 and 1998, is as follows:

                                           1996         1997         1998
                                        -----------  -----------  -----------
   Statutory tax (@ 35% rate).......... $(1,263,000) $(1,730,000) $  (257,000)
   Effect of state taxes, net of
    federal............................    (217,000)    (245,000)     (29,000)
   Establishment of S corporation loss
    to its stockholders................   1,480,000      984,000          --
   Effect of net deferred tax asset in
    conversion to
    C corporation......................         --    (1,067,000)         --
   Nondeductible goodwill..............         --           --       769,000
   Valuation reserve...................         --     2,058,000   (2,058,000)
                                        -----------  -----------  -----------
     Benefit for income taxes.......... $       --   $       --   $(1,575,000)
                                        ===========  ===========  ===========

   The components of the provision for income taxes for the years ended December 31, 1997 and 1998, are as follows:

                                                        1997         1998
                                                     -----------  -----------
   Current.......................................... $       --   $   463,000
   Deferred.........................................    (991,000)      20,000
   Establishment of net deferred tax asset in
    conversion to C corporation.....................  (1,067,000)         --
   Valuation reserve................................   2,058,000   (2,058,000)
                                                     -----------  -----------
     Benefit for income taxes....................... $       --   $(1,575,000)
                                                     ===========  ===========

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows:

                                                         1997          1998
                                                      -----------  ------------
   Deferred tax assets--
     FCC and other intangibles amortization.......... $   246,000  $  1,152,000
     Reserve for bad debts...........................     353,000       473,000
     NOL carryforward................................   1,746,000       400,000
     Accruals........................................         --        268,000
     Barter activity.................................         --         85,000
     Interest expense................................         --        479,000
     Other...........................................       2,000        20,000
                                                      -----------  ------------
       Total deferred tax assets.....................   2,347,000     2,877,000
                                                      -----------  ------------
   Deferred tax liabilities--
     FCC license.....................................         --    (16,525,000)
     Depreciation....................................    (279,000)     (539,000)
     Other...........................................     (10,000)     (238,000)
                                                      -----------  ------------
       Total deferred tax liabilities................    (289,000)  (17,302,000)
                                                      -----------  ------------
   Net deferred tax asset (liability)................   2,058,000   (14,425,000)
   Less: Valuation reserve...........................  (2,058,000)          --
                                                      -----------  ------------
   Net deferred taxes included in the accompanying
    consolidated balance sheets...................... $       --   $(14,425,000)
                                                      ===========  ============

   A 100% valuation reserve was applied against the net deferred tax asset as of December 31, 1997, as its realization was not more likely than not to be realized. During the year ended December 31, 1998, this valuation allowance was reversed as the deferred tax assets were likely to be realized.

   During 1998, the Company utilized its entire NOL carryforward, but acquired an approximate $1,200,000 net operating loss from the purchase of Allur-Detroit, Inc. This net operating loss acquired can only be utilized as Allur-Detroit, Inc. has taxable income.

6. RELATED PARTY TRANSACTIONS:

   Radio One leases office space for $8,000 per month from a partnership in which two of the partners are stockholders of Radio One (Note 4). Total rent paid to the stockholders for fiscal years 1996, 1997 and 1998, was $96,000, $96,000 and $96,000, respectively. Radio One also has a net receivable as of December 31, 1997 and 1998, of approximately $68,000 and $4,000, respectively, due from Radio One of Atlanta, Inc. (ROA), of which an executive officer and stockholder of Radio One is a major stockholder of ROA. Effective January 1, 1998 Radio One charged ROA a management fee of $300,000 per year, and prior to January 1, 1998, the fee was $100,000 per year.

   The stockholders of Radio One of Atlanta, Inc. have agreed in principle to sell their shares of Radio One of Atlanta, Inc. to the Company in exchange for shares of the Company's Common Stock.

   As of December 31, 1998, the Company has a loan outstanding of $380,000, and accrued interest of $7,000 from an officer. The loan is due May 2003 and bears interest at 5.6%.

                        RADIO ONE, INC. AND SUBSIDIARIES

                        December 31, 1996, 1997 and 1998


7. PROFIT SHARING:

   Radio One has a 401(k) profit sharing plan for its employees. Radio One can contribute to the plan at the discretion of its Board of Directors. Radio One made no contribution to the plan during fiscal year 1996, 1997 or 1998.

8. SUBSEQUENT EVENTS:

   In January 1999, the Company granted     shares of common stock of the
Company to an officer of the Company. These shares will vest over three years. The Company recognized compensation expense of approximately $200,000 during 1999, which is the estimated value of the stock on the grant date.

   On February 26, 1999, Radio One signed an asset purchase agreement for the broadcasting assets of two radio stations located in Richmond, Virginia, for approximately $12,000,000. The Company expects to complete this transaction during the second quarter of 1999.

   On February 10, 1999, Radio One signed an agreement to purchase the assets of a radio station located in the Richmond, Virginia, area for approximately $4,600,000. Radio One made a deposit of $200,000 related to this purchase.

   In February 1999, Radio One signed a letter of intent to purchase the broadcasting assets of two radio stations located in Cleveland, Ohio, for approximately $20,000,000. The Company expects to complete this transaction during the first half of 1999.

   In March 1999, Radio One signed a letter of intent to purchase the broadcasting assets of four radio stations located in Richmond, Virginia for approximately $34,000,000. The Company expects to complete this transaction during the first half of 1999.

   In March 1999, the Company adopted a stock option and grant plan which provides for the issuance of qualified and nonqualified stock options and grants to full-time key employees. The Plan allows the issuance of common stock at the discretion of the Company's Board of Directors. There are no options currently outstanding under this plan.

   During 1999, the Company made a $1,000,000 investment in PNE Media Holdings, LLC, a privately-held outdoor advertising company.

   The Company has also signed a nonbinding letter of intent to acquire another radio station.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Radio One of Atlanta, Inc.:

   We have audited the accompanying consolidated balance sheets of Radio One of Atlanta, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radio One of Atlanta, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Baltimore, Maryland,
February 19, 1999

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                         1997         1998
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 1,117,000  $ 1,711,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $112,000 and $312,000........   1,259,000    2,479,000
  Prepaid expenses and other.........................      59,000       82,000
  Due from Mableton..................................      77,000      120,000
  Income tax receivable..............................         --       164,000
                                                      -----------  -----------
    Total current assets.............................   2,512,000    4,556,000
PROPERTY AND EQUIPMENT, net..........................     585,000    1,758,000
INTANGIBLE ASSETS, net...............................  10,994,000   10,867,000
OTHER ASSETS.........................................     112,000       40,000
DEFERRED TAXES.......................................         --        60,000
                                                      -----------  -----------
    Total assets..................................... $14,203,000  $17,281,000
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $   108,000  $   276,000
  Accrued expenses...................................     782,000      909,000
  Current portion of long-term debt..................     568,000      327,000
  Due to affiliate...................................      68,000        4,000
                                                      -----------  -----------
    Total current liabilities........................   1,526,000    1,516,000
LONG-TERM DEBT AND DEFERRED INTEREST, net of current
 portion.............................................  13,398,000   15,525,000
                                                      -----------  -----------
    Total liabilities................................  14,924,000   17,041,000
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 14,670 shares
   authorized, 10,000 shares issued and outstanding..      10,000       10,000
  Additional paid-in capital.........................     978,000    1,390,000
  Accumulated deficit................................  (1,709,000)  (1,160,000)
                                                      -----------  -----------
    Total stockholders' (deficit) equity.............    (721,000)     240,000
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $14,203,000  $17,281,000
                                                      ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1996, 1997 and 1998

                                              1996        1997        1998
                                           ----------  ----------  -----------
REVENUE:
  Broadcast revenue, including barter
   revenue of $112,000, $86,000 and
   $51,000, respectively.................. $4,257,000  $6,525,000  $11,577,000
  Less: Agency commissions................    497,000     794,000    1,437,000
                                           ----------  ----------  -----------
    Net broadcast revenue.................  3,760,000   5,731,000   10,140,000
                                           ----------  ----------  -----------
OPERATING EXPENSES:
  Program and technical...................  1,017,000   1,432,000    1,418,000
  Selling, general and administrative.....  1,426,000   1,994,000    4,111,000
  Corporate expenses......................    241,000     637,000      667,000
  Depreciation and amortization...........    429,000     577,000      896,000
                                           ----------  ----------  -----------
    Total operating expenses..............  3,113,000   4,640,000    7,092,000
                                           ----------  ----------  -----------
    Operating income......................    647,000   1,091,000    3,048,000
INTEREST EXPENSE, including amortization
 of deferred financing costs..............    839,000   1,663,000    2,007,000
OTHER EXPENSES, net.......................        --      111,000       (7,000)
                                           ----------  ----------  -----------
    (Loss) income before provision for
     income taxes.........................   (192,000)   (683,000)   1,048,000
PROVISION FOR INCOME TAXES................        --          --       499,000
                                           ----------  ----------  -----------
    Net (loss) income..................... $ (192,000) $ (683,000) $   549,000
                                           ==========  ==========  ===========



 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1996, 1997 and 1998

                                                                      Total
                                          Additional              Stockholders'
                                  Common   Paid-In   Accumulated    (Deficit)
                                   Stock   Capital     Deficit       Equity
                                  ------- ---------- -----------  -------------
BALANCE, December 31, 1995....... $   --  $      --  $  (834,000)  $  (834,000)
  Net loss.......................     --         --     (192,000)     (192,000)
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1996.......     --         --   (1,026,000)   (1,026,000)
  Net loss.......................     --         --     (683,000)     (683,000)
  Issuance of stock options below
   market........................     --     264,000         --        264,000
  Tax benefit of issuance of
   stock options below market....     --     106,000         --        106,000
  Allocation for stock issued in
   conjunction with debt.........     --     608,000         --        608,000
  Issuance of common stock.......  10,000        --          --         10,000
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1997.......  10,000    978,000  (1,709,000)     (721,000)
  Net income.....................     --         --      549,000       549,000
  Issuance of stock options below
   market........................     --     294,000         --        294,000
  Tax benefit of issuance of
   stock options below market....     --     118,000         --        118,000
                                  ------- ---------- -----------   -----------
BALANCE, December 31, 1998....... $10,000 $1,390,000 $(1,160,000)  $   240,000
                                  ======= ========== ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1996, 1997 and 1998

                                               1996        1997        1998
                                             ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................... $(192,000) $ (683,000) $  549,000
  Adjustments to reconcile net income (loss)
   to net cash from operating activities:
    Depreciation and amortization...........   429,000     577,000     896,000
    Amortization of debt financing costs and
     unamortized discount...................   399,000     172,000     630,000
    Compensation expense from stock options
     granted................................       --      264,000     294,000
    Loss on disposals.......................       --      157,000         --
    Deferred tax liability..................       --          --       58,000
    Effect of change in operating assets and
     liabilities--
      Trade accounts receivable.............  (774,000)   (243,000) (1,220,000)
      Prepaid expenses and other............   (16,000)     (4,000)    (23,000)
      Due from Mableton.....................       --      (77,000)    (43,000)
      Income tax receivable.................       --          --     (164,000)
      Other assets..........................       --     (112,000)     72,000
      Accounts payable......................   (22,000)     97,000     168,000
      Accrued expenses......................   423,000     386,000     127,000
      Due to affiliate......................   (19,000)    (10,000)    (64,000)
                                             ---------  ----------  ----------
        Net cash flows from operating
         activities.........................   228,000     524,000   1,280,000
                                             ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........  (235,000)   (385,000) (1,242,000)
  Acquisition of Dogwood....................       --   (6,792,000)        --
  Acquisition of intangibles................       --          --     (678,000)
                                             ---------  ----------  ----------
        Net cash flows from investing
         activities.........................  (235,000) (7,177,000) (1,920,000)
                                             ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt issuance...............       --    7,577,000   2,000,000
  Repayment of debt.........................       --          --     (744,000)
  Deferred debt financing costs.............       --      (60,000)    (22,000)
  Issuance of common stock..................       --       10,000         --
                                             ---------  ----------  ----------
        Net cash flows from financing
         activities.........................       --    7,527,000   1,234,000
                                             ---------  ----------  ----------
(DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS...........................    (7,000)    874,000     594,000
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................   250,000     243,000   1,117,000
                                             ---------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.... $ 243,000  $1,117,000  $1,711,000
                                             =========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest.................... $ 441,000  $1,305,000  $1,616,000
                                             =========  ==========  ==========
  Income taxes paid......................... $     --   $      --   $  499,000
                                             =========  ==========  ==========

 The accompanying notes are an integral part of these consolidated statements.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   Radio One of Atlanta, Inc. (the Company) owns and operates a radio station serving the Atlanta, Georgia, market, and its subsidiary, Dogwood Communications, Inc. (Dogwood) owns a radio station serving the Atlanta, Georgia market. The Company started operations in June, 1995. The Company is highly leveraged, which requires substantial interest payments and may impair the Company's ability to obtain additional financing. The Company's operating results are significantly affected by its market share in the Atlanta, Georgia market.

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Dogwood (see Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Company's property and equipment as of December 31, 1997 and 1998, are as follows:

                                                  December 31,
                                               -------------------   Period of
                                                 1997      1998    Depreciation
                                               -------- ---------- -------------
   PROPERTY AND EQUIPMENT:
     Transmitter towers....................... $335,000 $  493,000    7 Years
     Equipment................................  364,000    967,000 5 to 7 Years
     Leasehold improvements...................   14,000     14,000 Life of Lease
     Furniture and fixtures...................      --     185,000 5 to 7 Years
     Construction in progress.................      --     296,000
                                               -------- ----------
                                                713,000  1,955,000
     Less: Accumulated depreciation...........  128,000    197,000
                                               -------- ----------
       Property and equipment, net............ $585,000 $1,758,000
                                               ======== ==========

   Depreciation expense for the fiscal years ended December 31, 1996, 1997 and 1998, was $38,000, $64,000 and $69,000, respectively.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

 Organizational Costs

   As of December 31, 1998, Dogwood had $24,000 of unamortized organization costs. In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 (the "SOP") regarding financial reporting on the costs of start-up activities. Under the SOP, organizational costs are considered start-up costs and, commencing with fiscal years beginning after December 15, 1998, entities are required to expense such costs as they are incurred. The Company decided to expense the unamortized organizational costs as of December 31, 1998.

 Revenue Recognition

   In accordance with industry practice, revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, and long-term debt, all of which the carrying amounts approximate fair value.

 Reclassifications

   Certain reclassifications have been made to the 1997 financial statements in order to conform with the 1998 presentation.

 Comprehensive Income

   The Company has adopted SFAS, No. 130, "Reporting Comprehensive Income." The Company does not have any comprehensive income adjustments.

 Segment Reporting

   The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has determined the Company has only one segment, radio broadcasting.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

2. DOGWOOD COMMUNICATIONS, INC.:

   In April 1997, the Company's founder and stockholder transferred his 33 1/3% ownership interest in Dogwood to the Company in return for the Company assuming responsibility for certain liabilities of Dogwood. Concurrent with the transfer of ownership, the Company contributed approximately $6 million to Dogwood to retire Dogwood's outstanding debt. This stockholder also assigned to the Company his option to purchase the portion of Dogwood owned by others. The Company exercised the option to purchase up to 80% of Dogwood during 1998, for $100,000. The Company intends to exercise its option to purchase the remaining 20% for $3.5 million during 1999.

   The Company owns 33 1/3% of Dogwood, it has the ability to acquire an additional 46 2/3% for $100,000, it has 45 1/2% of the voting control of Dogwood, and it programs the station owned by Dogwood through a local marketing agreement (LMA). During the years ended December 31, 1997 and 1998, Dogwood's primary activity was an LMA of the station to the Company (the station went on the air on December 16, 1997). As the Company controls Dogwood's operations, Dogwood has been consolidated with the Company in the accompanying financial statements.

3. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                 December 31,
                                            -----------------------  Period of
                                               1997        1998     Amortization
                                            ----------- ----------- ------------
   Debt financing costs.................... $   313,000 $   335,000 Life of debt
   FCC broadcast license and other.........  11,602,000  12,280,000   15 Years
   Organizational costs....................     203,000         --    5 Years
                                            ----------- -----------
     Total.................................  12,118,000  12,615,000
   Less: Accumulated amortization..........   1,124,000   1,748,000
                                            ----------- -----------
     Net intangible assets................. $10,994,000 $10,867,000
                                            =========== ===========

   Amortization expense for the years ended December 31, 1996, 1997 and 1998, was $391,000, $513,000 and $827,000, respectively. The amortization of the debt financing costs was charged to interest expense.

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

4. LONG-TERM DEBT:

   The Company is obligated under a long-term senior note and various subordinated notes payable as follows:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
   Allied Investment Corporation and its affiliates
    (senior)........................................... $10,000,000 $12,000,000
   Alta Subordinated Debt Partners III, L.P. (net of
    $508,000 and $360,000 of unamortized discount
    allocated to stock issuance).......................   1,069,000   1,217,000
   Syncom Capital Corporation (subordinate)............   1,000,000   1,000,000
   Shareholder (subordinate)...........................   1,000,000     960,000
   Design Media, Inc. (subordinate)....................     235,000         --
   Accrued interest on senior and subordinated notes...     662,000     675,000
                                                        ----------- -----------
     Total.............................................  13,966,000  15,852,000
   Less: Current portion of long-term debt.............     568,000     327,000
                                                        ----------- -----------
     Total............................................. $13,398,000 $15,525,000
                                                        =========== ===========

 Allied Investment Corporation Debt

   The start-up of the Company was partially financed through a $4,000,000 long-term debt agreement with Allied Investment Corporation and certain of its affiliates (collectively Allied). The loan bore interest at 14%. Terms of the note required only partial interest payments until January 1, 1997.

   In April 1997, the Company renegotiated the prior Allied debt. In connection with that renegotiation, Allied amended and restated the prior Allied debt to provide the Company and Dogwood (see Note 2) to become co-borrowers with respect to the $4,000,000 debt and to jointly borrow an additional $6,000,000. In connection with this amended and restated loan, new senior secured debentures totaling $10,000,000 were issued jointly by the Company and Dogwood, whereby the Company will carry the debt on its books and Dogwood will act as the guarantor. The agreements have an interest rate that ranges from 12.5% to 13.5% and matures on March 1, 2001. Interest only payments are due monthly until May 1, 1999. Subsequent to that date, monthly principal and interest payments are due. Also, as part of the renegotiation, the Company signed notes for interest that had accrued but was unpaid as of December 31, 1996, on the prior Allied debt.

   In September 1998, the Company borrowed an additional $2,000,000 from Allied. This debt has an interest rate ranging from 12.5% to 13.5%, and principal and interest payments are due monthly until the debt matures on March 1, 2001.

   In April 1997, the Company also amended and restated its Security Agreement with Allied which grants them a security interest in all of the Company's collateral, which includes all tangible and intangible property, all the issued and outstanding stock of the Company, and the Company's rights and interest in Dogwood.

   The prior Allied debt was issued with detachable warrants that granted Allied the right to acquire an equity interest in the Company. The warrants have an aggregate exercise price of $100 per share. During 1997, the warrants were exercised and the Company issued Allied 1,430 shares of common stock.

 Subordinated Notes

   In April 1997, the Company also entered into a $1,577,000 Senior Secured Subordinated Promissory Note with Alta Subordinated Debt Partners III, L.P. The note has an interest rate of 11%, and the unpaid principal

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY and accrued interest on the note is due on April 1, 2001. The Company also issued 1,500 shares of common stock in connection with the note. The Company allocated the proceeds between debt and additional paid-in capital, based on the pro-rata value of the debt and the common stock. As such, $969,000 was assigned to the debt and $608,000 was assigned to the value of the common stock. The value assigned to the common stock was recorded as an increase in additional paid-in capital. The value assigned to the debt was less than the face value, and such discount will be amortized over the life of the related debt using the effective interest method.

   The Syndicated Communications Venture Partners II, L.P. (Syncom) debt bears an interest rate of 11% on the original principal balance of $1,000,000. In April 1997, the Company amended the subordinated note with Syncom. Under the new terms of the agreement, interest accrues and is added to the principal balance, except that beginning with the period of June 20, 1998, the Company is required to make $18,958 monthly payments. Unpaid principal and accrued interest is due April 1, 2001.

   During 1995, the Syncom note was issued with detachable stock warrants allowing Syncom to purchase 2,400 shares of the Company for a purchase price of $100. During 1997, the warrants were exercised and the Company issued Syncom 2,400 shares of common stock.

   This note is also secured by a security agreement for the property and equipment of the Company.

   The Company has a note payable to its shareholder of $1,000,000, which bears interest at 8%. Interest only payments were made monthly until July 1, 1998. At that time, monthly principal and interest payments of $12,133 began. Unpaid principal is due June 20, 2002.

   The Design Media, Inc.'s note of $235,000 bore interest at 8%. Interest only payments were made monthly until July 1, 1998. During 1998, the note was repaid in full.

   The aggregate maturities of debt as of December 31, 1998, are as follows:

     Year                                                               Total
     ----                                                            -----------
     1999........................................................... $   327,000
     2000...........................................................   1,620,000
     2001...........................................................  13,175,000
     2002...........................................................     730,000
                                                                     -----------
       Total........................................................ $15,852,000
                                                                     ===========

5. LEASES:

   The Company leases office space which expires in October 2004 and broadcast towers which expire through December 2009.

   The following is a schedule of the future minimum rental payments required under the operating leases that have an initial or remaining noncancellable lease term in excess of one year as of December 31, 1998:

     Year
     ----
     1999.............................................................. $170,000
     2000..............................................................  163,000
     2001..............................................................  164,000
     2002..............................................................  170,000
     2003..............................................................  170,000
     Thereafter........................................................  259,000

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

   Total rent expense for the years ending December 31, 1996, 1997 and 1998, was $54,000, $57,000 and $93,000, respectively.

6. STOCK OPTION PLAN:

   During 1997, the Company granted stock options to an officer of the Company for up to 700 shares of the Company's common stock for $1.00 each. Of the 700 shares, 400 shares vested immediately and were exercised during 1997. The officer was granted the remaining options after certain performance results were achieved during 1998. These options granted in 1998 vested immediately. As the options to acquire 400 shares and 300 shares granted and vested during 1997 and 1998, respectively, were significantly below their estimated fair market value, the Company recognized compensation expense of $264,000 and $294,000 during 1997 and 1998, respectively. Compensation expense represented the difference between the estimated fair market value of the stock and the exercise price. The Company also recognized an income tax benefit of $106,000 and $118,000 during 1997 and 1998, respectively, related to the options, which has been recorded as additional paid-in capital.

7. INCOME TAXES:

   Effective March 31, 1997, the Company converted from an S corporation to a C corporation. At the date of conversion, the Company had no additional paid-in capital to convert to retained earnings.

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the years ended December 31, 1996, 1997 and 1998, is as follows:

                                                   1996      1997       1998
                                                 --------  ---------  --------
   Statutory tax (@ 35% rate)................... $(67,000) $(239,000) $367,000
   Effect of state taxes, net of federal........   (9,000)   (32,000)   42,000
   Nondeductible amortization...................      --         --    154,000
   Effect of losses while an S corporation......   76,000    264,000       --
   Establish benefit for deferred taxes at C
    corporation
    Conversion..................................      --     (57,000)      --
   Valuation reserve............................      --      64,000   (64,000)
                                                 --------  ---------  --------
     Provision for income taxes................. $    --   $     --   $499,000
                                                 ========  =========  ========

   The components of the provision for income taxes for the years ended December 31, 1997 and 1998, are as follows:

                                                               1997      1998
                                                             --------  --------
     Current................................................ $    --   $335,000
     Deferred...............................................  (64,000)  228,000
     Valuation reserve......................................   64,000   (64,000)
                                                             --------  --------
       Provision for income taxes........................... $    --   $499,000
                                                             ========  ========

                   RADIO ONE OF ATLANTA, INC. AND SUBSIDIARY

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows:

                                                               1997      1998
                                                             --------  --------
     Deferred tax assets--
       Reserve for bad debts................................ $ 44,000  $118,000
       NOL carryforward.....................................   79,000       --
                                                             --------  --------
         Total deferred tax assets..........................  123,000   118,000
     Deferred tax liabilities--
       Depreciation and amortization........................  (59,000)  (58,000)
                                                             --------  --------
     Net deferred tax asset.................................   64,000    60,000
     Less: Valuation reserve................................  (64,000)      --
                                                             --------  --------
     Net deferred taxes included in the accompanying
      consolidated balance sheets........................... $    --   $ 60,000
                                                             ========  ========

   A 100% valuation reserve was applied against the net deferred tax asset as of December 31, 1997, as its realization was not more likely than not to be realized. During 1998, this valuation allowance was reversed as the deferred tax assets would likely be realized. During 1998, the Company utilized its entire net operating loss carryforward.

8. RELATED PARTY TRANSACTIONS:

   The Company is affiliated with Radio One, Inc., as a stockholder of the Company is also a stockholder of Radio One, Inc. The Company has a due to affiliate of $68,000 and $4,000 as of December 31, 1997 and 1998, respectively, for expenses paid by Radio One, Inc. on behalf of the Company and for administrative services. During the years ended December 31, 1996, 1997 and 1998, the Company incurred expenses of $100,000, $100,000 and $300,000, respectively, for administrative services which Radio One, Inc. performed for the Company.

   The Company has $77,000 and $120,000 recorded as a receivable from Mableton Investment Group (Mableton) as of December 31, 1997 and 1998, respectively. These balances represent costs incurred by the Company for research and feasibility studies on behalf of a new radio station to be owned by Mableton, a company owned by a stockholder of the Company.

   The stockholders of the Company have agreed in principle to sell their shares of the Company to Radio One, Inc. in exchange for shares of Radio One, Inc.'s Common Stock. A stockholder of the Company will receive a $1.2 million fee related to this acquisition.

   Subsequent to year end, the Company made a $271,000 unsecured loan to an employee. The loan bears interest at 5.56% and is payable on demand.

9. PROFIT SHARING:

   The Company's employees participate in a 401K profit sharing plan sponsored by Radio One, Inc., an affiliate of the Company (see Note 8). The Company's contribution is at the direction of its Board of Directors. The Company made no contributions to the plan during fiscal years 1996, 1997 or 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Radio One, Inc.:

   We have audited the accompanying balance sheet of Bell Broadcasting Company (a Michigan Corporation) (the Company) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bell Broadcasting Company as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland,
August 28, 1998

                           BELL BROADCASTING COMPANY

                                 BALANCE SHEETS
                   As of December 31, 1997 and June 30, 1998

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (Unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash................................................  $  226,000  $  186,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $28,000 and $69,000,
   respectively.......................................     951,000     918,000
  Current portion of notes receivable.................      13,000      14,000
  Prepaid expenses and other..........................      34,000       6,000
                                                        ----------  ----------
    Total current assets..............................   1,224,000   1,124,000
PROPERTY AND EQUIPMENT, net...........................     859,000   1,139,000
NOTES RECEIVABLE, net of current portion..............     491,000     184,000
OTHER ASSETS..........................................      38,000      20,000
                                                        ----------  ----------
    Total assets......................................  $2,612,000  $2,467,000
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................  $  251,000  $   92,000
  Accrued expenses....................................     198,000      61,000
  Current portion of long-term debt...................     149,000         --
                                                        ----------  ----------
    Total current liabilities.........................     598,000     153,000
LONG-TERM DEBT, net of current portion................     592,000         --
                                                        ----------  ----------
    Total liabilities.................................   1,190,000     153,000
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock--Class A, $2.00 par value, 800 shares
   authorized, issued and outstanding.................       2,000       2,000
  Common stock--Class B, $2.00 par value, 24,000
   shares authorized,
   20,071 and 20,071 shares issued and outstanding,
   respectively.......................................      40,000      40,000
  Additional paid-in capital..........................     198,000   1,308,000
  Retained earnings...................................   1,182,000     964,000
                                                        ----------  ----------
    Total stockholders' equity........................   1,422,000   2,314,000
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $2,612,000  $2,467,000
                                                        ==========  ==========


      The accompanying notes are an integral part of these balance sheets.

                           BELL BROADCASTING COMPANY

                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 1996 and 1997
                and the Six Months Ended June 30, 1997 and 1998

                                                            Six Months Ended
                                Year Ended December 31,         June 30,
                                ------------------------ ------------------------
                                   1996         1997        1997         1998
                                -----------  ----------- -----------  -----------
                                                         (Unaudited)  (Unaudited)
REVENUE:
  Broadcast revenue, including
   barter revenue of $121,000,
   $151,000, $14,000 and
   $73,000, respectively......  $ 3,917,000  $ 4,571,000 $1,916,000   $2,326,000
  Less: Agency commissions....      537,000      537,000    229,000      301,000
                                -----------  ----------- ----------   ----------
    Net broadcast revenue.....    3,380,000    4,034,000  1,687,000    2,025,000
                                -----------  ----------- ----------   ----------
OPERATING EXPENSES:
  Programming and technical...    1,154,000    1,335,000    723,000      675,000
  Selling, general and
   administrative.............    1,520,000    1,544,000    715,000      748,000
  Corporate expenses..........      849,000      816,000    301,000      663,000
  Depreciation and
   amortization...............      130,000      148,000     68,000       63,000
                                -----------  ----------- ----------   ----------
    Total operating expenses..    3,653,000    3,843,000  1,807,000    2,149,000
                                -----------  ----------- ----------   ----------
    Operating (loss) income...     (273,000)     191,000   (120,000)    (124,000)
                                -----------  ----------- ----------   ----------
INTEREST EXPENSE..............       75,000       81,000     38,000       52,000
OTHER (INCOME) EXPENSE, net...       (5,000)      54,000     59,000       28,000
                                -----------  ----------- ----------   ----------
    (Loss) income before
     (benefit) provision for
     income taxes.............     (343,000)      56,000   (217,000)    (204,000)
(BENEFIT) PROVISION FOR INCOME
 TAXES........................      (78,000)      44,000   (164,000)      14,000
                                -----------  ----------- ----------   ----------
    Net (loss) income.........  $  (265,000) $    12,000 $  (53,000)  $ (218,000)
                                ===========  =========== ==========   ==========



        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1996 and 1997
                     and the Six Months Ended June 30, 1998

                            Common  Common  Additional                 Total
                             Stock   Stock   Paid-In    Retained   Stockholders'
                            Class A Class B  Capital    Earnings      Equity
                            ------- ------- ---------- ----------  -------------
BALANCE, January 1, 1996..  $2,000  $39,000 $   98,000 $1,435,000   $1,574,000
  Net loss................     --       --         --    (265,000)    (265,000)
  Stock options granted
   below market...........     --       --       9,000        --         9,000
  Stock bonus
   compensation...........     --       --      16,000        --        16,000
  Issuance of common
   stock..................     --       --       9,000        --         9,000
                            ------  ------- ---------- ----------   ----------
BALANCE, December 31,
 1996.....................   2,000   39,000    132,000  1,170,000    1,343,000
  Net income..............     --       --         --      12,000       12,000
  Stock options granted
   below market...........     --       --      17,000        --        17,000
  Stock bonus
   compensation...........     --     1,000     32,000        --        33,000
  Issuance of common
   stock..................     --       --      17,000        --        17,000
                            ------  ------- ---------- ----------   ----------
BALANCE, December 31,
 1997.....................   2,000   40,000    198,000  1,182,000    1,422,000
  Net loss................     --       --         --    (218,000)    (218,000)
  Capital contributed from
   former owners..........     --       --     672,000        --       672,000
  Capital contributed from
   owners.................     --       --     438,000        --       438,000
                            ------  ------- ---------- ----------   ----------
BALANCE, June 30, 1998
 (Unaudited)..............  $2,000  $40,000 $1,308,000 $  964,000   $2,314,000
                            ======  ======= ========== ==========   ==========


        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1996 and 1997
                and the Six Months Ended June 30, 1997 and 1998

                                     December 31,              June 30,
                                  --------------------  -----------------------
                                    1996       1997        1997        1998
                                  ---------  ---------  ----------- -----------
                                                        (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net (loss) income.............. $(265,000) $  12,000   $ (53,000)  $(218,000)
  Adjustments to reconcile net
   (loss) income to net cash from
   operating activities:
    Depreciation and
     amortization................   130,000    148,000      68,000      63,000
    Compensation expense related
     to stock bonus plan and
     stock granted below market
     price.......................    25,000     50,000         --          --
    Loss on disposal of assets...       --      (8,000)     (8,000)        --
    Effect of change in operating
     assets and liabilities--
      Trade accounts receivable..   190,000   (156,000)    (35,000)     33,000
      Prepaid expenses and
       other.....................  (101,000)   119,000      19,000      19,000
      Other assets...............    (1,000)   (17,000)        --       18,000
      Accounts payable...........    56,000    (94,000)   (108,000)   (159,000)
      Accrued expenses...........  (125,000)    41,000     (68,000)   (137,000)
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         operating activities....   (91,000)    95,000    (185,000)   (381,000)
                                  ---------  ---------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sale of assets...       --      22,000      22,000         --
  Principal payments received on
   notes.........................       --       6,000         --      306,000
  Acquisition of property and
   equipment.....................  (140,000)  (211,000)   (109,000)   (403,000)
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         investing activities....  (140,000)  (183,000)    (87,000)    (97,000)
                                  ---------  ---------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from the issuance of
   debt..........................   739,000    220,000     103,000     438,000
  Repayment of debt..............  (642,000)  (211,000)        --     (438,000)
  Issuance of common stock.......     9,000     17,000         --          --
  Contributed capital............       --         --          --      438,000
                                  ---------  ---------   ---------   ---------
        Net cash flows from
         financing activities....   106,000     26,000     103,000     438,000
                                  ---------  ---------   ---------   ---------
DECREASE IN CASH.................  (125,000)   (62,000)   (169,000)    (40,000)
CASH, beginning of period........   413,000    288,000     288,000     226,000
                                  ---------  ---------   ---------   ---------
CASH, end of period.............. $ 288,000  $ 226,000   $ 119,000   $ 186,000
                                  =========  =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Interest paid.................. $  73,000  $  81,000   $  38,000   $  55,000
                                  =========  =========   =========   =========
  Income taxes paid.............. $ 117,000  $     --    $     --    $   7,000
                                  =========  =========   =========   =========

        The accompanying notes are an integral part of these statements.

                           BELL BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization

   Bell Broadcasting Company (the Company), a Michigan corporation, is a radio broadcaster, broadcasting on two stations, WCHB-AM and WDTJ-FM (formerly WCHB-
FM), both located in the Detroit metropolitan area. During 1996, the Federal Communications Commission (FCC) approved the construction permit to increase WCHB-AM's signal from 25 kilowatts to 50 kilowatts. In addition, in September 1997, the Canadian government approved WCHB-AM's proposal for a nighttime increase to 15 kilowatts, and the FCC granted a construction permit for the nighttime increase. The Company also owns one station in Kingsley, Michigan, WJZZ-AM.

   The financial statements for the six months ended June 30, 1997 and 1998, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1997, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

 Financial Instruments

   Financial instruments as of December 31, 1997, consist of cash, trade accounts receivables, notes receivables, accounts payable, accrued expenses and long-term debt, all of which the carrying amounts approximate fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the related assets.

   The components of the Company's property and equipment as of December 31, 1997, are as follows:

                                                     December 31,   Period of
                                                         1997      Depreciation
                                                     ------------ --------------
     Construction in progress.......................  $  122,000        --
     Land...........................................     581,000        --
     Buildings and improvements.....................     149,000  10 to 31 years
     Transmitter towers.............................     754,000  7 to 15 years
     Equipment......................................     555,000  5 to 15 years
     Leasehold improvements.........................      12,000  7 to 19 years
                                                      ----------
       Total property and equipment.................   2,173,000
     Less: Accumulated depreciation.................   1,314,000
                                                      ----------
     Property and equipment, net....................  $  859,000
                                                      ==========

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

   Depreciation expense for the fiscal years ended December 31, 1996 and 1997, were $120,000 and $141,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Sale of WKNX

   In June 1997, the Company sold the assets and rights of WKNX-AM for approximately $210,000 and recognized a loss of approximately $22,000. In connection with the sale, the Company obtained a note receivable from the purchasers of the station. The terms of the sale call for a note receivable bearing interest at 10% per annum, requiring monthly payments of approximately $3,000 through June 2007. The note is secured by certain real estate and personal property and the pledge of the stock of Frankenmuth.

 Supplemental Cash Flow Information

   The Company issued 200 and 400 shares each of Class B Common Stock to two former officers of the Company during 1996 and 1997, respectively, at a price below the stock's estimated fair market value. Compensation expense of $25,000 and $50,000 was recorded in 1996 and 1997, respectively, in connection with the issuance (Note 6). In June 1997, the Company sold the assets and rights to WKNX-AM for a note receivable in the amount of $210,000. (Also see Note 7.)

 New Accounting Standards

   During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. The Company believes the adoption of SFAS No. 130 will have no impact on the financial statements as the Company has no comprehensive income adjustments.

                           BELL BROADCASTING COMPANY

                          December 31, 1996 and 1997


   During 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for fiscal years beginning after December 15, 1997. This statement establishes a new approach for determining segments within a company and reporting information on those segments. The Company has performed a preliminary assessment of this statement and believes that no disclosure is necessary as the Company has only one segment.

2. NOTES RECEIVABLE--RELATED PARTY:

   In 1995, the Company loaned the trust of a deceased shareholder $300,000 and received a note receivable. The note bears interest at the mid-term applicable federal rate (6.31% and 5.63% as of December 31, 1996 and 1997, respectively), with principal and interest due December 2000. The principal and all interest due were paid on June 30, 1998.

3. DEBT:

   Debt consists of the following:

                                                                   December 31,
                                                                       1997
                                                                   ------------
     Note payable to bank, payable in monthly installments of
      $12,000, including interest at 9.35% per annum, secured by
      land, equipment and the Company's AM broadcast license......   $641,000
     Note payable to bank, payable in monthly installments of
      $7,000, including interest at 9.35% per annum, secured by
      land, equipment and the Company's FM broadcast license......     51,000
     Note payable to bank, payable in monthly installments of
      $1,000, including interest at 8.99% per annum, secured by
      vehicles....................................................     40,000
     Note payable in monthly installments of $400, including
      interest at 11% per annum, secured by transportation
      equipment...................................................      9,000
                                                                     --------
       Total......................................................    741,000
       Less: Current portion......................................    149,000
                                                                     --------
       Total long-term debt.......................................   $592,000
                                                                     ========

   This outstanding debt was repaid as of June 30, 1998.

4. COMMITMENTS AND CONTINGENCIES:

 Leases

   During 1996 and 1997, the Company leased the facilities under three separate operating leases, one of which was with a related party (the former owners of the Company). The related party lease was on a month-to-month basis for the FM station building, at a rate of $800 per month. The second lease covers the FM tower and transmitter space and expires in May 1999, with one optional renewal of five years. Monthly rent under this lease is currently $4,000. In addition, the Company leases equipment under two operating leases expiring in 1999. Monthly rent under the equipment leases is $450.

   Rental expense for the years ended December 31, 1996 and 1997, was $70,000 and $60,000, respectively.

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

 Litigation

   The Company has been named as defendant in various legal proceedings arising out of the normal course of business. It is the opinion of management, after consultation with legal counsel, that the amount, if any, of the Company's ultimate liability under all current legal proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

5. STOCK OPTION AND BONUS PLANS:

   The Company had an Incentive Stock Option Plan (the Stock Option Plan). The Company granted options to two employees of the Company to purchase up to 200 shares each of Class B Common Stock at a price equal to 50% of the fair market value of the stock on the exercise date. In 1996, the Stock Option Plan was extended for two years (January 1, 1996 to December 31, 1997). During 1996 and 1997, the Company granted options under the plan and recognized compensation expense because the option price was below the estimated market price of the stock.

   The Company also had a Stock Bonus Plan (the Bonus Plan). Under provisions of the Bonus Plan, the Company could, at its discretion, award two employees of the Company up to an aggregate of 200 shares each of Class B Common Stock. The Bonus Plan was extended in 1996 for two years. During 1996, the Company awarded 50 shares to each employee under the Bonus Plan. During 1997, the Company awarded 100 shares to each employee for services performed. Compensation expense equal to the fair market value of the Class B Common Stock awarded has been recorded for 1996 and 1997 to reflect such awards.

   Agreements between the Company and three of its former stockholders generally provide that none of their shares (as specifically defined) may be sold, transferred or exchanged without the prior written consent of the Company.

   In addition, the agreements specify the rights of the stockholders and the obligations of the Company in the event of death, termination of employment or change in control of the Company. The agreements state that if a change in control of the Company occurs, the employees' right to exercise their options will cease. If the Company is required to repurchase any of the shares, the purchase price shall be the fair market value of such shares (as specifically defined). As of June 30, 1998, all options terminated.

   The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25. Had compensation cost for the plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the difference in the Company's pro forma net income would have been immaterial.

                           BELL BROADCASTING COMPANY

                           December 31, 1996 and 1997

6. INCOME TAXES:

   A reconciliation of the statutory federal income taxes to the recorded income tax (benefit) provision for the years ended December 31, 1996 and 1997 is as follows:

                                                               December 31,
                                                            -------------------
                                                              1996       1997
                                                            ---------  --------
     Statutory tax (@ 35% rate)............................ $(120,000) $ 19,000
     Effect of state taxes, net of federal.................    16,000     3,000
     Effect of graduated tax rate..........................       --    (12,000)
     Other nondeductible items.............................    23,000    28,000
     Nondeductible compensation expense....................     3,000     6,000
                                                            ---------  --------
       (Benefit) provision for income taxes................ $ (78,000) $ 44,000
                                                            =========  ========

   The components of the (benefit) provision for income taxes for the years ended December 31, 1996 and 1997 are as follows:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             ---------  -------
     Current................................................ $(105,000) $20,000
     Deferred...............................................    27,000   24,000
                                                             ---------  -------
     (Benefit) provision for income taxes................... $ (78,000) $44,000
                                                             =========  =======

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liability as of December 31, 1997, are as follows:

                                                                    December 31,
                                                                        1997
                                                                    ------------
     Deferred tax assets--
       Reserve for bad debts.......................................   $ 10,000
     Deferred tax liability--
       Other.......................................................    (13,000)
                                                                      --------
     Net deferred tax liability....................................   $ (3,000)
                                                                      ========

7. SALE OF CAPITAL STOCK:

   On December 23, 1997, the stockholders of the Company entered into an Agreement with Radio One, Inc. to sell all of the issued and outstanding shares of the capital stock of the Company for approximately $34 million. Prior to the sale, the stockholders of the Company assumed certain debt totaling $771,000 and acquired certain assets of the Company totaling $99,000. The net book value of the assets acquired and the liabilities assumed prior to the sale was recorded as a capital contribution from the owners. The sale to Radio One, Inc. was completed on June 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
 Allur-Detroit, Inc.:

   We have audited the accompanying balance sheet of Allur-Detroit, Inc. (a wholly owned subsidiary of Syndicated Communications Venture Partners II, LP) for the year ended December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Allur-Detroit, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allur-Detroit, Inc. for the year ended December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                        /s/ MITCHELL & TITUS LLP

Washington, D.C.,
March 25, 1998

                              ALLUR-DETROIT, INC.

                                 BALANCE SHEETS
                 As of December 31, 1997 and September 30, 1998

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (Unaudited)
                       ASSETS
CURRENT ASSETS:
  Cash..............................................  $   86,000   $  172,000
  Trade accounts receivable, net of allowance of
   $77,000..........................................     410,000      805,000
  Prepaid expenses and other........................      55,000       42,000
                                                      ----------   ----------
    Total current assets............................     551,000    1,019,000
PROPERTY AND EQUIPMENT, net.........................      75,000       82,000
INTANGIBLE ASSETS, net..............................   7,563,000    7,429,000
                                                      ----------   ----------
    Total assets....................................  $8,189,000   $8,530,000
                                                      ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable an accrued expenses..............  $  829,000   $1,056,000
                                                      ----------   ----------
NOTES PAYABLE AND DEFERRED INTEREST.................   3,229,000    3,892,000
                                                      ----------   ----------
    Total liabilities...............................   4,058,000    4,948,000
                                                      ----------   ----------
COMMITMENTS
CUMULATIVE REDEEMABLE PREFERRED STOCK,
 $2,000 par value, 1,050 shares authorized, 1,050
 and 975 shares issued and outstanding,
 respectively.......................................   2,100,000    1,950,000
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value, 1,000 shares
   authorized and 975 shares issued and
   outstanding......................................       1,000        1,000
  Additional paid-in capital........................   2,463,000    2,463,000
  Accumulated deficit...............................    (433,000)    (832,000)
                                                      ----------   ----------
    Total stockholders' equity......................   2,031,000    1,632,000
                                                      ----------   ----------
    Total liabilities and stockholders' equity......  $8,189,000   $8,530,000
                                                      ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                              ALLUR-DETROIT, INC.

                            STATEMENTS OF OPERATIONS
                      For the Year Ended December 31, 1997
           and for the Nine Months Ended September 30, 1997 and 1998

                                                           Nine Months Ended
                                                             September 30,
                                           December 31, ------------------------
                                               1997        1997         1998
                                           ------------ -----------  -----------
                                                        (Unaudited)  (Unaudited)
REVENUE:
  Broadcast revenue.......................  $2,473,000  $1,884,000   $2,509,000
  Less: Agency commissions................     259,000     207,000      379,000
                                            ----------  ----------   ----------
    Net broadcast revenue.................   2,214,000   1,677,000    2,130,000
                                            ----------  ----------   ----------
OPERATING EXPENSES:
  Programming and technical...............     894,000     477,000      592,000
  Selling, general and administrative.....   1,467,000   1,247,000    1,412,000
  Corporate expenses......................      36,000      27,000       27,000
  Depreciation and amortization...........     245,000     183,000      167,000
                                            ----------  ----------   ----------
    Total operating expenses..............   2,642,000   1,934,000    2,198,000
                                            ----------  ----------   ----------
    Operating loss........................    (428,000)   (257,000)     (68,000)
                                            ----------  ----------   ----------
INTEREST EXPENSE..........................     222,000     147,000      281,000
OTHER INCOME (EXPENSE), net...............     217,000     126,000      (50,000)
                                            ----------  ----------   ----------
    Loss before provision for income
     taxes................................    (433,000)   (278,000)    (399,000)
PROVISION FOR INCOME TAXES................         --          --           --
                                            ----------  ----------   ----------
    Net loss..............................  $ (433,000) $ (278,000)  $ (399,000)
                                            ==========  ==========   ==========


        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      For the Year Ended December 31, 1997
                and for the Nine Months Ended September 30, 1998

                                          Additional                 Total
                                   Common  Paid-In   Accumulated Stockholders'
                                   Stock   Capital     Deficit      Equity
                                   ------ ---------- ----------- -------------
BALANCE, December 31, 1996........ $1,000 $2,463,000  $     --    $2,464,000
  Net loss........................    --         --    (433,000)    (433,000)
                                   ------ ----------  ---------   ----------
BALANCE, December 31, 1997........  1,000  2,463,000   (433,000)   2,031,000
  Net loss........................    --         --    (399,000)    (399,000)
                                   ------ ----------  ---------   ----------
BALANCE, September 30, 1998
 (unaudited)...................... $1,000 $2,463,000  $(832,000)  $1,632,000
                                   ====== ==========  =========   ==========



        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                            STATEMENTS OF CASH FLOWS
                      For the Year Ended December 31, 1997
           and for the Nine Months Ended September 30, 1997 and 1998

                                                             September 30,
                                          December 31,  ------------------------
                                              1997         1997         1998
                                          ------------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................... $  (433,000)  $  (278,000)  $(399,000)
  Adjustments to reconcile net loss to
   net cash from operating activities:
    Depreciation and amortization........     245,000       183,000     167,000
    Effect of change in operating assets
     and liabilities--
      Trade accounts receivable..........      32,000       (95,000)   (395,000)
      Prepaid expenses and other.........     (45,000)      (59,000)     13,000
      Accounts payable and accrued
       expenses..........................    (172,000)      (60,000)    227,000
                                          -----------   -----------   ---------
        Net cash flows from operating
         activities......................    (373,000)     (309,000)   (387,000)
                                          -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment..................     (39,000)          --      (40,000)
                                          -----------   -----------   ---------
        Net cash flows from investing
         activities......................     (39,000)          --      (40,000)
                                          -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Redemption of preferred stock..........         --            --     (150,000)
  Repayment of debt......................  (1,676,000)   (1,257,000)        --
  Proceeds from notes payable............   2,152,000     1,614,000     663,000
                                          -----------   -----------   ---------
        Net cash flows from financing
         activities......................     476,000       357,000     513,000
                                          -----------   -----------   ---------
NET INCREASE IN CASH.....................      64,000        48,000      86,000
CASH, beginning of period................      22,000        22,000      86,000
                                          -----------   -----------   ---------
CASH, end of period...................... $    86,000   $    70,000   $ 172,000
                                          ===========   ===========   =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING INFORMATION:
  Interest paid.......................... $    81,000   $       --    $     --
                                          ===========   ===========   =========
  Income taxes paid...................... $       --    $       --    $     --
                                          ===========   ===========   =========

        The accompanying notes are an integral part of these statements.

                              ALLUR-DETROIT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

   Allur-Detroit, Inc. (the Company) is a subsidiary of Syndicated Communications Ventures Partners II, LP (SYNCOM II). The Company's sole activity is to operate WWBR-FM, a radio station that broadcasts from Detroit, Michigan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

   The accompanying financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Statements

   The financial statements for the nine months ended September 30, 1997 and 1998, are unaudited but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1997, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method.

   The components of property and equipment as of December 31, 1997 and September 30, 1998, are as follows:

                                       December 31, September 30,  Period of
                                           1997         1998      Depreciation
                                       ------------ ------------- ------------
                                                     (Unaudited)
     Leasehold improvements...........   $  7,000     $  8,000      10 years
     Transmitter equipment............     17,000       17,000      5 years
     Studio and other technical
      equipment.......................     46,000       59,000      7 years
     Office furniture and equipment...     45,000       54,000      5 years
     Automobiles......................        --        17,000      5 years
                                         --------     --------
                                          115,000      155,000
     Less: Accumulated depreciation
      and
      amortization....................     40,000       73,000
                                         --------     --------
     Property and equipment, net......   $ 75,000     $ 82,000
                                         ========     ========

 Intangible Assets

   Management periodically reviews its unamortized intangible asset balances to ensure that those assets have not been impaired in accordance with the definition of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived assets and for Long-Lived assets to be disposed of." As of

                              ALLUR-DETROIT, INC.

September 30, 1998, management has made such evaluations and believes that the net intangible asset is realizable. In any period which management believes an impairment has occurred, management will write down the asset in accordance with this standard.

 Revenue Recognition

   Revenue for advertising is recognized when the commercial is broadcasted.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

   The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

 Financial Instruments

   Financial instruments as of December 31, 1997, and September 30, 1998, consist of cash, trade accounts receivable, accounts payable, accrued expenses, preferred stock, and notes payable all of which the carrying amounts approximate fair value.

 New Accounting Standards

   During 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. The Company adopted SFAS No. 130 during the nine months ended September 30, 1998, and has determined that the adoption of this statement has no impact on the financial statements, as the Company has no comprehensive income adjustments.

   During 1997, the FASB issues SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for fiscal years beginning after December 15, 1997. This statement establishes a new approach for determining segments within a company and reporting information on those segments. The Company adopted this statement during the nine months ended September 30, 1998 and concluded that it had only one segment.

3. INTANGIBLE ASSETS:

   Intangible asset balances and periods of amortization as of December 31, 1997, and September 30, 1998, are as follows:

                                        December 31, September 30,  Period of
                                            1997         1998      Amortization
                                        ------------ ------------- ------------
                                                      (Unaudited)
     Goodwill and FCC license..........  $7,768,000   $7,768,000     40 years
     Less: Accumulated amortization....     205,000      339,000
                                         ----------   ----------
                                         $7,563,000   $7,429,000
                                         ==========   ==========

                              ALLUR-DETROIT, INC.

   Depreciation and amortization expense for the year ended December 31, 1997, and for the nine months ended September 30, 1997 and 1998, was $245,000, $183,000 and $167,000, respectively.

4. RELATED PARTY TRANSACTIONS:

 Notes Payable

   Notes payable consist of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
     SYNCOM II--long-term debt--10% annually.........  $1,676,000   $1,676,000
     SYNCOM III--long-term debt--10% annually........   1,362,000    1,362,000
     SYNCOM II--line of credit--8% annually..........     191,000      854,000
                                                       ----------   ----------
       Total.........................................  $3,229,000   $3,892,000
                                                       ==========   ==========

   The debt owed to SYNCOM II and SYNCOM III are due and payable in lump-sum the earlier of a sale of the license of Allur-Detroit, a sale of substantially all of the assets of Allur-Detroit, a sale of a controlling interest in the common stock shares of Allur-Detroit, or at December 31, 1999 (see Note 7). The debt is secured by the FCC license and assets of the Company.

 Management Fee

   The Company entered into an agreement with Syncom Management, Inc. whereby it pays $36,000 per year for accounting services. Syncom Management, Inc. also provides management and financial services to SYNCOM II, the owner of the Company.

5. COMMITMENTS:

 Operating Leases

   The Company rents office space and transmittal sites under several operating leases. These leases expire at various dates through 2002, with most containing renewal options.

   Future minimum rental payments under such noncancellable operating leases as of September 30, 1998, are as follows:

        Year
        ----
        1998 (remaining)................................................ $37,000
        1999............................................................ 148,000
        2000............................................................ 148,000
        2001............................................................  91,000
        2002............................................................  98,000

                              ALLUR-DETROIT, INC.

6. CUMULATIVE REDEEMABLE PREFERRED STOCK:

   On December 4, 1992, the Company issued 1,050 shares of cumulative redeemable preferred stock to PNC Bank, formerly Continental Bank. The preferred stock earns cumulative annual dividends of eight percent (8%) of par value.

   Under the terms of the PNC Bank/Allur-Detroit settlement agreement of December 31, 1996, redemption of the preferred stock shall occur at the date when: (i) repayment is effected in full of principal and interest on lenders' new notes, or (ii) at the maturity date of the new notes when the lenders shall cause the Company to repay, whichever happens first. In such a situation, all outstanding shares of preferred stock shall be redeemed at a price equal to the par value, plus an amount equal to both accrued and undeclared dividends payable from available funds as stipulated in Section 2.2 of the Shareholders Agreement dated December 4, 1992. As of September 30, 1998, circumstances supporting the redemption of the preferred stock did not occur.

   The Company had not declared and has not recorded an accrual for cumulative preferred stock dividends. At September 30, 1998, cumulative unpaid preferred dividends amounted to $958,667. Such dividends, if declared, would have been paid out of cumulative retained earnings of the Company, if any.

   On February 20, 1998, the Company paid $150,000, representing a partial payment toward the required redemption of the preferred stock held by PNC Bank. From this date hereof, the balance due for payment on the preferred stock is $1,950,000. Subsequent to September 30, 1998, the $1,950,000 of preferred stock was redeemed for the face value without the dividend being declared.

7. INCOME TAXES:

   The Company accounted for income taxes in accordance with Statement of Financial Accounting standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

   A reconciliation of the statutory federal income taxes to the recorded income tax provision for the year ended December 31, 1997, is as follows:

     Statutory Tax (@ 35% rate)..................................... $(152,000)
     Effect of state taxes, net of federal..........................   (18,000)
     Effect of graduated tax rate...................................     5,000
     Valuation reserve..............................................   165,000
                                                                     ---------
       Provision for income taxes................................... $     --
                                                                     =========

   The components of the provision for income taxes for the years ended December 31, 1997 are as follows:

     Current......................................................... $     --
     Deferred........................................................  (165,000)
     Valuation reserve...............................................   165,000
                                                                      ---------
       Provision for income taxes.................................... $     --
                                                                      =========

                              ALLUR-DETROIT, INC.

   Deferred income taxes reflect the net tax effect of temporary differences between the financial statement and tax basis of assets and liabilities. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997, are as follows:

     Deferred tax assets--
       NOL carryforward............................................. $180,000
     Deferred tax liabilities--
       Depreciation.................................................  (15,000)
     Net deferred tax asset-- ......................................  165,000
     Less:Valuation reserve......................................... (165,000)
                                                                     --------
     Deferred taxes included in the accompanying consolidated
      balance sheets................................................ $    --
                                                                     ========

   A 100% valuation reserve has been applied against the net deferred tax asset, as its realization is not considered to be more likely than not to be realized.

   As of December 31, 1997, there was approximately $400,000 of available net operating loss carry forwards that expire through 2011.

8. SUBSEQUENT EVENTS:

   On October 26, 1998, the stockholders of the Company entered into a stock purchase agreement with Radio One, Inc. to sell all of the issued and outstanding shares of capital stock of the Company for approximately $27 million. The sale is expected to be completed by December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

   We have audited the accompanying combined balance sheets of the Richmond operations of Sinclair Telecable, Inc., consisting of stations WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM (the Stations) as of December 31, 1997 and 1998, and the related combined statements of operations and changes in station equity and cash flows for the years then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying combined financial statements have been prepared from the separate records maintained by the Stations and may not be indicative of the conditions that would have existed or the results of operations had the Stations been operated as an unaffiliated entity. As discussed in Note 1, certain corporate overhead and other expenses represent allocations made by the Stations' parent.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Richmond operations of Sinclair Telecable, Inc., consisting of stations WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ Arthur Andersen LLP

Baltimore, Maryland,
March 5, 1999

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                            COMBINED BALANCE SHEETS
                        As of December 31, 1997 and 1998

                                                             1997       1998
                                                          ---------- ----------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................. $   55,000 $  142,000
  Trade accounts receivable, net of allowance for
   doubtful accounts of $39,000 and $50,000,
   respectively..........................................  1,282,000  1,400,000
  Prepaid expenses and other.............................     47,000     31,000
                                                          ---------- ----------
    Total current assets.................................  1,384,000  1,573,000
PROPERTY AND EQUIPMENT, net..............................    922,000  1,202,000
INTANGIBLE ASSETS, net...................................  4,065,000  3,692,000
                                                          ---------- ----------
    Total assets......................................... $6,371,000 $6,467,000
                                                          ========== ==========
             LIABILITIES AND STATION EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.................. $  423,000 $  566,000
COMMITMENTS
STATION EQUITY...........................................  5,948,000  5,901,000
                                                          ---------- ----------
    Total liabilities and station equity................. $6,371,000 $6,467,000
                                                          ========== ==========


 The accompanying notes are an integral part of these combined balance sheets.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

        COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN STATION EQUITY
                 For the Years Ended December 31, 1997 and 1998

                                                           1997        1998
                                                        ----------  ----------
REVENUE:
  Broadcast revenue, including barter revenue of
   $249,000
   and $304,000, respectively.......................... $8,330,000  $8,509,000
  Less: Agency commissions.............................  1,041,000   1,051,000
                                                        ----------  ----------
    Net broadcast revenue..............................  7,289,000   7,458,000
                                                        ----------  ----------
OPERATING EXPENSES:
  Program and technical................................  1,313,000   1,498,000
  Selling, general and administrative..................  3,025,000   3,170,000
  Corporate allocations................................    311,000     413,000
  Depreciation and amortization........................    569,000     648,000
                                                        ----------  ----------
    Total operating expenses...........................  5,218,000   5,729,000
                                                        ----------  ----------
    Broadcast operating income.........................  2,071,000   1,729,000
                                                        ----------  ----------
    Net income.........................................  2,071,000   1,729,000
STATION EQUITY, beginning of year......................  6,548,000   5,948,000
NET TRANSFER TO PARENT................................. (2,671,000) (1,776,000)
                                                        ----------  ----------
STATION EQUITY, end of year............................ $5,948,000  $5,901,000
                                                        ==========  ==========


   The accompanying notes are an integral part of these combined statements.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 1997 and 1998

                                                         1997         1998
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................... $ 2,071,000  $ 1,729,000
  Adjustments to reconcile net income to net cash
   from operating activities--
    Depreciation and amortization....................     569,000      648,000
    Effect of change in operating assets and
     liabilities--
      Trade accounts receivable......................     109,000     (118,000)
      Prepaid expenses and other.....................     (33,000)      16,000
      Accounts payable and accrued expenses..........     (63,000)     143,000
                                                      -----------  -----------
        Net cash flows from operating activities.....   2,653,000    2,418,000
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (49,000)    (555,000)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net transfer to parent.............................  (2,671,000)  (1,776,000)
                                                      -----------  -----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....     (67,000)      87,000
CASH AND CASH EQUIVALENTS, beginning of year.........     122,000       55,000
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, end of year............... $    55,000  $   142,000
                                                      ===========  ===========


   The accompanying notes are an integral part of these combined statements.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Business

   The radio stations, WCDX-FM, WPLZ-FM, WJRV-FM and WGCV-AM (Stations) are broadcast in the Richmond area. WCDX-FM, WPLZ-FM and WGCV-AM are owned by Sinclair Telecable, Inc. (Sinclair). WJRV-FM is owned by Commonwealth Broadcasting LLC (Commonwealth), a related party. Sinclair owns 25% of Commonwealth. The remaining 75% of Commonwealth is owned by some of the shareholders of Sinclair. Commonwealth has been fully consolidated into the combined financial statements of Sinclair Telecable, Inc. and Affiliates (combined, Sinclair).

   In March 1999, Sinclair entered into a letter of intent with Radio One, Inc. to sell ultimately all of the tangible and intangible assets of these Richmond operations for approximately $34 million. Sinclair and Radio One, Inc. intend to enter into a local marketing agreement under which Radio One, Inc. will operate these Richmond operations prior to completing its acquisition of these operations. Accordingly, these combined financial statements of the Richmond operations include the stations to be purchased by Radio One, Inc. All inter-station transactions have been eliminated in consolidation.

 Basis of Presentation

   The accompanying combined financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Stations are allocated certain corporate expenses for services provided by Sinclair based upon the percentage of revenue of each station to total revenue of all stations operated by Sinclair. Though management is of the opinion that all allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services or if Stations had been operated on a stand-alone basis.

   Sinclair corporate departmental expenses of $311,000 and $413,000 have been allocated to the Stations during 1997 and 1998, respectively, for management salaries and benefits, legal services, corporate office, and other miscellaneous expenses.

   The acquisition of station WJRV-FM was partially financed with debt which was allocated to the Stations. This debt and related accrued interest expense was eliminated through cash transfers to the parent. Cash transfers in excess of amounts required to repay debt and secured interest reduces the Stations equity and is recorded as net transfer to parent.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and money market accounts at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates market value.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                           December 31, 1997 and 1998

 Property and Equipment

   Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Stations' property and equipment as of December 31, 1997 and 1998, are as follows:

                                                                   Period of
                                              1997       1998     Depreciation
                                            --------- ---------- --------------
   PROPERTY AND EQUIPMENT:
     Land.................................. $  57,000 $   57,000       --
     Building and leasehold improvements...   140,000    147,000 31 or 10 years
     Furniture and fixtures................   179,000    241,000 7 or 10 years
     Broadcasting equipment................ 2,145,000  2,611,000  5 to 7 years
     Vehicles..............................    55,000     75,000    5 years
                                            --------- ----------
                                            2,576,000  3,131,000
     Less: Accumulated depreciation........ 1,654,000  1,929,000
                                            --------- ----------
        Property and equipment, net........ $ 922,000 $1,202,000
                                            ========= ==========

   Depreciation expenses for the fiscal years ended December 31, 1997 and 1998, were $263,000 and $275,000, respectively.

 Revenue Recognition

   In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

 Barter Arrangements

   Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

 Financial Instruments

   Financial instruments as of December 31, 1997 and 1998, consist of cash and cash equivalents, trade accounts receivables, accounts payable and accrued expenses, all of which the carrying amounts approximate fair value except.

              THE RICHMOND OPERATIONS OF SINCLAIR TELECABLE, INC.

                           December 31, 1997 and 1998


2. INTANGIBLE ASSETS:

   Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1997 and 1998, are as follows:

                                                                     Period of
                                                 1997       1998    Amortization
                                              ---------- ---------- ------------
   FCC broadcast license..................... $4,489,000 $4,489,000   15 Years
   Goodwill..................................     45,000     45,000   40 Years
   Debt financing............................     27,000     27,000 Life of Debt
   Organizational costs......................     99,000        --    5 Years
                                              ---------- ----------
     Total...................................  4,660,000  4,561,000
     Less: Accumulated amortization..........    595,000    869,000
                                              ---------- ----------
     Net intangible assets................... $4,065,000 $3,692,000
                                              ========== ==========

   Amortization expense for the fiscal years ended December 31, 1997 and 1998, was $306,000 and $373,000, respectively. During 1998, the Stations wrote off approximately $69,000 of unamortized start-up costs.

3. INCOME TAXES:

   As the Stations' parent company is an S corporation, no provision for income taxes has been included in the accompanying statements of operations.

4. COMMITMENTS:

   The Stations lease office space for its office and broadcast studios and a tower site under operating leases which expire through January 1, 2020. Rent expense for the years ended December 31, 1997 and 1998, was $152,000 and $154,000, respectively. The future minimum rental payments for the next five years are as follows:

      Year
      ----
      1999........................................................... $  185,000
      2000...........................................................    183,000
      2001...........................................................    189,000
      2002...........................................................    196,000
      2003...........................................................    104,000
      Thereafter.....................................................  1,335,000

5. PROFIT SHARING:

   Sinclair Telecable, Inc. has a 401(k) profit sharing plan for its employees. Sinclair Telecable, Inc. can contribute to the plan at the discretion of its Board of Directors. Sinclair Telecable, Inc. did not contribute to the plan during fiscal year 1997 or 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.:

We have audited the accompanying combined balance sheet of the stations WKJS-FM and WSOJ- FM of FM-100 (the Stations) as of December 31, 1998, and the related combined statements of operations and changes in station deficit and cash flows for the year then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statements have been prepared from the separate records maintained by the Stations and may not be indicative of the conditions that would have existed or the results of operations had the Stations been operated as an unaffiliated entity. As discussed in Note 1, certain corporate overhead and other expenses represent allocations made by the Stations' parent.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the stations WKJS-FM and WSOJ-FM of FM-100, Inc., as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                    /s/ Arthur Andersen LLP

Baltimore, Maryland,
 March 10, 1999

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                             COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1998
                                      ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                $   34,000
 Trade accounts receivable, net of allowance for doubtful
  accounts of $28,000                                        326,000
                                                          ----------
   Total current assets                                      360,000
PROPERTY AND EQUIPMENT, net                                1,079,000
INTANGIBLE ASSETS, net                                     3,343,000
                                                          ----------
   Total assets                                           $4,782,000
                                                          ==========

                          LIABILITIES AND STATION DEFICIT

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                    $  168,000
 Capital lease obligations                                    13,000
                                                          ----------
   Total current liabilities                                 181,000
LONG-TERM LIABILITIES:
 Allocation of long-term debt                              5,000,000
 Capital lease obligations                                    49,000
                                                          ----------
   Total liabilities                                       5,230,000
COMMITMENTS AND CONTINGENCIES
STATION DEFICIT                                             (448,000)
                                                          ----------
   Total liabilities and station deficit                  $4,782,000
                                                          ==========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

        COMBINED STATEMENT OF OPERATIONS AND CHANGES IN STATION DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1998


REVENUE:
 Broadcast revenue, including barter revenue of $169,000 $1,187,000
 Less: Agency commissions                                   125,000
                                                         ----------
   Net broadcast revenue                                  1,062,000
                                                         ----------
OPERATING EXPENSES:
 Program and technical                                      192,000
 Selling, general and administrative                        810,000
 Corporate allocations                                       15,000
 Depreciation and amortization                              416,000
                                                         ----------
   Total operating expenses                               1,433,000
                                                         ----------
   Operating loss                                          (371,000)
                                                         ----------
OTHER INCOME (EXPENSE):
 Interest expense                                          (500,000)
 Other income                                                21,000
                                                         ----------
   Total other income (expense), net                       (479,000)
                                                         ----------
   Net loss                                                (850,000)
STATION EQUITY, beginning of year                           177,000
NET TRANSFER FROM PARENT                                    225,000
                                                         ----------
STATION DEFICIT, end of year                             $ (448,000)
                                                         ==========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                               $(850,000)
 Adjustments to reconcile net loss to net cash used in
  operating activities-
  Depreciation and amortization                           416,000
  Effect of change in operating assets and liabilities-
   Trade accounts receivable                             (257,000)
   Prepaid expenses and other                               3,000
   Accounts payable and accrued expenses                   99,000
                                                        ---------
    Net cash flows used in operating activities          (589,000)
                                                        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                       (58,000)
                                                        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net transfer from parent                                 225,000
 Proceeds from parent debt                                427,000
                                                        ---------
    Net cash flows from financing activities              652,000
                                                        ---------
INCREASE IN CASH                                            5,000
CASH, beginning of year                                    29,000
                                                        ---------
CASH, end of year                                       $  34,000
                                                        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest                                 $ 477,000
                                                        =========


    The accompanying notes are an integral part of this combined balance sheet.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Business

The radio stations, WKJS-FM and WSOJ-FM (the Stations) are broadcast in the Richmond area. The combined financial statements of the Stations were formed effective January 4, 1998, when FM 100, Inc. purchased station WKJS-FM for $4,500,000. Station WSOJ-FM was owned by FM 100, Inc. since 1994.

In February 1999, FM 100, Inc. signed an agreement with Radio One, Inc. to sell all tangible and intangible assets for approximately $12,000,000, subject to certain earn-out adjustments. The sale is expected to close during 1999. The accompanying combined financial statements include the assets, liabilities and results of operations of those stations to be acquired by Radio One, Inc. and were prepared from the financial statements of FM 100, Inc. All inter-station transactions have been eliminated in consolidation.

The Stations have incurred an operating loss of $371,000 and a net loss of $850,000 for the year ended December 31, 1998. Also, as of December 31, 1998, the Stations had a station deficit of $448,000. These factors, along with others could negatively impact future operations of the Stations.

Basis of Presentation

The accompanying combined financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Stations are allocated certain corporate expenses for services provided by FM 100, Inc. based upon the percentage of revenue of each station to total revenue of all stations operated by FM 100, Inc. Though management is of the opinion that all allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services if the Stations had been operated on a stand-alone basis.

FM 100, Inc. corporate departmental expenses of $15,000 have been allocated to the Stations during 1998 for accounting services and other miscellaneous expenses.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

Property and Equipment

Property and equipment are recorded at cost and are being depreciated on a straight-line basis over various periods. The components of the Stations's property and equipment as of December 31, 1998, are as follows:

                                                                     Period of
                                                            1998    Depreciation
                                                         ---------- ------------
PROPERTY AND EQUIPMENT:
  Land.................................................. $  173,000         --
  Building..............................................    646,000   15 years
  Furniture and fixtures................................    211,000   10 years
  Broadcasting equipment................................    262,000    7 years
  Vehicles..............................................     17,000    5 years
                                                         ----------
                                                          1,309,000
  Less: Accumulated depreciation........................    230,000
                                                         ----------
    Property and equipment, net......................... $1,079,000
                                                         ==========

Depreciation expense for the fiscal year ended December 31, 1998, was $102,000.

Revenue Recognition

In accordance with industry practice, revenue for broadcast advertising is recognized when the commercial is broadcast.

Barter Arrangements

Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights.

Financial Instruments

Financial instruments as of December 31, 1998, consist of cash and cash equivalents, trade accounts receivables, accounts payable, accrued expenses, long-term debt, and capital leases, all of which the carrying amounts approximate fair value.

Supplemental Cash Flow Information

During 1998, FM 100, Inc. obtained a $5,000,000 loan from a bank of which $4,500,000 was used to finance the purchase of WKJS-FM and $73,000 was used to pay debt issuance cost. The remaining $427,000 transferred to the Stations for operating purposes.

                  STATIONS WKJS-FM AND WSOJ-FM OF FM 100 INC.

2. INTANGIBLE ASSETS:

Intangible assets are being amortized on a straight-line basis over various periods. The intangible asset balances and periods of amortization as of December 31, 1998, are as follows:

                                                                     Period of
                                                            1998    Amortization
                                                         ---------- ------------
  FCC broadcast license................................. $3,628,000   15 Years
  Debt financing........................................     73,000 Life of Debt
                                                         ----------
    Total...............................................  3,701,000
    Less: Accumulated amortization......................    358,000
                                                         ----------
    Net intangible assets............................... $3,343,000
                                                         ==========

Amortization expense for the fiscal year ended December 31, 1998, was $314,000.

3. LONG-TERM DEBT:

The acquisition of WKJS-FM was financed with $4,500,000 of debt which has been allocated to the Stations. The debt accrued interest at 10% during 1998 and was originally due January 6, 1999, and has been refinanced to be due January 6, 2000.

FM 100, Inc. has borrowed $500,000 from a bank which has been allocated down to the Stations. The debt accrued interest at 10% during 1998 and was originally due January 6, 1999 and has been refinanced to be due January 6, 2000.

As of December 31, 1998, the Stations had various capital leases for equipment.

4.  INCOME TAXES:

As the Stations' parent company is an S-Corporation, no provision for income taxes has been included in the accompanying statements of operations.

5.  COMMITMENTS:

The Stations lease office space for their office and broadcast studios under an operating lease which expires during 1999. Rent expense for the year ended December 31, 1998, was $16,064. The future minimum rental payment is $9,311.

[RADIO ONE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by Radio One:

     SEC registration fee..................................................  *
     Printing and engraving fees...........................................  *
     Legal fees and expenses...............................................  *
     Accounting fees and expenses..........................................  *
     Blue Sky fees and expenses............................................  *
     Trustee fees..........................................................  *
     Directors' and Officers' Insurance....................................  *
     Miscellaneous.........................................................  *
       Total............................................................... $

--------
*  To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Radio One's Amended and Restated By-Laws incorporate substantially the provisions of the General Corporation Law of the State of Delaware (the "DGCL") in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of Radio One. In addition, Radio One is authorized to indemnify employees and agents of Radio One and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

   Radio One's Amended and Restated Certificate of Incorporation provides that Radio One shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of Radio One and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the Board of Directors. Radio One's Amended and Restated Certificate of Incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director's actions while acting within his or her capacity as a director, and does not entitle Radio One to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to Radio One or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

   Section 145 of the DGCL provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to, which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify Radio One, the directors, certain officers and controlling persons of Radio One, Inc. against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

   Radio One has entered into indemnification agreements with the directors and certain officers pursuant to which Radio One has agreed to maintain directors' and officers' insurance and to indemnify such officers to the fullest extent permitted by applicable law except for certain claims described therein. [Reference is made to the form of Director and Officer
Indemnification Agreement filed as Exhibit [to come] hereto.]

   Radio One maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 15. Recent Sales of Unregistered Securities.

   On May 15, 1997, Radio One issued approximately $85.0 million (aggregate principal amount) of 12% senior subordinated notes to certain investors. Such notes were offered pursuant to Rule 144A under the Securities Act.

   On       , Radio One issued approximately $        million of Series A and
Series B 15% senior cumulative preferred stock to certain investors. Such shares were issued pursuant to the exemption from registration provided by
Section 4(2) of Securities Act.

   On January 25, 1999, Radio One issued an aggregate of     shares of Common
Stock to its Chief Financial Officer in connection with his employment agreement. These shares were issued pursuant to the exemption from registration provided by Rule 701 under the Securities Act.

   On February 25, 1999, pursuant to a plan of recapitalization, Radio One issued to the holders of its Class A Common Stock, in exchange for all of the outstanding shares of Class A Common Stock, 46.15 shares of Class B Common Stock and 92.3 shares of Class C Common Stock. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

   On March  , 1999, Radio One issued an aggregate of     shares of Common
Stock to the shareholders of ROA in connection with Radio One's acquisition of ROA. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed as part of this registration statement.

1.1(/5/)  [Underwriting Agreement]
3.1(/6/)  Amended and Restated Certificate of Incorporation of Radio One, Inc.
3.2(/6/)  Amended and Restated By-laws of Radio One, Inc.
4.1(/1/)  Indenture dated as of May 15, 1997 among Radio One, Inc., Radio One Licenses,
          Inc. and United States Trust Company of New York.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).

                 4.2(/2/)     First Supplemental Indenture dated as of June 30, 1998, to Indenture dated as of
                              May 15, 1997, by and among Radio One, Inc., as Issuer and United States Trust
                              Company of New York, as Trustee, by and among Radio One, Inc., Bell Broadcasting
                              Company, Radio One of Detroit, Inc., and United States Trust Company of New York,
                              as Trustee.
                 4.3(/3/)     Second Supplemental Indenture dated as of December 23, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
                              Trust Company of New York, as Trustee, by and among Radio One, Inc., Allur-
                              Detroit, Allur Licenses, Inc., and United States Trust Company of New York, as
                              Trustee.
                 4.4(/1/)     Purchase Agreement dated as of May 14, 1997 among Radio One, Inc., Radio One
                              Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc Capital
                              Markets, Inc.
                 4.5(/1/)     Registration Rights Agreement dated as of May 14, 1997 among Radio One, Inc.,
                              Radio One Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc
                              Capital Markets, Inc.
                 4.6(/1/)     Standstill Agreement dated as of May 19, 1997 among Radio One, Inc., Radio One
                              Licenses, Inc., NationsBank of Texas, N.A., United States Trust Company of New
                              York and the other parties thereto.
                 4.7(/4/)     Standstill Agreement dated as of June 30, 1998 among Radio One, Inc., the subsidiaries of Radio One, Inc., United States Trust Company of New York and the
                              other parties thereto.
                 4.8(/5/)     [Exchange Indenture]
                 5.1(/5/)     Form of Opinion and consent of Kirkland & Ellis.
                 8.1(/5/)     Form of Opinion and consent of Kirkland & Ellis.
                10.1(/1/)     Office Lease dated February 3, 1997 between National Life Insurance Company and
                              Radio One, Inc. for premises located at 5900 Princess Garden Parkway, Lanham,
                              Maryland, as amended on February 24, 1997.
                10.2(/1/)     Purchase Option Agreement dated February 3, 1997 between National Life Insurance
                              Company and Radio One, Inc. for the premises located at 5900 Princess Garden
                              Parkway, Lanham, Maryland.
                10.3(/1/)     Office Lease commencing November 1, 1993 between Chalrep Limited Partnership and
                              Radio One, Inc., with respect to the property located at 100 St. Paul Street,
                              Baltimore, Maryland.
                10.4(/1/)     Preferred Stockholders' Agreement dated as of May 14, 1997 among Radio One, Inc.,
                              Radio One Licenses, Inc. and the other parties thereto.
                10.5(/4/)     First Amendment to Preferred Stockholders' Agreement dated as of June 30, 1998 among Radio One, Inc., Radio One Licenses, Inc., and the other parties thereto.
                10.6(/6/)     Second Amendment to Preferred Stockholders' Agreement dated as of November 23,
                              1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
                10.7(/6/)     Third Amendment to Preferred Stockholders' Agreement dated as of December 23,
                              1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
                10.8(/6/)     Fourth Amendment to Preferred Stockholders' Agreement dated as of December 31,
                              1998 among Radio One, Inc., Radio Once Licenses, Inc. and the other parties thereto.
                10.9(/1/)     Warrantholders' Agreement dated as of June 6, 1995, as amended by the First
                              Amendment to Warrantholders' Agreement dated as of May 19, 1997, among Radio One,
                              Inc., Radio One Licenses, Inc. and the other parties thereto.
                10.10(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Syncom Capital Corporation.
                10.11(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alliance Enterprise Corporation.
                10.12(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Greater Philadelphia Venture Capital Corporation, Inc.
                10.13(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Opportunity Capital Corporation.
                10.14(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Capital Dimensions Venture Fund, Inc.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).

10.15(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to TSG Ventures Inc.
10.16(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Fulcrum Venture Capital Corporation.
10.17(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alta Subordinated Debt Partners III, L.P.
10.18(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to BancBoston Investments, Inc.
10.19(/1/)    Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Grant M. Wilson.
10.20(/4/)    Credit Agreement dated June 30, 1998 among Radio One, Inc., as the borrower and
              NationsBank, N.A., as Documentation Agent and Credit Suisse First Boston as the
              Agent.
10.21(/1/)    Management Agreement dated as of August 1, 1996 by and between Radio One, Inc.
              and Radio One of Atlanta, Inc.
10.22(/1/)    Fifth Amendment dated as of July 31, 1997 to that certain Letter of Intent dated
              March 12, 1997 by and* between Radio One, Inc. and Allied Capital Financial
              Corporation, as amended.
10.23(/1/)    Sixth Amendment dated as of September 8, 1997 to that certain Letter of Intent dated March 12, 1997 by and between Radio One, Inc. and Allied Capital Financial
              Corporation, as amended.
10.24(/1/)    Time Management and Services Agreement dated March 17, 1998, among WYCB
              Acquisition Corporation, Broadcast Holdings, Inc., and Radio One, Inc.
10.25(/1/)    Stock Purchase Agreement dated December 23, 1997, between the shareholders of
              Bell Broadcasting Company and Radio One, Inc.
10.26(/1/)    Option and Stock Purchase Agreement dated November 19, 1997, among Allied Capital
              Financial Corporation, G. Cabell Williams III, Broadcast Holdings, Inc. and WYCB
              Acquisition Corporation.
10.27(/1/)    Amended and Restated Warrant of Radio One, Inc., dated January 9, 1998, issued to
              TSG Ventures L.P.
10.28(/1/)    Stock Purchase Warrant of Radio One, Inc., dated March 16, 1998 issued to Allied
              Capital Financial Corporation.
10.29(/1/)    Amended and Restated Credit Agreement dated May 19, 1997 among several lenders,
              NationsBank of Texas, N.A. and Radio One, Inc.
10.30(/1/)    First Amendment to Credit Agreement dated December 31, 1997 among several lenders, NationsBank of Texas, N.A. and Radio One, Inc.
10.31(/1/)    Amendment to Preferred Stockholders' Agreement dated as of December 31, 1997 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
10.32(/1/)    Assignment and Assumption Agreement dated October 23, 1997, between Greater
              Philadelphia Venture Capital Corporation, Inc. and Alfred C. Liggins, III.
10.33(/1/)    Agreement dated February 20, 1998 between WUSQ License Limited Partnership and
              Radio One, Inc.
10.34(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Capital Dimensions Venture Fund Inc.
10.35(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Fulcrum Venture Capital Corporation.
10.36(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Syncom Capital Corporation.
10.37(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alfred C. Liggins, III.
10.38(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to TSG Ventures L.P.
10.39(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alliance Enterprise Corporation.
10.41(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alta Subordinated Debt Partners III, L.P.

--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).

10.42(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to BancBoston Investments Inc.
10.43(/4/)    Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Grant M. Wilson.
10.44(/5/)    [Merger Agreement relating to the acquisition of Radio One of Atlanta, Inc.]
10.45(/5/)    Asset Purchase Agreement dated as of November 23, 1998 relating to the acquisition of
              WFUN- FM, licensed to Bethalto, Illinois.
10.46(/5/)    [Asset Purchase Agreement relating to the Acquisition of WENZ-FM and WERE-AM, both licensed to Cleveland, Ohio.]
10.47(/5/)    Asset Purchase Agreement dated as of February 10, 1999 relating to the acquisition of WDYL-FM, licensed to Chester, Virginia.
10.48(/5/)    Asset Purchase Agreement dated as of February 26, 1999 relating to the acquisition of WJKS-FM, licensed to Crewe Virginia, and WSOJ-FM, licensed
              Petersburg, Virginia.
10.49(/5/)    [Asset Purchase Agreement relating to the acquisition of WCDX-FM, licensed to
              Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM licensed to Richmond, Virginia, and WGCV-AM licensed to Petersburg, Virginia.]
12.1          Ratio of Earnings to Combined Fixed charges and Preferred Stock Dividends.
21.1(/6/)     Subsidiaries of Radio One, Inc.
23.1          Consent of Arthur Andersen, L.L.P.
23.2          Consent of Mitchell & Titus, L.L.P.
23.3(/5/)     Consent of Kirkland & Ellis (included in Exhibit 5.1).
23.4(/5/)     Consent of Kirkland & Ellis (included in Exhibit 8.1).
27.1          Financial Data Schedule (included on pages S1-S3).
99.1          Form of Letter of Transmittal.

--------
   (1) Incorporated by reference to Radio One's Annual Report filed on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland on March 19, 1999.

                                             RADIO ONE, INC.

                                          BY:  __ /s/ Alfred C. Liggins, II____I
                                          Name: Alfred C. Liggins, III
                                          Title:
                                               President and Chief Executive
                                               Officer

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers and directors of Radio One, Inc., hereby severally constitute and appoint Alfred C. Liggins, III and Scott R. Royster and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement (or any other registrar on statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all things in our names and on our behalf in such capacities to enable Radio One, Inc. to comply with the provisions of the Securities Act, as amended, and all requirements of the SEC.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                Radio One, Inc.

        Signature                         Title(s)                     Date
        ---------                         --------                     ----
_/s/ Catherine L. Hughe___s Chairperson of the Board of Directors March 19, 1999
   Catherine L. Hughes
____/s/ Terry L. Jone_____s Director                              March 19, 1999
      Terry L. Jones
___/s/ Brian W. McNeil____l Director                              March 19, 1999
     Brian W. McNeill
/s/ Alfred C. Liggins, II_I President and Chief Executive Officer March 19, 1999
  Alfred C. Liggins, III     (Principal Executive Officer)
                             and Director
___/s/ Scott R. Royste____r Executive Vice President and          March 19, 1999
     Scott R. Royster        Chief Financial Officer
                             (Principal Financial and
                             Accounting Officer)

                        RADIO ONE, INC. AND SUBSIDIARIES
                               INDEX TO SCHEDULES

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... S-2
Schedule II - Valuation and Qualifying Accounts............................ S-3

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Radio One, Inc.

   We have audited in accordance with generally accepted auditing standards, the consolidated balance sheets and statements of operations, changes in stockholders' deficit and cash flows of Radio One, Inc. and subsidiaries (the Company) included in this registration statement and have issued our report
thereon dated       . Our audits were made for the purpose of forming an
opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Baltimore, Maryland,
    , 1999

RADIO ONE, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
      FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, and 1998 (IN THOUSANDS)

                         Balance at Additions    Acquired              Balance
                         Beginning  Charged to     from                at End
      Description         of Year    Expense   Acquisitions Deductions of Year
      -----------        ---------- ---------- ------------ ---------- -------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS:
  1996..................   $ 669      $ 628       $ --        $ 532     $ 765
  1997..................     765        894         --          755       904
  1998..................     904      1,942         258       1,861     1,243
TAX VALUATION RESERVE:
  1996..................   1,067        --          --        1,067       --
  1997..................     --       2,058         --          --      2,058
  1998..................   2,058        --          --        2,058       --

                                 EXHIBIT INDEX

 Exhibit No.                                   Description
 -----------                                   -----------
  1.1(/5/)   [Underwriting Agreement]
  3.1(/6/)   Amended and Restated Certificate of Incorporation of Radio One, Inc.
  3.2(/6/)   Amended and Restated By-laws of Radio One, Inc.
  4.1(/1/)   Indenture dated as of May 15, 1997 among Radio One, Inc., Radio One Licenses,
             Inc. and United States Trust Company of New York.
  4.2(/2/)   First Supplemental Indenture dated as of June 30, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
             Trust Company of New York, as Trustee, by and among Radio One, Inc., Bell
             Broadcasting Company, Radio One of Detroit, Inc., and United States Trust
             Company of New York, as Trustee.
  4.3(/3/)   Second Supplemental Indenture dated as of December 23, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States
             Trust Company of New York, as Trustee, by and among Radio One, Inc., Allur-
             Detroit, Allur Licenses, Inc., and United States Trust Company of New York, as
             Trustee.
  4.4(/1/)   Purchase Agreement dated as of May 14, 1997 among Radio One, Inc., Radio One
             Licenses, Inc., Credit Suisse First Boston Corporation and NationsBanc Capital
             Markets, Inc.
  4.5(/1/)   Registration Rights Agreement dated as of May 14, 1997 among Radio One, Inc.,
             Radio One Licenses, Inc., Credit Suisse First Boston Corporation and
             NationsBanc Capital Markets, Inc.
  4.6(/1/)   Standstill Agreement dated as of May 19, 1997 among Radio One, Inc., Radio One
             Licenses, Inc., NationsBank of Texas, N.A., United States Trust Company of New
             York and the other parties thereto.
  4.7(/4/)   Standstill Agreement dated as of June 30, 1998 among Radio One, Inc., the subsidiaries of Radio One, Inc., United States Trust Company of New York and
             the other parties thereto.
  4.8(/5/)   [Exchange Indenture]
  5.1(/5/)   Form of Opinion and consent of Kirkland & Ellis.
  8.1(/5/)   Form of Opinion and consent of Kirkland & Ellis.
 10.1(/1/)   Office Lease dated February 3, 1997 between National Life Insurance Company and
             Radio One, Inc. for premises located at 5900 Princess Garden Parkway, Lanham,
             Maryland, as amended on February 24, 1997.
 10.2(/1/)   Purchase Option Agreement dated February 3, 1997 between National Life
             Insurance Company and Radio One, Inc. for the premises located at 5900 Princess
             Garden Parkway, Lanham, Maryland.
 10.3(/1/)   Office Lease commencing November 1, 1993 between Chalrep Limited Partnership and Radio One, Inc., with respect to the property located at 100 St. Paul
             Street, Baltimore, Maryland.
 10.4(/1/)   Preferred Stockholders' Agreement dated as of May 14, 1997 among Radio One,
             Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.5(/4/)   First Amendment to Preferred Stockholders' Agreement dated as of June 30, 1998 among Radio One, Inc., Radio One Licenses, Inc., and the other parties thereto.
 10.6(/6/)   Second Amendment to Preferred Stockholders' Agreement dated as of November 23,
             1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.7(/6/)   Third Amendment to Preferred Stockholders' Agreement dated as of December 23,
             1998 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.8(/6/)   Fourth Amendment to Preferred Stockholders' Agreement dated as of December 31,
             1998 among Radio One, Inc., Radio Once Licenses, Inc. and the other parties thereto.
                                                                                   Page
 -----------                                                                       ----



--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-7435; Film No. 99564316).

 Exhibit No.            Description
 -----------            -----------
 10.9(/1/)   Warrantholders' Agreement dated as of June 6, 1995, as amended by the First
             Amendment to Warrantholders' Agreement dated as of May 19, 1997, among Radio
             One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.10(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Syncom Capital Corporation.
 10.11(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alliance Enterprise Corporation.
 10.12(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Greater Philadelphia Venture Capital Corporation, Inc.
 10.13(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Opportunity Capital Corporation.
 10.14(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Capital Dimensions Venture Fund, Inc.
 10.15(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to TSG Ventures Inc.
 10.16(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Fulcrum Venture Capital Corporation.
 10.17(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Alta Subordinated Debt Partners III, L.P.
 10.18(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to BancBoston Investments, Inc.
 10.19(/1/)  Amended and Restated Warrant of Radio One, Inc. dated as of May 19, 1997, issued to Grant M. Wilson.
 10.20(/4/)  Credit Agreement dated June 30, 1998 among Radio One, Inc., as the borrower and
             NationsBank, N.A., as Documentation Agent and Credit Suisse First Boston as the
             Agent.
 10.21(/1/)  Management Agreement dated as of August 1, 1996 by and between Radio One, Inc.
             and Radio One of Atlanta, Inc.
 10.22(/1/)  Fifth Amendment dated as of July 31, 1997 to that certain Letter of Intent dated March 12, 1997 by and* between Radio One, Inc. and Allied Capital
             Financial Corporation, as amended.
 10.23(/1/)  Sixth Amendment dated as of September 8, 1997 to that certain Letter of Intent dated March 12, 1997 by and between Radio One, Inc. and Allied Capital
             Financial Corporation, as amended.
 10.24(/1/)  Time Management and Services Agreement dated March 17, 1998, among WYCB
             Acquisition Corporation, Broadcast Holdings, Inc., and Radio One, Inc.
 10.25(/1/)  Stock Purchase Agreement dated December 23, 1997, between the shareholders of
             Bell Broadcasting Company and Radio One, Inc.
 10.26(/1/)  Option and Stock Purchase Agreement dated November 19, 1997, among Allied
             Capital Financial Corporation, G. Cabell Williams III, Broadcast Holdings, Inc.
             and WYCB Acquisition Corporation.
 10.27(/1/)  Amended and Restated Warrant of Radio One, Inc., dated January 9, 1998, issued to TSG Ventures L.P.
 10.28(/1/)  Stock Purchase Warrant of Radio One, Inc., dated March 16, 1998 issued to
             Allied Capital Financial Corporation.
 10.29(/1/)  Amended and Restated Credit Agreement dated May 19, 1997 among several lenders,
             NationsBank of Texas, N.A. and Radio One, Inc.
                                                                                   Page
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   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).

 Exhib No.              Description
 ----------             -----------
 10.30(/1/) First Amendment to Credit Agreement dated December 31, 1997 among several lenders, NationsBank of Texas, N.A. and Radio One, Inc.
 10.31(/1/) Amendment to Preferred Stockholders' Agreement dated as of December 31, 1997 among Radio One, Inc., Radio One Licenses, Inc. and the other parties thereto.
 10.32(/1/) Assignment and Assumption Agreement dated October 23, 1997, between Greater
            Philadelphia Venture Capital Corporation, Inc. and Alfred C. Liggins, III.
 10.33(/1/) Agreement dated February 20, 1998 between WUSQ License Limited Partnership and
            Radio One, Inc.
 10.34(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Capital Dimensions Venture Fund Inc.
 10.35(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Fulcrum Venture Capital Corporation.
 10.36(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Syncom Capital Corporation.
 10.37(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alfred C. Liggins, III.
 10.38(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to TSG Ventures L.P.
 10.39(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alliance Enterprise Corporation.
 10.41(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Alta Subordinated Debt Partners III, L.P.
 10.42(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to BancBoston Investments Inc.
 10.43(/4/) Amended and Restated Warrant of Radio One, Inc. dated as of June 30, 1998 issued to Grant M. Wilson.
 10.44(/5/) [Merger Agreement relating to the acquisition of Radio One of Atalanta, Inc.]
 10.45(/5/) Asset Purchase Agreement dated as of November 23, 1998 relating to the acquisition of
            WFUN- FM, licensed to Bethalto, Illinois.
 10.46(/5/) [Asset Purchase Agreement relating to the Acquisition of WENZ-FM and WERE-AM, both licensed to Cleveland, Ohio.]
 10.47(/5/) Asset Purchase Agreement dated as of February 10, 1999 relating to the acquisition of WDYL-FM, licensed to Chester, Virginia.
 10.48(/5/) Asset Purchase Agreement dated as of February 26, 1999 relating to the acquisition of WJKS-FM, licensed to Crewe Virginia, and WSOJ-FM, licensed
            Petersburg, Virginia.
 10.49(/5/) [Asset Purchase Agreement relating to the acquisition of WCDX-FM, licensed to
            Mechanicsville, Virginia, WPLZ-FM, licensed to Petersburg, Virginia, WJRV-FM licensed to Richmond, Virginia, and WGCV-AM licensed to Petersburg, Virginia.]
     12.1   Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 21.1(/6/)  Subsidiaries of Radio One, Inc.
     23.1   Consent of Arthur Andersen, L.L.P.
     23.2   Consent of Mitchell & Titus, L.L.P.
 23.3(/5/)  Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.4(/5/)  Consent of Kirkland & Ellis (included in Exhibit 8.1).
     27.1   Financial Data Schedule (included on pages S1-S3).
     99.1   Form of Letter of Transmittal.
                                                                                  Page
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--------
   (1) Incorporated by reference to Radio One's Annual Report on Form 10-K for the period ended December 31, 1997 (File No. 333-30795; Film No. 98581327).
   (2) Incorporated by reference to Radio One's Current Report on Form 8-K filed July 13, 1998 (File No. 333-30795; Film No. 98665139).
   (3) Incorporated by reference to Radio One's Current Report on Form 8-K filed January 12, 1999 (File No. 333-30795; Film No. 99504706).
   (4) Incorporated by reference to Radio One's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (File No. 333-30795; Film No. 98688998).
   (5) To be filed by Amendment to this Registration Statement on Form S-1.
   (6) Incorporated by reference to Radio One's Registration Statement on Form S-1 (File No. 333-74351; Film No. 99564316).